UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Perspecta Inc.
(Name of Registrant as Specified In Its Charter)

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Perspecta Inc.
14295 Park Meadow Drive
Chantilly, Virginia 20151
April 2, 2021
Dear Stockholders:
You are cordially invited to attend a special meeting (such meeting, including any adjournment or postponement thereof, the “Special Meeting”) of the stockholders of Perspecta Inc., which we refer to as the Company or Perspecta, to be held on May 5, 2021, at 10:00 a.m. Eastern Time. Due to the public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, Perspecta will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/PRSP2021SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
At the Special Meeting you will be asked to approve the adoption of the Agreement and Plan of Merger, dated as of January 27, 2021 (as amended from time to time, the “Merger Agreement”) by and among the Company, Jaguar ParentCo Inc., a Delaware corporation (“Parent”) and Jaguar Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Parent and Merger Sub are subsidiaries of Peraton Intermediate Holding Corp. (“Peraton”), which is beneficially owned by affiliates of The Veritas Capital Fund V, L.P. (“Veritas Fund V”) and The Veritas Capital Fund VII, L.P. (“Veritas Fund VII” and, together with Veritas Fund V, “Veritas” and, together with Peraton, the “Sponsor Entities”).
Your vote is very important. Whether or not you plan to attend the Special Meeting virtually, as promptly as possible please submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card or complete, date, sign and return the enclosed proxy card in the accompanying prepaid reply envelope. TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY. If you attend the Special Meeting and vote in person by virtual ballot, your vote by ballot will revoke any proxy previously submitted.
If the Merger is completed, each outstanding share of Perspecta’s common stock, par value $0.01 per share (a “Share” or, collectively, the “Shares”) outstanding immediately prior to the effective time of the Merger (other than (i) Shares issued and held by the Company or any of the Company’s subsidiaries and (ii) Shares that are owned by Parent, Merger Sub, or any of their respective wholly owned subsidiaries, in each case immediately prior to the effective time of the Merger) will be converted into the right to receive from Parent $29.35 per Share in cash (the “Merger Consideration”), without interest, less any applicable withholding taxes.
The board of directors of the Company (the “Board”), with Mr. Musallam, who is affiliated with Veritas, recused, as more fully described in this proxy statement, evaluated the Merger in consultation with the Company’s management and legal and financial advisors. The Board (with Mr. Musallam, who is affiliated with Veritas, recused) has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company’s stockholders, (ii) approved the Merger Agreement and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted to the holders of Shares for their approval and resolved to recommend that the holders of Shares approve the Merger Agreement and the other transactions contemplated by the Merger Agreement. The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of outstanding Shares entitled to vote at the Special Meeting. The Board (with Mr. Musallam recused) recommends that you vote “FOR” the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
You will also be asked to vote at the Special Meeting on (i) the non-binding proposal regarding certain Merger-related executive compensation arrangements, which requires the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote thereon at the Special Meeting and (ii) one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies, which requires the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present. The Board (with Mr. Musallam recused) recommends that you vote “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate.
Completion of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
The accompanying proxy statement provides you with more detailed information about the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in this proxy statement. You may also obtain additional information about the Company from other documents we have filed with the Securities and Exchange Commission (the “SEC”). In particular, you should read the “Risk Factors” section beginning on page 10 in our annual report on Form 10-K for the fiscal year ended March 31, 2020 and beginning on page 33 in our quarterly report on Form 10-Q for the fiscal quarter ended January 1, 2021, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in this proxy statement, for risks relating to our business and for a discussion of the risks you should consider in evaluating the proposed transaction and how it may affect you.
If you have any questions or need assistance voting your Shares, please call the Company’s proxy solicitor in connection with the Special Meeting:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 687-1871
Banks and Brokers may call collect: (212) 750-5833
Thank you in advance for your cooperation and continued support.
Sincerely,

John M. Curtis
President and Chief Executive Officer, and Chairman of the Board of Directors
The accompanying proxy statement is dated April 2, 2021, and is first being mailed to the Company’s stockholders on or about April 2, 2021.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Perspecta Inc.
14295 Park Meadow Drive
Chantilly, Virginia 20151
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Dear Stockholders:
You are cordially invited to attend a special meeting (such meeting, including any adjournment or postponement thereof, the “Special Meeting”) of the stockholders of Perspecta Inc., which we refer to as the Company or Perspecta, to be held on May 5, 2021, at 10:00 a.m. Eastern Time. Due to the public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, Perspecta will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/PRSP2021SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2021, as amended from time to time, which we refer to as the Merger Agreement, by and among (i) the Company, (ii) Jaguar ParentCo Inc., which we refer to as Parent, and (iii) Jaguar Merger Sub Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, pursuant to which Merger Sub will merge with and into the Company, which we refer to as the Merger, with the Company surviving the Merger, which we refer to as the Merger Agreement Proposal. Parent and Merger Sub are beneficially owned by affiliates of The Veritas Capital Fund V, L.P. and The Veritas Capital Fund VII, L.P., which we refer to as Veritas. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.
To approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which we refer to as the Golden Parachute Proposal.

3.
To consider and vote on one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, which we refer to as the Adjournment Proposal.

4.
To transact any other business that may properly come before the Special Meeting, or any adjournment or postponement of the Special Meeting, by or at the direction of the Company’s board of directors, which we refer to as the Board.

These items of business are more fully described in the proxy statement accompanying this notice.
The approval of the Merger Agreement Proposal by the affirmative vote of the holders of a majority of outstanding Shares entitled to vote at the Special Meeting is required to complete the Merger described in the accompanying proxy statement.
The record date for the Special Meeting is March 18, 2021. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf. Such proxy need not be a stockholder of the Company.
Your vote is very important. To ensure your representation at the Special Meeting, please submit your proxy by telephone or through the Internet by following the instructions on the enclosed proxy card or complete, date, sign and return the enclosed proxy card in the postage-paid envelope provided. TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS

DISRUPTION DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY. Please vote promptly regardless of whether you expect to attend the Special Meeting virtually. Submitting a proxy now will not prevent you from being able to vote in person by virtual ballot at the Special Meeting. The Board (with Mr. Musallam, who is affiliated with Veritas, recused) has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Golden Parachute Proposal and “FOR” the Adjournment Proposal.
Submitting your proxy over the Internet or by telephone is fast and convenient, and your proxy is immediately confirmed and tabulated. Using the Internet or telephone helps save the Company money by reducing postage and proxy tabulation costs.
By Order of the Board of Directors,

James L. Gallagher
Senior Vice President, General Counsel and Secretary
Chantilly, Virginia
Dated: April 2, 2021

i

ii

SUMMARY TERM SHEET
The following summary term sheet highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.” In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of January 27, 2021, by and among Perspecta Inc., Jaguar ParentCo Inc. and Jaguar Merger Sub Inc., as it may be amended from time to time, as the Merger Agreement, and the merger of Jaguar Merger Sub Inc. with and into Perspecta Inc. pursuant to the Merger Agreement as the Merger. We refer to the Securities Act of 1933, as amended, as the Securities Act. In addition, we refer to (i) Jaguar ParentCo Inc. as Parent, (ii) Jaguar Merger Sub Inc. as Merger Sub, (iii) Peraton Holding Corp., Peraton Corp. and Peraton Inc., collectively, as Peraton, (iv) The Veritas Capital Fund V, L.P. and The Veritas Capital Fund VII, L.P., collectively, as Veritas, (v) Peraton and Veritas, collectively, as the Sponsor Entities, and (vi) Perspecta Inc. as the Company, Perspecta, us, our or we. We refer to the Company’s common stock, par value $0.01, each as a Share and collectively as the Shares, the special meeting of the stockholders of the Company to be held on May 5, 2021, at 10:00 a.m. Eastern Time virtually via the Internet at www.virtualshareholdermeeting.com/PRSP2021SM including any adjournment or postponement thereof, as the Special Meeting, and March 18, 2021, the record date for the Special Meeting, as the Record Date. As of the date of the filing of this proxy statement, none of Parent, Merger Sub or any of their respective affiliates (as defined under Rule 405 of the Securities Act) own any Shares except that the Sponsor Entities beneficially own 23,273,341 Shares.
If the Merger is completed, each Share outstanding immediately prior to the effective time of the Merger (other than (i) the Shares owned by the Company or any of the Company subsidiaries and (ii) the Shares owned by Parent, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive $29.35 per Share in cash, which we refer to as the Merger Consideration, without interest, less any applicable withholding taxes.
Special Factors (page 13)
•	Background of the Merger. A description of the background of the Merger, including our discussions with Veritas, is included in “Special Factors — Background of the Merger.”
•
Recommendation of the Board; Fairness of the Merger. The Board, pursuant to resolutions adopted (with Mr. Musallam, who is affiliated with Veritas, recused) at a meeting of the Board held on January 26, 2021, has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company’s stockholders, (ii) approved the Merger Agreement and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted to the holders of Shares for their approval and resolved to recommend that the holders of Shares approve the Merger Agreement and the other transactions contemplated by the Merger Agreement. In evaluating the Merger, the Board consulted with the Company’s management and legal and financial advisors and considered various material factors. For a description of the material factors considered by the Board in deciding to recommend approval of the proposal to adopt the Merger Agreement, see “Special Factors — Recommendation of the Board; Fairness of the Merger.”

•
Position of the Sponsor Entities as to the Fairness of the Merger. Under the SEC rules governing “going private” transactions, the Sponsor Entities are affiliates of the Company and engaged in a “going private” transaction and, therefore, are required to express its beliefs as to the fairness of the Merger to the Company’s unaffiliated security holders. For a description of the Sponsor Entities’ beliefs as to the fairness of the Merger to the Company’s unaffiliated security holders, see “Special Factors—Position of the Sponsor Entities as to the Fairness of the Merger.”

•
Opinion of Goldman Sachs. Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of January 27, 2021 and based upon and subject to the factors and assumptions set forth therein, the $29.35 in cash per share of the Company’s common stock to be paid to the holders (other than Parent, Veritas Capital Fund Management L.L.C., an affiliate of a significant shareholder of the Company and an affiliate of Parent (“Veritas Capital”) and their respective affiliates) of shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated January 27,

2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of the Company’s common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of $28 million, $3 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. Goldman Sachs may receive an additional fee of up to $2 million at the Company’s discretion. For additional information, see the section entitled “Special Factors — Opinions of Perspecta’s Financial Advisors — Opinion of Goldman Sachs & Co. LLC”.
•
Opinion of Stone Key. In connection with the Merger and pursuant to an engagement letter dated January 25, 2021, Perspecta retained Stone Key Partners LLC (“Stone Key”) to act as its financial advisor with respect to any transaction or series of related transactions whereby, directly or indirectly, all or a majority of the equity interests or assets of Perspecta are transferred. In selecting Stone Key, the Board considered, among other things, the fact that Stone Key is an internationally recognized investment banking firm with substantial experience advising companies in the government technology services industry as well as substantial experience providing strategic advisory services. Stone Key, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, valuations and general corporate advisory services. At the January 26, 2021 meeting of the Board, Stone Key delivered its oral opinion, which was subsequently confirmed in writing, that, as of January 26, 2021, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of the outstanding shares of Perspecta common stock, excluding Parent, Merger Sub and their respective affiliates. The full text of Stone Key’s written opinion is attached as Annex C to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Stone Key. The Stone Key opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Stone Key as of the date of the Stone Key opinion. Stone Key has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of the opinion. For a further discussion of Stone Key’s opinion, see “Special Factors — Opinions of Perspecta’s Financial Advisors — Opinion of Stone Key”.

•
Purpose and Reasons of the Company for the Merger. The Company’s purpose for engaging in the Merger is to enable its stockholders to receive the Merger Consideration, which represents a premium of  (i) 49.7% over the closing price of the Shares on November 6, 2020, the last trading day before the first public reports of a potential strategic process for the Company, and (ii) 11.8% over the closing price of the Shares on January 26, 2021, the last trading day before the announcement of the Merger.

•
Purpose and Reasons of the Sponsor Entities for the Merger. Under the SEC rules governing “going private” transactions, the Sponsor Entities are affiliates of the Company and engaged in a “going private” transaction and, therefore, are required to express its purposes and reasons for the Transactions to the Company’s unaffiliated security holders. For a description of the Sponsor Entities’ purposes and reasons for the Transactions to the Company’s unaffiliated security holders, see “Special Factors—Purpose and Reasons of the Sponsor Entities for the Merger.”

•
Certain Effects of the Merger. At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) the Shares owned by the Company or any of the Company subsidiaries and (ii) the Shares owned by Parent, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive the Merger Consideration, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Merger Agreement, whereupon all such Shares will cease to be outstanding and will be automatically canceled and extinguished and cease to exist, and the holders of such Shares will cease to have any rights with respect thereto, other than the right to receive the Merger Consideration. For a further discussion of the effects of the Merger, see “Special Factors — Certain Effects of the Merger.”
•	Treatment of Stock Options and Other Equity-Based Awards. Upon completion of the Merger:
All outstanding stock options will be cancelled in exchange for a cash payment equal to the product of (i) the number of Shares subject to the stock option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of the stock option, which will be paid as promptly as practicable following the effective time of the Merger. If the exercise price per Share of any stock option is equal to or greater than the Merger Consideration, such stock option will be cancelled without any payment.
Outstanding restricted stock units (including all time-based restricted stock units (“Company RSUs”) and all restricted stock units whose vesting is conditioned on achievement of performance goals (“Company PSUs”)) will become full vested (at the greater of the “target” level and actual performance based on the actual performance through the effective time for Company PSUs) and cancelled in exchange for a lump-sum cash payment equal to the product of  (i) the Merger Consideration multiplied by (ii) the number of Shares underlying the restricted stock units, and the value of any accumulated dividend equivalents, which will be paid as promptly as practicable following the effective time of the Merger.
Outstanding restricted stock units held by a member of the Board (each, a “Director RSU”) will be converted into a cash payment equal to the product of  (i) the Merger Consideration multiplied by (ii) the number of Shares represented by the Director RSUs, with such amount payable as promptly as practicable following the effective time of the Merger. For a further discussion, see “Special Factors — Certain Effects of the Merger — Treatment of Stock Options and Other Equity-Based Awards.”
•
Interests of Executive Officers and Directors of the Company in the Merger. In considering the recommendations of the Board (with Mr. Musallam recused) with respect to the Merger, the Company’s stockholders should be aware that the executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendations. These interests include the following:

•	the accelerated vesting and payment of awards of Company RSUs, Company PSUs and the Company’s Director RSUs;
•	certain severance and other separation benefits that may be payable following termination of employment after the effective time of the Merger under the Company’s severance plan; and
•	the provision of indemnification and insurance arrangements pursuant to the Merger Agreement.
These interests are discussed in more detail under “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
•
Intent to Vote in Favor of the Merger. Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the Shares owned directly by them in favor of the adoption of the Merger Agreement and each of the other proposals. As of March 18, 2021, the Record Date for the Special Meeting, our directors and executive officers directly owned, in the aggregate, 23,568,558 Shares entitled to vote at the Special Meeting, or collectively approximately 14.62% of the outstanding Shares entitled to vote at the Special Meeting.

•
Material U.S. Federal Income Tax Consequences of the Merger. The exchange of the Shares for cash in the Merger will be a taxable transaction to U.S. Holders (as defined below in “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received by such holder in the Merger and the adjusted tax basis in the Shares surrendered in exchange therefor. Stockholders should consult their own tax advisors to determine the particular tax consequences to them (including the application of any U.S. federal non-income, state, local and non-U.S. tax laws) of the Merger. Stockholders should read “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”
•
Financing of the Merger. The Merger is not subject to any financing condition. Parent estimates that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $7,267 million. Parent expects this amount to be funded through a combination of the following:

•	up to approximately $4,825 million from the new secured credit facilities described under “Special Factors — Financing of the Merger,” and
•	up to approximately $2,470 million from equity investments by Veritas Fund VII described under “Special Factors — Financing of the Merger.”
•
Limited Guarantee. Concurrently with the execution of the Merger Agreement, Parent has delivered to the Company a limited guarantee, dated as of the date of January 27, 2021 (the “Limited Guarantee”), entered into by Veritas Fund VII (for purposes of the Limited Guarantee, the “Guarantor”) in favor of the Company. Pursuant to the terms of the Limited Guarantee and subject to the terms and conditions set forth therein, the Guarantor has agreed to guarantee Parent’s and Merger Sub’s obligations under the Merger Agreement, capped at $252,534,936, with respect to payment of the Parent Termination Fee (as defined in the Merger Agreement) and certain reimbursement obligations of Parent.

•
Regulatory Approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which we refer to collectively as the HSR Act, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and all statutory waiting period requirements have been satisfied. Expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act is a condition to completion of the Merger.

•
Litigation Relating to the Merger. Two complaints have been filed against Perspecta seeking to enjoin and recover damages from the Merger. The first, Wilson v. Perspecta Inc. et al., Case No. A-21-830758-B, was filed against Perspecta, the members of the Board and Veritas Capital Fund Management in the Nevada Eighth Judicial District Court in Clark County on March 9, 2021. The purported shareholder class action complaint alleges that Veritas Capital, which the complaint alleges is a controlling shareholder, and the Board breached their fiduciary duties in connection with the proposed Merger by agreeing to inadequate consideration for the proposed Merger, by engaging in a conflicted Merger process, and by disseminating a materially incomplete and misleading proxy statement in connection with the proposed Merger. The second, Waterman v. Perspecta Inc. et al., Case No. 651721/2021, was filed against Perspecta and members of the Board, in the New York Supreme Court in New York County on March 15, 2021. The complaint alleges that the Board breached its fiduciary duties to shareholders by disseminating a materially incomplete and misleading proxy statement in connection with the proposed Merger, and that Perspecta aided and abetted such breach. Both complaints seek, among other things, an order enjoining Perspecta from holding the stockholder meeting to vote on the proposed Merger and taking any steps to consummate the proposed Merger or, in the event the proposed Merger is consummated, an order rescinding, to the extent already implemented, the Merger or any terms thereof, or granting rescissory damages, and to recover an unspecified amount of damages resulting from the alleged violations of fiduciary duties. It is possible additional lawsuits may be filed between the date of this proxy statement and consummation of the Merger.

The Merger Agreement (page 59)
•
A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is included in “The Merger Agreement.”

•
Effective Time of the Merger; Closing. We are working to complete the Merger as promptly as practicable. Assuming timely satisfaction of necessary closing conditions set forth in the Merger Agreement, we anticipate that the Merger will be completed in the first half of 2021. If our stockholders vote to adopt the Merger Agreement, the Merger will become effective as promptly as practicable following the satisfaction or written waiver of the other conditions to the Merger, including the receipt of all required regulatory approvals and consents. The Company, however, cannot assure completion of the Merger by any particular date, if at all.
•
Conditions to the Completion of the Merger. The closing of the Merger depends on a number of conditions being satisfied or waived. These conditions, which are described more fully in “The Merger Agreement — Conditions to the Completion of the Merger,” include:

•	the adoption of the Merger Agreement by the Company’s stockholders;
•	the receipt of specified regulatory approvals, or expiration or termination of the applicable waiting period, under the HSR Act;
•	the absence of any order or action restraining, enjoining or prohibiting the consummation of the transactions or otherwise making such consummation illegal or prohibited;
•	the accuracy of each party’s representations and warranties in the Merger Agreement (subject to materiality qualifiers);
•	the performance in all material respects by each party of all obligations required to be performed by it under the Merger Agreement;
•	the delivery of an officers’ certificate by each party with respect to representation and warranties and performance of obligations under the Merger Agreement; and
•	no Company Material Adverse Effect (as defined under the Merger Agreement) having occurred.
•
Solicitation of Company Acquisition Proposals. Pursuant to the Merger Agreement, the Company was required to cease all existing discussions or negotiations with any person with respect to a Company Acquisition Proposal (as defined below in “The Merger Agreement – No Solicitation by the Company”) as of January 27, 2021. The Company has agreed that, during the term of the Merger Agreement and subject to certain exceptions, it will not, and will cause its subsidiaries and its and their respective directors, officers and employees holding the position of vice president or more senior position not to, and will use reasonable best efforts to cause its and their respective other employees and their other representatives not to, solicit any Company Acquisition Proposal.

If the Company receives a bona fide Company Acquisition Proposal after January 27, 2021 and prior to obtaining stockholder approval of the Merger Agreement Proposal (which Company Acquisition Proposal did not result from a breach of the Company’s non-solicitation obligation under the Merger Agreement), the Company will be permitted to engage in discussions and negotiations regarding such Company Acquisition Proposal if the Board determines in good faith (after consultation with the Company’s financial advisors and outside counsel) that such Company Acquisition Proposal could reasonably be expected to lead to a Company Superior Proposal.
The Board is prohibited from taking certain actions enumerated in the Merger Agreement that would amount to a Company Change in Recommendation (as defined in the Merger Agreement) unless, prior to obtaining stockholder approval of the Merger Agreement, (i) the Board determines in good faith, after consultation with outside legal counsel, that the failure to make such change would reasonably be expected to be inconsistent with the Board’s fiduciary duties, (ii) the Company has provided Parent with prior written notice before making any Company Change in Recommendation and, if requested by Parent in good faith, the Company has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to clause (ii), if any, after consultation with its financial advisors and outside counsel, the Board has determined in good faith that failure to make the Company Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties.
•
Termination. The Merger Agreement contains certain termination rights, including the right of (i) the Company to terminate the Merger Agreement to accept a Company Superior Proposal (as defined under the Merger Agreement) and, subject to specified limitations, or (ii) the Company or Parent to terminate the Merger Agreement upon a Company Change in Recommendation (as defined under the Merger

Agreement) and provides that, upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company will be required to pay Parent a termination fee of approximately $97 million. Upon termination of the Merger Agreement by the Company or Parent under specified conditions, Parent will be required to pay the Company a termination fee of approximately $243 million. In addition, subject to specified exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by July 27, 2021. We refer to July 27, 2021 as the Outside Date. See “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees.”
Parties to the Merger (page 86)
•
Perspecta Inc. (the “Company”) is a Nevada corporation, whose business was formed as a result of the consummation on May 31, 2018 of the spin-off of DXC Technology Company’s (“DXC”) U.S. public sector business (the “Spin-Off”) and mergers with Vencore Holding Corp. and KGS Holding Corp. The Company is a leading provider of end-to-end enterprise information technology, mission, and operations-related services across U.S. federal government as well as to certain state and local government agencies. Our principal executive office is located at 14295 Park Meadow Drive, Chantilly, Virginia 20151, and the telephone number of our principal executive office is (571) 313-6000.

•
Jaguar ParentCo Inc. (“Parent”) is a Delaware corporation. Parent was formed on January 22, 2021, solely for the purpose of completing the proposed Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. Parent is a direct, wholly-owned subsidiary of Peraton Intermediate Holding Corp. and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.

•
Jaguar Merger Sub Inc. (“Merger Sub”) is a Nevada corporation. Merger Sub was formed on January 22, 2021, solely for the purpose of completing the proposed Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. Merger Sub is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.

Other Important Information Regarding the Company (page 95)
•
Market Price of Common Stock and Dividends. The Shares are listed for trading on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “PRSP.” We have historically declared and paid quarterly cash dividends on the Shares and the Merger Agreement permits us to continue to pay our regular quarterly dividend on the Shares consistent with past practice without the prior written consent of Parent. The closing price of the Shares on January 26, 2021, the last trading day before the first public reports of a potential sale of the Company, was $26.25 per Share.

On March 31, 2021, the most recent practicable date before this proxy statement was distributed to our stockholders, the closing price for the Shares on the NYSE was $29.05 per Share. You are encouraged to obtain current market quotations for the Shares in connection with voting your Shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully. See “Where You Can Find More Information.”
Q.	Why am I receiving this document?
A.
On January 27, 2021, the Company entered into the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving the Merger. Parent and Merger Sub are beneficially owned by affiliates of Veritas. A copy of the Merger Agreement is attached to this proxy statement as Annex A. Pursuant to resolutions adopted at a meeting of the Board held on January 26, 2021, the Board (with Mr. Ramzi Musallam recused) has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company’s stockholders, (ii) approved the Merger Agreement and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted to the holders of Shares for their approval and resolved to recommend that the holders of Shares approve the Merger Agreement and the other transactions contemplated by the Merger Agreement. In evaluating the Merger, the Board (with Mr. Ramzi Musallam recused) consulted with the Company’s management and legal and financial advisors and considered a number of factors.

The Company is soliciting proxies for the Special Meeting. You are receiving this proxy statement because you own Shares. This proxy statement contains important information about the proposed transaction and the Special Meeting, and you should read it carefully. The enclosed proxy card allows you to vote your Shares without attending the Special Meeting in person.
The Company is holding the Special Meeting so that our stockholders may vote with respect to the adoption of the Merger Agreement, the non-binding proposal regarding certain Merger-related executive compensation arrangements, and the proposal to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies.
Your vote is extremely important, and we encourage you to submit your proxy as soon as possible. For more information on how to vote your Shares, please see the section of this proxy statement entitled “The Special Meeting.”
Q.	What is the proposed transaction and what effects will it have on the Company?
A.
The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Merger Agreement. If the Merger Agreement is adopted by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company and the Company will continue as the surviving corporation. As a result of the Merger, the Company will no longer be a publicly held corporation. In addition, following the consummation of the Merger, the registration of the Shares and the Company’s reporting obligation under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the Shares will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC, and the Shares will no longer be listed on any exchange or quotation system, including the NYSE, and price quotations will no longer be available. Following the consummation of the Merger, your Shares will represent only the right to receive the Merger Consideration, and you will no longer have any interest in our future earnings, growth, or value.

Q.	What happens if the Merger is not completed?
A.
If the proposal to adopt the Merger Agreement is not approved by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their Shares in connection with the Merger. Instead, the Company will remain a public company and our Shares will continue to be listed and traded on the NYSE, so long as the Company continues to meet the applicable listing requirements.

Q.	When and where is the Special Meeting?
A.
The Special Meeting of stockholders of the Company will be held on May 5, 2021, at 10:00 a.m. Eastern Time. Due to the public health impact of COVID-19 and to support the well-being of our employees and stockholders, Perspecta will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/PRSP2021SM (the “virtual meeting website”). You will not be able to attend the Special Meeting physically in person.

Q.	Who can vote at the Special Meeting?
A.
Stockholders of record as of the close of business on March 18, 2021, the Record Date for the Special Meeting, are entitled to receive notice of and to attend and vote at, the Special Meeting, or any adjournment or postponement thereof, via the Internet at the virtual meeting website. Each record holder of the Shares as of the Record Date is entitled to cast one vote on each matter properly brought before the Special Meeting for each Share that such holder owns of record as of the Record Date. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction form. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person virtually at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q.	What is the difference between being a “stockholder of record” and a “beneficial owner” of shares held in “street name”?
A.
If your Shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those Shares, the “stockholder of record.” In that case, this proxy statement and your proxy card have been sent directly to you by the Company.

If your Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of the Shares held in “street name.” In that case, this proxy statement has been forwarded to you by or on behalf of your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee as to how to vote your Shares by following the instructions on the enclosed voting instruction form.
Q.	What am I being asked to vote on at the Special Meeting?
A.	You are being asked to consider and vote on the following:
•	A proposal to adopt the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, which we refer to as the Merger Agreement Proposal;
•
A non-binding proposal regarding certain Merger-related executive compensation arrangements, as disclosed in the “Potential Change-in-Control Payments to Named Executive Officers” table contained in the section captioned “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Golden Parachute Compensation,” which we refer to as the Golden Parachute Proposal; and

•
One or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, which we refer to as the Adjournment Proposal.

Q.	What is a quorum?
A.
The representation of the holders of a majority of the Shares outstanding and entitled to vote, present in person or by proxy, at the Special Meeting will constitute a quorum for the purposes of the Special Meeting.

Q.	What vote is required for the Company’s stockholders to approve the Merger Agreement Proposal?
A.
The approval of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of a majority of outstanding Shares entitled to vote at the Special Meeting. As of the date of the filing of this proxy statement, none of Parent, Merger Sub or any of their respective affiliates (as defined under Rule 405 of the Securities Act) own any Shares except that the Sponsor Entities beneficially own 23,273,341 Shares.
As of March 18, 2021, which is the Record Date, there were 161,226,571 Shares outstanding.
Q.	What vote is required for the Company’s stockholders to approve the Golden Parachute Proposal?
A.
Approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote thereon at the Special Meeting.

Q.	What vote is required for the Company’s stockholders to approve the Adjournment Proposal?
A.
Approval of one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies requires the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present.

Q.	How are the votes counted?
A.
For each of the Merger Agreement Proposal, the Golden Parachute Proposal and the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will have the same effect as an “AGAINST” vote for these proposals and will count for purposes of determining if a quorum is present at the Special Meeting.

Q.	How does the Board recommend that I vote?
A.	The Board (with Mr. Musallam recused) recommends that you vote
•	“FOR” the Merger Agreement Proposal,
•	“FOR” the Golden Parachute Proposal, and
•	“FOR” the Adjournment Proposal.
You should read “Special Factors — Recommendation of the Board; Fairness of the Merger” for a discussion of the factors that the Board (with Mr. Musallam recused) considered in deciding to recommend the approval of the Merger Agreement. See also “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
Q.	How do I vote?
A.	If you are a stockholder of record as of the Record Date, you may vote your Shares on matters presented at the Special Meeting in any of the following ways:
•
in person virtually — you may attend the Special Meeting and cast your vote via the Internet by using the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials;

•
over the Internet by following the instructions provided in the notice of the Special Meeting, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card;

•
by using the toll-free telephone number by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card; or

•
if you elected to receive printed proxy materials by mail, by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided; please allow sufficient time for mailing if you decide to vote by mail.

TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY.
If you are a beneficial owner of the Shares as of the Record Date, please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person by virtual ballot at the Special Meeting, you must have a “legal proxy” from your bank, broker or other nominee.
The control number located on your proxy card is designed to verify your identity and allow you to vote your Shares, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.
Q.	What is a proxy?
A.
A proxy is your legal designation of another person to vote your Shares. This written document describing the matters to be considered and voted on at the Special Meeting is called a proxy statement. The document used to designate a proxy to vote your Shares is called a proxy card.

Q.	If I am a stockholder of record, what happens if I do not vote or submit a proxy card?
A.	If you fail to vote, either in person or by proxy, your Shares will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
Additionally, your failure to vote will (i) have the effect of counting “AGAINST” the Merger Agreement Proposal with respect to the approval threshold requiring the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting, and (ii) have no effect on the Golden Parachute Proposal or the Adjournment Proposal.
Q.	If my Shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my Shares for me?
A.
Your bank, broker or other nominee will only be permitted to vote your Shares if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your Shares. Under NYSE rules, absent your instructions, a bank, broker or other nominee does not have discretionary authority to vote on “non-routine” matters and all of the matters to be considered at the Special Meeting are, under the NYSE rules, “non-routine.”

If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your Shares will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting. In this scenario, a “broker non-vote” will occur with respect to each proposal for which you did not provide voting instructions to your bank, broker or other nominee.
A failure to provide instructions with respect to any of the proposals and a broker non-vote will have (i) the effect of an “AGAINST” vote on the Merger Agreement Proposal with respect to the approval threshold requiring the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting, and (ii) no effect on the Golden Parachute Proposal or the Adjournment Proposal.
Q.	If a stockholder gives a proxy, how are the Shares voted?
A.
Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card will vote your Shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Shares should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign and date your proxy card but do not mark the boxes indicating how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Golden Parachute Proposal and “FOR” the Adjournment Proposal.

Q.	Can I change or revoke my vote?
A.
Yes. You have the right to revoke a proxy, including any proxy you may have given whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by (1) submitting another proxy at a later date through any of the methods available to you, (2) giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the Special Meeting begins, or (3) attending the Special Meeting via the Internet at the virtual meeting website and completing a virtual ballot. If your Shares are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on changing or revoking your proxy.

Only your last submitted proxy will be considered. Please cast your vote “FOR” each of the proposals listed in this proxy statement, following the instructions provided, as promptly as possible.
Q.	What do I do if I receive more than one proxy or set of voting instructions?
A.
If you hold the Shares in “street name,” or through more than one bank, broker or other nominee, and also directly as a record holder or otherwise, you may receive more than one proxy or set of voting instructions relating to the Special Meeting. These should each be executed and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your Shares are voted.

Q.	What happens if I sell my Shares before the Special Meeting?
A.
The Record Date for stockholders entitled to vote at the Special Meeting is prior to both the date of the Special Meeting and the consummation of the Merger. If you transfer your Shares before the Record Date, you will not be entitled to vote at the Special Meeting and will not be entitled to receive the Merger Consideration. If you transfer your Shares after the Record Date but before the Special Meeting you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your Shares. Unless special arrangements are made, the person to whom you transfer your Shares after the Record Date will not have a right to vote those Shares at the Special Meeting.

Q.	Who will solicit and pay the cost of soliciting proxies?
A.
The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Innisfree a fee of $25,000, and to reimburse Innisfree for reasonable out-of-pocket expenses. The Company will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of the Shares for their expenses in forwarding soliciting materials to beneficial owners of our Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, by email, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?
A.
Even if you plan to attend the Special Meeting in person virtually, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your Shares are represented at the Special Meeting. If you hold your Shares in your own name as the stockholder of record, please submit your proxy for your Shares by using the telephone number printed on your proxy card or by following the Internet proxy instructions printed on your proxy card or by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY. If you decide to attend the Special Meeting and vote in person by virtual ballot, your vote by ballot at the Special Meeting will revoke any proxy previously submitted. If you are a beneficial owner of the Shares, please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you.

Q.	What is householding and how does it affect me?
A.
The SEC rules permit companies and intermediaries such as banks and brokers to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement. This process is commonly referred to as “householding” and can result in significant cost savings for the Company. To take advantage of this opportunity, Perspecta, and banks and brokers that hold your shares, have delivered only one proxy statement to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. See “Where You Can Find More Information.”

Q.	Am I entitled to exercise dissenter’s rights under the NRS instead of receiving the Merger Consideration for my Shares?
A.
Pursuant to Section 92A.390 of the Nevada Revised Statutes (the “NRS”), no holder of any Shares will have or be entitled to assert dissenter’s rights or any rights of appraisal as a result of or in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q.	Who can help answer my other questions?
A.
If you have additional questions about the Merger, need assistance in submitting your proxy or voting your Shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 687-1871
Banks and Brokers may call collect: (212) 750-5833

SPECIAL FACTORS
This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.
We are asking our stockholders to vote on the adoption of the Merger Agreement. If the Merger is completed, the holders of Shares (other than (i) Shares issued and held by the Company or any of the Company’s subsidiaries and (ii) Shares that are owned by Parent, Merger Sub, or any of their respective wholly owned subsidiaries, in each case immediately prior to the effective time of the Merger) will have the right to receive the Merger Consideration, without interest, less any applicable withholding taxes.
Background of the Merger
The Board, together with Perspecta’s management and with the assistance of Perspecta’s advisors, has periodically reviewed and assessed Perspecta’s operations, financial performance and competitive position in the context of Perspecta’s long-term strategic goals and plans. The Board regularly reviews potential opportunities to enhance stockholder value and engages in discussions as to whether the continued execution of Perspecta’s strategy as a stand-alone company or the possible sale of Perspecta to, or combination of Perspecta with, a third party offered the best avenue to enhance stockholder value, and the potential benefits and risks of any such transaction.
On June 11, 2020, JANA Partners, LLC (“JANA”) filed a Schedule 13D with the SEC disclosing that it had acquired approximately 5.9% of Perspecta’s outstanding common stock, and that JANA intended, among other possible actions, to engage in active discussions with the Board and Perspecta’s management regarding items highlighted in their Schedule 13D. Previously, on March 18, 2020, representatives of JANA initiated a discussion with John M. Curtis and J. Michael Lawrie, then Chairman of Perspecta, regarding JANA’s investment in Perspecta. Representatives of JANA and Perspecta held a further discussion on March 23, 2020.
On June 13, 2020, the Chief Executive Officer of a private equity firm (referred to as “PE Firm A”) contacted Philip Nolan, Perspecta’s lead independent director, to inquire about a potential transaction between a portfolio company of PE Firm A and Perspecta.
On June 15, 2020, the Board met telephonically to discuss JANA’s investment and views, and Perspecta’s potential responses.
On June 19, 2020, a representative of a private equity firm (referred to as “PE Firm B”) contacted Mr. Curtis to inquire about a potential acquisition of Perspecta by PE Firm B or a portfolio company of PE Firm B.
On June 24, 2020, the Board met telephonically, with all but one of the members of the Board in attendance, to further discuss the views of JANA and to consider the discussions with PE Firm A and PE Firm B. Following the discussion, the independent members of the Board met in executive session. Later that day, Mr. Curtis informed a representative of PE Firm B that the Board was informed of PE Firm B’s indication of interest, and that, should PE Firm B desire to continue discussions following their review of publicly available information, he would continue to keep the Board informed.
On July 13, 2020, the Board met telephonically, with all members of the Board in attendance and members of Perspecta’s senior management and representatives of outside legal counsel also participating. A representative of Perspecta’s outside legal counsel reviewed with the Board its fiduciary duties in considering unsolicited proposals for a possible acquisition or merger, appropriate approaches to identify and manage a potential conflict of interest for a director, as well as specific considerations when a director is affiliated with a large stockholder. The Board also further considered Perspecta’s potential responses to JANA. The independent members of the Board then met in executive session.
On July 16, 2020, Mr. Curtis and other members of Perspecta’s senior management met with senior representatives of JANA. At that meeting, the JANA representatives presented their perspectives on the operations of Perspecta and possible ways to maximize shareholder value, including considering a potential sale or other transformative transaction.

Later on July 16, 2020, the Board held a special meeting, attended by all of the members of the Board, with members of Perspecta’s senior management participating, to discuss the meeting with representatives of JANA that occurred earlier that day. Following the discussion, the independent members of the Board met in executive session.
The July 16, 2020 meeting was the last meeting of the Board or of any committee of the Board attended by Mr. Musallam.
On July 21, 2020, Mr. Musallam, a member of the Board and the Chief Executive Officer of Veritas Capital, contacted Mr. Nolan regarding Perspecta’s willingness to engage in a discussion regarding potentially providing Veritas Capital and its affiliates with a waiver of certain of the standstill obligations (the “Standstill Obligations”) under the Letter Agreement (the “Side Letter Agreement”), dated as of October 11, 2017 by and among Perspecta, Veritas Capital, The SI LLC and KGS LLC, which had been entered into in connection with the Perspecta Transactions pursuant to which shares of common stock of Perspecta were issued to affiliates of Veritas Capital as partial consideration in respect of Perspecta’s acquisition of Vencore Holding Corp. and KGS Holding Corp. Mr. Nolan said he would consult with the Board and respond in due course.
On August 5, 2020, the Board held a regularly scheduled meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management and representatives of Stone Key and Perspecta’s outside legal counsel also participating. During the course of the meeting the Board, with the assistance of advisors, reviewed Perspecta’s strategic plans and potential strategic transactions, including smaller acquisitions as well as a potential sale of the company or business combination. The Board also discussed Mr. Musallam’s inquiry regarding engaging in a discussion regarding a potential waiver of certain of the Standstill Obligations. The Board determined that it was premature to consider such a waiver at that time, as the Board had not determined what, if any, strategic alternatives or transactions it might consider. The independent members of the Board then met in executive session.
Also on August 5, 2020, Mr. Lawrie’s term as a member of the Board expired, at which time Mr. Curtis’s appointment as Chairman of the Board became effective.
On August 13, 2020, a representative of a U.S. government contracting company (referred to as “Company A”) contacted Mr. Curtis to discuss Company A’s interest in pursuing a potential business combination with Perspecta. The representative of Company A informed Mr. Curtis that Company A intended to make an unsolicited proposal to acquire Perspecta.
On August 17, 2020, the Board held a regularly scheduled meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management and representatives of Perspecta’s outside legal counsel also participating. Mr. Curtis informed the Board of the inbound indication of interest from Company A. The Board instructed Mr. Curtis to work with Goldman Sachs and Stone Key to contact certain other U.S. government contracting companies and private equity firms to assess their degree of interest in the opportunity to evaluate a potential strategic transaction with Perspecta given the potential that a U.S. government contracting company would be making an unsolicited proposal.
On August 19, 2020, Mr. Curtis and other members of Perspecta’s senior management met with senior representatives of JANA to discuss Perspecta’s financial results for the most recently ended quarter and JANA’s view that a sale of Perspecta would be the best approach to maximize stockholder value.
On August 24, 2020, Perspecta engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) in connection with a potential transaction and stockholder activism.
On August 26, 2020, Mr. Curtis held separate telephone calls with the Chief Executive Officers of two other U.S. government contracting companies (referred to as “Company B” and “Company C”, respectively) and explained Perspecta had received an indication of interest from another U.S. government contracting company and was expecting that company to submit a proposal regarding a potential strategic transaction. Mr. Curtis explained that Perspecta was confident in its strategy as a stand-alone company but wanted to give Company B or Company C, as appropriate, the opportunity to evaluate a potential strategic transaction with Perspecta given the potential that another U.S. government contracting company would be making an unsolicited proposal.
On August 28, 2020, Mr. Nolan, based on the Board’s discussion and consultation with outside legal counsel at the August 5, 2020 meeting, contacted Mr. Musallam to discuss Mr. Musallam’s prior request to consider granting Veritas Capital a waiver of certain of the Standstill Obligations. Mr. Nolan conveyed that the Board had considered Mr. Musallam’s request, and determined it was not in the best interest of Perspecta stockholders to grant a waiver at that time. Additionally, Mr. Nolan stated the Board and management would continue to exclude Mr. Musallam from discussions regarding the valuation of Perspecta and potential strategic transactions.
On August 29, 2020, at the request of Perspecta senior management, a representative of Stone Key contacted the Chief Executive Officer of an additional U.S. government contracting company (referred to as “Company D”) to convey the same information as conveyed to Company B and Company C.
On September 2, 2020, the Chief Executive Officer of Company A contacted Mr. Curtis by telephone and informed Mr. Curtis that the board of directors of Company A supported discussions regarding a potential strategic transaction between Perspecta and Company A and that Company A would be submitting a written proposal for such a transaction on September 8 or 9, 2020.
Prior to September 9, 2020, Company D and Company C each informed Perspecta that their respective companies would not be pursuing a strategic transaction with Perspecta at such time.
On September 9, 2020, the Chief Executive Officer of Company A contacted Mr. Curtis by telephone to express Company A’s interest in Company A’s acquisition of all of the outstanding Shares. The Chief Executive Officer of Company A indicated that Company A was proposing a face valuation range of $23.00 to $25.00 per Share and stated that Company A would offer consideration consisting of a combination of 20% cash and 80% stock. Following the call, the Chief Executive Officer of Company A delivered a letter to Mr. Curtis, confirming the terms of Company A’s non-binding proposal.
On September 10, 2020, Mr. Curtis and the Chief Executive Officer of Company A participated in a telephone call to discuss Company A’s proposal.
Also on September 10, 2020, in the course of a telephone conversation between Mr. Curtis and the Chief Executive Officer of Company B, the Chief Executive Officer of Company B stated that Company B would be submitting a written proposal for a strategic transaction with Perspecta.
On September 14, 2020, the Chief Executive Officer of Company B sent Mr. Curtis a letter expressing Company B’s interest in Company B’s acquisition of all of the outstanding Shares for all-stock consideration. The Company B proposal did not include an exchange ratio or implied valuation, but stated that the structure would be reflective of a premium of 20%-25%.
On September 16, 2020, the Board held a special telephonic meeting, attended by all of the members of the Board other than Mr. Musallam and one other member, with members of Perspecta’s senior management and representatives of Goldman Sachs and Stone Key also participating. Mr. Curtis reviewed, and the Board discussed, the indications of interest from Company A and Company B. Following their discussions, the Board determined that execution of Perspecta’s strategic plan as a standalone company was likely to provide greater value to stockholders than the proposed business combination upon the terms set forth in Company A’s proposal letter. The Board also discussed that a transaction with Company A or Company B that offered a small amount of cash relative to the stock consideration could be less favorable to Perspecta’s stockholders than an all-stock transaction, and that given leverage and financial constraints it was highly unlikely Company A or Company B could execute an all cash or mostly cash transaction. The Board then instructed senior management to engage in non-exclusive discussions with both Company A and Company B in order to further investigate and clarify their respective proposals. The independent members of the Board then met in executive session.
On September 17, 2020, Mr. Nolan spoke with Mr. Musallam regarding Mr. Musallam’s prior request for Perspecta to consider granting Veritas Capital a waiver of certain of the Standstill Obligations. Mr. Nolan and Mr. Musallam agreed that their respective outside legal counsels would have a discussion in the coming days.
On September 18, 2020, a representative of Paul, Weiss, held discussions with a representative of Schulte Roth & Zabel LLP (“Schulte”), Veritas Capital’s outside legal counsel. In the course of that conversation, the representative of Paul, Weiss stated that Perspecta would not waive Veritas Capital’s Standstill Obligations at such time, but indicated that the Board would be willing to review any terms provided by Veritas Capital under which Veritas Capital would consider the possibility of acquiring Perspecta.

On September 18, 2020, Mr. Curtis spoke with the Chief Executive Officer of Company A and communicated that the Board determined Company A’s September 9 proposal undervalued Perspecta and conveyed that the Board preferred an all-stock transaction to the predominately stock consideration offered in Company A’s September 9 proposal.
Also on September 18, 2020, Mr. Curtis spoke with the Chief Executive Officer of Company B and confirmed that the Board reviewed Company B’s September 14 proposal but required clarification on key deal terms, including the proposed exchange ratio, in order to properly consider the proposal.
On September 22, 2020, a representative of Stone Key spoke with a representative of Company B’s financial advisor to further discuss Company B’s September 14 proposal.
On September 23, 2020, Mr. Curtis spoke with the Chief Executive Officer of Company A. The Chief Executive Officer of Company A stated that Company A would be submitting a revised proposal with 100% stock consideration.
On September 25, 2020, Company A submitted a letter confirming the terms of Company A’s updated proposal to Perspecta. Company A’s letter again proposed a face valuation range of $23.00 to $25.00 per Share and stated that Company A would offer 100% stock consideration.
Also on September 25, 2020, Mr. Nolan received a letter from Mr. Musallam containing a summary of terms under which Veritas Capital would consider the possibility of acquiring Perspecta. Veritas Capital’s letter included a valuation range of $28.00 to $30.00 per Share, payable in cash. The letter stated that Veritas Capital was not making a request that Perspecta waive any provisions of the Side Letter Agreement at that time, and Perspecta did not waive any provision of the Side Letter Agreement at that time.
On September 28, 2020, a representative of Stone Key discussed the September 25 letter with a representative of Veritas Capital.
On September 29, 2020, the Chief Executive Officer of Company A contacted Mr. Curtis by telephone to discuss Company A’s September 25 proposal.
On September 30, 2020, the Chief Executive Officer of Company A sent Mr. Curtis a letter confirming the terms of the updated proposal submitted to Perspecta on September 25, but updating the premium and pro forma ownership information to reflect more recent trading prices.
On October 1, 2020, Mr. Curtis spoke with the Chief Executive Officer of Company B and Mr. Curtis again asked that Company B provide additional detail regarding key deal terms so that the Board could properly evaluate Company B’s September 14 proposal.
On October 3, 2020, the Chief Executive Officer of Company B informed Mr. Curtis by telephone that Company B would be interested in acquiring all of the outstanding Shares in an all-stock transaction at a fixed exchange ratio that would result in Perspecta stockholders owning 21% to 23% of the combined company, with a face valuation range of $21.72 to $24.41 per Share based on the closing price of Company B common stock on September 25, 2020.
On October 6, 2020, the Board held a regularly scheduled meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management and representatives of Goldman Sachs, Stone Key and Paul, Weiss participating. During the course of the meeting, Mr. Curtis led a discussion of Perspecta’s financial model and the financial aspects of Perspecta’s strategic plan. Representatives of Goldman Sachs and Stone Key provided the Board with a summary of the offers received from Company A and Company B and the terms under which Veritas Capital would consider the possibility of acquiring Perspecta and an update on the status of discussions with Company A, Company B and Veritas Capital. The Board engaged in an extensive discussion regarding Perspecta’s review of its strategic alternatives. The Board determined that Perspecta should engage in mutual due diligence investigations with Company A and Company B, and that Veritas Capital should be permitted to engage in due diligence of Perspecta to facilitate its consideration of the possibility of acquiring Perspecta. The Board also instructed Goldman Sachs and Stone Key to continue contacting additional potential strategic and private equity counterparties to determine their interest in a potential acquisition of Perspecta. The independent members of the Board then met in executive session. Following the Board meeting, Mr. Curtis contacted the Chief Executive Officer of each of Company A and Company B to inform each that the Board approved initiating mutual due diligence investigations.

On October 9, 2020, a representative of Stone Key contacted a representative of a private equity firm (referred to as “PE Firm C”) to discuss whether PE Firm C would be interested in a potential acquisition of Perspecta.
On October 12, 2020, a representative of Stone Key contacted a representative of a private equity firm (referred to as “PE Firm D”) to discuss whether PE Firm D would be interested in a potential acquisition of Perspecta.
On October 20, 2020, a representative of Stone Key contacted representatives of another U.S. government contracting company, but such company indicated it was not interested in pursuing a strategic transaction with Perspecta at such time.
On October 29, 2020, a representative of PE Firm C informed Stone Key that PE Firm C was not interested in pursuing an acquisition of Perspecta at such time.
Between October 27 and November 2, 2020, Perspecta executed a nondisclosure agreement with each of Company B, Company A, PE Firm D and Veritas Capital, in each case, to facilitate further discussion. Each nondisclosure agreement included a customary standstill provision that terminated upon Perspecta’s entry into the Merger Agreement.
On November 2, 2020, the Board held a special meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management participating. The Board discussed Perspecta’s financial results for the most recently ended quarter, as well as recent amendments to JANA’s Schedule 13D disclosing an increased ownership of Shares. Mr. Curtis then provided the Board with an update on the status of discussions with Company A, Company B and Veritas Capital. The independent members of the Board then met in executive session.
Between November 3 and 24, 2020, representatives of each of Veritas Capital, Company A, PE Firm D and another private equity firm (referred to as “PE Firm E”) attended presentations by Perspecta’s senior management. And on November 17, 2020, senior management of Company A made a presentation to representatives and senior management of Perspecta.
Between November 9 and 10, 2020, Mr. Curtis and the Chief Executive Officer of Company A held discussions regarding the mutual due diligence process and the scheduling of management presentations.
On November 11, 2020, Mr. Curtis and other members of Perspecta’s senior management met with senior representatives of JANA to discuss Perspecta’s financial results for the most recently ended quarter.
On November 12, 2020, a representative of PE Firm E contacted a representative of Stone Key to express interest in exploring a potential acquisition of Perspecta.
On November 14, 2020, a representative of PE Firm D contacted a representative of Stone Key and stated that PE Firm D would not further pursue a potential acquisition of Perspecta at such time.
On November 24, 2020, PE Firm E and Perspecta executed a nondisclosure agreement to facilitate further discussion. The nondisclosure agreement included a customary standstill provision that terminated upon Perspecta’s entry into the Merger Agreement.
During late November and December 2020, members of senior management of Perspecta and members of senior management of Company A maintained regular contact to discuss matters pertaining to a potential strategic transaction between the companies.
During the months of November and December 2020, each of Veritas Capital, Company A, PE Firm D and PE Firm E was provided with access to an electronic data room that contained non-public information regarding Perspecta. Additionally, Perspecta was provided with access to an electronic data room that contained non-public information regarding Company A. During the months of November 2020, December 2020 and January 2021, each of Veritas Capital, Company A and PE Firm E conducted due diligence investigations of Perspecta and Perspecta conducted a due diligence investigation of Company A, each of which included the review of numerous documents and participation in numerous calls and meetings with the party’s senior management and with representatives of the party’s legal counsel and financial advisors.

On December 4, 2020, the Chief Executive Officer of another U.S. government contracting company (referred to as “Company E”) contacted Mr. Curtis to discuss a potential strategic transaction but, later in December in a subsequent discussion, Company E informed Perspecta that it would not pursue a strategic transaction with Perspecta.
On December 9, 2020, the Board held a regularly scheduled meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management and representatives of Goldman Sachs, Stone Key and Paul, Weiss participating. During the course of the meeting, Mr. Curtis led a discussion of Perspecta’s financial model and the financial aspects of Perspecta’s strategic plan, informing the Board that there were no significant changes to Perspecta’s strategic plan discussed at the Board’s October 6, 2020 meeting. Representatives of Goldman Sachs and Stone Key provided the Board with an update on the status of discussions with Company A, Company B, PE Firm E and Veritas Capital. The independent members of the Board then met in executive session.
On December 17, 2020, Mr. Curtis and other members of Perspecta’s senior management met with senior representatives of JANA to discuss recent operational developments in Perspecta’s business.
On December 23, 2020, a representative of Company B’s financial advisor contacted a representative of Stone Key and stated that Company B would not further pursue a potential acquisition of Perspecta at such time.
Also on December 23, 2020, Perspecta distributed to each of Veritas Capital, Company A and PE Firm E a bid process letter containing bid instructions and procedures and requested each provide a definitive proposal by January 13, 2020.
On December 27, 2020, Schulte, on behalf of Veritas Capital, contacted Paul, Weiss to request that Perspecta grant Veritas Capital a limited waiver from certain of the Standstill Obligations to permit Veritas Capital to make confidential offers or proposals to the Board with respect to an acquisition. Between December 27, 2020 and January 6, 2021, members of senior management of Perspecta and representatives of Paul, Weiss discussed with Mr. Musallam and representatives of Veritas Capital, including Schulte, the terms of the requested limited waiver.
On December 28, 2020, a draft merger agreement was distributed to representatives of Company A, PE Firm E and Veritas Capital.
On January 4, 2021, the Board held a special meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management and representatives of Goldman Sachs, Stone Key and Paul, Weiss participating. The Board discussed Veritas Capital’s request for a limited waiver of certain of the Standstill Obligations and determined that it was in the best interest of Perspecta’s stockholders to grant the request at that time. The Board instructed members of senior management and representatives of Perspecta to finalize the terms of the limited waiver with Veritas Capital. The independent members of the Board then met in executive session.
On January 5, 2021, Mr. Curtis and the Chief Executive Officer of Company A spoke by telephone to discuss the status of the due diligence process and the possibility of the Chief Executive Officer of Company A making a presentation to members of the Board regarding Company A management’s strategic plan for the combined company.
On January 6, 2021, Perspecta granted Veritas Capital a limited waiver from certain of the Standstill Obligations to permit Veritas Capital to make confidential offers or proposals to the Board with respect to an acquisition. On January 6, 2021, affiliates of Veritas Capital filed an amendment to its Schedule 13D, disclosing the granting of the limited waiver and its intention to submit a bid for an acquisition of Perspecta.
On January 8, 2021, Perspecta distributed to each of Veritas Capital, Company A and PE Firm E a revised bid process letter containing bid instructions and procedures and requested each provide a definitive proposal by January 20, 2020.
Also on January 8, 2021, representatives of Goldman Sachs and Stone Key spoke by telephone with representatives of PE Firm E. In the course of that conversation, the representatives of PE Firm E indicated that if Perspecta did not receive an offer to acquire Perspecta that was acceptable to the Board, PE Firm E would be interested in exploring other strategic transactions with Perspecta, other than an acquisition of Perspecta.

On January 9, 2021, Mr. Curtis and the Chief Executive Officer of Company A spoke by telephone to discuss the status of discussions between Perspecta and Company A and Company A’s intention to submit a definitive proposal.
On January 14, 2021, the Board held a special meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management and representatives of Goldman Sachs, Stone Key and Paul, Weiss participating. During the meeting, Mr. Curtis led a discussion of Perspecta’s financial model and the financial aspects of Perspecta’s strategic plan, as well as the competitive landscape for Perspecta’s business, macro trends and challenges, Perspecta’s financial performance, growth initiatives, potential M&A activity and alternatives for the creation of stockholder value. Representatives of Goldman Sachs and Stone Key then provided the Board with an update on the status of discussions with Veritas Capital and Company A. The independent members of the Board then met in executive session.
Also on January 15, 2021, Paul, Weiss received revised drafts of the merger agreement from each of Schulte, outside legal counsel to Veritas Capital, and outside legal counsel to Company A. Over the course of the next eleven (11) days, representatives of Paul, Weiss and representatives of legal counsel to Company A and members of management of each of Perspecta and Company A and their respective financial advisors continued to negotiate the terms of the merger agreement. And over the course of the next twelve (12) days, representatives of Paul, Weiss and representatives of Schulte and representatives of Perspecta’s financial advisors and representatives of Veritas Capital continued to negotiate the terms of the merger agreement and other transaction documents.
On January 19, 2021, following conversations between Mr. Curtis and the Chief Executive Officer of Company A, the Chief Executive Officer of Company A made a presentation to members of the Board regarding Company A management’s strategic plan for the combined company.
On January 19, 2021, Perspecta received an updated offer letter from Company A. The letter proposed an increased amount of stock consideration at a fixed exchange ratio, with a face valuation of $25.95 per Share based on the closing price of Company A common stock on January 19, 2021.
On January 20, 2021, Perspecta received a letter from Veritas Capital making a non-binding proposal to acquire Perspecta at a price of $29.00 per Share, payable in cash.
On January 22, 2021, Mr. Curtis and the Chief Executive Officer of Company A spoke by telephone to discuss the status of negotiations between Perspecta and Company A.
Also on January 22, 2021, representatives of Goldman Sachs and representatives of Stone Key contacted Veritas Capital and the financial advisor to Company A, and requested that each submit further revised offers by January 24, 2021 for the Board’s consideration.
Later on January 22, 2021, the Board held a special meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management and representatives of each of Paul, Weiss, Goldman Sachs and Stone Key participating, to discuss and consider the proposals made by Company A and Veritas Capital. During this meeting, representatives of Stone Key and representatives of Goldman Sachs reviewed financial aspects of the offers from Company A and Veritas Capital, and Paul, Weiss reviewed with the Board its fiduciary duties in considering a potential transaction. Representatives of Paul, Weiss compared the terms of the revised merger agreement drafts submitted by the respective bidders and reviewed in detail the provisions of the proposed merger agreements and other transaction documents relating to both Company A and Veritas Capital. Members of senior management of Perspecta reviewed the results of their due diligence findings with respect to Company A. The Board, with the assistance of the advisors, compared the risks associated with the proposals from Company A and Veritas Capital, including the risk that a potential buyer’s financing becomes unavailable and the remedies available to Perspecta in that circumstance, as well as the market risk relating to Company A’s consideration payable in stock. After discussion, the Board determined that, because the prices offered by Company A and Veritas Capital were so close in value, the advisors should continue to seek to obtain enhanced offers. The independent members of the Board then met in executive session.
On January 24, 2021, Perspecta received a revised offer letter from Company A. The offer letter proposed an increased amount of stock consideration at a fixed exchange ratio, with a face valuation of $28.08 per Share based on the closing price of Company A common stock on January 22, 2021.

On January 25, 2021, Company A submitted a further revised offer letter to Perspecta, increasing the amount of stock consideration at a fixed exchange ratio, with a face valuation of $28.50 per Share based on the closing price of Company A common stock on January 25, 2021.
On January 25, 2021, Veritas Capital submitted a letter containing an updated proposal to Perspecta. The offer letter proposed the acquisition of Perspecta at a price of $29.25 per Share, payable in cash.
Later on January 25, 2021, the Board held a special meeting, attended by all of the members of the Board other than Mr. Musallam, with members of Perspecta’s senior management and representatives of Goldman Sachs, Stone Key and Paul, Weiss participating, to discuss and consider the revised proposals made by Company A and Veritas Capital. The Board engaged in an extensive discussion regarding Perspecta’s review of its strategic alternatives. During this meeting, representatives of Goldman Sachs and representatives of Stone Key reviewed financial aspects of the offers from Company A and Veritas Capital. Representatives of Paul, Weiss compared the terms of the revised merger agreement drafts submitted by the respective bidders and reviewed in detail the provisions of the proposed merger agreements and other transaction documents relating to both Company A and Veritas Capital. Members of senior management of Perspecta reviewed the results of their due diligence findings with respect to Company A. The Board considered the respective forms of consideration offered by the potential buyers, the perceived deal certainty and market risk associated with the proposals and the potential remedies available to Perspecta if the potential buyers were unable to complete a transaction. The Board, with the assistance of the advisors, then considered whether it would be beneficial to seek further price improvements from the potential buyers and discussed the potential benefits and risks of doing so, including the risk of losing the current offer from Company A. The Board instructed senior management and the advisors to seek a price increase from Veritas Capital and to continue to negotiate with each of Company A and Veritas Capital regarding certain key terms and to report back to the Board. The independent members of the Board then met in executive session.
On January 26, 2021, representatives of Goldman Sachs and Stone Key communicated with Veritas Capital to indicate that Veritas Capital would need to increase the value of its offer in order to proceed with further discussions regarding an acquisition of Perspecta. Mr. Musallam informed representatives of Goldman Sachs and Stone Key that Veritas Capital was willing to increase its offer price to $29.35 per Share, payable in cash. Mr. Musallam indicated in the course of this conversation that this represented Veritas Capital’s best and final offer.
Also on January 26, 2021, representatives of Paul, Weiss continued to negotiate with representatives of legal counsel to Company A and representatives of Schulte regarding the key terms of the transaction documents with Company A and Veritas Capital, respectively.
On January 26, 2021, the Board held a special meeting, attended by all of the members of the Board other than Mr. Musallam. Members of Perspecta’s senior management and representatives of Goldman Sachs, Stone Key and Paul, Weiss also participated. Paul, Weiss updated the Board on changes to the proposed merger agreements with each of Company A and affiliates of Veritas Capital and other transaction documents related to affiliates of Veritas Capital. Representatives of each of Goldman Sachs and Stone Key then reviewed and discussed its respective financial analyses of the proposed transaction with each of Company A and affiliates of Veritas Capital. Thereafter, at the request of the Board, Goldman Sachs rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Goldman Sachs’s written opinion addressed to the Board, dated as of January 27, 2021), as to, as of such date, the fairness, from a financial point of view, to the holders of shares of Perspecta common stock other than excluded holders, of the proposed consideration to be received by such holders in the merger with affiliates of Veritas Capital pursuant to the merger agreement. Stone Key also rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Stone Key’s written opinion addressed to the Board, dated as of January 26, 2021), as to, as of such date, the fairness, from a financial point of view, to the holders of shares of Perspecta common stock other than excluded holders, of the proposed consideration to be received by such holders in the merger with affiliates of Veritas Capital pursuant to the merger agreement.
After discussing potential reasons for and against the proposed merger described below and in the section entitled “— Purpose and Reasons of the Company for the Merger”, the Board approved and declared advisable the merger agreement with affiliates of Veritas Capital, the merger and all of the other transactions contemplated by the merger agreement; declared that it is in the best interests of Perspecta and its stockholders that Perspecta enter into the merger agreement and consummate the merger and all of the other transactions contemplated by the merger agreement; and recommended that the stockholders of Perspecta vote in favor of the approval of the merger and the merger agreement.
Representatives of Paul, Weiss then reviewed with the Board the terms of, and considerations with respect to, a forum selection bylaw, including the scope of forum selection bylaws, the enforceability of forum selection bylaws and the potential benefits of adopting a forum selection bylaw. The Board then approved an amendment of Perspecta’s bylaws to provide that, unless Perspecta consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving Perspecta will be the Eighth Judicial District Court in and for the County of Clark, State of Nevada (or, if the Eighth Judicial District Court in and for the County of Clark, State of Nevada lacks jurisdiction over such action or proceeding, then another court of the State of Nevada or, if no court of the State of Nevada has jurisdiction, then the United States District Court for the District of Nevada in Clark County, such that the action will be assigned to the unofficial Southern Division of that Court) and that, unless Perspecta consents in writing to the selection of alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Also on January 26, 2021, a representative of Stone Key reported to Mr. Musallam that, at a special meeting held on that date, the Board met to consider the proposed transaction and approved the merger agreement with affiliates of Veritas Capital and the transactions contemplated thereby.
Also on January 26, 2021 and following the special meeting of the Board, Perspecta discontinued negotiations with Company A.
On the evening of January 26 and the morning of January 27, 2021, representatives of Paul, Weiss and representatives of Schulte and members of senior management of Perspecta and representatives of Veritas Capital finalized the merger agreement and other transaction documents, and thereafter the merger agreement was executed and delivered by the parties.
Prior to the opening of markets in the United States on January 27, 2021, Perspecta issued a press release announcing the signing of the merger agreement with an affiliate of Veritas Capital.
Recommendation of the Board; Fairness of the Merger
At its meeting on January 26, 2021, the members of the Board, other than Mr. Musallam (the “Disinterested Directors”) (including a majority of the Company’s directors who are not employees of the Company), unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company stockholders, (ii) approved the Merger Agreement and the other transactions contemplated by the Merger Agreement and (iii) directed that the Merger Agreement be submitted to the holders of Shares for their approval and resolved to recommend that the holders of the Shares approve the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Disinterested Directors believe that the Merger is fair to the Company's “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.
In evaluating the Merger, the Disinterested Directors consulted with the Company’s management team, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
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The Merger Consideration of $29.35 per Share represented a premium of (i) 49.7% over the closing price of the Shares on November 6, 2020, the last trading day before the first public reports of a potential strategic process for the Company and (ii) 11.8% over the closing price of the Shares on January 26, 2021, the last trading day before the announcement of the Merger.

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The current and historical market prices of the Company’s common stock, including those set forth in the table under “Other Important Information Regarding the Company — Market Price of Common Stock and Dividends,” taking into account the market performance of the Company’s common stock relative to the common stock of other participants in the industry in which the Company operates and general market indices, and the fact that as of November 6, 2020, the last trading day before the first public reports of a potential strategic process for the Company, the trading price of the Company’s common stock had declined since the Company became a publicly traded company, which decline the Disinterested Directors believed reflected increasing uncertainty as to the prospects for the government services industry in general and specific challenges faced by the Company.
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Information with respect to the Company’s business, operations, financial condition, earnings and prospects, the Company’s long-range plans, and the risk in achieving those prospects and plans, as well as industry, economic and market conditions and trends, including the Disinterested Directors’ evaluation of the current state of the economy and the stage of the U.S. public sector market industry cycle, financing markets, uncertainty in public sector contract pricing and uncertainty surrounding forecasted economic conditions both in the near term and the long term, generally and within the Company’s industry in particular.

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The Disinterested Directors’ belief that the $29.35 per Share Merger Consideration exceeded the implied purchase price in an all-stock transaction at a fixed exchange ratio proposed by Company A, the only other proposal received by the Company in the final round of bidding.

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That the Merger Consideration of $29.35 is higher than the highest price paid by the Company or any of the other filing persons for any Shares purchased by them during the past two years, as described in more detail under “Other Important Information Regarding the Company — Certain Transactions in the Shares.”

•	That the per Share Merger Consideration consists solely of cash, providing the Company’s stockholders with certainty of value and liquidity.
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That, although the Company was a potential target for a strategic transaction or a leveraged buyout and the Disinterested Directors had received interest from multiple potential bidders, no potential acquiror other than Parent, Company A and Company B made a proposal to acquire the Company before the Merger Agreement was executed on January 27, 2021 (and Company B did not submit a proposal in the final round of bidding), and the Disinterested Directors’ belief that potential acquirors would have approached the Company after the first public reports of a potential strategic process for the Company.

•	The terms of the Merger Agreement permitting the Company to receive unsolicited proposals, and the other terms and conditions of the Merger Agreement, including:
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that the Company may, subject to certain conditions, furnish any information and reasonable access to third parties making such a proposal and participate or engage in negotiations or discussions with such third parties regarding unsolicited proposals that are made prior to obtaining stockholder approval of the Merger Agreement Proposal;

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the provisions of the Merger Agreement allowing the Board in certain circumstances to terminate the Merger Agreement in order to enter into a definitive agreement with respect to an unsolicited Company Superior Proposal, subject to payment of a termination fee of approximately $97 million, which amount the Disinterested Directors believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to other acquisition proposals; and

•
its ability under the Merger Agreement to withdraw or modify its recommendation that the holders of the Shares approve the Merger Agreement and the other transactions contemplated by the Merger Agreement, including in connection with a Company Superior Proposal or a state of facts, circumstance, condition or event occurring or arising after the date of the Merger Agreement that was not known to the Board as of the date of the Merger Agreement, and subsequently terminate the Merger Agreement, subject to payment of a termination fee of approximately $97 million.

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The financial and other terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, resulting from extensive negotiations conducted at the direction of the Disinterested Directors, with the assistance of experienced legal and financial advisors, during a process that resulted in, among other things, an increase in the Merger Consideration from Parent’s initial proposal.

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The strategic review and discussion undertaken by the Disinterested Directors with the assistance of the Company’s management and advisors, which involved the evaluation of multiple options, including the Company’s stand-alone business plan, potential value creating options, the consideration by the Disinterested Directors of multiple potential acquirors, negotiation with certain of such acquirors, the fact that, other than Company A, no other party made any definitive proposal, together supporting the Disinterested Directors’ belief that the Merger Agreement and the transactions contemplated thereby, including the Merger, were more favorable to the Company and is stockholders, when compared with other strategic initiatives reasonably available to the Company taking into account the Company’s stand-alone business plan and certain potential value enhancement opportunities, including possible acquisitions and dispositions, and their associated benefits and risks (as more fully described under “Special Factors — Background of the Merger”).

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The financial presentation and opinion of Goldman Sachs, dated January 27, 2021, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by the holders of Shares (other than Parent, Veritas Capital and their respective affiliates) pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken (as more fully described under “Special Factors — Opinions of Perspecta’s Financial Advisors  — Opinion of Goldman Sachs & Co. LLC”).

•
The financial presentation and opinion of Stone Key, dated January 26, 2021, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by the holders of Shares (other than Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken (as more fully described under “Special Factors — Opinions of Perspecta’s Financial Advisors  — Opinion of Stone Key”).

•	The likelihood of the Merger being completed, based on, among other matters:
•
Parent having obtained committed debt financing in connection with the transaction, the reputation of the financing sources and the obligation of Parent to use reasonable best efforts to obtain the debt financing;

•	the absence of a financing condition in the Merger Agreement;
•	the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s obligation to cause the Merger to occur;
•
the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent pay the Company a termination fee of  approximately $243 million, and the commitment with respect to such payment obligation by Veritas Fund VII (as more fully described under “The Merger Agreement — Termination Fees”);

•
the requirement that Parent use reasonable best efforts to obtain the regulatory approvals required to consummate the Merger, including (i) selling, divesting or holding separate any assets, properties, products, rights, services, businesses, or voting securities and (ii) terminating, modifying or extending any existing relationships or contractual rights or obligations; and

•
the likelihood and anticipated timing of completing the proposed Merger in light of the scope of the conditions to completion, including that there were no anticipated substantive issues expected in connection with the required regulatory approvals.

•	The terms and conditions of the Merger Agreement, including:
•
the belief of the Disinterested Directors that the Company’s termination fees were reasonable in light of, among other matters, the benefit of the Merger to the Company’s stockholders, the size of such termination fees in similar transactions and the enterprise value of the Company;

•
the terms of the Merger Agreement providing the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement; and

•	the ability of the Company to seek specific performance to prevent certain breaches of the Merger Agreement by Parent and Merger Sub.
•
The Limited Guarantee, provided by Veritas Fund VII, guaranteeing Parent’s obligations under the Merger Agreement with respect to payment of the Parent Termination Fee and certain reimbursement obligations.

•	The Disinterested Directors’ belief that they were fully informed about the extent to which the interests of Veritas Capital in the Merger differ from those of the Company’s other stockholders.
•
That management did not negotiate or enter into any contracts (including as to post-closing employment) with Veritas Capital or its affiliates in connection with the execution of the Merger Agreement or during the course of the Company’s negotiations with Veritas Capital.

The Disinterested Directors believe that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Disinterested Directors to represent effectively the interests of the unaffiliated stockholders, and in light of such procedural safeguards the Disinterested Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger. These procedural safeguards include the following:
•	that each of the Disinterested Directors (representing a majority of the Board) were disinterested in Veritas Capital’s proposal to acquire the Company;
•
that from August 5, 2020 (the date of the first Disinterested Directors meeting following Mr. Musallam’s request to release Veritas Capital from certain standstill restrictions), the only member of the Board who was a partner or employee of Veritas Capital was excluded from all deliberations with respect to the negotiation, evaluation or approval of the Merger Agreement and the Merger and the consideration of other strategic alternatives, deferring all decisions relating to the Merger and the Company’s potential strategic alternatives to the Disinterested Directors;

•	that the Disinterested Directors, as a majority of the Board, had the power to negotiate, and terminate at any time negotiations relating to, a potential transaction;
•
that the Disinterested Directors, other than Mr. Curtis, are not officers or employees of the Company, are not representatives of Veritas Capital, and are not expected to have an economic interest in the Company or the surviving corporation following the completion of the Merger;

•	that the Disinterested Directors received the advice and assistance of experienced legal and financial advisors;
•
that, at the direction of the Disinterested Directors, with the assistance of legal and financial advisors, extensive negotiations occurred with Veritas Capital and Parent regarding the Merger Consideration that resulted in an increase in the Merger Consideration during the course of negotiations, and the improvement, from the perspective of the Company, of other terms of the Merger and the Merger Agreement, including the operating covenants and the amount of the termination fees, relative to Veritas Capital’s initial proposed terms;

•
that the Disinterested Directors met at least twelve times during the course of approximately five months to review potential transactions and other options, including the proposal from and negotiations with Veritas Capital, the proposal from Company A, interest from numerous other parties and other options (including the stand-alone business plan) potentially available to the Company, and that at all but one of each such meetings, the independent members of the Board also met in executive session;

•
the various terms of the Merger Agreement, including that the Merger Agreement contains the ability of the Company to terminate the Merger Agreement under certain circumstances to accept a Company Superior Proposal (as more fully described under “The Merger Agreement”), that are intended to help ensure that the Company’s stockholders receive the highest price per Share reasonably available;

•
that the Disinterested Directors made their evaluation of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of Veritas Capital in the Merger; and

•
the ability of the Board, under certain circumstances, to withdraw or modify its recommendation that the holders of the Shares approve the Merger Agreement and the other transactions contemplated by the Merger Agreement, and to subsequently terminate the Merger Agreement, subject to payment of a termination fee of approximately $97 million.

The Disinterested Directors also considered the following uncertainties, risks and potentially negative factors in their deliberations concerning the Merger, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
that, following the completion of the Merger, the Company will no longer exist as an independent public company and that the consummation of the Merger and receipt of the Merger Consideration, while providing relative certainty of value, will not allow the Company’s stockholders to participate in potential further growth in the Company’s assets, future earnings growth, future appreciation in value of the Shares or any future dividends after the Merger;

•
the risk that the transactions contemplated by the Merger Agreement, including the Merger, and the financing for the transaction, may not be consummated in a timely manner or at all, and the consequences thereof, including (i) the potential loss of value to the Company’s stockholders, (ii) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel, and (iii) the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•
the possible effects of the pendency or consummation of the transactions contemplated by the Merger Agreement, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the Merger;

•
the risks and potentially negative factors described in “Special Factors — Certain Effects of the Merger” and “Special Factors — Certain Effects on the Company if the Merger is not Completed,” respectively;

•
that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the Merger Agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions and that the Company has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated;

•	that the receipt of the Merger Consideration in exchange for Shares pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes;
•
the restrictions imposed by the Merger Agreement on the Company’s solicitation of acquisition proposals from third parties, and that prospective bidders may perceive Parent’s right under the Merger Agreement to negotiate with the Company to match the terms of any Company Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Company Superior Proposal to be a deterrent to making alternative proposals;

•	that the Sponsor Entities’ ownership interest in the Company would likely be taken into account by third parties considering whether to make alternative proposals;
•
the possibility that the Company may be required to pay Parent (or its designee) a termination fee of  approximately $97 million (as more fully described under “The Merger Agreement — Termination Fees”), under certain circumstances, including to accept a Company Superior Proposal;

•
that the Company’s remedy in the event of the failure of the Merger to close as a result of a financing failure is limited to receipt of an approximately $243 million termination fee payable by Parent;

•
that Parent and Merger Sub are newly formed entities with essentially no assets and the Limited Guarantee, provided by Veritas Fund VII, guarantees Parent’s obligations under the Merger Agreement only with respect to payment of the Parent termination fee and certain reimbursement obligations, and is subject to a cap of approximately $253 million;

•
that, if the Merger Agreement is terminated in connection with the Company’s entry into a definitive agreement with respect to a Company Superior Proposal, the Sponsor Entities have not agreed to vote their Shares in favor of such Company Superior Proposal;

•
the understanding that some of the Company’s directors and executive officers have other interests in the Merger in addition to their interests as stockholders of the Company, including the manner in which they would be affected by the Merger (as discussed under “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger”); and

•
the restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger.

The Disinterested Directors concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits. The Disinterested Directors also concluded that approval by a majority of the unaffiliated stockholders is not necessary for approval of the Merger, as such approval is not required by Nevada law and various safeguards and protective steps have been adopted to ensure the procedural fairness of the transactions contemplated by the Merger Agreement, including the Merger, including the procedural safeguards discussed above.
In the course of reaching its decision to approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, the Disinterested Directors did not consider the liquidation value of the Company because (i) it considered the Company to be a viable, going concern, (ii) it believes that liquidation sales generally result in proceeds substantially less than sales of going concerns, (iii) it considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and (iv) the Company will continue to operate its business following the Merger. For the foregoing reasons, the Disinterested Directors did not consider liquidation value to be a relevant methodology. Further, the Disinterested Directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in that industry. The Disinterested Directors did not seek to determine a pre-Merger going concern value for the Common Stock to determine the fairness of the Merger Consideration to the Company’s stockholders. The Disinterested Directors believe that the trading price of the Common Stock at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, other than as described under “Special Factors — Background of the Merger”, the Disinterested Directors were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a filing person in the two years preceding the signing of the Merger Agreement.
The Disinterested Directors adopted the opinions and analyses provided by Stone Key and Goldman Sachs. Although the reference to the Company’s stockholders in both the opinions of Stone Key and Goldman Sachs did not exclude the Company’s directors and officers (other than those affiliated with Veritas Capital) notwithstanding that such persons are deemed affiliates of the Company, such reference did not affect the Disinterested Directors’ determination in respect of the Merger Agreement and the transactions contemplated thereby, including the Merger, because such directors and officers will receive the same Merger Consideration as unaffiliated stockholders.

The foregoing discussion is not exhaustive, but is intended to summarize the material information and factors considered by the Disinterested Directors in their consideration of the transactions contemplated by the Merger Agreement, including the Merger. The Disinterested Directors reached the unanimous decision to approve the entry into the Merger Agreement and recommend its adoption by the Company’s stockholders in light of the factors described above and other factors that each member of the Disinterested Directors believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Disinterested Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, each individual Disinterested Director may have given different weight to different factors. The Disinterested Directors conducted an overall review of the factors described above, including through discussions with the Company’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Disinterested Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Information.”
Position of the Sponsor Entities as to the Fairness of the Merger
Under the SEC rules governing “going private” transactions, the Sponsor Entities are affiliates of the Company and engaged in a “going private” transaction and, therefore, are required to express its beliefs as to the fairness of the Merger to the Company’s unaffiliated stockholders. The Sponsor Entities are making the statements included in this section solely for purposes of complying with the requirements of Rule 13E-3 and related rules and regulations under the Exchange Act. However, the view of the Sponsor Entities as to the fairness of the Merger should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement. The Sponsor Entities have interests in the Merger that are different from, and in addition to, those of the other stockholders of the Company.
The unaffiliated stockholders of the Company were represented by the Board and by the Disinterested Directors, which negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Board’s independent financial and legal advisors. Neither the Sponsor Entities nor their advisors participated in the negotiation of the terms and conditions of the Merger Agreement on behalf of the Company. While the Sponsor Entities have designated one director to the Board, as discussed under “Special Factors—Background of the Merger” from August 5, 2020 (the date of the first Disinterested Directors meeting following Mr. Musallam’s request to release Veritas from certain standstill restrictions), the Sponsor Entities’ designee on the Board was excluded from all Board deliberations relating to the approval of the Merger Agreement and deferred on all decisions relating to the Merger and the Company’s strategic alternatives to the Disinterested Directors. For these reasons, the Sponsor Entities do not believe that their interests in the Merger influenced the decision of the Disinterested Directors or the Board with respect to the Merger Agreement or the Merger.
The Sponsor Entities did not receive advice from the Board’s legal or financial advisors as to the fairness of the Merger. The Sponsor Entities have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Company’s unaffiliated stockholders. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the Disinterested Directors discussed in “Special Factors—Recommendation of the Board; Fairness of the Merger” (which analysis and resulting conclusions the Sponsor Entities adopt), the Sponsor Entities believe that the Merger is substantively fair to the Company’s unaffiliated stockholders. In particular, the Sponsor Entities considered the following:
•
the current and historical market prices of the Shares, including the market performance of the Shares relative to those of other participants in the Company’s industry and general market indices, and the fact that the Merger Consideration of $29.35 per share represented a premium of approximately 49.7% over the closing price of the Shares on November 6, 2020, the last trading day before the first public reports of a potential strategic process for the Company and approximately 11.8% over the closing price of the Shares on January 26, 2021, the last trading day before the announcement of the Merger;

•
the historical market prices of the Company’s common stock, including those set forth in the table under “Other Important Information Regarding the Company — Market Price of Common Stock and Dividends”, through the date of the announcement of the Merger Agreement on January 27, 2021, which, despite being affected by the public reports of a potential strategic process for the Company, continued to trade at a price below the Merger Consideration of $29.35 per share, with a closing price of $26.25 on January 26, 2021, the last day of trading before the public announcement of the Merger Agreement and the fact that the trading price of the Company’s common stock had declined since the Company became a publicly traded company;
•
the fact that the Disinterested Directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company stockholders;

•	the fact that the Merger Consideration is all cash, thus allowing stockholders to immediately realize a certain and fair value for their Shares;
•
the fact that the Merger will provide liquidity for the Company’s unaffiliated stockholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales; and

•
the fact that there are no unusual requirements or conditions to the Merger and that the Merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Company’s unaffiliated stockholders in the Merger will be received.

The Sponsor Entities further believe that the Merger is procedurally fair to the Company’s unaffiliated stockholders based upon, among other things, the following factors:
•	that the Board was fully informed about the extent to which the interests of the Sponsor Entities in the Merger differed from those of the Company’s other stockholders;
•
the fact that, from August 5, 2020 (the date of the first Disinterested Directors meeting following Mr. Musallam’s request to release Veritas from certain standstill restrictions), the Sponsor Entities’ designee on the Board were excluded from certain Board discussions;

•
deliberations with respect to the negotiation, evaluation or approval of the Merger Agreement and the Merger, deferring all decisions relating to the Merger and the Company’s strategic alternatives to the Disinterested Directors;

•
the fact that a majority of the Disinterested Directors are not employees of the Company or any of its subsidiaries and have no interest in the Merger that is different from that of the unaffiliated stockholders (other than the acceleration of certain equity-based awards held by such directors);

•	the fact that the Board retained, and the Disinterested Directors had the benefit of advice from, nationally recognized legal and financial advisors;
•	the fact that the Disinterested Directors met independently on several occasions to consider the Company’s alternatives and were advised by Goldman Sachs, Stone Key and Paul, Weiss;
•
notwithstanding the fact that the Goldman Sachs opinion was not delivered to the Sponsor Entities and the Sponsor Entities are not entitled to rely on such opinion, the fact that the Board received an opinion from Goldman Sachs, dated January 27, 2021, that based upon and subject to the factors and assumptions set forth therein, the $29.35 in cash per share of the Company’s common stock to be paid to the holders (other than Parent, Veritas Capital, and their respective affiliates) of shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders;

•
notwithstanding the fact that the Stone Key opinion was not delivered to the Sponsor Entities and the Sponsor Entities are not entitled to rely on such opinion, the fact that the Board received an oral from Stone Key on January 26, 2021, which oral opinion was subsequently confirmed in writing, that based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration was, from a financial point of view, to the holders of the outstanding shares of Perspecta common stock, excluding Parent, Merger Sub and their respective affiliates;

•	the fact that the Board was deliberate in its process, taking approximately five months to run a thorough, open and competitive process and to evaluate various alternatives;

•
the fact that representatives of the Company contacted a large number of potential financial and strategic acquirors in the sale process, and that the process was also the subject of multiple public reports and disclosures;

•	the fact that the Merger Consideration was the result of the Board’s and the Disinterested Directors’ extensive arm’s-length negotiations with Parent;
•
the Company’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals; and

•
the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of approximate $97 million.

The Sponsor Entities note that the Merger does not require approval by holders of at least a majority of the Shares held by the Company’s unaffiliated stockholders. However, the Sponsor Entities note that approval of the Merger Agreement will still require the approval of approximately 36% of stockholders other than affiliates of the Sponsor Entities. The Sponsor Entities concluded that approval by a majority of the unaffiliated stockholders is not necessary for approval of the Merger, as such approval is not required by Nevada law and various safeguards and protective steps have been adopted to ensure the procedural fairness of the transactions contemplated by the Merger Agreement, including the Merger, including the procedural safeguards discussed above.
The Sponsor Entities also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
•
that the stockholders of the Company will not participate in any future earnings or growth of the Company’s business and will not benefit from any potential sale to a third party in the future, or from any appreciation in the Company’s value;

•	the risk that the Merger might not be completed in a timely manner or at all, including the risk that the Merger will not occur if sufficient debt financing is not obtained;
•	that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity and funding commitments of certain of the Sponsor Entities;
•
the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the potential negative effect that the pendency of the Merger, or a failure to complete the Merger, could have on the Company’s business and relationships with its employees, vendors and customers;
•
that the Company and its subsidiaries are restricted from soliciting, initiating, or encouraging the submission of alternative acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to an alternative acquisition proposal;

•
the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including a termination fee of approximate $97 million, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire the Company; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.
The Sponsor Entities did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern. The Sponsor Entities did not seek to determine a pre-merger going concern value for the Shares to determine the fairness of the Merger Consideration to the Company’s unaffiliated stockholders because, following the Merger, the Company will have a significantly different capital structure. The

Sponsor Entities note that the Merger Consideration of $29.35 in cash per share is higher than the net book value of the Company per share of $8.74 as of January 1, 2021. However, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company’s common stock, the per share Merger Consideration of $29.35 represented a premium to the going concern value of the Company. The Company's assets primarily consist of goodwill and other intangible assets, which cannot be readily valued but would have significantly less value than the Company as a going concern. As a result, Sponsor Entities did not consider the liquidation value or net book value of the Company as any such analysis would significantly understate the value of the Company. The Sponsor Entities were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a filing person in the two years preceding the signing of the Merger Agreement and, consequently, did not consider any such offers. In the judgment of the Sponsor Entities, the prices paid in the past for shares of the Company's common stock are not indicative of the Company’s present market value because such prices were made at then-current trading prices and, accordingly, the historical trading prices of the common stock are more significant.
The foregoing discussion of the information and factors considered and given weight by the Sponsor Entities in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by it. The Sponsor Entities believe that the trading price of the Company's common stock at any given time represents the best available indicator of the Company’s going-concern value at that time, so long as the trading price is not impacted by speculation regarding the likelihood of a potential transaction. The Sponsor Entities did not find it otherwise practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the Sponsor Entities reached their position as to the fairness of the Merger after considering all of the foregoing as a whole. The Sponsor Entities believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Company’s unaffiliated stockholders. This position should not, however, be construed as a recommendation to any Company stockholder to approve the Merger Agreement. The Sponsor Entities make no recommendation as to how stockholders of the Company should vote their shares of Common Stock relating to the Merger.
Opinions of Perspecta’s Financial Advisors
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Board that, as of January 27, 2021 and based upon and subject to the factors and assumptions set forth therein, the $29.35 in cash per share of the Company’s common stock to be paid to the holders (other than Parent, Veritas Capital, and their respective affiliates) of shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated January 27, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of the Company’s common stock should vote with respect to the Merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended March 31, 2020;
•	the Company’s Registration Statement on Form 10 dated April 30, 2018;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company;

•
certain internal financial analyses and forecasts for the Company prepared by management of the Company, as approved for Goldman Sachs’ use by the Company, referred to in this section as the “Forecasts;” and

•
certain analyses prepared by the management of the Company related to the expected utilization by the Company of certain net operating loss carryforwards and other tax attributes of the Company, as approved for Goldman Sachs’ use by the Company, referred to in this section as the “Tax Attributes” and which, along with the Forecasts, are summarized in the section entitled “Special Factors—Certain Unaudited Prospective Financial Information”.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the government IT services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts and the Tax Attributes were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $29.35 in cash per share of the Company’s common stock to be paid to the holders (other than Parent, Veritas Capital, and their respective affiliates) of shares of the Company’s common stock pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the agreement or entered into or amended in connection with the Merger, including, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Merger, whether relative to the $29.35 in cash per share of the Company’s common stock to be paid to the holders (other than Parent, Veritas Capital, and their respective affiliates) of shares of the Company’s common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which the shares of the Company’s common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of the Company or Parent, or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs. In addition, Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

Financial Analyses of Goldman Sachs
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 25, 2021, the last trading day before the announcement of the Merger, and is not necessarily indicative of current market conditions.
Implied Premia and Multiples Analysis
Goldman Sachs calculated and compared the implied premia and implied multiples described below based on the $29.35 in cash per share to be paid to the holders of Shares pursuant to the Merger Agreement.
Goldman Sachs calculated the implied premia represented by the per share merger consideration of $29.35 relative to:
•
$19.60, the closing price of the Shares on November 6, 2020, the last trading day prior to media reports being published regarding a potential strategic process for the Company (which we refer to as the “Unaffected Share Price”);

•	$24.71, the volume weighted average price (which we refer to as the “VWAP”) of the Shares over the 30-trading-day period ended January 25, 2021 (which we refer to as the “30-Day VWAP”);
•	$23.10, the VWAP of the Shares over the 60-trading-day period ended January 25, 2021 (which we refer to as the “60-Day VWAP”); and
•	$21.68, the VWAP of the Shares over the 90-trading-day period ended January 25, 2021 (which we refer to as the “90-Day VWAP”).
The results of these calculations and comparisons are as follows:
Implied Premium Represented by $29.35 in per share merger consideration
Reference Price Per Share:
Unaffected Share Price of $19.60	49.7%
30-Day VWAP of $24.71	18.8%
60-Day VWAP of $23.10	27.1%
90-Day VWAP of $21.68	35.4%
In addition, Goldman Sachs calculated an implied equity value of the Company for purposes of calculating the following multiples by multiplying the per share merger consideration of $29.35 by the total number of fully diluted Shares outstanding as of January 25, 2021, calculated using information provided by the Company’s management and the treasury stock method. Goldman Sachs then calculated an implied enterprise value of the Company by adding to the implied equity value it calculated as described above, the Company’s net debt (defined for this purpose as the Company’s debt less cash) as of January 1, 2021, as provided by management of the Company.
Using the foregoing, Goldman Sachs calculated the implied enterprise value for the Company as a multiple of the estimated earnings before interest, taxes, depreciation and amortization (which we refer to as “Adjusted EBITDA”) of the Company for fiscal years 2021 and 2022, as reflected in the Forecasts.

The results of these calculations are as follows:
Multiples
Implied Enterprise Value as a Multiple of:
2021E Adjusted EBITDA	9.7x
2022E Adjusted EBITDA	11.3x
Illustrative Discounted Cash Flow Analysis
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per Share.
Using discount rates ranging from 6.25% to 7.25%, reflecting estimates of the Company’s weighted average cost of capital, and a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for the Company, by discounting to present value as of January 1, 2021, (a) the estimates of the unlevered free cash flow to be generated by the Company for the period from January 1, 2021 to March 31, 2026, as reflected in the Forecasts, and (b) a range of illustrative terminal values for the Company as of April 1, 2026, calculated by applying a range of terminal year multiples of 8.5x to 10.5x to the Company’s estimated terminal year Adjusted EBITDA as reflected in the Forecasts. Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of terminal year multiples of enterprise value to EBITDA was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and historical multiples for the Company.
Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived as described above and adding the estimated net present value of the Company’s future tax benefits, as calculated by Goldman Sachs using the Tax Attributes and a discount rate of 4.50%, reflecting an estimate of the Company's cost of debt. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived the Company’s net debt as of January 1, 2021, as provided by management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values by the implied total number of fully diluted Shares outstanding as of January 25, 2021, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of illustrative present values per Share of $20.04 to $26.89.
Illustrative Present Value of Future Share Price Analysis
Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of the Company’s common stock. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2022 to 2025. Goldman Sachs first calculated the implied EV of the Company as of March 31 for each of the fiscal years 2021 to 2024, by multiplying the one-year forward Adjusted EBITDA as of such date by an illustrative range of multiples of 8.0x to 10x. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and NTM EV/ EBITDA multiples for the Company. To derive illustrative implied equity values per Company common stock, Goldman Sachs then subtracted the amount of the Company’s projected net debt as of March 31, 2021, 2022, 2023, and 2024, respectively, as provided by management of the Company, from the range of implied EVs. Goldman Sachs then divided these implied equity values by the number of fully diluted Shares outstanding, as provided by management of the Company, to determine implied equity values per share of the Company’s common stock as of March 31, 2021, 2022, 2023, and 2024. Goldman Sachs then discounted these implied equity values per share to January 1, 2021 using a discount rate of 8%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added to such implied present values the aggregate dividends per share of Company common stock estimated to be paid by the Company for the fourth quarter of 2021 and each of the fiscal years 2022 to 2024 in the Forecasts, and as discounted to January 1, 2021 using a discount rate of 8%, reflecting an estimate of the Company’s cost of equity. These analyses resulted in a range of implied present values of $15.90 to $23.50 per share.

Selected Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions announced since 2018 involving target companies in the government IT services industry.
While none of the target companies in the selected transactions are directly comparable to the Company and none of the selected transactions are directly comparable to the Merger, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of the Company.
Using publicly available information, for each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the estimated EBITDA of the target company for the last twelve-month (“LTM EBITDA”) period ended prior to announcement of each applicable transaction, as disclosed in public company filings and other publicly available information. The selected transactions and the implied enterprise value to LTM EBITDA multiples calculated for the transactions are set forth below:
Announced	Acquiror	Target	EV / LTM EBITDA
February 11, 2018	General Dynamics Corporation	CSRA Inc.	12.1x
September 10, 2018	Science Applications International Corporation Corp.	Engility Holdings Inc.	12.6x
October 14, 2019	American Securities LLC / Lindsay Goldberg LLC	AECOM Management Services	11.6x
February 6, 2020	Science Applications International Corporation Corp.	Unisys Corporation	11.1x
Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a reference range of enterprise value to LTM EBITDA multiples of 11.0x to 13.0x to the Company’s estimated Adjusted EBITDA for the Company’s fiscal year 2021 (pro forma for the loss of the NGEN contract as provided by management of the Company) to derive a range of implied enterprise values for the Company. Goldman Sachs subtracted from this range of implied enterprise values the Company’s net debt as of January 1, 2021, as provided by management of the Company, and divided the result by the implied total number of fully diluted Shares outstanding as of January 25, 2021, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of implied values per Share of $25.20 to $32.19.
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available data obtained from Dealogic, the premia paid in 229 acquisitions of publicly traded companies in the United States announced during the period from January 1, 2016 through December 31, 2020 in which the target company had an implied enterprise value of $1 billion to $10 billion. For the entire period from January 1, 2016 through December 31, 2020, Goldman Sachs calculated the 25th percentile and 75th percentile of the premia paid in acquisitions announced during such period relative to the target company’s unaffected stock price at the close of trading on the day prior to the original announcement of the transaction.
Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 12%-41% (based on the 25th percentile and 75th percentile of the premia paid in acquisitions announced in the entire period relative to the target company’s share price over the one-trading day prior to the original announcement of the transaction) to the Unaffected Share Price. This analysis resulted in a range of implied values per Share of $21.95 to $27.64.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view, as of the date of the opinion, to the holders (other than Parent, Veritas Capital, and their respective affiliates) of the outstanding shares of the Company’s common stock of the $29.35 in cash per share of the Company’s common stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The consideration of $29.35 in cash per share of the Company’s common stock was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Veritas Capital, and any of its affiliates and portfolio companies, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. During the two year period ended January 27, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Veritas Capital and its affiliates and/or portfolio companies from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to StandardAero Business Aviation Services LLC, a former portfolio company of Veritas Capital, in connection with its sale in April 2019; as financial advisor to Veritas Capital in connection with the sale of a stake in Veritas Capital in April 2020; and as financial advisor to Gainwell Technologies LLC, a portfolio company of Veritas Capital, in connection with its pending acquisition of HMS Holdings Corporation announced in December 2020. During the two year period ended January 27, 2021, Goldman Sachs recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to Veritas Capital and/or its affiliates and portfolio companies (which may include companies that are not controlled by Veritas Capital) of approximately $51 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Veritas Capital and their respective affiliates and, as applicable, portfolio companies for which Goldman Sachs’ Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Veritas Capital and its affiliates from time to time and may have invested in limited partnership units of affiliates of Veritas Capital from time to time and may do so in the future.
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter, dated January 25, 2021, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $28 million, $3 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. Goldman Sachs may receive an additional fee of up to $2 million at the Company’s discretion. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Stone Key
At the January 26, 2021 meeting of the Board, Stone Key delivered its oral opinion, which was subsequently confirmed in writing, that, as of January 26, 2021, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration was, from a financial point of view, to the holders of the outstanding shares of Perspecta common stock, excluding Parent, Merger Sub and their respective affiliates. The full text of Stone Key’s written opinion is attached as Annex C to this proxy statement, and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Stone Key. Stone Key provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. Stone Key’s opinion does not constitute a recommendation to the Board in connection with the Merger, nor does the opinion constitute a recommendation to any holders of Perspecta common stock as to how to vote in connection with the Merger or any other matter.
In reading the discussion of the fairness opinion set forth below, you should be aware that Stone Key’s opinion:
•
was provided to Perspecta’s senior management and Board in connection with their consideration of the Merger and, except as required by applicable law, rule or regulation, may not be reproduced, disseminated, quoted from or referred to by Perspecta at any time, in whole or in part, without Stone Key’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

•	did not constitute a recommendation to the Board;
•	did not constitute a recommendation to any stockholder of Perspecta as to how to vote in connection with the Merger or any other matter;
•
did not address Perspecta’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Perspecta, the financing of the Merger or the effects of any other transaction in which Perspecta might engage;

•
addressed only the fairness, from a financial point of view, of the Merger Consideration to the holders of the outstanding shares of Perspecta Common Stock, excluding Parent, Merger Sub and their respective affiliates;

•
did not express any view or opinion with respect to the fairness of the compensation to be received in connection with the Merger by holders of any other class of securities, creditors or other constituencies of Perspecta;

•
did not express any view or opinion with respect to the allocation of the aggregate consideration to be paid in connection with the Merger among holders of various classes of securities or other constituencies of Perspecta;

•
did not express any view or opinion with respect to the merits of the Merger to any holder of Perspecta equity relative to any other holder of Perspecta equity or as to the fairness of the Merger, from a financial point of view, to Parent, Merger Sub and their respective affiliates;

•
did not address any other term or aspect of the transaction documentation, including the Merger Agreement, or any term or aspect of any other agreement or instrument contemplated by the transaction documentation or entered into or amended in connection with the Merger, or the impact thereof on Perspecta;

•
did not express any opinion as to the impact of the Merger or any transaction entered into in connection therewith on the solvency or viability of Perspecta or Parent (or its affiliates) or the ability of Perspecta or Parent (or its affiliates) to pay their respective obligations, when they become due; and

•
did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Perspecta’s officers, directors or employees, or any class of these persons, in connection with the Merger relative to the Merger Consideration to be received by the stockholders of Perspecta pursuant to the Merger.

Stone Key’s opinion may not be relied upon by Veritas Capital, Parent or Merger Sub or any director, officer or employee of, or investor in, Veritas Capital (or its affiliated fund entities), Parent or Merger Sub.
Perspecta did not provide specific instructions to, or place any limitations on, Stone Key with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.
In connection with rendering its opinion, Stone Key:
•	reviewed drafts of the transaction documentation in substantially final form;
•
reviewed Perspecta’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 2018, 2019 and 2020, its Quarterly Reports on Form 10-Q for the periods ended July 3, 2020 and October 2, 2020, its preliminary results for the quarter ended January 1, 2021 and its Current Reports on Form 8-K filed since March 31, 2020;

•
reviewed certain operating and financial information relating to Perspecta’s business and prospects, including projections for the six years ending April 3, 2026, all as prepared and provided to Stone Key by Perspecta’s management;

•	met with certain members of Perspecta’s management to discuss Perspecta’s business, operations, historical and projected financial results and future prospects;
•	reviewed the historical prices, trading multiples and trading volume of the Shares;
•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which Stone Key deemed generally comparable to Perspecta;
•	reviewed the terms of certain relevant mergers and acquisitions involving companies which Stone Key deemed generally comparable to Perspecta;
•
performed discounted cash flow analyses based on the projections for Perspecta furnished to Stone Key by Perspecta; Perspecta’s cash flows for the period between the January 25, 2021 valuation date and March 31, 2021 were calculated in proportion to Perspecta’s projections for the entire fiscal year; and

•	conducted such other studies, analyses, inquiries and investigations as Stone Key deemed appropriate.
In connection with rendering its opinion, Stone Key further noted that:
•
Stone Key relied upon and assumed the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, including, without limitation, the projections referred to above.

•
With respect to the projections, Stone Key assumed, with the consent of Perspecta’s Board, that they were, at the time of their preparation, reasonably prepared and reflect appropriate estimates and judgments of the management of Perspecta based on then available facts and circumstances as to the expected future performance of Perspecta. In performing its discounted cash flow analyses, Perspecta’s management directed Stone Key to use the projections described above.

•
Stone Key did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the projections; Stone Key expressed no view or opinion as to the projections and the assumptions upon which they were based; and Stone Key further relied upon the assurances of the management of Perspecta that they were unaware of any facts that would have made the information and projections incomplete or misleading.

•
Stone Key has assumed that the near-term and long-term impact of the pending COVID-19 pandemic has been accurately forecasted in such (i) information, including projections (and the assumptions upon which they are based); and (ii) estimates, judgments and assurances of management of Perspecta. Stone Key expresses no opinion as to the impact on its opinion if the actual near-term and/or long-term impact of the pandemic varies from the forecasted amounts.

•
In arriving at its opinion, Stone Key did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Perspecta, nor was Stone Key furnished with any such appraisals.

•
During the course of Stone Key’s engagement, Stone Key was asked by Perspecta’s Board to solicit indications of interest from various third parties regarding a transaction with Perspecta, and Stone Key considered the results of such solicitation in rendering its opinion.

•
Stone Key assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Stone Key’s analysis.

•
Stone Key assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any amendments or modifications, the effect of which would be in any way meaningful to Stone Key’s analysis.

•	Stone Key is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Perspecta and its advisors with respect to these issues.
•	Stone Key did not express any opinion as to the price or range of prices at which the shares of Perspecta common stock may trade subsequent to the announcement of the Merger.
The following is a summary of the principal financial and valuation analyses performed by Stone Key and presented to the Board in connection with rendering its fairness opinion. The full text of the written presentation by Stone Key to the Board has been attached as Exhibit (c)(vi) to the Schedule 13E-3 in connection with the Merger and is incorporated by reference herein in its entirety.
Some of the financial and valuation analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Stone Key’s financial and valuation analyses. Stone Key assumes no responsibility if future results are different from those described, whether or not any such difference is material.
Transaction Valuation Overview
Based on the transaction price of $29.35 per share, Stone Key reviewed the implied transaction enterprise value/forward earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples with respect to the Merger. Stone Key calculated the transaction price premia in relation to various Perspecta stock prices that were based on (i) the closing price as of January 25, 2021, (ii) the stock price as of November 6, 2020, three days prior to November 9, 2020, the date on which an article was published by Bloomberg suggesting that Perspecta was considering a sale (the “Unaffected Stock Price”), (iii) the 30-day and 90-day average closing prices as of January 25, 2021 and (iv) the 52-week high and 52-week low closing prices as of January 25, 2021.
Transaction Premia and Implied Transaction Multiples
Transaction Price per Share	$29.35
Acquisition Premium/(Discount) Relative to:	Perspecta Stock Price	Premium
Closing Stock Price as of 1/25/2021	$26.54	10.6%
Unaffected Stock Price as of 11/06/2020	19.60	49.7
30-Day Average Price as of 1/25/2021	24.84	18.2
90-Day Average Price as of 1/25/2021	22.14	32.6
52-Week High Price as of 1/25/2021	29.41	(0.2)
52-Week Low Price as of 1/25/2021	15.39	90.7
Transaction Enterprise Value/Calendar Year (CY) 2021 Estimated EBITDA:
Management Estimates		11.4x
Transaction Enterprise Value/CY2022E EBITDA:
Management Estimates		12.0x

Stone Key’s Valuation Analyses
After an evaluation of a number of different valuation techniques, Stone Key concluded that the perpetual growth-based discounted cash flow-based methodology, the terminal multiple discounted cash flow-based methodology and the precedent mergers and acquisition transaction analysis were the most appropriate valuation techniques. The discounted cash flow-based methodologies were deemed appropriate as these methodologies capture the long-term cash flows representative of the Perspecta business. The precedent mergers and acquisition transaction analysis was deemed appropriate as it compares prices paid for acquisitions of companies of comparable service offerings and size.
Discounted Cash Flow Analyses. Stone Key performed both discounted cash flow analyses based on Perspecta’s projected unlevered after-tax free cash flows and assumptions regarding the weighted average cost of capital. In addition, for the perpetual growth method, estimates of the perpetual growth rates were used, and, for the terminal multiples method, estimates of terminal multiple value exit multiples were used.
In performing its discounted cash flow analyses:
•	Stone Key based its discounted cash flow analyses on the management projections that Stone Key was directed to use, as described above, by Perspecta’s management.
•
Stone Key estimated Perspecta’s weighted average cost of capital to be within a range of 6.5% to 7.5% based on, among other factors, (i) a review of Perspecta’s adjusted three-year FactSet historical adjusted beta and five-year FactSet historical adjusted beta as well as similar beta information for the comparable companies, (ii) Stone Key’s estimate of the U.S. equity risk premium, (iii) Perspecta’s capital structure and (iv) Stone Key’s investment banking and capital markets judgment and experience in valuing companies similar to Perspecta.

•	For purposes of the perpetual method, Stone Key used perpetual growth rates of 0.50%-1.50%.
•	For purposes of the terminal multiples method, Stone Key used a reference range of terminal enterprise value/forward EBITDA multiples of 9.0x to 13.0x.
•
Stone Key’s discounted cash flow analyses resulted in an overall reference range of $24.06 to $37.33 per share using the perpetual growth method and $21.02 to $33.79 per share using the terminal multiples method for purposes of valuing Perspecta common stock.

•	Stone Key noted that the transaction price of $29.35 was in line with the aforementioned valuation reference ranges.
Precedent Merger and Acquisition Transactions Analysis. Stone Key reviewed and analyzed certain relevant precedent merger and acquisition transactions during the past several years involving government technology services companies based on comparable service offerings, target markets and transaction size. The transactions were analyzed using both the transaction value with and without the value of the reported tax benefits.
The following precedent merger and acquisition transactions were considered by Stone Key:
•	General Dynamics Corporation’s acquisition of CSRA Inc.
•	Science Applications International Corporation’s acquisition of Engility Holdings, Inc.
•	Science Applications International Corporation’s acquisition of the U.S. Federal business of Unisys Corporation
In performing its precedent merger and acquisition transactions analysis:
•	Stone Key selected a reference range of transaction multiples based on transaction enterprise value / forward EBITDA multiple range of 10.5x to 13.3x.
•
Stone Key’s analysis of the select relevant precedent merger and acquisition transactions resulted in an overall reference range of $25.91 to $36.34 per share for purposes of valuing Perspecta common stock.

•	Stone Key noted that the transaction price of $29.35 was in line with the aforementioned valuation reference range based on the precedent merger and acquisition transactions analysis.

Other Analyses.
Comparable Company Analysis. Stone Key compared and analyzed Perspecta’s historical stock price performance, historical and projected financial performance and valuation metrics against other publicly traded companies in the government technology services industry.
The following publicly traded government technology services industry comparable companies were used in the analysis of Perspecta and were selected on the basis of similar service offerings, end markets, industry focus and customer focus:
•	Booz Allen Hamilton Holding Corporation
•	CACI International Inc
•	Leidos Holdings, Inc.
•	ManTech International Corporation
•	Science Applications International Corporation
Stone Key calculated the two-year average trading multiples for the above comparable companies based on Wall Street consensus estimates and publicly available filings as of January 25, 2021, which yielded an average enterprise value/next twelve months (NTM) EBITDA multiple of 13.1x. Stone Key also calculated the two-year average trading multiple for Perspecta in the same time span, which yielded an average enterprise value/NTM EBITDA multiple of 8.8x.
In performing its comparable company analysis:
•	Stone Key selected a reference range of trading multiples based on an enterprise value to CY2021E EBITDA multiple range of 9.0x to 13.0x.
•
For the purposes of valuing Perspecta common stock, Stone Key’s analysis of the comparable companies resulted in an overall reference range of $20.33 to $35.22 per share (without having assumed any acquisition premium).

Stone Key noted that, although instructive, the comparable companies analysis was not given substantial weight in its overall analysis, other than to ensure that Perspecta’s public trading multiples were appropriate, because of differences with respect to financial and operating characteristics between Perspecta and the companies to which it was being compared and other factors, including Perspecta’s declining margin profile and higher capital intensity.
Additional Analyses. Stone Key also performed additional analyses that were provided for reference but not a focus of the opinion, including:
•	the 52-week trading closing price range for Perspecta for the period ending January 25, 2021, which yielded a range of $15.39 to $29.41 per share;
•	Wall Street analyst price targets analysis, which indicated a low and high price target of $25.00 to $30.00 per share;
•
a present value of future stock prices analysis, which discounts, at the midpoint of Perspecta’s cost of equity, the implied future price per share derived by applying a range of forward EBITDA multiples to the management projected EBITDA, deducting management projected net debt and dividing by management projected fully diluted shares outstanding. Stone Key observed that for periods of fiscal year 2021 to fiscal year 2025 at a forward EBITDA range of 9.0x – 13.0x, the present value analysis indicated a price range of $18.92 to $34.53 per share; and

•
a precedent premiums paid analysis of certain precedent transactions announced from 2016 through 2020 involving U.S. public companies where the target consideration was paid in cash. Stone Key observed a range of premiums to the one-day unaffected stock prices of 11.8% to 41.1%. Applying the range of premium to the Unaffected Stock Price of $19.60 per share, which indicated a range of implied equity value of $21.91 to $27.66 per share.

Other Considerations
The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Stone Key create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Stone Key opinion. In arriving at its opinion, Stone Key:
•
based its analyses on assumptions that it deemed reasonable, including those described (i) in the bulleted sections set forth in the last paragraph starting on page 37 and (ii) in the section entitled “— Stone Key's Valuation Analyses” above;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Stone Key opinion; and
•
arrived at its ultimate opinion on the basis of its experience and professional judgment after considering the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Stone Key in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Shares (excluding Parent, Merger Sub and their respective affiliates) pursuant to the Merger.

Stone Key also noted that:
•
The analyses performed by Stone Key, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•
None of the public companies used in the comparable company analysis described above are identical to Perspecta, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the Merger.

•
Accordingly, the analyses of publicly traded comparable companies and precedent merger and acquisition transactions are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which Perspecta and the Merger were compared.

•	The analyses performed by Stone Key do not purport to be appraisals or to reflect the prices at which any securities may trade at any time.
The type and amount of consideration payable in the Merger were determined through negotiations between Perspecta and Parent and were approved by the Board. Stone Key provided advice to Perspecta during these negotiations. Stone Key did not, however, recommend to Perspecta or the Perspecta Board that any specific amount of consideration be received by the holders of Shares in connection with the Merger. The decision to enter into the Merger Agreement was solely that of the Board. The Stone Key opinion was just one of the many factors taken into consideration by the Board. Consequently, Stone Key’s analyses should not be viewed as determinative of the decision of the Board with respect to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Shares (excluding Parent, Merger Sub and their respective affiliates) pursuant to the Merger.
Stone Key is an internationally recognized investment banking firm with substantial experience advising companies in the government technology services industry, as well as substantial experience providing strategic advisory services. Stone Key, as part of its investment banking business, is continuously engaged in the evaluation of business and their debt and equity securities in connection with merger and acquisitions, valuations and general corporate advisory services. Perspecta retained Stone Key as a financial advisor in connection with the Merger because of its qualifications and expertise, as well as its familiarity with the business of Perspecta. Pursuant to the engagement letter between Stone Key and Perspecta, Perspecta has agreed to pay Stone Key a fee totaling at least $28 million, of which $3 million was earned upon delivery of its opinion and the remaining portion of which will be payable upon the consummation of the Merger. In the sole discretion of the Chairman and Chief Executive Officer of Perspecta, this fee may be increased by up to $2 million. In addition, Perspecta has agreed to reimburse Stone Key for certain expenses, including fees and disbursements of legal counsel, and to indemnify Stone Key against certain liabilities arising out of Stone Key’s engagement.
On July 19, 2019, Stone Key was engaged by Perspecta to render a fairness opinion with respect to Perspecta’s acquisition of Knight Point Systems, LLC, for which Perspecta paid Stone Key a fee of $250,000. In addition, Perspecta agreed to reimburse Stone Key for certain expenses, including fees and disbursements of legal counsel, and to indemnify Stone Key against certain liabilities arising out of Stone Key’s engagement.
On April 27, 2020, Stone Key was engaged by Perspecta to render a fairness opinion with respect to Perspecta’s acquisition of DHPC Technologies, Inc., for which Perspecta paid Stone Key a fee of $250,000. In addition, Perspecta agreed to reimburse Stone Key for certain expenses, including fees and disbursements of legal counsel, and to indemnify Stone Key against certain liabilities arising out of Stone Key’s engagement.
Stone Key may seek to provide Parent and its affiliates with certain investment banking and other services unrelated to the Merger in the future.
Presentations by Financial Advisors to the Company
Copies of Goldman Sachs’ and Stone Key’s written opinions and presentations to the Board on January 26, 2021 have been attached as Exhibits (c)(v) and (c)(vi), respectively, to the Schedule 13E-3 in connection with the Merger. These materials will be available for any interested shareholder of Perspecta (or any representative of a shareholder who has been so designated in writing) to inspect and copy at Perspecta’s principal executive offices during regular business hours.
In addition to the presentations made to the Board described above, Goldman Sachs and Stone Key also made a joint written and oral presentation to the Board on January 14, 2021, which reviewed, among other things, certain internal financial analyses and forecasts for the Company prepared by management of the Company, as approved for Goldman Sachs’ and Stone Key’s use by the Company (the “Forecasts”) (for information regarding preparation of the Forecasts, see the section of this proxy statement entitled “Special Factors—Certain Unaudited Prospective Financial Information”), and included: (i) observations on the historical and projected financial performance for the Company and certain other government IT services companies using publicly available information, (ii) observations on historical and projected U.S. federal IT spending growth and (iii) preliminary illustrative present value of future share price analyses for the Company using projected EBITDA for the Company for fiscal years 2022-2024 as set forth in the Forecasts. A copy of such written presentation by Goldman Sachs and Stone Key to the Board has been attached as Exhibit (c)(iii) to the Schedule 13E-3 in connection with the Merger.
Goldman Sachs and Stone Key also made a joint written and oral presentation to the Board on January 25, 2021, which reviewed certain financial aspects of proposals to acquire the Company that had been recently received by the Company and certain preliminary financial analyses regarding the Company including: (i) preliminary illustrative contribution analyses of a potential transaction between the Company and Company A using historical stock trading prices as well as revenue, EBITDA, Adjusted Operating Income, Adjusted Net Income and Levered Free Cash Flows for fiscal years 2021-2023 as set forth in the Forecasts, and certain financial analyses and forecasts for Company A prepared by management of Company A (the “Company A Forecasts”), as approved for Goldman Sachs’ and Stone Key’s use by the Company, (ii) observations on revenue and EBITDA growth for fiscal years 2019-2022 for the Company and Company A on a stand-alone basis and pro forma for a potential transaction using publicly financial information, the Forecasts and the Company A Forecasts, (iii) observations on Enterprise Value / EBITDA multiples for the Company and certain other government IT services companies over certain periods using historical financial information as well as 2021 financial information provided by the Company or publicly available and (iv) preliminary illustrative present value of future share price analyses for the Company using projected EBITDA for the Company for fiscal years 2022-2024 as set forth in the Forecasts. A copy of such written presentation by Goldman Sachs and Stone Key to the Board has been attached as Exhibit (c)(iv) to the Schedule 13E-3 in connection with the Merger. Both the January 14, 2021 written presentation and the January 25, 2021 written presentation will be available for any interested shareholder of Perspecta (or any representative of a shareholder who has been so designated in writing) to inspect and copy at Perspecta’s principal executive offices during regular business hours.

Such other written and oral presentations by Goldman Sachs and Stone Key, alone or together, did not constitute an opinion of Goldman Sachs or Stone Key. Information contained in such other written and oral presentations was substantially similar to the information provided in Goldman Sachs’ and Stone Key’s written presentation to the Board on January 26, 2021, as described above.
The financial analyses in such other written and oral presentations were based on market, economic and other conditions as they existed as of the date of such presentations as well as other information that was available at such time. Accordingly, the results of the financial analyses may have differed due to changes in those conditions. Finally, Goldman Sachs and Stone Key continued to refine various aspects of their financial analyses with respect to Perspecta over time.
Purpose and Reasons of the Company for the Merger
The Company’s purpose for engaging in the Merger is to enable its stockholders to receive the Merger Consideration, which Merger Consideration represents a premium of (i) 49.7% over the closing price of the Shares on November 6, 2020, the last trading day before the first public reports of a potential strategic process for the Company and (ii) 11.8% over the closing price of the Shares on January 26, 2021, the last trading day before the announcement of the Merger. The Company believes that the Merger provides the best opportunity to maximize stockholder value. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Disinterested Directors described in detail above under “Special Factors — Recommendation of the Board; Fairness of the Merger.”
Purpose and Reasons of the Sponsor Entities for the Merger
For the Sponsor Entities, the primary purpose of the Merger is to allow Parent to own equity interests in the Company and to bear the rewards and risks of such ownership after the Merger is completed and the Shares cease to be publicly traded. The Sponsor Entities believe that structuring the transaction in such manner is preferable to other transaction structures because it (i) will enable Parent to acquire all of the Shares at the same time, (ii) will allow the Company to cease to be a publicly registered and reporting company, and (iii) represents an opportunity for the Company’s unaffiliated shareholders to receive $29.35 in cash per Share. The Sponsor Entities did not consider any other alternative transaction structures or other alternative means to accomplish the foregoing purposes.
Plans for the Company After the Merger
If the Merger is consummated, the Company will be integrated into the existing business, operations and assets of Peraton Intermediate Holding Corp. The Sponsor Entities currently anticipate that the Company’s operations initially will be otherwise conducted following the closing substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be an indirect wholly owned subsidiary of Parent). The Sponsor Entities are currently conducting a review of the Company and its business and operations with a view towards determining how to redirect the Company’s operations to improve the Company’s long-term earnings potential as a private company (including by reducing the Company’s costs and expenses following the Merger) and expect to complete such review following consummation of the Merger. Further, following consummation of the Merger, the Sponsor Entities will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Merger to enhance the business and operations of the Company.
Parent does not currently own any equity interest in the Company. However, affiliates of the Sponsor Entities hold 23,273,341 shares of the Company’s common stock, or approximately 14.44% of the outstanding common stock. Following consummation of the Merger, Parent will own 100% of the outstanding equity interest of the surviving corporation and will have a corresponding interest in the Company’s net book value and net earnings.
From and after the effective time of the Merger, (a) the directors of Merger Sub immediately prior to the effective time of the Merger shall be the directors of the surviving corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation, bylaws and applicable law, and (b) the officers of the Company immediately prior to the effective time of the Merger shall continue to be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation, bylaws and applicable law.
As a result of the completion of the Merger, the Sponsor Entities’ interest in the Company’s net book value and net income or losses will increase. According to the Company's Quarterly Report on Form 10-Q filed on February 5, 2021, the Company’s net book value as of January 1, 2021 was approximately $1,408 million and according to the Company’s Annual Report on Form 10-K filed on May 22, 2020, the Company’s net loss for the fiscal year ended March 31, 2020 was approximately $676 million.
Assuming the percentage ownership of the Sponsor Entities is unchanged, each of Veritas Capital Fund Management, L.L.C. and Ramzi Musallam beneficially own shares with a 14.44% interest in the net book value and net losses of the Company, or approximately $203 million of the net book value as of January 1, 2021 and approximately $98 million of the Company’s net loss for the fiscal year ended March 31, 2020.
Assuming the completion of the Merger, each of the Sponsor Entities would beneficially own, directly or indirectly, 100% of the Company’s common stock and, accordingly, their interest in the Company’s net book value and net income or losses would increase to 100%, and the Sponsor Entities would be entitled to all other benefits resulting from their 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, the Sponsor Entities would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the completion of the Merger.
Certain Effects of the Merger
If the Merger Agreement is adopted by the requisite votes of the Company’s stockholders and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger.
Treatment of the Shares
At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) the Shares owned by the Company or any of the Company subsidiaries and (ii) the Shares owned by Parent, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive the Merger Consideration, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Merger Agreement, whereupon all such Shares will cease to be outstanding and will be automatically canceled and extinguished and cease to exist, and the holders of such Shares will cease to have any rights with respect thereto, other than the right to receive the Merger Consideration.
Treatment of Stock Options and Other Equity-Based Awards
Stock Options. At the effective time of the Merger, outstanding stock options, whether vested or unvested, will be cancelled in exchange for a lump-sum cash payment, payable as soon as practicable following the effective time of the Merger, equal to the product of (i) the total number of the Shares subject to the stock option immediately prior to the effective time of the Merger multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of the stock option, without interest and less applicable taxes required to be withheld. Any outstanding stock option that has an exercise price per Share equal to or in excess of the Merger Consideration will be canceled at the effective time of the Merger for no consideration.
Restricted Stock Units. At the effective time of the Merger, each outstanding restricted stock unit (including all Company RSUs and all Company PSUs) will become fully vested (at the greater of the “target” level and actual performance based on the performance through the effective time for Company PSUs) and cancelled in exchange for a lump-sum cash payment equal to the Merger Consideration and the value of any accumulated dividend equivalents in respect of such restricted stock unit, less applicable taxes required to be withheld.
Director Stock Units. At the effective time of the Merger, each outstanding restricted stock unit held by a member of the Board will become fully vested and cancelled in exchange for the right to receive a lump-sum cash payment equal to the Merger Consideration and the value of any accumulated dividend equivalents accumulated in respect of such restricted stock unit.

Benefits of the Merger for the Company’s Unaffiliated Stockholders
The primary benefit of the Merger to the unaffiliated stockholders will be their right to receive the Merger Consideration, without interest, less any applicable withholding taxes, for each Share held by such stockholders as described above, representing a premium of 49.7% above the closing price of Shares on November 6, 2020, the last trading day before the first public reports of a potential strategic process for the Company and a premium of 11.8% over the closing price of the Shares on January 26, 2021, the last trading day before the announcement of the Merger. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in our future earnings, growth or value.
Detriments of the Merger to the Company’s Unaffiliated Stockholders
The primary detriments of the Merger to our unaffiliated stockholders include the lack of an interest of such stockholders in the potential future earnings, growth, or value realized by the Company after the Merger.
Certain Effects of the Merger for Veritas
Following the Merger, all of the equity interests in the Company will be beneficially owned, indirectly through Parent, by the Sponsor Entities. If the Merger is completed, the Sponsor Entities and their other equity investors will be the sole beneficiaries of our future earnings and growth, if any, and they will be the only ones entitled to vote on corporate matters affecting the Company following the Merger. Similarly, the Sponsor Entities and their other equity investors will also bear the risks of ongoing operations, including the risks of any decrease in the value of the Company after the Merger and other risks related to the incurrence by the surviving corporation of significant debt as described below under “Special Factors—Financing of the Merger—Debt Financing”.
Certain Effects on the Company if the Merger is not Completed
If the Merger Agreement is not adopted by the Company’s stockholders or if the Merger is not completed for any other reason, Perspecta’s stockholders will not receive any payment for their Shares in connection with the Merger. Instead, unless the Company is sold to a third party, Perspecta will remain an independent public company, and the Shares will continue to be traded on the NYSE, for so long as it continues to meet eligibility listing standards. In addition, if the Merger is not completed, the Company expects that management will operate Perspecta’s business in a manner similar to that in which it is being operated today and that Perspecta’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the government services industry in which Perspecta operates and adverse economic conditions. There is no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of Shares may decline to the extent that the current market price of Shares reflects a market assumption that the Merger will be completed.
Under certain circumstances, if the Merger is not completed, Perspecta would be required to pay Parent a termination fee in an amount equal to approximately $97 million, or Parent would be required to pay the Company a termination fee of approximately $243 million. See “The Merger Agreement — Termination Fees.”
Certain Unaudited Prospective Financial Information
Except for annual guidance, the Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections. In connection with its consideration of the Company’s stand-alone prospects and potential strategic transactions available to the Company, management of the Company prepared and provided to the Board, Goldman Sachs and Stone Key financial forecasts (together, the “Management Projections”). Management of the Company also prepared financial information related to the expected utilization by the Company of certain federal net operating loss carryforwards and tax benefits from amortization and depreciation for the Company (which we refer to as the “Tax Attributes”). The Tax Attributes were provided to Goldman Sachs, Stone Key, Veritas Capital and other potential transaction counterparties. We refer to the Management Projections and the Tax Attributes, collectively, as the “projections.” The Company’s management subsequently directed each of Goldman Sachs and Stone Key to use the projections in connection with rendering its fairness opinion to the Board and performing its related financial analysis, as described above under the heading “—Opinions of Perspecta’s Financial Advisors.” The summary of the projections is included in this proxy statement solely to give the Company’s stockholders access to certain financial projections that were made available to the Board, Goldman Sachs and Stone Key, and is not being included in this proxy statement to influence a Company stockholder’s decision whether to vote to adopt the Merger Agreement and approve the Merger.
The projections were prepared by our management for internal use. The projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of the Company’s management’s knowledge and belief), the reasonable projections of the future financial performance of the Company.
Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the projections cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. The projections presented below were primarily based on a contract waterfall comprised of the Company’s existing engagements, contract renewals and new business awards. The key assumptions through the forecast period for the projections include:
•	government information technology spending increases of 2% or less per year so revenue growth comes primarily from market share gains;
•
receiving the estimated remaining revenue of approximately $14 billion from existing signed contracts, assuming the exercise of all options relating to such contracts and including executed task orders issued under ID/IQ contracts, and estimated revenue from follow-on work for the existing signed contracts;

•	successfully winning at least 90% of existing signed contracts that are up for renewal or re-compete;
•	successfully winning 29% of new business opportunities; and
•	with respect to the Management Projections, an anticipated annual tax rate of 25.2%.
The timing of renewals and new business awards were determined by the Company's management based on the best available information and knowledge of the customer's circumstances.
Important factors that may affect actual results and result in the projections not being achieved include, but are not limited to, any issue that compromises the Company’s relationships with its customers, changes in the U.S. federal, state and local governments’ spending and mission priorities, failure to comply with numerous laws, regulations and rules, the Company’s ability to compete effectively and other risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the projections may be affected by the Company’s inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information.
The inclusion of the projections in this proxy statement should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives considered or considers the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. Neither the Company nor any of its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Company’s stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in the projections or can give any assurance that actual results will not differ materially from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the projections, except as otherwise required by law.
The projections include non-GAAP financial measures, and they were presented because management believed they could be useful indicators of the Company’s projected future operating performance. The Company prepared the projections on a non-GAAP basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. As used herein, “GAAP” means generally accepted accounting principles.
All financial projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020 and subsequent quarterly and current reports on Form 10-Q and 8-K. Please consider carefully the discussion entitled “Cautionary Statement Concerning Forward-Looking Statements” elsewhere in the proxy statement.
In light of the foregoing factors and the uncertainties inherent in the projections, the Company’s stockholders are cautioned not to place undue, if any, reliance on the projections.
The following is a summary of the projections (unaudited):
	For Fiscal Year
(dollars in millions)	2021E	2022E	2023E	2024E	2025E	2026E
Total Revenue	$4,535	$3,945	$3,994	$4,153	$4,320	$4,492
Adjusted EBITDA(1)	$689	$591	$582	$595	$609	$624
Capital Expenditures(2)	$162	$112	$88	$79	$77	$76
(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure. Our calculation of Adjusted EBITDA may differ from other companies and excludes the following items: interest, income taxes, depreciation and amortization, restructuring, separation, transaction and integration-related cost and other non-recurring items. Adjusted EBITDA differs from Adjusted EBITDA disclosed in the Company’s reports filed with the SEC (“Reported Adjusted EBITDA”) because Reported Adjusted EBITDA does not include expenses associated with stock-based compensation.

(2)	Capital expenditures include purchases of property, equipment and software, finance lease payments and outsourcing contract payments.
	For Fiscal Year
(dollars in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E and beyond
Deferred tax assets(1)	$46	$46	$44	$28	$20	$15	$46
(1)
Represents deferred tax assets relating to net operating losses subject to applicable statutory limitations, tax amortization of intangibles and goodwill and tax depreciation of fixed assets, but excluding deferred tax liabilities. Assumes a tax rate of 28%. The Company’s management directed Goldman Sachs and Stone Key to assume a tax rate of 25.2% in connection with rendering their respective fairness opinions.

Interests of Executive Officers and Directors of the Company in the Merger
The Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders generally. In considering the recommendations of the Board, including that you vote to approve the Merger Agreement Proposal, you should be aware of these interests. In reaching its decision to make such recommendations and to approve the Merger, the Board was aware of and considered the interests described below.
Payments to Executive Officers in Respect of Equity Awards
Upon the effective time of the Merger, each Company RSU, Company PSU and Director RSUs will be converted into the right to receive the Merger Consideration as described below. None of the Company’s executive officers hold any unvested stock options.
Restricted Stock Units. At the effective time of the Merger, each outstanding restricted stock unit (including all Company RSUs and all Company PSUs) will become fully vested (at the greater of the “target” level and actual performance based on the actual performance through the effective time for performance stock units) and cancelled in exchange for a lump-sum cash payment equal to the Merger Consideration and the value of any accumulated dividend equivalents in respect of such restricted stock unit, less applicable taxes required to be withheld.
Director RSUs. At the effective time of the Merger, each outstanding Director RSU will become fully vested and cancelled in exchange for only the right to receive lump-sum cash payment equal to the Merger Consideration and the value of any accumulated dividend equivalents in respect of such Director RSU.
For an estimate of the amount payable to each of the Company’s named executive officers in respect of such unvested equity-based awards on the closing date of the Merger, which we assume to be March 18, 2021 for these purposes, see “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Golden Parachute Compensation” below.
The table below also sets forth the total amount, based on the number of Shares and equity-based awards determined as described above, per individual, payable in respect of such Shares and equity-based awards on the closing date of the Merger, assuming (i) the closing date of the Merger was March 18, 2021 and (ii) the number of outstanding Shares and equity-based awards for each director and executive officer on the closing of the Merger were equal to the number of Shares and equity-based awards that were outstanding as of March 18, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement (such numbers do not forecast any grants, any vesting, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement). For purposes of these estimates, the number of the Shares owned and the Shares subject to Company RSUs, Company PSUs and Director RSUs were multiplied by the per Share Merger Consideration of $29.35.
Shares and Equity Awards held by Directors and Executive Officers
Name of Section 16(b) Reporting Person	Number of Shares Owned	Number of Company Stock Options Outstanding	Number of Company RSUs Outstanding	Number of Director RSUs Outstanding	Number of Company PSUs Outstanding
John M. Curtis	57,066	—	181,912	—	358,838
John P. Kavanaugh	65,827	—	77,371	—	92,824
James L. Gallagher	8,298	12,742	32,390	—	36,322
Tammy M. Heller	3,232	—	32,704	—	35,715
William G. Luebke	6,785	—	27,286	—	28,335
Sondra L. Barbour	13,400	—	—	6,800	—
Sanju K. Bansal	13,400	—	—	6,800	—
Lisa S. Disbrow	13,400	—	—	6,800	—
Glenn A. Eisenberg	7,600	—	—	6,800	—
Pamela O. Kimmet	13,400	—	—	6,800	—
Ramzi M. Musallam	—	—	—	—	—
Philip O. Nolan	59,067	—	—	6,800	—
Betty J. Sapp	1,600	—	—	6,800	—
Michael E. Ventling	19,400	—	—	6,800	—
Change in Control Severance Agreements
The Company maintains the Severance Plan for Senior Management and Key Employees (the “Severance Plan”), which provides for the payment of severance benefits to the named executive officers and certain other selected executives in the event of an involuntary termination of employment meeting the conditions described in the Severance Plan.

The Severance Plan provides that, in the event the named executive officer is terminated by the Company without “cause” (as defined below) within 36 months following the completion of the Merger or by the named executive officer for “good reason” (as defined below) within 24 months following the completion of the Merger (each, a “qualifying termination”), he or she will be paid or provided with the following severance benefits:
•
A lump-sum cash payment equal to two times (three times for Mr. Curtis) the sum of (i) the named executive officer’s annual base salary and (ii) the greater of (A) the average annual bonus for the named executive officer, pursuant to a then existing plan of the Company, (x) over the three most recent fiscal years preceding the year in which the date of termination occurs for which a bonus was paid or deferred or for which the amount of bonus, if any, was finally determined; or (y) for a named executive officer employed by the Company for less than the three fiscal years to which reference is made in (x), over the most recent complete fiscal year or years prior to the date of termination during which such named executive officer was employed and for which a bonus was paid or for which the amount of bonus, if any, was finally determined; or (B) the named executive officer’s target annual bonus for the fiscal year during which the date of termination occurs.

•
Continuation of disability, health, life and accidental death and dismemberment benefits substantially similar to those benefits the named executive officer was receiving prior to the Merger, or, if greater, immediately prior to the notice of termination for a period of 24 months’ (36 months’ for Mr. Curtis).

For purposes of the Severance Plan, “good reason” means the occurrence of any of the following without the executive’s express written consent: (i) substantial change in the nature, or diminution in the status, of the executive’s duties or position from those in effect immediately prior to the change in control; (ii) a reduction by the Company in the executive’s annual base salary as in effect on the date of a change in control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the change in control; (iii) a reduction by the Company in the overall value of benefits provided to the executive, as in effect on the date of a change in control or as in effect thereafter if such benefits have been increased and such increase was approved prior to the change in control. As used herein, “benefits” will include all profit sharing, retirement, pension, health, medical, dental, disability, insurance, automobile, and similar benefits; (iv) a failure to continue in effect any stock option or other equity-based or non-equity-based incentive compensation plan in effect immediately prior to the change in control, or a reduction in the executive’s participation in any such plan, unless the executive is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; (v) A failure to provide the executive the same number of paid vacation days per year available to him or her prior to the change in control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the executive immediately prior to the change in control; (vi) relocation of the executive’s principal place of employment to any place more than 35 miles from the executive’s previous principal place of employment; (vii) any material breach by the Company of any provision of the Plan or of any agreement entered into pursuant to the Severance Plan or any stock option or restricted stock agreement; (viii) conduct by the Company, against the executive’s volition, that would cause the executive to commit fraudulent acts or would expose the executive to criminal liability; or (ix) any failure by the Company to obtain the assumption of the Severance Plan or any agreement entered into pursuant to the Severance Plan by any successor or assign of the Company; provided that for purposes of clauses (ii) through (v) above, “good reason” will not exist (A) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the change in control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the change in control, or (B) if the reduction in aggregate value is due to reduced performance by the Company, the business unit of the Company for which the executive is responsible, or the executive, in each case applying standards reasonably equivalent to those utilized by the Company prior to the change in control.
For purposes of the Severance Plan, “cause” means (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (ii) conviction of a felony involving a crime of moral turpitude; (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or (iv) substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that a demand for performance of services has been delivered to the executive in writing by or on behalf of the Board at least 60 days prior to termination identifying the manner in which such Board believes that the executive has failed to perform and (B) the executive has thereafter failed to remedy such failure to perform.
For an estimate of the value of the payments and benefits described above that would become payable under the Severance Plan to the named executive officers, see “—Golden Parachute Compensation” below.
Indemnification Benefits
Each of the Company’s executive officers and directors are entitled to the indemnification benefits in favor of the Company directors and executive officers, as described in more detail in “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”
Golden Parachute Compensation
The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to the Company’s chief executive officer, chief financial officer and three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement (each of whom we refer to as a “named executive officer”), which compensation is subject to an advisory vote of the Company’s stockholders, as described below in “Merger-Related Executive Compensation Arrangements (The Golden Parachute Proposal — Proposal 2).” The table assumes the consummation of the Merger occurred on March 18, 2021, and the employment of the named executive officer was terminated without “cause” or for “good reason” on such date. The value of any equity-based awards was calculated by multiplying the number of the Shares subject to Company RSUs and Company PSUs by the per Share Merger Consideration of $29.35.
The calculations in the table below do not include amounts that the Company’s executive officers were already entitled to receive or vested in as of the date hereof or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the Company’s salaried employees.
Potential Change-in-Control Payments to Named Executive Officers
Name	Cash ($)(1)	Equity ($)(2)	Welfare Benefits ($)(3)	Total ($)(4)
John M. Curtis	6,937,500	15,871,052	32,517	22,841,069
John P. Kavanaugh	2,104,725	4,995,282	32,218	7,132,225
James L. Gallagher	1,202,587	2,016,785	31,437	3,250,809
Tammy M. Heller	1,138,371	2,008,098	—	3,146,469
William G. Luebke	993,840	1,632,545	31,437	2,657,822
(1)
As described above in “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger —Change in Control Severance Agreements,” the cash payments to the named executive officers consists of a lump-sum cash payment equal to two times (three times for Mr. Curtis) the sum of (i) the named executive officer’s annual base salary and (ii) the greater of (A) the average annual bonus for the named executive officer, whether pursuant to a then existing plan of the Company, (x) over the three most recent fiscal years preceding the year in which the date of termination occurs for which a bonus was paid or deferred or for which the amount of bonus, if any, was finally determined; or (y) for a named executive officer employed by the Company for less than the three fiscal years to which reference is made in (x), over the most recent complete fiscal year or years prior to the date of termination during which such named executive officer was employed and for which a bonus was paid or for which the amount of bonus, if any, was finally determined; or (B) the named executive officer’s target annual bonus for the fiscal year during which the date of termination occurs.

The cash payments described in this column (1) include the following components:
Name	Base Salary Severance ($)	Annual Cash Bonus Severance ($)
John M. Curtis	2,775,000	4,162,500
John P. Kavanaugh	1,052,363	1,052,363
James L. Gallagher	707,404	495,183
Tammy M. Heller	669,630	468,741
William G. Luebke	621,150	372,690

(2)
As described herein in “The Merger Agreement —The Merger; Merger Consideration —Treatment of Equity Compensation Awards,” the equity amounts consist of the accelerated vesting and payment of unvested Company RSUs, Company PSUs (assuming achievement of target performance). The amounts shown are based on the number of such equity-based awards held by each named executive officer as of March 18, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement. The amounts shown do not attempt to forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the closing date occurs, certain equity-based awards will vest in accordance with their terms.

The above payments are “single-trigger” in nature as they will become payable immediately upon the closing date, whether or not employment is terminated.
The equity payments described in this column (2) include the following components:
Name	Company RSUs ($)	Company PSUs ($)
John M. Curtis	5,339,156	10,531,895
John P. Kavanaugh	2,270,868	2,724,414
James L. Gallagher	950,705	1,066,080
Tammy M. Heller	959,892	1,048,206
William G. Luebke	800,883	831,662
(3)
Upon a qualifying termination of employment, the Company provides 24 months’ (36 months’ for Mr. Curtis) continuation of disability, health, life and accidental death and dismemberment benefits substantially similar to those benefits the named executive officer was receiving prior to the Merger, or, if greater, immediately prior to the notice of termination.

(4)	The amounts in this column represent the total of all compensation in columns (1), (2) and (3).
The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each executive officer are as follows:
Name	Single-Trigger Payments ($)	Double-Trigger Payments ($)
John M. Curtis	15,871,052	6,970,017
John P. Kavanaugh	4,995,282	2,136,943
James L. Gallagher	2,016,785	1,234,024
Tammy M. Heller	2,008,098	1,138,371
William G. Luebke	1,632,545	1,025,277
Parent has agreed that the Company will provide full tax gross-up payments to named executive officers, and certain other employees, for any excise taxes imposed under Section 4999 of the Code with respect to golden parachute payments. The amount of any excise tax and related gross-up payment for any named executive officer, will depend on the actual closing date of the Merger, and the timing of termination of employment, if any.
Veritas Investment
John M. Curtis, President and Chief Executive Officer of the Company, received a passive equity interest in an affiliate fund of Veritas Capital prior to 2014 as part of his compensation for his services to a predecessor of the Company and to Veritas Capital. Due to this interest, Mr. Curtis is expected to receive approximately $8 million as a result of the payment of the Merger Consideration for the Shares held by the fund and approximately $0.7 million in related carried interest.
New Management Agreements
As of the date of this Proxy Statement, the Sponsor Entities, Parent and Merger Sub have not entered into any employment agreements with any of the Company's executive officers. Parent or its affiliates may enter into discussions prior to the completion of the Merger with certain executive officers regarding employment with, or the right to purchase or participate in the equity of, Parent or certain of its affiliates, including the surviving corporation, on a going-forward basis following the completion of the Merger, and these discussions may lead to our executive officers entering into agreements, arrangements or understandings with Parent or certain of its affiliates, including the surviving corporation, regarding the same.
Intent to Vote in Favor of the Merger
Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the Shares owned directly by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement. As of March 18, 2021, the Record Date for the Special Meeting, our directors and executive officers directly owned, in the aggregate, 23,568,558 Shares entitled to vote at the Special Meeting, or collectively approximately 14.62% of the outstanding Shares entitled to vote at the Special Meeting.

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of the Shares. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of the Shares in light of their particular circumstances. This discussion is based on the Code, the Treasury regulations promulgated under the Code, judicial authority, published administrative positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, nor does it address any aspects of the unearned income Medicare contribution tax. In addition, this discussion only applies to the Shares that are held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code and does not address tax considerations applicable to any holder of the Shares that may be subject to special treatment under U.S. federal income tax law, including:
•	a bank or other financial institution;
•	a tax-exempt organization;
•	a retirement plan or other tax-deferred account;
•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);
•	a person holding a direct or indirect interest in Parent or Merger Sub;
•	an insurance company;
•	a mutual fund;
•	a real estate investment trust;
•	a dealer or broker in stocks and securities or in currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a stockholder subject to the alternative minimum tax provisions of the Code;
•	a stockholder that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a person that has a functional currency other than the U.S. dollar;
•	a person that is required to report income no later than when such income is reported in an “applicable financial statement”;
•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; and
•	certain former U.S. citizens or long-term residents.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Merger. In addition, holders of Shares who are not U.S. Holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.
The following summary is for general informational purposes only and is not a substitute for careful tax planning and advice. Holders are urged to consult their own tax advisor with respect to the specific tax consequences to them of the Merger in light of their own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local and non-U.S. tax laws.

U.S. Holders
The following is a summary of the material U.S. federal income tax consequences of the Merger that will apply to U.S. Holders. For purposes of this discussion, the term U.S. Holder refers to a beneficial owner of the Shares that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident in the United States;
•
a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Exchange of the Shares for Cash Pursuant to the Merger Agreement. The exchange of the Shares for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of the Shares (generally, the Shares acquired at the same cost in a single transaction) held by such U.S. Holder. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gains recognized by an individual U.S. Holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
Information Reporting and Backup Withholding Tax. Proceeds from the exchange of the Shares pursuant to the Merger generally will be subject to information reporting. In addition, backup withholding tax at the applicable rate (currently 24%) generally will apply unless the applicable U.S. Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each U.S. Holder should duly complete, sign and deliver to the exchange agent an appropriate IRS Form W-9 to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the exchange agent.
Financing of the Merger
We anticipate that the funds needed to complete the Merger will be funded with proceeds from new secured credit facilities (as described below) and equity investments to be contributed to Parent by Veritas Fund VII. Under the Merger Agreement, Parent has agreed to deposit with a designated paying agent prior to the effective time of the Merger the amount of cash necessary to pay the amounts due to the Company’s stockholders and holders of equity awards at the closing of the Merger (which we anticipate, based upon the Shares and equity awards outstanding as of March 18, 2021, will be approximately $4,860 million).
Equity Financing
In connection with the Merger, Parent has delivered to the Company an equity commitment letter, dated as of the date January 27, 2021 (the “Equity Commitment Letter”) entered into by Veritas Fund VII (for purposes of the Equity Commitment Letter, the “Equity Investor”) and Parent. Pursuant to the Equity Commitment Letter, Veritas Fund VII has committed, subject to the terms and conditions contained therein, to provide equity financing in an aggregate amount of up to $2,470,206,148 (the “Commitment”) to Parent on or prior to the closing of the Merger to purchase, or cause the purchase of, equity securities of Parent, solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement at the closing of the Merge, including the fees and expenses related thereto.

Funding of the equity financing is subject to the conditions and limitations provided in the Equity Commitment Letter, which include: (a) the execution and delivery by the Company of the Merger Agreement; (b) the satisfaction in full or waiver by Parent and Merger Sub of each of the conditions to Parent’s and Merger Sub’s respective obligations in the Merger Agreement to consummate the transactions contemplated by the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied); and (c) the substantially concurrent consummation of the transactions contemplated by the Merger Agreement pursuant to the terms of the Merger Agreement.
The Equity Commitment Letter and the obligation of Veritas Fund VII to fund the Commitment will terminate on the earliest to occur of: (a) the closing of the Merger, so long as the Commitment has been fully funded in accordance with the Equity Commitment Letter, (b) the valid termination of the Merger Agreement pursuant to its terms, and (c) the date on which the Company or any of its officers, directors, employees, agents or representatives assert or file, directly or indirectly, an action (of any kind or nature, whether in law or in equity) against Parent or any of its affiliates with respect to the Merger Agreement or the transactions contemplated thereby, other than (i) the Company’s right, prior to termination of the Merger Agreement, to specific performance in the Merger Agreement against Parent and/or Merger Sub (subject to the terms and limitations in the Merger Agreement of the Company’s right to specific performance), (ii) the Company’s right to receive the Parent Termination Fee if and when required to be paid pursuant to the Merger Agreement, (iii) the Company’s right, prior to termination of the Merger Agreement, as a third-party beneficiary under the Equity Commitment Letter (subject to the terms and limitations therein), and (iv) the Company’s right to bring any claim under the Merger Agreement, the Limited Guarantee or the confidentiality agreement (the “Confidentiality Agreement”), dated as of November 2, 2020, between Veritas Capital and the Company (in each case, subject to the terms and limitations therein).
The Company’s remedies against Veritas Fund VII under the Limited Guarantee and the Confidentiality Agreement (in each case, subject to the terms therein and in the Merger Agreement) and rights as a third-party beneficiary under the Equity Commitment Letter (subject to the terms and limitations therein and in the Merger Agreement) shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company against (a) Veritas Fund VII, (b) any permitted assignee of Veritas Fund VII, (c) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or affiliate of Veritas Fund VII or any assignee of Veritas Fund VII or (d) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or affiliate of any of the persons referred to in clause (c) of this sentence (the persons referred to in clauses (a) through (d) of this sentence, collectively, the “Equity Investor Related Persons”; provided that (i) in no event shall Parent or Merger Sub be considered an Equity Investor Related Person and (ii) solely for purposes of enforcement of the remedies under the Limited Guarantee, Veritas Fund VII shall not be considered an Equity Investor Related Person), in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement.
We are an express third-party beneficiary of the Equity Commitment Letter and shall be entitled to a decree or order for specific performance to cause Parent to draw down the full proceeds of the Commitment pursuant to, and to specifically enforce the other provisions of, the Equity Commitment Letter, in the case of causing Parent to draw down the full proceeds of the Commitment, subject to the terms and conditions of the Equity Commitment Letter and our right to specific performance as set forth in the Merger Agreement.
Debt Financing
In connection with the Merger, on February 18, 2021, Parent and Merger Sub obtained an amended and restated debt commitment letter for (i) first lien senior secured credit facilities in an aggregate principal amount of $3,735 million consisting of (A) a $3,535 million term loan facility and (B) a $200 million revolving credit facility and (ii) a second lien senior secured term loan facility in an aggregate principal amount of $1,290 million, which, as amended from time to time in accordance with the Merger Agreement, we refer to as the Debt Commitment Letter, from JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., Macquarie Capital (USA) Inc., Macquarie Capital Funding LLC, Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Royal Bank of Canada, RBC Capital Markets, LLC, UBS AG, Stamford Branch, UBS Securities LLC, Bank of Montreal, BMO Capital Markets Corp., Jefferies Finance LLC, KKR Capital Markets LLC, KKR Corporate Lending LLC, Mizuho Bank, Ltd. and PSP Investments Credit USA LLC, collectively referred to as the Commitment Parties.

Under the terms of the Debt Commitment Letter, the Commitment Parties’ obligation to fund the new secured credit facilities is subject to customary conditions, including the consummation of the Merger in accordance in all material respects with the terms of the Merger Agreement and other customary conditions, including, but not limited to:
•	the execution and delivery of definitive documentation consistent with the Debt Commitment Letter;
•
the absence, since January 27, 2021 of a Company material adverse effect (which, for purposes of the Debt Commitment Letter, is defined as in the Merger Agreement) if and to the extent that Merger Sub (or any of its applicable affiliates) has the right not to consummate the Merger or to terminate its (and all of its affiliates’) obligations under the Merger as a result of such Company material adverse effect;

•	the payment of all applicable fees and expenses;
•	the delivery of certain audited and unaudited financial statements of the Company;
•	receipt by the lenders of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);
•	the delivery of customary closing documents; and
•	the accuracy of certain representations and warranties in the Merger Agreement and specified representations and warranties in the definitive debt documents.
If any portion of the debt financing becomes unavailable, or it becomes reasonably likely that it may become unavailable, on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to obtain promptly sufficient alternative financing, from the same or alternative financing sources, and not containing conditions or other terms that would reasonably be expected to affect the availability thereof that (i) are more onerous or materially less favorable than those conditions and terms in the Debt Commitment Letter as of the date of the Merger Agreement or (ii) would reasonably be expected to delay the closing of the Merger and is otherwise on terms that are not materially less favorable, in the aggregate, to Parent than the terms in the Debt Commitment Letter.
Subject to certain exceptions to be set forth in the documentation governing the new secured credit facilities, the obligations under the (i) first lien term loan facility and first lien revolving facility will be secured by a first-priority security interest in and lien on substantially all of the assets and all interests of the loan parties, then owned or after acquired and (ii) second lien term loan facility will be secured by a second-priority security interest in and lien on substantially all of the assets and all interests of the loan parties, then owned or after acquired, that secures the first lien term loan facility and first lien revolving facility.
As of March 18, 2021, the last practicable date before the printing of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing is not available as anticipated. The documentation governing the new secured credit facilities contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement. The Commitment Parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the Debt Commitment Letter.
Peraton Holding Corp. and Peraton Inc. expect that they will enter into amendments to their existing secured credit facilities to provide for (i) a first lien incremental term loan facility in an aggregate principal amount of $3,775 million, (ii) first lien incremental revolving commitments in aggregate principal amount of $200 million and (iii) a second lien incremental term loan facility in an aggregate principal amount of $1,340 million. The net proceeds from the borrowings under these facilities, together with cash on hand, is expected to be used to consummate the Merger. However the Merger is not contingent upon Peraton Holding Corp. and Peraton Inc. entering into the amendments, and there can be no assurance that Peraton Holding Corp. and Peraton Inc. will enter into the amendments.
Although obtaining the proceeds of the new secured credit facilities is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient debt financing may result in the failure of the Merger to be completed. In that case, Parent and Merger Sub may be obligated to pay the Company a fee of approximately $243 million. See “The Merger Agreement — Termination Fees” for a further discussion of the Parent Termination Fee. Payment of the Parent Termination Fee is guaranteed by Veritas Fund VII pursuant to the Limited Guarantee referred to below in “Special Factors — Limited Guarantee.”

Limited Guarantee
Subject to the terms and conditions set forth in the Limited Guarantee, the Guarantor has guaranteed the due and punctual payment to the Company of (a)(i) the Parent Termination Fee, if, when and as due, pursuant to the Merger Agreement and (ii) certain enforcement expenses described the Merger Agreement, and (b) the reimbursement of the Company’s and the Company’s subsidiaries reasonable and documented out-of-pocket costs and expenses incurred in connection with the financing cooperation obligations provided for under the Merger Agreement.
The Guarantor’s obligations under the Limited Guarantee are subject to a maximum aggregate cap of $252,534,936 (the “Cap”).
The Limited Guarantee will terminate and the Guarantor will have no further obligations under the Limited Guarantee as of the earliest of: (a) the closing of the Merger; (b) with respect to Parent’s obligations in respect of the Parent Termination Fee, (i) six months following the valid termination of the Merger Agreement pursuant to its terms in a circumstance in which the Parent Termination Fee is payable pursuant to the terms of the Merger Agreement (unless the Company commenced litigation under the Limited Guarantee prior to such date, in which case the Limited Guarantee will terminate upon the earliest to occur of (A) the complete and indefeasible payment in full of obligations in respect of the Parent Termination Fee (subject to the Cap) and (B) the final, non-appealable resolution of any and all actions relating to such claim and, if applicable, the complete and indefeasible satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor), and (ii) the valid termination of the Merger Agreement pursuant to its terms in a circumstance in which the Parent Termination Fee is not payable pursuant to the terms of the Merger Agreement and (c) with respect to the reimbursement obligations of Parent, six months following the valid termination of the Merger Agreement pursuant to its terms, unless the Company commenced litigation under the Limited Guarantee prior to such date, in which case the Limited Guarantee will terminate upon the earliest to occur of (A) the complete and indefeasible payment in full of the reimbursement obligations of Parent (subject to the Cap) and (B) the final, non-appealable resolution of any and all actions relating to such claim and, if applicable, the complete and indefeasible satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor. Notwithstanding the foregoing, in the event that the Company or any of its subsidiaries or affiliates asserts in any action related to the Limited Guarantee that the provisions thereof limiting the Guarantor’s liability or any other provisions of the Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Guarantor, any of its affiliates (other than Parent or Merger Sub) or certain related persons with respect to the transactions contemplated by the Merger Agreement or the Limited Guarantee (other than liability of the Guarantor under the Limited Guarantee) or asserts that the Guarantor is liable in excess of the Cap, then (x) the obligations of the Guarantor under the Limited Guarantee shall terminate, (y) the Guarantor shall be entitled to have any payments previously made under the Limited Guarantee refunded by the Company and (z) neither the Guarantor nor any Parent Related Parties (as defined in the Merger Agreement) shall have any liability to the Company under, or with respect to the transactions contemplated by, the Merger Agreement (other than Parent and Merger Sub in accordance with the express terms and limitations therein) or under the Limited Guarantee (provided that the foregoing is not intended to limit the Company’s right to specific performance pursuant to the Equity Commitment Letter of the Merger Agreement to the extent and subject to the terms and limitations set forth therein, respectively).
The Company and any of its representative’s recourse against the Guarantor under the Limited Guarantee (subject to the terms and conditions set forth therein) and the Equity Commitment Letter is the sole and exclusive remedy against the Guarantors and any related persons of the Guarantors (and any related person of such related persons) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection with the Limited Guarantee or the Merger Agreement, whether at law or equity, in contract, in tort or otherwise. The Company has no right of recovery against, and no personal liability will attach to, the Guarantor and certain related persons and affiliates, in each case, other than Parent and Merger Sub, with respect to the Limited Guarantee, the Merger Agreement or the transactions contemplated by the Limited Guarantee or the Merger Agreement, through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, Merger Sub or any other person against the Guarantor or its related persons or affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable law, or otherwise, except for (i) its rights to recover from the Guarantor under and to the extent provided in the Limited Guarantee and subject always to the Cap, and the other limitations set forth in the Limited Guarantee and (ii) claims pursuant to third-party beneficiary rights under the Equity Commitment Letter.

Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:
Description	Amount (in thousands)
Financial advisory fees and expenses	$60,720
Legal fees and expenses	$10,000
Accounting and tax advisory fees	$192
SEC filing fees	$529
Printing, proxy solicitation and mailing costs	$1,212
Miscellaneous	$624
Total	$73,277
It is also expected that Merger Sub and/or Parent will incur approximately $270 million of legal, financial and other advisory fees.
Regulatory Approvals
The Merger may not be completed until notifications under the HSR Act have been given and information furnished to the Antitrust Division of the DOJ and the FTC, and all statutory waiting period requirements have been satisfied. Notification and Report Forms under the HSR Act were filed with the Antitrust Division of the DOJ and the FTC on February 5, 2021 and the applicable waiting period expired on 11:59pm, March 8, 2021.
At any time before or after the effective time of the Merger, the Antitrust Division of the DOJ or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger, conditionally approve the Merger upon the divestiture of assets of the Company, subject the consummation of the Merger to regulatory conditions or seek other remedies. In addition, state attorneys general and other regulators could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the applicable laws under some circumstances. There can be no assurance that a challenge to the Merger will not be made or, if such a challenge is made, that it would not be successful.
Litigation Relating to the Merger
Two complaints have been filed against Perspecta seeking to enjoin and recover damages from the Merger. The first, Wilson v. Perspecta Inc. et al., Case No. A-21-830758-B, was filed against Perspecta, the members of the Board and Veritas Capital Fund Management in the Nevada Eighth Judicial District Court in Clark County on March 9, 2021. The purported shareholder class action complaint alleges that Veritas Capital, which the complaint alleges is a controlling shareholder, and the Board breached their fiduciary duties in connection with the proposed Merger by agreeing to inadequate consideration for the proposed Merger, by engaging in a conflicted Merger process, and by disseminating a materially incomplete and misleading proxy statement in connection with the proposed Merger. The second, Waterman v. Perspecta Inc. et al., Case No. 651721/2021, was filed against Perspecta and members of the Board, in the New York Supreme Court in New York County on March 15, 2021. The complaint alleges that the Board breached its fiduciary duties to shareholders by disseminating a materially incomplete and misleading proxy statement in connection with the proposed Merger, and that Perspecta aided and abetted such breach. Both complaints seek, among other things, an order enjoining Perspecta from holding the stockholder meeting to vote on the proposed Merger and taking any steps to consummate the proposed Merger or, in the event the proposed Merger is consummated, an order rescinding, to the extent already implemented, the Merger or any terms thereof, or granting rescissory damages, and to recover an unspecified amount of damages resulting from the alleged violations of fiduciary duties. It is possible additional lawsuits may be filed between the date of this proxy statement and consummation of the Merger.
Effective Time of the Merger
The closing of the Merger is expected to take place on (i) the date that is two business days following the date on which the last of the conditions to the closing of the Merger (described in “The Merger Agreement — Conditions to the Completion of the Merger”) has been satisfied or waived (other than any such conditions which by their nature cannot be satisfied until the closing date of the Merger, which are required to be satisfied or, to the extent permitted by applicable law, waived in accordance with the Merger Agreement on the closing date) or (ii) such other date as agreed to in writing by Parent and the Company.
The effective time of the Merger will occur as soon as practicable following the closing of the Merger upon the filing of the Articles of Merger with the Office of the Secretary of State of the State of Nevada, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Articles of Merger in accordance with the NRS.
Payment of Merger Consideration
At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares issued and held by the Company or any of the Company’s subsidiaries and (ii) Shares that are owned by Parent, Merger Sub, or any of their respective wholly owned subsidiaries, in each case immediately prior to the effective time of the Merger) will be converted into the right to receive from Parent the Merger Consideration, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Merger Agreement whereupon all such Shares will cease to be outstanding and will be automatically canceled and extinguished and cease to exist, and the holders of such Shares will cease to have any rights with respect thereto, other than the right to receive the Merger Consideration.
Prior to the effective time of the Merger, Parent will deposit with the paying agent, for the benefit of the holders of Shares, an amount in cash sufficient to pay the aggregate Merger Consideration. The paying agent will promptly pay each record holder of Shares the Merger Consideration upon the surrender of such Shares represented by certificates to the paying agent. The paying agent will exchange any Shares outstanding represented by book-entry, and interest will not be paid or accrue for the benefit of holders of such book-entry shares or any unpaid dividends and other distributions payable in respect of Shares represented by certificates. The paying agent will reduce the amount of any Merger Consideration paid in respect of Shares by any applicable withholding taxes.
After the completion of the Merger, you will cease to have any rights as a stockholder of the Company other than the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement.
None of the surviving corporation, Parent, Merger Sub or the paying agent will be liable to any holder of Shares for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar law. If any Shares are not surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Shares would otherwise escheat to or become the property of any governmental entity, any such shares, cash, dividends or distributions in respect of such Shares will become the property of Parent, free and clear of all claims or interest.
Provisions for Unaffiliated Stockholders
No provision has been made to grant the Company’s stockholders, other than Parent or its representatives, access to the corporate files of the Company or any other party to the Merger or to obtain counsel at the expense of the Company or any other such party.
Accounting Treatment
The Sponsor Entities anticipate that Peraton will be considered the acquirer for accounting purposes. If so, Peraton will use the acquisition method of accounting to allocate the purchase consideration to the Company assets acquired and liabilities assumed, which will be recorded at fair value.

THE MERGER AGREEMENT
The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information.”
In reviewing the Merger Agreement, please remember that it is included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made for the benefit of the other party to the Merger Agreement and:
•
have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.
Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. As of the date of this proxy statement, except as set forth in the Company’s public disclosures, there are no specific material facts that exist that the Company believes materially contradicts its representations and warranties in the Merger Agreement. The Company will provide additional disclosure in its public reports to the extent it becomes aware of the existence of any specific material facts that are required to be disclosed under U.S. federal securities laws and might contradict its representations and warranties contained in the Merger Agreement. In any event, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference herein. See “Where You Can Find More Information.” Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
The Merger; Merger Consideration
The Merger
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the NRS, whereupon the separate existence of Merger Sub will cease and the Company will continue its existence under the laws of the State of Nevada as the surviving entity in the Merger (the Company, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent.
At the Effective Time:
•
each Share that is issued and held by the Company or any of the Company’s subsidiaries, and each Share that is owned by Parent, Merger Sub or any of their respective wholly owned subsidiaries, in each case immediately prior to the Effective Time, will automatically be canceled and retired and will cease to exist, and no consideration will be issued or delivered in exchange therefor;

•
each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares described in the preceding bullet) will be converted automatically at the Effective Time into the right to receive the Merger Consideration, without interest thereon and less any applicable withholding taxes. All such Shares, when so converted, will cease to be outstanding and will automatically be canceled and extinguished and cease to exist; and

•
each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and will represent one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

At the Effective Time:
•
the articles of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in its entirety as set forth in a form to be mutually agreed between Parent and the Company and, as so amended and restated, will be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms, the terms of the Merger Agreement and applicable law;

•
the bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in their entirety as set forth in a form to be mutually agreed between Parent and the Company and, as so amended and restated, will be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms of the articles of incorporation of the Surviving Corporation, such bylaws, the terms of the Merger Agreement and applicable law;

•
the officers of the Company will become and constitute the only officers of the Surviving Corporation, and such officers will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the Surviving Corporation; and

•
the directors of Merger Sub will become and constitute the only directors of the Surviving Corporation, and such directors will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

As promptly as practicable following the Effective Time in compliance with applicable law, the Company’s securities will be de-listed from the NYSE and de-registered under the Exchange Act.
Impact of Stock Splits, Etc.
In the event of any change in the number of Shares, or securities convertible or exchangeable into or exercisable for Shares (including options to purchase Shares) issued and outstanding after the date of the Merger Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration will be equitably adjusted to provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event, subject to further adjustment in accordance with the Merger Agreement.
Treatment of Equity Compensation Awards
Each outstanding stock option granted under the Company stock plan, whether vested or unvested, will be fully vested, canceled and converted into the right to receive a lump-sum cash payment, without interest, equal to the product of  (i) the total number of the Shares subject to the stock option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of the stock option. Any outstanding stock option that has an exercise price per Share equal to or in excess of the Merger Consideration will be canceled at the Effective Time for no consideration.
Company RSUs will become fully vested and be cancelled and converted into the right to receive from the Company, for each Share subject to the restricted stock unit, a lump-sum cash payment equal to the Merger Consideration.
Company PSUs will become vested at the greater of the “target” level and actual performance based on the results through the Effective Time, and will be cancelled and converted into the right to receive from the Company, for each Share subject to the then-vested performance stock unit, a lump-sum cash payment equal to the Merger Consideration.
Director RSUs will become fully vested and will be cancelled and converted into the right to receive from the Company, for each Share subject to the restricted stock unit, a lump-sum cash payment equal to the Merger Consideration.

All accumulated dividend equivalents will be distributed to the applicable holders of Company RSUs, Company PSUs and Director RSUs.
With respect to any amount payable that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a tax or penalty under Section 409A of the Code, such payment will instead be made at the earliest time permitted under the Merger Agreement and the terms of the corresponding award that will not result in the imposition of such tax or penalty.
Under the Merger Agreement, and in accordance with the Company’s employee stock purchase plan (“ESPP”), as soon as practicable following the date of the Merger Agreement, the Company will adopt such resolutions that (i) terminates any offering period and any option to purchase shares of the Company stock under the ESPP will terminate and will be deemed to have been exercised upon the earlier of (A) immediately prior to the Effective Time or (B) the date on which such offering period would otherwise end; (ii) no individual participating in the ESPP can (A) increases his or her contributions as of the date of the Merger Agreement, or (B) make separate contributions on or following the date of the Merger Agreement, unless permitted by law; (iii) no new individuals are permitted to participate in the ESPP following the date of the Merger Agreement; and (iv) the ESPP will terminate immediately prior to the Effective Time. The Company may provide notice to each ESPP participant of such resolution, and, following receipt of such notice, each participant will have the right to terminate their contributions and receive a cash distribution prior to the Closing Date.
The Company is required to deliver the cash payments described above with respect to the stock options, restricted stock units and performance stock units as soon as practicable following the Effective Time, and in any case no later than the second regularly scheduled payroll run of the Company or its applicable affiliate following the Closing Date, without interest and less any applicable withholding of taxes.
Exchange Procedures and Payment Procedures
Prior to the Effective Time, Parent will enter into an agreement with a paying agent designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger and to receive the Merger Consideration. On the Closing Date and prior to or immediately after the filing of the Articles of Merger, Parent will deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, an amount in cash sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”). The paying agent will, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Shares pursuant to the Merger Agreement out of the Exchange Fund.
As soon as reasonably practicable after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the paying agent to deliver to each record holder of, as of immediately prior to the Effective Time, an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration.
Upon surrender to the paying agent of a Certificate, delivery of a duly completed and validly executed letter of transmittal, and such other customary documents as may be reasonably required by the paying agent, the holder of such Certificate will be entitled to promptly receive in exchange therefor the Merger Consideration payable in respect of the number of Shares formerly evidenced by such Certificate. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates.
As soon as reasonably practicable after the Effective Time, but in no event more than three business days after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, cause the paying agent to exchange any shares of Company common stock outstanding as of immediately prior to the Effective Time represented by book-entry in accordance with the paying agent’s customary procedures with respect to securities represented by book entry; provided that the payment of the Merger Consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered. No interest will be paid or accrued for the benefit of holders of book-entry shares on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates.

Dissenter’s Rights
No holder of Shares will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with the Merger Agreement and the transactions contemplated thereby.
Withholding
Each of Parent, the Company, Merger Sub, the Surviving Corporation and the paying agent will be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any holder of Shares or holder of equity or equity-based awards under the Company stock plan pursuant to the Merger Agreement such amounts as Parent, the Company, Merger Sub, the Surviving Corporation or the paying agent, as the case may be, determines are required to be deducted or withheld with respect to the making of such payments under applicable law.
Effective Time; Closing
The Closing will take place at 10:00 a.m., New York City time, on a date that is two business days following the satisfaction or (to the extent permitted by applicable law) waiver in accordance with the Merger Agreement all of the conditions to the Closing (see “The Merger Agreement — Conditions to the Completion of the Merger”) (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which will be required to be so satisfied or (to the extent of applicable law) waived in accordance with the Merger Agreement on the Closing Date) or such other time, date or place as Parent and the Company may agree in writing.
Subject to the Merger Agreement, as soon as practicable on the Closing Date, the parties will cause the Articles of Merger with respect to the Merger prepared and executed in accordance with the relevant provisions of the NRS to be executed and filed with the Office of the Secretary of State of the State of Nevada.
The Merger will become effective upon the filing of the Articles of Merger with the Office of the Secretary of State of the State of Nevada, or at such later time as agreed upon in writing by Parent and the Company and specified in such Articles of Merger in accordance with the NRS.
Representations and Warranties
In the Merger Agreement, the Company made customary representations and warranties to Parent and Merger Sub, including representations relating to organization and qualification, capitalization, general authority and standing, subsidiaries and equity interests, authority, enforceability, the absence of conflicts and necessary consents, SEC documents and financial statements, absence of undisclosed liabilities, information supplied in certain documents, absence of certain changes or events, taxes, title to properties, government contracts, export controls and anti-bribery compliance, litigation, compliance with laws, permits, employee benefits and ERISA matters, labor relations, environmental matters, contracts and commitments, intellectual property rights, anti-takeover laws, privacy and data security, brokers’ and advisors’ fees, the opinions of the Company’s financial advisors, insurance, related party transactions and accounts receivables and accounts payables. Parent and Merger Sub have made customary representations and warranties to the Company with respect to, among other matters, organization and qualification, general authority and standing, authority, enforceability, the absence of conflicts and necessary consents, financing, information supplied in certain documents, litigation, brokers’ and advisors’ fees, ownership and activities of Merger Sub, ownership of Shares, the Limited Guarantee, taxes and certain arrangements.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or by reference to a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that, individually or in the aggregate with any one or more of the foregoing, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or delay beyond the Outside Date the closing of the Merger, except that the foregoing, to the extent resulting or arising from the following, will not be considered in making such determination:
A.	changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world;
B.	changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world;
C.	changes in conditions generally affecting the industry in which the Company and its subsidiaries operate, including changes in governmental funding level or program changes;
D.	any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);
E.
any epidemic, plague, pandemic or other outbreak of illness or public health event (including COVID-19), hurricane, flood, tornado, earthquake or other natural disaster or act of God (or any worsening of the foregoing), including, in each case, the response of governmental and non-governmental entities (including COVID-19 Measures);

F.
any failure by the Company or any of its subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of the Shares or any change in the Company’s credit rating (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition);

G.
the public announcement, pendency or performance of the transactions contemplated by the Merger Agreement or the identity of, or any facts or circumstances relating to Parent, the Merger Sub or their respective affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for the purposes of any representation or warranty regarding our general authority and standing, the absence of conflicts and necessary consents or certain employee benefits matters);

H.	changes in, including any actions taken to comply with any change in, applicable laws or the interpretation thereof;
I.	changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof;
J.	any action required or specifically permitted to be taken by the Company pursuant to the terms of the Merger Agreement or taken at the prior written direction of Parent or Merger Sub;
K.	any breach of the Merger Agreement by Parent or Merger Sub; or
L.
any litigation or other proceeding brought by any stockholder of the Company (or a derivative or similar claim) in connection with the Merger Agreement or any of the transactions contemplated thereby to the extent asserting breach of fiduciary duty, inadequate disclosure or violations of applicable securities law claims;

provided, however, that any state of facts, circumstance, condition, event, change, development, occurrence, result or effect arising out of or resulting from any change or event referred to in items (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and its subsidiaries as compared to any other participants that operate in the industries in which the Company and its subsidiaries operate.

The representations and warranties will not survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by any party after the Effective Time.
Covenants Related to the Company’s Conduct of Business
Except as (i) expressly permitted or required by the Merger Agreement, (ii) may be required by applicable law or pursuant to the terms of any Company benefit plan in effect as of the date of the Merger Agreement, (iii) for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures (provided that, in the case of this clause (iii), the Company will use reasonable best efforts to consult with Parent prior to or promptly following the taking (or omitting) of any action that would be prohibited or otherwise restricted or required, as applicable, by the Merger Agreement but for this clause (iii) and consider in good faith any reasonable requests by Parent in respect of such actions or omissions), (iv) as set forth in the confidential disclosure letter to the Merger Agreement or (v) with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), the Merger Agreement obligates the Company not to, and obligates the Company to cause each of its subsidiaries not to, from the date of the Merger Agreement until the Effective Time (or the earlier termination of the Merger Agreement), (a) conduct its business other than in the ordinary course, in any material respect, (b) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, officers, employees and business associates, or (c) take any action that adversely affects in a material respect the ability of any party to obtain regulatory approvals for the Merger and the other transactions contemplated by the Merger Agreement.
The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries from the date of the Merger Agreement until the Effective Time or termination, as applicable. These covenants provide that, (i) as expressly permitted or required by the Merger Agreement, (ii) as may be required by applicable law or pursuant to the terms of any Company benefit plan in effect as of the date of the Merger Agreement, (iii) for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures (provided that, in the case of this clause (iii), the Company will use reasonable best efforts to consult with Parent prior to or promptly following the taking (or omitting) of any action that would be prohibited or otherwise restricted or required, as applicable, by the Merger Agreement but for this clause (iii) and consider in good faith any reasonable requests by Parent in respect of such actions or omissions), (iv) as set forth in the confidential disclosure letter to the Merger Agreement or (v) with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each of its subsidiaries not to, take any of the following actions:
A.
issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights other than the issuance of shares in respect of the vesting, settlement or exercise of compensatory share rights outstanding as of the date of the Merger Agreement;

B.
(i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or rights, except as required by the terms of the Company stock plan and the director stock plan and any related award agreements or to satisfy any tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of the Merger Agreement (or granted following such date in accordance with the Merger Agreement) by any Company benefit plan;

C.
(i) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any lien all or any material portion of its assets, businesses or properties other than (A) any sales, leases, or dispositions in the ordinary course of business consistent with past practice, including the factoring of receivables in the ordinary course of business consistent with past practice or (B) any distributions expressly permitted under Item D below, (ii) acquire (by merger or otherwise) or lease any assets or all or any portion of (or interests in) the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any person (other than as permitted by the foregoing clause (ii)); or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;
D.
make or declare dividends or distributions to (i) the holders of Company common stock or any Company subsidiary or (ii) any other equityholders of the Company or any Company subsidiary (other than any dividend or distribution from a wholly owned Company subsidiary to the Company or to any other wholly owned Company subsidiary); provided, that, per the confidential disclosure letter to the Merger Agreement, the Company is permitted to declare and pay its regular quarterly dividends to holders of Company common stock consistent with past practice through the Closing Date;

E.	amend the Company’s or any Company subsidiary’s organizational documents as in effect on the date of the Merger Agreement;
F.
enter into any material contract or contract that would constitute a Company Specified Contract if in effect as of the date of the Merger Agreement, in each case, that is outside the ordinary course of business;

G.	modify, amend, terminate or assign, or waive or assign any rights under, any Company Specified Contract, in each case, outside the ordinary course of business;
H.
waive, release, assign, settle or compromise any material proceeding or compromise any proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by the Company or any Company subsidiary or (iii) has in any material respect a restrictive impact on the business of Company or any Company subsidiary;

I.	implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;
J.
terminate, cancel or make any material changes to the structure, limits or terms and conditions of any insurance policies, including allowing the Company insurance policies to expire without renewing such insurance policies or obtaining comparable replacement coverage;

K.
(i) make, change or rescind in any elections relating to taxes, (ii) settle or compromise any proceeding, audit or controversy relating to taxes, (iii) amend any tax return, (iv) enter into any closing agreement with respect to any tax, (v) surrender any right to claim a refund or (vi) change any of its methods of reporting income or deductions for federal income tax purposes, except, in each case, in the ordinary course of business consistent with past practice;

L.
(i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Company benefit plan, except for (A) amendments to Company benefit plans made to comply with applicable law and (B) establishing annual incentive targets and performance goals, in the ordinary course of business consistent with past practice, in respect of the fiscal year ending April 1, 2022 for purposes of the Company benefit plans set forth in the confidential disclosure letter to the Merger Agreement, (ii) grant to any current or former director, officer, employee, contractor or consultant any material increase in compensation, bonus or fringe or other benefits, other than with respect to employees holding a position below vice president in the ordinary course of business consistent with past practice or in connection with the Company’s or any of its subsidiaries’ annual merit-based compensation review process or discretionary bonus practices, (iii) grant to any current or former director, officer, employee, contractor or consultant any material increase in change in control, retention, severance or termination pay, except for grants to employees holding a position below vice president in the ordinary course of business consistent with past practice, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant, except for agreements with employees holding a position below vice president entered into in the ordinary course of business consistent with past practice, (v) hire any person to be an employee of the Company or any of its subsidiaries with a position equivalent to, or more senior than, vice president, (vi) terminate the employment of any current employee with a position equivalent to, or more senior than, vice president if such termination would result in the right to receive payment of material change in control, severance or termination benefits, provided, however, that the Company or a Company subsidiary may provide unsubsidized continuation coverage required under Section 4980B of the Code or (vii) allow any current, former or new director, officer, employee, contractor or consultant to begin participating in any Company benefit plan that provides change in control, severance or termination benefits, regardless of whether the terms of such Company benefit plan would otherwise allow such current or former director, officer, employee, contractor or consultant to begin participating in such Company benefit plan; provided, however, that the foregoing clauses (ii), (iii), (iv) and (vii) will not restrict the Company or any of its subsidiaries from granting to any newly hired or promoted employee holding a position below vice president any increase in base compensation, bonus, change in control, retention, severance or termination pay, or fringe or other benefits, or from entering into any employment, retention or severance agreement with any newly hired or promoted person holding a position below vice president, in each case, in the ordinary course of business consistent with past practice;
M.
(i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000, (ii) redeem, repurchase, cancel or otherwise acquire any indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material lien that is not a permitted lien on its property or the property of any Company subsidiary in connection with any pre-existing indebtedness, new indebtedness or lease or (iv) make or commit to make any capital expenditures (including payments on financing leases), other than (A) capital expenditures for property, plant and equipment in an amount not to exceed $10,000,000 in the aggregate and (B) commitments and payments on financing leases in the ordinary course of business consistent with past practice;

N.	enter into any transaction or contracts with any affiliate or other person that would be required to be disclosed by the Company under Item 404 of SEC Regulation S-K;
O.	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
P.
make any loans, advances or capital contributions to, or investments in, any person or entity (other than the Company or any wholly owned subsidiary) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;

Q.
except as permitted by Item C above, (i) form any subsidiary or acquire any equity interest in any other person (other than in accordance with contracts in effect on the date of the Merger Agreement), (ii) enter into any new material line of business, or (iii) open a new office of the Company or any of the Company subsidiaries in any country where neither the Company nor any of the Company subsidiaries has an office as of the date of the Merger Agreement;

R.
except as permitted by Item C above, other than the Merger, merge, consolidate, liquidate, dissolve, restructure, recapitalize, statutorily convert or otherwise reorganize the Company or any Company subsidiary with any Person (including any other Company subsidiary) or adopt a plan or resolution providing for any such transaction; provided, that for the avoidance of doubt, this Item R will not restrict the Company or any Company subsidiary from undertaking any employee restructuring or reorganization; or

S.	agree or commit to do anything prohibited in this section of this proxy statement entitled “Covenants Related to the Company’s Conduct of Business.”
Employee Matters
Parent has agreed that it will, or will cause the Surviving Corporation to, provide to each employee of the Company and its subsidiaries immediately prior to the Effective Time (each, a continuing employee), other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, for a period of one year following the Effective Time, for so long as the continuing employee is employed by the Surviving Corporation during such period after the Effective Time, (i) base salary or wages that is no less favorable than as in effect immediately prior to the Effective Time, (ii) bonus and incentive opportunities (other than equity or equity-based compensation opportunities) that are each no less favorable than those in effect immediately prior to the Effective Time, (iii) severance benefits to each continuing employee that are no less favorable than those that would have been provided to such continuing employee under benefit plans of the Company as in effect immediately prior to the Effective Time, and (iv) employee benefits and arrangements (other than base salary or wages, bonus and incentive opportunities, equity or equity-based compensation opportunities, defined benefit pension plan benefits, retiree welfare benefits, early retirement benefits and severance benefits) to continuing employees that are no less favorable in the aggregate to those provided similarly situated employees of Parent or any of its affiliates.
The pool for the Company’s short-term incentive plan for the fiscal year ending April 2, 2021 will be funded based on the greater of target or actual performance for such fiscal year, and the amount of the short-term incentive plan payments for such fiscal year will be determined for each participant in the Company’s ordinary course of business consistent with past practice as of the last day of such fiscal year and paid by the Company (or, following the Effective Time, by Parent or the Surviving Corporation) on or before June 1, 2021.
If the Effective Time occurs after April 2, 2021, Parent will pay, or cause the Surviving Corporation to pay, as soon as reasonably practicable following the Effective Time (but in no event later than ten days following the Effective Time), to each continuing employee that is a participant in the Company’s short-term incentive plan for the fiscal year commencing April 3, 2021 an amount in cash equal to the continuing employee’s target incentive payment under the short-term incentive plan, prorated for the number of days that have elapsed in such fiscal year through and including the date on which the Effective Time occurs. In connection with the subsequent determination of the incentive payments payable under the short-term incentive plan for the full fiscal year commencing April 3, 2021, any such incentive payment otherwise payable to a continuing employee may be offset and reduced by the amount of the amount previously paid to such continuing employee pursuant to the Merger Agreement.
To the extent Parent causes a continuing employee to cease to be eligible to participate in a the Company’s benefit plan and instead provides for such continuing employee to be eligible to participate in a replacement plan sponsored or maintained by Parent or one of its affiliates, if any such replacement plan is a group health plan, each participating continuing employee must be credited, for the year during which coverage begins, with any deductibles and copayments already incurred during such year under the Company benefit plan being replaced. Each continuing employee’s years of service and level of seniority with the Company and its subsidiaries (including service and seniority with any other employer that was recognized by the Company and its subsidiaries) must be recognized for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under the replacement plans. Parent must cause each replacement plan to waive any pre-existing condition exclusion or restriction with respect to participation and coverage requirements applicable to a continuing employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company benefit plan. Furthermore, Parent and the Surviving Corporation must honor all employment, severance, change in control, bonus and other agreements and plans assumed by them, and must honor and assume all vacation and other paid time off accrued by the continuing employees as of the Closing Date.
Nothing in the Merger Agreement, described under this “— Employee Matters” heading or elsewhere, will constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective subsidiaries (including Merger Sub). The provisions of the merger agreement described under this heading are for the sole benefit of the parties to the merger agreement and nothing herein or therein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any continuing employee or other current or former employee of the Company or any of its subsidiaries), any legal or equitable or other rights or remedies under or by reason of any statement or provision in this proxy or in the merger agreement.
No Solicitation by the Company
The Company has agreed that, during the term of the Merger Agreement and subject to certain exceptions set forth in the Merger Agreement:
•
the Company will and will cause the Company subsidiaries and its and their respective directors, officers and employees holding the position of vice president or more senior position, and will use reasonable best efforts to cause its and their respective other employees and their other representatives to (A) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third party (other than Parent and its affiliates) with respect to a Company Acquisition Proposal (as defined below), (B) promptly inform any third party (other than Parent and its affiliates) with whom discussions and negotiations are then occurring or who make a Company Acquisition Proposal as of and after the date of the Merger Agreement of the restrictions described in this section of the proxy statement entitled “No Solicitation by the Company”, (C) promptly (and, in any event, within 24 hours) terminate all access granted to any third party (other than Parent and its affiliates) and its representatives to any physical or electronic dataroom, and (D) promptly (and, in any event, within 48 hours), request that all third parties (other than Parent and its affiliates) and their respective representatives promptly return to the Company or destroy any non-public information concerning the Company and the Company subsidiaries that was previously furnished or made available to such person or any of its representatives by or on behalf of the Company in connection with (1) a Company Acquisition Proposal or (2) the process resulting in the signing of the Merger Agreement; and
•
the Company will not and will cause the Company subsidiaries and its and their respective, directors, officers and employees holding the position of vice president or more senior position not to, and will use reasonable best efforts to cause its and their respective other employees and their other representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Company Acquisition Proposal or (B) other than informing third parties of the existence of the restrictions described in this section of the proxy statement entitled “No Solicitation by the Company”, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company or any of its subsidiaries to, any third party in connection with a Company Acquisition Proposal. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company will be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a Company Acquisition Proposal.

“Company Acquisition Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent), relating to, other than the Merger and the other transactions contemplated by the Merger Agreement, any transaction (including any single- or multi-step transaction), or series of related transactions with a person or “group” (as defined in the Exchange Act) relating to (a) the issuance to such person or “group” or acquisition by such person or “group” of securities (or options, rights or warranties to purchase, or securities convertible into or exchangeable for, such securities) representing at least 20% of the Shares or voting power of the Company, (b) the acquisition by such person or “group” of any business or assets of the Company and the Company subsidiaries representing at least 20% of (i) the consolidated assets of the Company (including indirectly through ownership of equity in Company subsidiaries) and the Company subsidiaries, taken as a whole, or (ii) the combined voting power of the Company, in either cases (a) or (b), pursuant to a merger (including a reverse merger in which the Company is the Surviving Corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction or (c) any combination of the foregoing that results in such person or “group” acquiring at least 20% of the Shares or voting power of the Company.
Notwithstanding anything to the contrary in the Merger Agreement, if, prior to obtaining the Company stockholder approval, the Company receives a bona fide written Company Acquisition Proposal, which proposal was made after the date of the Merger Agreement and did not result from a material breach of the provisions of the Merger Agreement described under this “— No Solicitation by the Company” heading, and the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such proposal constitutes or could reasonably be expected to lead to, a Company Superior Proposal (as defined below), then the Company and its representatives may, subject to compliance with the provisions of the Merger Agreement described under this “— No Solicitation by the Company” heading, do any or all of the following: (i) furnish any information (including non-public information) or access thereto to any third party making such proposal (subject to certain conditions, including the execution of a confidentiality agreement and promptly (and in any event no later than 24 hours after making such information or other materials available to such third party) making available of such information or other materials to Parent) or (ii) participate or engage in negotiations or discussions with the person or group making such proposal and its representatives regarding such proposal.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “20%” in the definition thereof will be deemed to be references to “50%”) made by a third party, that did not result from a material breach of the provisions of the Merger Agreement described under this “— No Solicitation By the Company” heading and that the Board determines in its good faith judgment (after consultation with its financial advisors and outside counsel), taking into account all of the terms and conditions of such Company Acquisition Proposal and the Merger (including any offer by Parent to amend the terms of the Merger Agreement, termination or break-up fee, expense reimbursement provisions and conditions to consummation) and taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Merger and the other transactions contemplated by the Merger Agreement.
Except as otherwise permitted by the provisions of the Merger Agreement relating to a Company Change in Recommendation with respect to a Company Intervening Event (each as defined below) and Company Superior Proposals, neither the Board nor any committee thereof may (i) (A) withdraw (or modify, amend or qualify in a manner adverse to Parent), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal, (C) fail to include the Company Board Recommendation in the proxy statement, (D), if (1) the Company has received a Company Acquisition Proposal that remains outstanding (and is not a tender offer or exchange offer addressed by clause (E) of this clause (i)), and (2) such Company Acquisition Proposal has not been rejected by the Company, fail to reaffirm the Company Board Recommendation within five business days after receipt of a written request from Parent to do so (provided that Parent may only request one such reaffirmation with respect to any Company Acquisition Proposal) or (E) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within 10 business days after the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, agreement in principle or similar agreement (other than certain permitted confidentiality agreements) with respect to a Company Acquisition Proposal (a “Company Alternative Acquisition Agreement”).
“Company Intervening Event” means any state of facts, circumstances, condition, event, change, development, occurrence, result or effect (other than a Company Acquisition Proposal) that, individually or in the aggregate, is material to the Company and the Company subsidiaries, taken as a whole, that was not known to the Board as of the date of the Merger Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Board as of the date of the Merger Agreement), which state of facts, circumstances, condition, event, change, development, occurrence, result or effect (or any consequence thereof) becomes known by the Board prior to the time of Company stockholder approval.
Notwithstanding anything to the contrary in the provisions of the Merger Agreement, at any time prior to the receipt of the Company stockholder approval, the Board may make a Company Change in Recommendation in response to a Company Intervening Event and the Company may subsequently terminate the Merger Agreement if (i) the Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, (ii) (A) the Company has provided Parent three business days’ written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such three-business day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of the Merger Agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii), if any, after consultation with financial advisors and outside counsel, the Board has determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. The provisions described in this paragraph also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event and require a new notice from the Company, except that the references to periods of three business days in the procedures described in this paragraph shall be shortened to two business days for such purposes.
The Company has agreed that the Board may not effect a Company Change in Recommendation and the Company may not terminate the Merger Agreement as described below unless:
•
the Company has provided to Parent three business days’ prior written notice, which notice (the “Company Superior Proposal Notice”) (A) shall not constitute a Company Change in Recommendation, advised Parent that the Company intends to take such action, and (B) included (1) the material terms and conditions of any such Company Superior Proposal, (2) an unredacted copy of the Company Alternative Acquisition Agreement in respect of such Company Acquisition Proposal, and (3) an unredacted copy of any other contracts to be entered into in connection with such Company Acquisition Proposal that the Board determined were material to its decision that such Company Acquisition Proposal constituted a Company Superior Proposal;

•
during such three-business day period, if requested in writing by Parent in good faith, the Company and its representatives engaged in good faith negotiations with Parent regarding changes to the terms of the Merger Agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and

•
the Board has considered any adjustments to the Merger Agreement proposed in writing by Parent by 11:59 p.m., New York City time, on the last day of such three-business day period and has determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Acquisition Proposal would continue to constitute a Company Superior Proposal if such proposed changed terms were to be given effect, and that the failure to make the Company Change in Recommendation or terminate the Merger Agreement would reasonably be expected to be inconsistent with the fiduciary obligations of the Board under applicable law; provided, however, that any (1) material revisions to the terms of a Company Superior Proposal or (2) material revisions to a Company Acquisition Proposal that the Board had determined no longer constitutes a Company Superior Proposal, will constitute a new Company Acquisition Proposal and will in each case require the Company to deliver to Parent a new Company Superior Proposal Notice, except that the references to three business days in this bullet and the preceding two bullets will be deemed to be two business days.

Notwithstanding anything to the contrary contained in the Merger Agreement, at any point prior to receipt of the Company stockholder approval if, in response to a bona fide written Company Acquisition Proposal made after the date of the Merger Agreement and not withdrawn that did not result from a material breach in any respect of the Merger Agreement provisions described under this “— No Solicitation by the Company” heading, the Board determines in good faith (after consultation with its financial advisors and outside counsel) that (i) such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law, (A) subject to compliance with the requirements set forth in the immediately preceding paragraph and bullet points, the Board may make a Company Change in Recommendation and the Company may subsequently terminate the Merger Agreement or (B) the Company may terminate the Merger Agreement in order to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, subject to payment to Parent of the applicable termination fee amount (among other conditions).
The Company will promptly (and in any event within 24 hours after receipt) advise Parent orally or in writing in the event that the Company receives any Company Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to a Company Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the third party making any such Company Acquisition Proposal) of any such Company Acquisition Proposal. The Company will (i) keep Parent reasonably informed on a current basis of the status and material terms of any such Company Acquisition Proposal (including, prior to furnishing any information or to participating in any discussions or negotiations pursuant to the Merger Agreement, advising Parent of any determination by the Company Board pursuant to the Merger Agreement) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event no later than within 24 hours after receipt) any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Company Alternative Acquisition Agreements.
Nothing in the Merger Agreement prevents the Company or the Company Board, directly or indirectly through their respective representatives, from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by law or with respect to which the Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law (or any other disclosure to stockholders required to be made by applicable law), in each case, other than a Company Change in Recommendation that is not permitted as described herein.
Financing; Perspecta Cooperation
Parent and Merger Sub have represented that the third party debt financing arranged by Parent in connection with the Merger (assuming such debt financing is funded in accordance with the Debt Commitment Letter), together with equity investments to be contributed to Parent or Merger Sub by The Veritas Capital Fund VII, L.P., will provide sufficient funds required for consummation of the Merger.
Parent and Merger Sub have agreed to use their reasonable best efforts to take all actions necessary to arrange as promptly as reasonably practicable prior to the Effective Time (i) the debt financing on the terms and conditions (including the flex provisions) described in the Debt Commitment Letter or (ii) in the event all or any portion of the debt financing pursuant to the Debt Commitment Letter becomes unavailable, the alternative financing described below, and will use reasonable best efforts to:
•	maintain in effect the Debt Commitment Letter (or any permitted replacement, amended, modified or alternative financing);
•
negotiate definitive agreements with respect to the debt financing, which we refer to as the Definitive Documents, on the terms and conditions (including any flex provisions) contained in the Debt Commitment Letter or on such other terms that would not be prohibited by the Merger Agreement and shall deliver to the Company a copy thereof as promptly as practicable, and upon the effectiveness thereof, maintain in effect the Definitive Documents;

•
comply with their respective obligations under the Debt Commitment Letter and satisfy on a timely basis all conditions precedent to the availability of the debt financing set forth in the Debt Commitment Letter and the Definitive Documents that are within its control;

•	fully enforce their rights under the Debt Commitment Letter and the Definitive Documents; and
•	arrange for the debt financing to be available for Parent and Merger Sub to draw upon and consummate at or prior to the Effective Time.
Without the prior written consent of the Company, Parent will not amend, modify, supplement, restate, substitute, replace, terminate or agree to any waiver under the Debt Commitment Letter in a manner that:
•	adds new or expands upon the conditions precedent to the funding of the debt financing as set forth in the Debt Commitment Letter;
•	would reduce the aggregate amount of the debt financing provided for under the Debt Commitment Letter;
•	would limit the rights and remedies of Parent as against the lenders under the Debt Commitment Letter; or
•	would otherwise prevent, delay or impair the consummation of the transactions contemplated by the Merger Agreement.

Subject to certain exceptions, Parent has agreed to use its reasonable best efforts to give the Company prompt written notice if Parent becomes aware of:
•
any actual or threatened in writing breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter or the Definitive Documents;

•	any actual or threatened in writing withdrawal, repudiation or termination of the debt financing by any of the lenders under the Debt Commitment Letter;
•
any material dispute or disagreement between or among any of the parties to the Debt Commitment Letter or the Definitive Documents relating to, or otherwise potentially affecting, the amount or the availability of the debt financing on the Closing Date or satisfaction of the conditions thereunder; and

•
any amendment or modification of, or waiver under, the Debt Commitment Letter or the Definitive Documents that would reasonably be expected to delay or prevent the Closing or make the funding of the debt financing less likely or adversely impact the Company’s ability to enforce its rights under the Debt Commitment Letter or to consummate the transactions contemplated by the Merger Agreement.

Parent has also agreed to give the Company prompt written notice if Parent believes in good faith that Parent will not be able to timely obtain all or any portion of the debt financing on the terms and in the manner or from the sources contemplated by the Debt Commitment Letter or the Definitive Documents.
If any portion of the debt financing becomes unavailable, or it becomes reasonably likely that it may become unavailable, on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter or the Definitive Documents, Parent shall use its reasonable best efforts to obtain promptly sufficient alternative financing, from the same or alternative financing sources, and not containing conditions or other terms that would reasonably be expected to affect the availability thereof that (i) are more onerous or materially less favorable than those conditions and terms in the Debt Commitment Letter as of the date of the Merger Agreement or (ii) would reasonably be expected to delay the Closing and is otherwise on terms that are not materially less favorable, in the aggregate, to Parent than the terms in the Debt Commitment Letter and, when obtained, to provide promptly to the Company a copy of a new financing commitment that provides for such alternative financing and to negotiate definitive agreements with respect thereto on the terms and conditions contained therein.
The Company has agreed to use its reasonable best efforts to, and to cause each of its subsidiaries to use their reasonable best efforts to, and to use its reasonable best efforts to cause its representatives to, in each case, at Parent’s sole expense, provide such cooperation reasonably requested by Parent that is necessary, proper or customary in connection with the arrangement and consummation of the debt financing (or any permitted replacement, amended, modified or alternative financing), including:
•
furnishing to Parent, the lenders under the Debt Commitment Letter or any other debt financing sources, as promptly as practicable following Parent’s request, with such pertinent and customary reasonably available information necessary to syndicate or complete the underwriting or private placement of the debt financing as may be reasonably requested by any of the foregoing persons regarding the business, operations, financial projections and prospects of the Company and its subsidiaries as is customary for investment grade public companies in connection with the arrangement or marketing of financings such as the Debt Commitment Letter;

•	furnishing to Parent the most recent financial statements contained in the reports, schedules, forms, statements and other documents filed by the Company with the SEC;
•
reasonably assisting with the preparation of customary offering documents and customary marketing materials, including confidential information memoranda, offering memoranda and materials for rating agency presentations, lender and investor presentations, bank syndication materials, roadshow presentations and similar documents required in connection with the debt financing by providing information about the business of the Company and its subsidiaries reasonably available to the Company and its subsidiaries and, in each case, executing customary authorization and management representation letters in connection therewith;

•
upon reasonable advance notice, participating in a reasonable number of meetings, presentations, road shows, sessions with rating agencies in connection with the debt financing, due diligence sessions and drafting sessions, each at times and dates reasonably acceptable to the Company and its subsidiaries;

•	assisting in the preparation of the definitive financing documentation contemplated by the debt financing;
•	facilitating in the provision of guarantees and collateral of the Company and its subsidiaries, in each case, related to the debt financing;
•	obtaining such consents, acknowledgements, authorizations, approvals and instruments reasonably requested by Parent to permit the consummation of the debt financing;
•
providing at least three business days prior to the closing of the debt financing all documentation and other information required by applicable beneficial ownership, “know your customer” and anti-money laundering rules and regulations, to the extent reasonably requested at least 10 business days prior to the closing of the debt financing;

•
cooperating with, and taking all actions reasonably requested by, Parent in order to facilitate the termination and payoff of the Company’s existing credit facility and the release of liens thereunder; and

•
to the extent applicable, (i) providing customary financial information as reasonably requested by Parent to enable Parent to prepare pro forma financial statements, (ii) assisting in the preparation of offering documents and memoranda and “road show” presentations, and assisting Parent in the preparation of pro forma financial statements and (iii) causing the independent accountants of the Company to provide assistance to Parent, including providing comfort letter, participating in accounting due diligence sessions and assistance in connection with providing customary review of interim financial statements.

provided, however, that, (a) the Company and its subsidiaries will not be required to extend such cooperation to the extent it would (i) unreasonably disrupt or interfere with the business or ongoing operations of the Company or its subsidiaries, (ii) cause any representation or warranty or covenant contained in the Merger Agreement to be breached, or any condition to the Closing to fail to be satisfied, (iii) cause the Company or any of its subsidiaries to jeopardize any attorney-client privilege or breach any contract, applicable law or organizational document, (iv) require the Company or its subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not promptly reimbursed by Parent pursuant to the terms of the Merger Agreement, or (v) cause any director, officer or employee of the Company or any of its subsidiaries to incur any personal liability, (b) the Company and its subsidiaries or any of their representatives will not be required to provide any certificates that would be effective prior to the Closing Date (other than in connection with customary authorization and management representation letters described above) or any legal opinions, (c) the Company and its subsidiaries will not be required to enter into any Definitive Documents or any other binding commitment that is not contingent on the Closing Date occurring or that would be effective prior to the Closing Date and (d) the Company and its subsidiaries will not be required to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision of guarantees and collateral in connection with the debt financing that is not contingent on the Closing Date occurring or that would be effective prior to the Closing Date. In addition, the Company and its subsidiaries and their respective representatives shall not be required to prepare or provide (1) any pro forma financial statements or pro forma financial information, (2) any description of all or any component of the debt financing, (3) projections, risk factors or other forward-looking statements relating to all or any component of the debt financing, (4) financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (5) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K. In no event shall the Company or its subsidiaries or any of their respective affiliates be in breach of the Merger Agreement because of the failure to deliver any financial or other information that is not currently readily available or is not otherwise prepared in the ordinary course of business of the Company and its subsidiaries. Subject to certain exceptions, Parent has agreed to indemnify and hold harmless the Company, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ fees) actually suffered or incurred by any of them in connection with the arrangement or consummation of the debt financing (including any alternative financing). Parent has agreed to, promptly upon request by the Company, reimburse the Company and its subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its subsidiaries in connection with the cooperation described above.
The obtaining of the debt financing (including any alternative financing) is not a condition to the Closing.
Any breach (other than a willful and material breach) by the Company or its subsidiaries of their cooperation obligations described above shall not constitute a breach of the Merger Agreement for purposes of the conditions and termination provisions of the Merger Agreement.
Company Stockholder Approval
The Merger Agreement provides that, as promptly as reasonably practicable after the execution of the Merger Agreement, (i) the Company shall prepare a preliminary proxy statement and file it with the SEC and (ii) the Company and Parent shall jointly prepare and file with the SEC a Schedule 13E-3. This proxy statement fulfills the obligation referenced in clause (i) of the foregoing sentence. The Company and Parent, as applicable, will advise the other party promptly after it receives notice thereof, of any request by the SEC of the proxy statement, the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information. Prior to the filing of the proxy statement or the Schedule 13E-3 (or, in each case, any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company or Parent, as applicable, shall provide the other party with a reasonable opportunity to review and to propose comments on such document or response, which the Company or Parent, as applicable, shall consider in good faith.
The Company shall take all action necessary in accordance with applicable laws and the organizational documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company stockholder approval, to be held as promptly as reasonably practicable following the clearance of the proxy statement and the Schedule 13E-3 by the SEC.
Unless the Board has withdrawn, modified or qualified its recommendation thereof or otherwise effected a Company Change in Recommendation in accordance with the applicable provisions of the Merger Agreement, the Company will (i) through the Board, recommend, including through a recommendation in the proxy statement, that the stockholders of the Company vote in favor of the approval of the Merger Agreement, and (ii) solicit from stockholders of the Company proxies in favor of the approval of the Merger Agreement.
Regulatory Approvals; Third Party Consents
Subject to the other terms and conditions of the Merger Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, have agreed to cooperate with the other party and use (and will cause its respective subsidiaries to use) its reasonable best efforts to:
•
take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Merger, including:

•
filing any Notification and Report Form required pursuant to the HSR Act within 10 business days following the execution of the Merger Agreement and to request early termination of the applicable waiting period;

•
submitting the documentation required to be submitted to the Defense Counterintelligence and Security Agency of the United States Department of Defense or any other United States cognizant security agency in accordance with Paragraph 1-302(g) of the National Industrial Security Program Operating Manual;

•
submitting any required notices related to the Company’s Statement of Registration on file with the United States Department of State’s Directorate of Defense Trade Controls (“DDTC”) in respect of the transactions contemplated by the Merger Agreement in accordance with the International Traffic in Arms Regulations;

•
preparing and submitting any requests to amend or novate licenses or other authorizations issued by DDTC or the U.S. Department of Commerce’s Bureau of Industry and Security that may be necessary as a consequence of the transactions contemplated by the Merger Agreement; and

•
developing, submitting, and implementing any mitigation plans reasonably required to address an Organizational Conflict of Interest (as defined in Part 9 of the Federal Acquisition Regulation), including by taking the actions identified in the confidential disclosure letter to the Merger Agreement;

•
obtain promptly all consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the Merger; and

•
defend any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reserved.

Each of the parties will use reasonable best efforts to (in each case, to the extent not prohibited by applicable law or governmental entity):
•
cooperate with each other in connection with any filing to or submission with any governmental entity in connection with the transactions contemplated by the Merger Agreement and in connection with any proceeding by or before any governmental entity relating to the Merger, including any proceeding initiated by a private person;

•
promptly inform the other party of (and supply to the other party) any material communication received by such party from, or given by such party to any governmental entity and any material communication received or given in connection with any proceeding by a private person, in each case regarding the Merger;

•
permit the other party to review in advance and incorporate their reasonable comments in any communication to be given by it to any governmental entity with respect to obtaining any investigations or reviews under any law in connection with the transactions contemplated by the Merger Agreement; and

•
to the extent practicable, consult with the other party in advance of any material meeting, written communications or teleconference with any governmental entity or, in connection with any proceeding by a private person, with any other person and give the other party the opportunity to attend and participate in such meetings and teleconferences.

Each party agrees to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve any objections that a governmental entity may assert under any antitrust law with respect to the transactions contemplated by the Merger Agreement and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental entity with respect to the Merger, in each case, so as to enable the Closing to occur as promptly as practicable. The parties’ reasonable best efforts to consummate the transactions contemplated by the Merger Agreement include doing or agreeing to do, and causing their affiliates to do or agree to do, any and all of the following:
•	selling, divesting or otherwise disposing of or holding separate any of their or their affiliates’ assets, properties, products, rights, services, businesses, or voting securities; and
•
terminating, modifying or extending any existing relationships and contractual rights and obligations of the parties or their affiliates. Notwithstanding anything in the Merger Agreement to the contrary, the parties will not be required to take any action with respect to any order or any applicable law or in order to obtain any approval or resolve any objection or impediment under any antitrust law that is not conditioned upon the consummation of the Merger.

Notwithstanding anything in the Merger Agreement to the contrary, the parties shall not be required to take any action with respect to any order or any applicable law or in order to obtain any approval or resolve any objection or impediment under any antitrust law that is not conditioned upon the consummation of the Merger.
In furtherance and not in limitation of the covenants of the parties described under this “— Regulatory Approvals; Third Party Consents” heading, if any proceeding, is instituted (or threatened to be instituted)

challenging the Merger as violative of any antitrust law, each of Parent and the Company will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.
Parent shall not, and shall not permit any of its affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to:
•
impose any delay beyond five business days prior to the Outside Date in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period;

•	increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement; or
•	delay the consummation of the transactions contemplated by the Merger Agreement beyond five Business Days prior to the Outside Date.
Takeover Laws
Each of the Company, Parent and Merger Sub has agreed not to take any action that would cause the transactions contemplated by the Merger Agreement (including the Merger) to be subject to requirements imposed by any takeover laws, and each of them has agreed to take all reasonable steps within its control to exempt (or ensure the continued exemption of) such transactions from the takeover laws of any state that purport to apply to the Merger Agreement or to the transactions contemplated thereby.
Indemnification; Directors’ and Officers’ Insurance
The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless, to the fullest extent authorized or permitted by, and subject to the conditions and procedures set forth in, applicable law, and will pay on behalf of or advance expenses to, each present and former director and officer of the Company and its subsidiaries (together with their respective heirs, executors or administrators, the “Indemnified Parties”), in connection with any proceeding and against any losses, claims damages, liabilities, costs or expenses, judgments, fines, penalties or settlement amounts incurred in connection therewith, including in any such person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other benefit plan or enterprise serving at the request of or on behalf of the Company or any Company subsidiary, subject to certain limitations and conditions more fully described in the Merger Agreement.
Additionally, for a period of six years from the Effective Time, Parent has agreed to (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute such policies for other policies containing terms, conditions and limits no less favorable to the Indemnified Parties than the current policies so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 350% of the last annual premiums paid therefor prior to the date of the Merger Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this sentence would cost in excess of that amount. The Company may, and, if requested by Parent, will use reasonable efforts to, on or prior to the Effective Time, purchase a six-year prepaid tail directors’ and officers’ liability and fiduciary liability insurance policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such, providing coverage on terms and conditions and with limits not less favorable to the Indemnified Parties than the policies currently in place for directors’ and officers’ liability and fiduciary liability.

If Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges with or into any other person and will not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the Surviving Corporation’s obligations discussed in the preceding two paragraphs.
Stockholder Litigation
The Company has agreed that, if any litigation or other proceeding of any stockholder related to the Merger Agreement or the transactions contemplated thereby (including the Merger) is initiated or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or the members of the Board (or of any equivalent governing body of any subsidiary) prior to the Effective Time, the Company will promptly notify Parent and keep Parent reasonably informed on a current basis with respect to the status thereof. The Company will consult with Parent on a regular basis with respect to, and will give Parent the opportunity to participate in the defense or settlement of, any security holder litigation or other proceeding against the Company or its directors relating to such transactions, and no such settlement will be agreed to without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed by Parent. Notwithstanding the foregoing provisions of this paragraph, nothing will require the Company to disclose any information if the Company reasonably determines that such disclosure would (a) constitute a violation of any contract with respect to confidentiality or non-disclosure owing to a third party (including any governmental entity) to which the Company or any of the Company subsidiaries is a party, (b) constitute a violation of any applicable law or (c) result in a waiver of attorney-client privilege, work product doctrine or similar privilege; provided that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent that the Company determines doing so may be reasonably required for the purpose of complying with applicable antitrust laws.
Other Covenants
The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements and access and confidentiality.
Conditions to the Completion of the Merger
Mutual Closing Conditions
The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Company and Parent, to the extent permitted by applicable law) of each of the following:
•	the Company stockholder approval has been received in accordance with applicable law and the Company’s organizational documents (including its articles of incorporation and bylaws);
•
no governmental entity has issued any judgment or taken any action, in each case, preventing, making illegal, restraining, enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement (including the Merger) and no law is in effect that makes the consummation of such transactions illegal or otherwise prohibited, restrained or prevented; and

•	the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act has expired or been terminated.
Additional Company Closing Conditions
The obligation of the Company to consummate the Merger is further conditioned upon the satisfaction (or waiver by the Company) at or prior to the Closing of each of the following:
•
the representations and warranties of Parent and Merger Sub contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;

•
each and all of the agreements and covenants of Parent and the Parent subsidiaries to be performed and complied with pursuant to the Merger Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects; and

•
the Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions described in the preceding bullets have been satisfied.

Additional Parent Conditions to Closing
The obligation of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:
•	the representations and warranties of the Company:
•
contained in the Merger Agreement (other than representations and warranties regarding certain elements of our organization and qualification (solely with respect to the Company), certain elements of our capitalization, certain elements of our general authority and standing, the absence of a Company Material Adverse Effect and the absence of brokers’ and advisors’ fees) being true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

•
regarding certain elements of our organization and qualification (solely with respect to the Company) and certain elements of our general authority and standing being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•
regarding certain elements of our capitalization and the absence of brokers’ and advisors’ fees being true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies; and

•	regarding the absence of a Company Material Adverse Effect being true and correct as of the date of the Merger Agreement, as if made as of such time;
•
each and all of the agreements and covenants of the Company and the Company subsidiaries to be performed and complied with pursuant to the Merger Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects;

•	since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect; and
•
Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions described in the preceding bullets have been satisfied.

Termination
The Merger Agreement may be terminated at any time prior to the Closing (notwithstanding receipt of the Company stockholder approval, except as expressly noted) as follows:
(a)	by the mutual written consent of the Company and Parent in a written instrument;
(b)	by the Company or Parent if:
(i)
if a governmental entity of competent jurisdiction has issued a final non-appealable judgment or taken any other action, in each case, permanently preventing, making illegal, restraining, enjoining or otherwise prohibiting the consummation of the transactions or if any law that permanently makes consummation of the transactions illegal or otherwise prohibited, restrained or prevented is in effect; provided, that the right to so terminate the Merger Agreement pursuant to the provision described in this subparagraph will not be available to any party if such judgment or law was proximately caused by the failure of such party to comply with any of its obligations under the Merger Agreement;
(ii)
the Effective Time does not occur on or before the Outside Date; provided, that the right to terminate the Merger Agreement pursuant to the provision described in this subparagraph will not be available to any party whose failure to comply with any of its obligations set forth in the Merger Agreement is the proximate cause of the failure of such condition to be satisfied; or

(iii)	after the final adjournment of the Company stockholder meeting called for the purpose of approving the Merger Agreement, the Company stockholder approval has not been obtained;
(c)
by Parent if the Company has breached or failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach, failure or inaccuracy would result in the failure of certain conditions to the consummation of the Merger described in the first two bullets under the heading “— Additional Parent Closing Conditions” to be satisfied and such breach or failure to perform is either incurable or, if curable, is not cured by the earlier of (A) two business days prior to the Outside Date and (B) 30 days following receipt by the Company of notice of such breach, failure or inaccuracy from Parent; provided that the right to terminate the Merger Agreement pursuant to this subsection shall not be available if Parent is itself in breach of any provision of the Merger Agreement or has failed to perform or comply with, or there is any accuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and which breach, failure or inaccuracy would result in the failure of certain conditions to the consummation of the Merger described in the first two bullets under the heading “— Additional Company Closing Conditions;”

(d)
by the Company if Parent has breached or failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach, failure or inaccuracy would result in the failure of certain conditions to the consummation of the Merger described in the first two bullets under the heading “— Additional Company Closing Conditions” to be satisfied and such breach or failure to perform is either incurable or, if curable, is not cured by the earlier of (A) two business days prior to the Outside Date or (B) 30 days following receipt by Parent of notice of such breach, failure or inaccuracy from the Company; provided that the right to terminate the Merger Agreement pursuant to this subsection shall not be available if the Company is itself in breach of any provision of the Merger Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and which breach, failure or inaccuracy would result in the failure of the conditions to the consummation of the Merger described in the first two bullets under the heading “— Additional Parent Closing Conditions;”

(e)	by Parent prior to the time the Company stockholder approval is obtained, if the Board or any committee thereof has effected a Company Change in Recommendation;
(f)	by the Company prior to the time the Company stockholder approval is obtained, if the Board or any committee thereof has effected a Company Change in Recommendation;
(g)
by the Company prior to the time the Company Stockholder approval is obtained, if the Merger Agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with the Merger Agreement, subject to Company’s obligation to concurrently with such termination enter into such definitive agreement and prior to or concurrently with such termination pay the Company Termination Fee to Parent; or

(h)
by the Company, if (i) the closing conditions described under the headings “— Mutual Closing Conditions” and “— Additional Parent Closing Conditions” (other than those closing conditions that by their nature are to be satisfied at the Closing, but subject to such closing conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable laws) at the Closing, (ii) Parent has failed to consummate the Closing within three business days following the date on which the Closing should have occurred pursuant to the Merger Agreement and (iii) the Company has notified

Parent by written notice that it stands ready, willing and able to consummate the Closing at all times during such three-business day period; provided, that notwithstanding anything described in subsection (b)(ii) above to the contrary, no party will be permitted to terminate the Merger Agreement pursuant to subsection (b)(ii) during such three-business day period.
In the event that the Merger Agreement is validly terminated, each of the parties will be relieved of its duties and obligations thereunder after the date of such termination and such termination will be without liability to Parent and the Company. However, following termination, (a) certain provisions specified in the Merger Agreement (including the obligation of Parent or the Company to pay a termination fee in certain circumstances, as further described under the heading “— Termination Fees” below) will survive, as described in the Merger Agreement, (b) the Company will not be relieved of any liability for any willful breach of any covenant or agreement contained in the Merger Agreement occurring prior to termination and (c) the Confidentiality Agreement and the Limited Guarantee will survive any such termination in accordance with their respective terms.
Termination Fees
As used herein, “Company Termination Fee” means a cash amount equal to $97,013,974. In the event that:
•
(A) a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise publicly communicated to the Board or otherwise generally made known to the stockholders of the Company prior to, and not withdrawn prior to, the date of termination of the Merger Agreement, (B) the Merger Agreement is terminated by the Company or Parent pursuant to the provisions described in subparagraph (b)(ii) or (b)(iii), or by Parent pursuant to the provisions described in subparagraph (c), in each case, under the heading “Termination” above, and (C) the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal within 12 months after the date of termination of the Merger Agreement, then the Company will pay (or cause to be paid) the Company Termination Fee to Parent upon the earliest date of when such definitive agreement is executed or such Company Acquisition Proposal is consummated (provided, that, for purposes of this sentence, any reference in the definition of Company Acquisition Proposal to “20%” will be deemed to be a reference to “50%”);

•
the Merger Agreement is terminated by Parent pursuant to the provisions described in subparagraph (e) under the heading “Termination” above, the Company will pay the Company Termination Fee to Parent within two business days of termination of the Merger Agreement; or

•
the Merger Agreement is terminated by the Company pursuant to the provisions described in subparagraph (f) or subparagraph (g) under the heading “Termination” above, the Company will pay the Company Termination Fee to Parent prior to or concurrently with the termination of the Merger Agreement.

As used herein, “Parent Termination Fee” means a cash amount equal to $242,534,936. In the event that:
•
the Merger Agreement is terminated by the Company pursuant to the provisions described in subparagraph (d) or subparagraph (h) under the heading “Termination” above, Parent will pay the Parent Termination Fee to the Company within two business days of termination of the Merger Agreement; or

•
the Merger Agreement is terminated by Parent pursuant to the provisions described in subparagraph (b)(ii) under the heading “Termination” above and the Company would have been entitled to terminate the Merger Agreement pursuant to the provisions described in subparagraph (d) or subparagraph (h) but for such termination pursuant to the provisions described in subparagraph (b)(ii), Parent will pay, or cause to be paid, to the Company the Parent Termination Fee within two business days of termination of the Merger Agreement.

If the Company or Parent, as the case may be, fails to promptly pay the applicable termination fee, interest will accrue during the period by which payment is delayed at the prime rate published by the Wall Street Journal on the date on which such payment was due. If the Company or Parent, as the case may be, pursues litigation or other proceedings that result in a judgment for the party that commenced such proceeding for payment of the applicable termination fee, the other party will reimburse such other party for its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

In no event will Parent be entitled to receive more than one payment of the Company Termination Fee or the Company be entitled to receive more than one payment of the Parent Termination Fee, in each case, in connection with the Merger Agreement.
While each of the Company and Parent may pursue both a grant of specific performance in accordance with the provision described under the heading “— Specific Performance,” and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, described under this heading “— Termination Fees,” under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.
Expenses
Except as described under the heading “— Termination Fees,” above, and except for the reimbursement by Parent of certain expenses that may be incurred by the Company or any of its subsidiaries in connection with the financing cooperation described in the Merger Agreement, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby. Parent will pay all filing fees owed under the HSR Act.
Specific Performance
The Company, Parent and Merger Sub have agreed that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. The parties have agreed that they shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each party has agreed not to raise any objections to the availability of the equitable remedy of specific performance and further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party has further agreed that neither the other party nor any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the provision described in this paragraph, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Notwithstanding anything to the contrary in the immediately preceding paragraph, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to cause the Effective Time to occur and to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) will be subject to the requirements that:
•
the closing conditions described under the headings “— Mutual Closing Conditions” and “— Additional Parent Closing Conditions” (other than those closing conditions that by their nature are to be satisfied at the Closing, but subject to such closing conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable laws) at the Closing;

•	the debt financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the equity financing is funded at the Closing;
•
the Company has irrevocably confirmed that (A) it stands ready, willing and able to consummate the Closing and (B) if the equity financing and debt financing are funded, then it would take such actions required of it by the Merger Agreement to cause the Closing to occur; and

•	Parent and Merger Sub have failed to consummate the Closing on or prior to the third business day following such confirmation from the Company.

Amendment and Waiver
At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective. However, following receipt of the Company stockholder approval, if any amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval by the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company. The debt financing sources participating in Parent’s financing of the transactions contemplated by the Merger Agreement have the right to prevent certain amendments to the Merger Agreement that would be adverse to such debt financing sources.
Governing Law
The Merger Agreement is governed by Delaware law; provided, however, that issues involving the consummation and effects of the Merger will be governed by the laws of the State of Nevada to the extent the application of Nevada law is mandatory.

THE DEBT COMMITMENT LETTER
Parent and Merger Sub have obtained the Debt Commitment Letter from the Commitment Parties to provide to Merger Sub (i) first lien senior secured credit facilities in an aggregate principal amount of $3,735 million consisting of (A) a $3,535 million term loan facility and (B) a $200 million revolving credit facility and (ii) a second lien senior secured term loan facility in an aggregate principal amount of $1,290 million, upon the terms and subject to the conditions set forth in the Debt Commitment Letter.
It is anticipated that the proceeds of the new secured credit facilities will be used (i) to fund the payment of fees and expenses in connection with the debt financing, (ii) to fund a portion of the consideration payable under the Merger Agreement and certain other fees and expenses in connection with the Merger Agreement, (iii) to fund the termination and repayment in full of the existing credit facility of the Company and its subsidiaries and certain other fees and expenses in connection therewith and (iv) for ongoing working capital and other general corporate purposes of Parent and its subsidiaries.
The first lien term loan facility will mature seven years from the date of funding and will amortize in equal quarterly installments of 0.25% of the original principal amount. The first lien revolving facility will mature five years from the date of funding and will not amortize. The second lien term loan facility will mature eight years from the date of funding and will not amortize. The definitive documentation for the credit facilities as contemplated by the Debt Commitment Letter will contain covenants, events of default and other terms and provisions that have been agreed with the Commitment Parties and are set forth on the term sheet attached as an exhibit to the Debt Commitment Letter.
Interest under the first lien credit facilities contemplated by the Debt Commitment Letter will be payable, at the option of the borrower, either at a base rate plus 2.75% or a LIBOR-based rate (subject to a floor of 0.0% or, in the case of the first lien term loan facility, 0.75%) plus 3.75%, with step-downs at first lien leverage ratios to be agreed. Interest under the second lien term loan facility contemplated by the Debt Commitment Letter will be payable, at the option of the borrower, either at a base rate plus 7.00% or a LIBOR-based rate (subject to a floor of 0.75%) plus 8.00%. A commitment fee of 0.50% per annum (with a step-down at a first lien leverage ratio to be agreed) will be payable on the unused commitments under the first lien revolving facility. During the continuation of a bankruptcy or payment event of default under the credit facilities, the applicable interest rate on overdue amounts will be increased by 2.00%.
The financing contemplated by the Debt Commitment Letter is subject to the satisfaction of the following conditions:
•	the substantially concurrent consummation of the Merger in accordance with the Merger Agreement in all material respects;
•	the execution and delivery of definitive documentation consistent with the Debt Commitment Letter;
•
the absence, since January 27, 2021, of a Company material adverse effect (which, for purposes of the Debt Commitment Letter, is defined as in the Merger Agreement) if and to the extent that Merger Sub (or any of its applicable affiliates) has the right not to consummate the Merger or to terminate its (and all of its affiliates’) obligations under the Merger as a result of such Company material adverse effect;

•	the payment of all applicable fees and expenses;
•	the delivery of certain audited and unaudited financial statements of the Company;
•	receipt by the lenders of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);
•	the delivery of customary closing documents; and
•	the accuracy of certain representations and warranties in the Merger Agreement and specified representations and warranties in the definitive debt documents.
If any portion of the debt financing becomes unavailable, or it becomes reasonably likely that it may become unavailable, on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter, Parent shall use its reasonable best efforts to obtain promptly sufficient alternative financing, from the same or alternative financing sources, and not containing conditions or other terms that would reasonably be expected to affect the availability thereof that (i) are more onerous or materially less favorable than those conditions and terms in the Debt Commitment Letter as of the date of the Merger Agreement or (ii) would reasonably be expected to delay the closing of the Merger and is otherwise on terms that are not materially less favorable, in the aggregate, to Parent than the terms in the Debt Commitment Letter. As of March 31, 2021, the last practicable date before the printing of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing is not available as anticipated. The documentation governing the credit facilities contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.
The Commitment Parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the Debt Commitment Letter.
The foregoing summary of the Debt Commitment Letter and the related term loan facility is qualified in its entirety by reference to the copy of such letter attached as an exhibit to Schedule 13E-3 filed with the SEC in connection with the Merger and incorporated herein by reference.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
Statements contained in this proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute forward-looking statements. Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, financial projections; statements about the potential benefits of the Merger; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the Merger and the expected timing of completion of the Merger; as well as any assumptions underlying any of the foregoing. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) the ability to obtain the requisite approval from stockholders of the Company; (ii) uncertainties as to the timing of the Merger; (iii) the risk that the Merger may not be completed in a timely manner or at all; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of the pendency of the Merger on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; (x) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on the Company’s business, financial position, results of operations and/or cash flows; (xi) any issue that compromises the Company’s relationships with the U.S. federal government, or any state or local governments, or damages the Company’s professional reputation; (xii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that the Company supports; (xiii) any delay in completion of the U.S. federal government’s budget process; (xiv) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (xv) failure by the Company or its employees to obtain and maintain necessary security clearances or certifications; (xvi) the Company’s ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by the Company; (xvii) the Company’s ability to accurately estimate or otherwise recover expenses, time and resources for its contracts; (xviii) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (xix) failure of third parties to deliver on commitments under contracts with the Company; (xx) misconduct or other improper activities from the Company’s employees or subcontractors; (xxi) delays, terminations, or cancellations of the Company’s major contract awards, including as a result of its competitors protesting such awards; (xxii) failure of the Company’s internal control over financial reporting to detect fraud or other issues; (xxiii) failure or disruptions to the Company’s systems, due to cyber-attack, service interruptions or other security threats; (xxiv) failure to be awarded task orders under the Company’s indefinite delivery/indefinite quantity contracts; (xxv) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to the Company; (xxvi) uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; and (xxvii) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events except as required by law.

PARTIES TO THE MERGER
The Company
Perspecta Inc.
14295 Park Meadow Drive
Chantilly, Virginia 20151
Attention: Investor Relations
Telephone: (571) 612-7065
The Company is a Nevada corporation, whose business was formed as a result of the consummation of the spin-off of DXC’s U.S. public sector business and mergers with Vencore Holding Corp. and KGS Holding Corp. The Company is a leading provider of end-to-end enterprise information technology, mission, and operations-related services across U.S. federal government as well as to certain state and local government agencies. For more information about the Company, please visit the Company’s website at http://www.perspecta.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information.” The Shares are publicly traded on the NYSE under the symbol “PRSP.”
Parent and Merger Sub
Jaguar ParentCo Inc.
Jaguar Merger Sub Inc.
c/o Veritas Capital Fund Management, L.L.C.
9 West 57th Street, 32nd Floor
New York, New York 10019
Telephone: (212) 415-6700
Jaguar ParentCo Inc. is a Delaware corporation. Parent is beneficially owned by affiliates of Veritas and was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement.
Merger Sub is a Nevada corporation and a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and related transactions. At the effective time of the Merger, Merger Sub will be merged with and into the Company and will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on May 5, 2021, starting at 10:00 a.m. Eastern Time, or at any postponement or adjournment thereof. Due to the public health impact of the COVID-19 and to support the well-being of our employees and stockholders, Perspecta will hold the special meeting via the Internet at the virtual meeting website. You will not be able to attend the Special Meeting physically in person. At the Special Meeting, holders of Shares entitled to vote at the Special Meeting will be asked to approve the Merger Agreement Proposal, to approve the Golden Parachute Proposal, and to approve the Adjournment Proposal.
Our stockholders must approve the Merger Agreement Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement carefully in its entirety.
The votes on the proposals to approve, on an advisory (non-binding) basis, the compensation that may become payable to the named executive officers of the Company in connection with the Merger, as disclosed in the table under “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Golden Parachute Compensation,” including the associated footnotes and narrative discussion, are separate and apart from the vote on the proposal to adopt the Merger Agreement, and to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies. Accordingly, a stockholder may vote in favor of the proposal to approve the adjournment of the Special Meeting and/or the proposal to approve on an advisory (non-binding) basis, the specified compensation and vote not to approve the proposal to adopt the Merger Agreement (and vice versa).
Record Date and Quorum
We have fixed March 18, 2021 as the Record Date for the Special Meeting, and only record holders of Shares as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. You are entitled to receive notice of, and to vote at, the Special Meeting if you are a record holder of the Shares at the close of business on the Record Date. You will have one vote for each Share that you owned of record on the Record Date. As of the Record Date, there were 161,226,571 Shares outstanding and entitled to vote at the Special Meeting.
The representation of the holders of a majority of the Shares outstanding and entitled to vote, present in person or by proxy, at the Special Meeting will constitute a quorum for the purposes of the Special Meeting.
The Shares entitled to vote at and represented at the Special Meeting but not voted, including the Shares for which a stockholder directs an abstention from voting, if any, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a Share entitled to vote at the Special Meeting is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new record date is set for the adjourned Special Meeting, a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, the stockholders who are present in person or by proxy may be asked to vote as to whether the Special Meeting will be adjourned to another time and/or place.
Vote Required
The approval of the Merger Agreement Proposal requires the affirmative vote of  the holders of a majority of outstanding Shares entitled to vote at the Special Meeting. For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
The approval of the Golden Parachute Proposal requires the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote thereon at the Special Meeting. For the Golden Parachute Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the Shares owned directly by them in favor of the adoption of the Merger Agreement and approval of each of the other proposals listed in this proxy statement. As of March 18, 2021 the Record Date for the Special Meeting, our directors and executive officers directly owned, in the aggregate, 23,568,558 Shares entitled to vote at the Special Meeting, or collectively approximately 14.62% of the outstanding Shares entitled to vote at the Special Meeting.
The Sponsor Entities beneficially own 23,273,341 Shares entitled to vote at the Special Meeting, or approximately 14.44% of the outstanding Shares entitled to vote at the Special Meeting.
Voting
Stockholders of Record
If your Shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those Shares, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company.
If you fail to vote, either in person or by proxy, your Shares will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
Additionally, your failure to vote will have (i) the effect of counting “AGAINST” the Merger Agreement Proposal with respect to the approval threshold requiring the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting, assuming a quorum is present, and (ii) no effect on the Golden Parachute Proposal or the Adjournment Proposal.
Beneficial Owners
If your Shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those Shares held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee as to how to vote your Shares by following their instructions for voting.
Your bank, broker or other nominee will only be permitted to vote your Shares if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your Shares. Under NYSE rules, absent your instructions, a bank, broker or other nominee does not have discretionary authority to vote on “non-routine” matters and all of the matters to be considered at the Special Meeting are, under the NYSE rules, “non-routine.”
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your Shares will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting. In this scenario, a “broker non-vote” will occur with respect to each proposal for which you did not provide voting instructions to your bank, broker or other nominee.
A failure to provide instructions with respect to any of the proposals and a broker non-vote will have (i) the effect of an “AGAINST” vote on the Merger Agreement Proposal with respect to the approval threshold requiring the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting and (ii) no effect on the Golden Parachute Proposal or the Adjournment Proposal.
Abstentions
An abstention will have the same effect as a vote cast against the Merger Agreement Proposal, the Golden Parachute Proposal and the Adjournment Proposal and will count for the purpose of determining if a quorum is present at the Special Meeting.

How to Vote
If you are a stockholder of record, you may vote your Shares on matters presented at the Special Meeting in any of the following ways:
•
in person virtually — you may attend the Special Meeting and cast your vote via the Internet by using the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials;

•
over the Internet by following the instructions provided in the notice of the Special Meeting, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card;

•
by using the toll-free telephone number by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card; or

•
if you elected to receive printed proxy materials by mail, by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided; please allow sufficient time for mailing if you decide to vote by mail.

TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY.
If you are a beneficial owner of the Shares as of the Record Date, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your Shares voted. Those instructions will identify which of the above choices are available to you in order to have your Shares voted. Please note that if you are a beneficial owner and wish to vote in person by virtual ballot at the Special Meeting, you must have a legal proxy from your bank, broker or other nominee naming you as the proxy.
The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your Shares, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.
Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Corporate Secretary by the time the Special Meeting begins.
If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution will vote your Shares in the way that you indicate. When completing the Internet or telephone proxy processes or the proxy card, you may specify whether your Shares should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes indicating how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Golden Parachute Proposal and “FOR” the Adjournment Proposal.
If you have any questions or need assistance voting your Shares, please call Innisfree, our proxy solicitor, toll-free at (877) 687-1871.
IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, AS PROMPTLY AS POSSIBLE, PLEASE SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY. STOCKHOLDERS OF RECORD WHO ATTEND THE SPECIAL MEETING VIRTUALLY MAY REVOKE THEIR PROXIES AND VOTE IN PERSON BY VIRTUAL BALLOT.

Proxies and Revocation
Any stockholder of record entitled to vote at the Special Meeting may submit a proxy over the Internet, by telephone or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by virtual ballot by appearing at the Special Meeting. If your Shares are held in “street name” by your bank, broker or other nominee, you should instruct your bank, broker or other nominee, on how to vote your Shares using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person by virtual ballot at the Special Meeting, or you do not provide your bank, broker or other nominee, with instructions, as applicable, your Shares will not be voted at the Special Meeting, which will have the same effect as a vote cast “AGAINST” the Merger Agreement Proposal and will not have any effect on the Golden Parachute Proposal and the Adjournment Proposal.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by (1) submitting another proxy at a later date through any of the methods available to you, (2) giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the Special Meeting begins, or (3) attending the Special Meeting via the Internet at the virtual meeting website and completing a virtual ballot. If your Shares are held in “street name” by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.
Only your last submitted proxy will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your proxy card or voting instructions form provided by your bank, broker or other nominee, as promptly as possible.
Adjournments and Postponements
Any adjournment of the Special Meeting may be made from time to time by approval of the holders of a majority of the Shares present in person or by proxy at the Special Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Special Meeting. If a quorum is not present at the Special Meeting, or if a quorum is present at the Special Meeting but there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, then our stockholders may be asked to vote on a proposal to adjourn the Special Meeting so as to permit further solicitation of proxies (as further described in “Adjournment of the Special Meeting (The Adjournment Proposal — Proposal 3) — The Proposal”). Any adjournment of the Special Meeting for the purpose of soliciting additional proxies with respect to any such proposal will allow our stockholders who have already sent in their proxies to revoke them at any time with respect to such proposal prior to their use at the reconvened Special Meeting.
Anticipated Date of Completion of the Merger
We are working to complete the Merger as promptly as practicable. Assuming timely satisfaction of necessary closing conditions, we anticipate that the Merger will be completed by the end of June 2021. If our stockholders vote to approve the Merger Agreement Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger as set forth in the Merger Agreement.
No Dissenter’s Rights
Pursuant to the Section 92A.390 of the NRS, there is no right of dissent in favor of stockholders of a Nevada corporation in connection with a merger, where such stockholders’ shares are “covered securities” under the Securities Act and where the consideration paid for such stockholders’ shares in such merger is cash. Because the Shares are “covered securities” under the Securities Act and the Merger Consideration is cash, no holder of any Shares will have or be entitled to assert dissenter’s rights or any rights of appraisal as a result of or in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger.
Solicitation of Proxies; Payment of Solicitation Expenses
The Company has engaged Innisfree to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Innisfree a fee of $25,000, and to reimburse Innisfree for reasonable out-of-pocket expenses. The Company will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of the Shares for their expenses in forwarding soliciting materials to beneficial owners of the Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 687-1871
Banks and Brokers may call collect: (212) 750-5833

THE MERGER
(THE MERGER AGREEMENT PROPOSAL — PROPOSAL 1)
The Proposal
The Company is asking you to approve the Merger Agreement Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Vote Required and Board Recommendation
The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting.
The Board (with Mr. Musallam, who is affiliated with Veritas, recused) has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair, advisable and in the best interests of the Company’s stockholders, and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that you vote “FOR” the Merger Agreement Proposal.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
(THE GOLDEN PARACHUTE PROPOSAL — PROPOSAL 2)
The Proposal
As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the golden parachute compensation that may become payable to its named executive officers in connection with the completion of the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Potential Change-in-Control Payments to Named Executive Officers” table and the footnotes to that table contained in the section captioned “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Golden Parachute Compensation.”
Vote Required and Board Recommendation
The approval of the Golden Parachute Proposal requires the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote thereon at the Special Meeting.
The Company believes that the information regarding golden parachute compensation that may become payable to its named executive officers in connection with the completion of the Merger is reasonable and demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure the retention of talented executive officers and a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. In addition, this vote is separate and independent from the vote of stockholders to approve the completion of the Merger. The Company asks that its stockholders vote “FOR” the following resolution:
“RESOLVED, that the golden parachute compensation, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Potential Change-in-Control Payments to Named Executive Officers” table and the footnotes to that table contained in the section captioned “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Golden Parachute Compensation,” is hereby APPROVED on a non-binding, advisory basis.”
This vote is advisory, and therefore, it will not be binding on the Company, nor will it overrule any prior decision or require the Board (or any committee thereof) to take any action. However, the Board values the opinions of the Company’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. The Board will consider the affirmative vote of a majority of the votes cast “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger.
The Board (with Mr. Musallam, who is an affiliate of Veritas, recused) recommends that you vote “FOR” the Golden Parachute Proposal.

ADJOURNMENT OF THE SPECIAL MEETING
(THE ADJOURNMENT PROPOSAL — PROPOSAL 3)
The Proposal
The Company is asking you to approve a proposal to grant discretionary authority to the presiding officer of the Special Meeting to adjourn the Special Meeting, including for the purpose of soliciting additional proxies in respect of the Merger Agreement Proposal. If the Company stockholders approve the Adjournment Proposal, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the Special Meeting). Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, the Company could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those Shares to change their votes to votes in favor of any such proposal. Additionally, the Company may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.
Vote Required and Board Recommendation
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote thereon at the Special Meeting, whether or not a quorum is present.
The Board believes that if the number of the Shares present in person or by proxy at the Special Meeting voting in favor of the Merger Agreement Proposal is not a sufficient number of the Shares to approve the Merger Agreement Proposal, it is in the best interests of the Company and its stockholders to enable the Board to continue to seek to obtain a sufficient number of additional votes in favor of the Merger Agreement Proposal.
The Board (with Mr. Musallam, who is an affiliate of Veritas, recused) recommends that you vote “FOR” the Adjournment Proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY
Directors and Executive Officers of the Company
The Board presently consists of ten members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub at the effective time of the Merger will be the initial directors of the surviving corporation immediately following the Merger. Following the Merger, each director will serve until a successor is elected or appointed and qualified or until the earlier of his or her death, resignation or removal.
The Merger Agreement provides that the officers of the Company at the effective time of the Merger will be the initial officers of the surviving corporation immediately following the Merger. Following the Merger, each executive officer will serve until a successor is elected or appointed and qualified or until the earlier of his or her death, resignation or removal.
Neither any of these persons nor the Company has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
All of the directors and executive officers can be reached c/o Perspecta Inc., 14295 Park Meadow Drive, Chantilly, Virginia 20151, (571) 313-6000, and each of the directors and executive officers is a citizen of the United States.
Directors
Name	Age	Position
John M. Curtis	64	Director, President and Chief Executive Officer, Chairman
Sanju K. Bansal	55	Director
Sondra L. Barbour	58	Director
Lisa S. Disbrow	58	Director
Glenn A. Eisenberg	59	Director
Pamela O. Kimmet.	62	Director
Ramzi M. Musallam	52	Director
Philip O. Nolan	62	Director
Betty J. Sapp	65	Director
Michael E. Ventling	59	Director
Sanju K. Bansal has served as a member of the Board since the completion of the Spin-Off in May 2018. Mr. Bansal currently serves as CEO of Hunch Analytics, LLC, a data analytics company. Prior to founding Hunch Analytics, LLC in 2013, Mr. Bansal served in various executive leadership positions and as a director of MicroStrategy Incorporated (“MicroStrategy”), a worldwide provider of business intelligence software. At MicroStrategy, he held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012. Mr. Bansal served as a member of MicroStrategy’s board of directors from 1997 to 2013, including as Vice Chairman from November 2000 to November 2013. Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. He is currently a director of EverQuote, Inc., an online insurance and lead generation service provider and Cvent, Inc., a non-public provider of online software for event management. Mr. Bansal served as a director of The Advisory Board Company, a provider of software and solutions to the healthcare and education industries, from 2009 to 2017, and CSRA Inc., a provider of information technology services to the U.S. federal government, from November 2015 to April 2018.
Sondra L. Barbour has served as a member of the Board since the completion of the Spin-Off in May 2018. Ms. Barbour retired as Executive Vice President of Information Systems & Global Solutions of Lockheed Martin Corporation (“Lockheed Martin”), a high-technology aerospace and defense company. Ms. Barbour served as Executive Vice President of Information Systems & Global Solutions of Lockheed Martin from 2013 until August 2016, when that business combined with Leidos Inc., a provider of services and solutions in the defense, intelligence, civil and health markets. From August 2016 until January 2017, she was on the executive staff of Leidos Inc. From 2008 to 2013, she served as Senior Vice President of Enterprise Business Services and Chief Information Officer, heading all of the corporation’s internal IT operations, including protecting the company’s infrastructure and information from cyber threats. Prior to that role, she served as Vice President of Corporate Shared Services from 2007 to 2008 and Vice President of Corporate Internal Audit from 2006 to 2007, providing oversight of supply chain activities, internal controls, and risk management. Ms. Barbour currently serves on the board of directors of AGCO Corporation, an agricultural equipment manufacturer. She sits on the Information Technology Advisory Board for Temple University’s Fox School of Business and is an Advisory Board member for Trinity Cyber, a private network security company. Ms. Barbour served on the board of directors of 3M Corporation from 2014 to 2019.
John M. Curtis has served as the President, CEO and as a Director on the Board since the completion of the Spin-Off in May 2018, and as Chairman of the Board since August 2020. From July 2013 until the completion of the Spin-Off and mergers with Vencore Holding Corp. and KGS Holding Corp., Mr. Curtis was the President and CEO of Vencore, Inc., a private defense contractor. From 2011 to July 2013, Mr. Curtis served as a senior advisor to Veritas where he served on the board of directors of three portfolio companies, including Truven Health Analytics Inc., CRGT Inc. and The SI Organization Inc., which became Vencore, Inc. after a strategic acquisition and new brand launch in 2014. From 2007 through 2011, Mr. Curtis served as President and CEO of Vangent, Inc., an information management and business process outsourcing company, which was sold to General Dynamics Corporation in 2011. Prior to his role at Vangent, Inc., Mr. Curtis served for more than six years as President and CEO of Pearson Government Solutions, Inc., which was sold to Veritas in 2007 and changed its name to Vangent, Inc. Mr. Curtis also serves on the board of directors of the Military Bowl, the Northern Virginia Technology Council and the Professional Services Council.
Lisa S. Disbrow has served as a member of the Board since the completion of the Spin-Off in May 2018. Ms. Disbrow retired as the Under Secretary of the United States Air Force in June 2017, having served in that role since January 2015. Concurrent with that position, from January 2017 through May 2017, Ms. Disbrow served as the Acting Secretary of the United States Air Force. Prior to that, from 2014 to 2016, Ms. Disbrow served as the Assistant Secretary of the Air Force for Financial Management and Comptroller. Ms. Disbrow joined the United States Air Force in 1985, and she retired in 2008 as a Colonel from the United States Air Force Reserve. Throughout her 32-year national security career, she held senior civilian positions on the United States Joint Chiefs of Staff, in the National Reconnaissance Office, and on the National Security Council under President George W. Bush. Ms. Disbrow currently serves on the board of directors of Mercury Systems, Inc., a commercial provider of secure sensor and safety critical mission processing subsystems and BlackBerry Limited, a commercial provider of software to secure Internet of Things devices, data and communications.
Glenn A. Eisenberg has served on the Board since May 2019. Mr. Eisenberg is Executive Vice President, Chief Financial Officer for Laboratory Corporation of America Holdings, the operator of one of the world’s largest clinical networks, a position he has held since June 2014. From 2002 until 2014, he served as the Executive Vice President, Finance and Administration and Chief Financial Officer at The Timken Company, a leading global manufacturer of highly engineered bearings and alloy steels and related products and services. Previously, he served as President and Chief Operating Officer of United Dominion Industries, now a subsidiary of SPX Corporation after working in several roles in finance, including Executive Vice President and Chief Financial Officer of United Dominion. Mr. Eisenberg has served on the board of directors of US Ecology, Inc. since February 2018. Mr. Eisenberg served on the board of directors of Family Dollar Stores Inc. from 2002 to 2015, where he chaired the Audit Committee, and on the board of directors of Alpha Natural Resources Inc. from 2005 to 2015, where he was the lead independent director and chair of the Nominating and Corporate Governance Committee.
Pamela O. Kimmet has served as a member of the Board since the completion of the Spin-Off in May 2018. Ms. Kimmet is the Chief Human Resources Officer and a member of the executive leadership team for Manulife Financial Corporation, a multinational insurance company and financial services provider, a position she has held since October 2018. Prior to joining Manulife, Ms. Kimmet served as the Chief Human Resources Officer at Cardinal Health, Inc., a global health care services and products company, a position she held from July 2016 through September 2018. Prior to July 2016, Ms. Kimmet was the Senior Vice President of Human Resources of Coca-Cola Enterprises, Inc., a marketer, producer, and distributer of Coca-Cola products, a position she had held since 2008. Previously, Ms. Kimmet was the Chief Human Resources Officer for Lucent Technologies, Inc. as

well as Bear, Stearns & Company, Inc., and held strategic human resources roles at Citigroup, Inc. and General Motors Company. Ms. Kimmet is a fellow of the National Academy of Human Resources and Chair of the HR Policy Association. She is a member of the Personnel Roundtable, Cornell University’s Center for Advanced Human Resources Studies, and the University of South Carolina’s Center for Executive Succession. Ms. Kimmet served as the former Chair of both the HR Policy Association’s Center for Executive Compensation and of the National Business Group on Health. Ms. Kimmet served on the Board of Directors of Manulife Financial Corporation from 2016 to 2018.
Ramzi M. Musallam has served as a member of the Board since the completion of the Spin-Off in May 2018. Mr. Musallam served as Chairman of the board of directors of Vencore Holding Corp. from September 2012 to May 2018, and as a member of the Vencore Holding Corp. board of directors from October 2010 to May 2018. Mr. Musallam also served as a member of the KGS Holding Corp. board of directors from May 2009 to May 2018. Mr. Musallam is currently the CEO and Managing Partner of Veritas, a leading private equity firm focused on investing in the government and technology markets, a position he has held since April 2013, having served as a partner since July 1997. Previously, he worked at the private equity firms of Pritzker and Pritzker and Berkshire Partners. Mr. Musallam is a member of the board of directors of several private companies. He holds a Bachelor of Arts, cum laude, from Colgate University with a major in mathematical economics and a Master of Business Administration with high honors from the University of Chicago Booth School of Business.
Philip O. Nolan has served as a member of the Board since the completion of the Spin-Off in May 2018, and as Lead Independent Director since May 2019. Mr. Nolan currently serves as Managing Director at Blue Delta Capital Partners, a growth capital firm focused on the U.S. federal government technology marketplace, a position he has held since October 2018, having previously served as a Venture Partner since November 2017. From 2015 to 2016, Mr. Nolan was CEO of Camber Corporation, a private equity-backed company, where he also served on the board of directors from 2011 to 2016. Prior to joining Camber Corporation, Mr. Nolan served as Chairman of the board of directors and CEO of Stanley Inc., an IT company, from 2002 to 2010, where he also served as President from 1996 to 2010.
Betty J. Sapp has served as a member of the Board since May 2020. Ms. Sapp retired as the 18th director of the National Reconnaissance Office (“NRO”), a joint Department of Defense-Intelligence Community organization, in June 2019. Ms. Sapp joined the NRO in 1997 and was named the first woman to serve as director of the NRO in 2012. Ms. Sapp served in a variety of strategic leadership roles at the NRO and within the U.S. government, including Deputy Under Secretary of Defense for Intelligence. Before joining the NRO, Ms. Sapp served in the United States Air Force for 17 years in various acquisition and financial management positions on space and satellite programs. Ms. Sapp currently serves on the board of directors of Ball Corporation and The Charles Stark Draper Laboratory, Inc.
Michael E. Ventling has served as a member of our Board of Directors since October 2018. Mr. Ventling is the former Global Chief Financial Officer of Ernst & Young LLP (“EY”), a leading multinational professional services and accounting firm, serving from July 2010 through December 2014. He was previously Managing Partner of the North Central Area of EY beginning in July 2006. Mr. Ventling also previously served as EY’s Global Vice Chair for Quality and Risk Management Implementation. He previously served as a Member of EY’s Global Management Committee, Global Practice Council, and both its U.S. and Americas Area Executive Boards. Additionally, Mr. Ventling served as an independent director of CSRA Inc. from November 2015 to April 2018.
Executive Officers
Name	Age	Position
John M. Curtis	64	President, Chief Executive Officer and Chairman
John P. Kavanaugh	59	Senior Vice President and Chief Financial Officer
James L. Gallagher	54	Senior Vice President, General Counsel and Secretary
Tammy M. Heller	47	Senior Vice President and Chief Human Resources Officer
William G. Luebke	54	Senior Vice President, Principal Accounting Officer and Controller
John M. Curtis has served as Director, President and Chief Executive Officer since May 2018, and as Chairman of the Board since August 2020. See “— Directors” for additional biographical information regarding Mr. Curtis.

John P. Kavanaugh has served as the Senior Vice President and Chief Financial Officer since May 2018. Mr. Kavanaugh was previously the Vice President of Finance for the Americas Region of DXC, a multinational information technology services provider, since April 2017. Mr. Kavanaugh previously served as the Vice President of Finance for the Americas Region of Computer Sciences Corporation (“CSC”), a multinational information technology services and professional services provider, from January 2015 to April 2017.
James L. Gallagher has served as the Senior Vice President, General Counsel and Secretary since May 2018. Mr. Gallagher was previously the Vice President and Deputy General Counsel for the USPS Region of DXC since April 2017. From November 2015 to March 2017, Mr. Gallagher served as Vice President and Associate General Counsel for the U.S. Public Sector business at HPE, a multinational enterprise information technology company, and held that same role at Hewlett-Packard Company, a multinational information technology company, from 2013 to October 2017.
Tammy M. Heller has served as the Senior Vice President and Chief Human Resources Officer since May 2018. From 2014 to March 2018, Ms. Heller was the Vice President of Global Human Resources at CGI Group Inc., a global IT consulting, systems integration, outsourcing, and solutions company.
William G. Luebke has served as the Senior Vice President, Principal Accounting Officer and Controller since May 2018. Mr. Luebke served from December 2015 to March 2018 as Vice President, Controller and Principal Accounting Officer of CSRA Inc., an information technology services government contractor. Mr. Luebke previously served as Head of Global Internal Audit and Enterprise Risk Management at CSC from August 2013 to November 2015.
Selected Historical Consolidated Financial Data
Set forth below is certain selected historical consolidated financial data relating to the Company. The historical selected financial data as of and for the fiscal quarters ended January 1, 2021 and December 31, 2019 and the fiscal years ended March 31, 2018, 2019 and 2020 has been derived from the Company’s consolidated financial statements, which, for the annual periods, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The financial information presented below for the fiscal years ended October 31, 2015 and 2016, and the five months ended March 31, 2017, relate to the financial information of the Company prior to the Spin-Off and mergers with Vencore Holding Corp. and KGS Holding Corp.
This information is only a summary and should be read in conjunction with Company’s annual report on Form 10-K for the fiscal year ended March 31, 2020 and the Company’s quarterly reports on Form 10-Q for the fiscal quarters ended July 3, 2020, October 2, 2020 and January 1, 2021, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. See “Where You Can Find More Information.” Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.

Statement of Operations Data:
	Successor(1)					Predecessor
	Three Fiscal Quarters Ended		Fiscal Years Ended March 31,			Five Months Ended March 31,	Fiscal Years Ended October 31,
(in millions)	January 1, 2021	December 31, 2019	2020	2019	2018	2017	2016	2015
Revenue	$3,384	$3,405	$4,504	$4,030	$2,819	$1,073	$2,732	$2,585
Income (loss) before taxes	67	154	(730)	112	199	59	129	(51)
Income tax expense (benefit)	23	41	(54)	40	(9)	23	49	(22)
Net income (loss)	44	113	(676)	72	208	36	80	(29)
Earnings (loss) per common share(2)
Basic	0.27	0.70	(4.17)	0.44	1.46	0.25	0.56	(0.20)
Diluted	0.27	0.69	(4.17)	0.44	1.46	0.25	0.56	(0.20)
Dividends declared per common share	0.21	0.18	0.24	0.20	—	—	—	—
(1)
The selected historical financial data prior to June 1, 2018 may not be indicative of our performance, financial conditions or results of operations following the Spin-Off and mergers with Vencore Holding Corp. and KGS Holding Corp. The fiscal years 2020, 2019 and 2018 are not directly comparable to periods ending prior to April 1, 2017, which reflect DXC U.S. Public Sector’s financial results before CSC, Hewlett Packard Enterprise Company, Everett SpinCo, Inc. and New Everett Merger Sub Inc. completed the strategic combination of CSC with Hewlett Packard Enterprise Company’s enterprise services business to form DXC Technology Company on April 1, 2017 (“HPES Merger”).

(2)
Earnings per common share information for the fiscal periods ended March 31, 2018 and prior are computed using the 142.43 million shares of Perspecta common stock resulting from the distribution of DXC’s shares of Perspecta common stock on a pro rata basis to the record holders of DXC’s common stock, as Perspecta did not operate as a standalone entity during the period, and therefore, no Perspecta common stock, stock options or other equity awards were outstanding and no dividends were declared or paid by Perspecta.

Balance Sheet Data:
	Successor(1)					Predecessor
	January 1, 2021	December 31, 2019	March 31,			March 31, 2017	October 31,
(in millions)			2020	2019	2018		2016	2015
Total assets	$5,202	$6,189	$5,405	$6,083	$3,679	$1,073	$1,234	$1,512
Finance leases
Current finance lease obligations	96	116	111	137	160	139	145	127
Non-current financial lease obligations	95	155	136	168	144	155	215	223
Total finance leases	191	271	247	305	304	294	360	350
Long-term debt
Current maturities of long-term debt	90	88	89	80	—	—	—	—
Long-term debt, net of current maturities	2,123	2,294	2,283	2,297	—	—	—	—
Total long-term debt	2,213	2,382	2,372	2,377	—	—	—	—
Total equity	$1,408	$2,206	$1,357	$2,162	$2,729	$416	$338	$555
(1)
The selected historical financial data prior to June 1. 2018 may not be indicative of our performance, financial conditions or results of operations following the Spin-Off and mergers with Vencore Holding Corp. and KGS Holding Corp. The fiscal years 2020, 2019 and 2018 are not directly comparable to periods ending prior to April 1, 2017 which reflect DXC U.S. Public Sector’s financial results before the HPES Merger on April 1, 2017.

Book Value per Share
As of January 1, 2021, the book value per Share was $8.74. Book value per Share is computed by dividing total equity at January 1, 2021 by the total Shares outstanding on that date.

Market Price of Common Stock and Dividends
Our Shares trade on the NYSE under the symbol “PRSP.” As of the close of business on March 18, 2021, the Record Date, there were 161,226,571 Shares outstanding and entitled to vote, held by approximately 34,433 holders of record.
The following table sets forth, for the periods indicated, the high and low sales prices of our Shares as reported by the NYSE and the dividend declared per share during such period.
Fiscal Year	High	Low	Dividends Declared
2019
First Quarter	$25.45	$19.84	$0.05
Second Quarter	$26.02	$20.30	$0.05
Third Quarter	$26.64	$15.74	$0.05
Fourth Quarter	$21.90	$16.78	$0.05
2020
First Quarter	$24.12	$20.22	$0.06
Second Quarter	$26.61	$21.23	$0.06
Third Quarter	$29.88	$25.06	$0.06
Fourth Quarter	$29.44	$14.03	$0.06
2021
First Quarter	$25.75	$16.11	$0.07
Second Quarter	$23.77	$18.55	$0.07
Third Quarter	$24.37	$17.36	$0.07
Fourth Quarter (through March 31, 2021)	$29.62	$23.07	$0.07
We have historically declared and paid quarterly cash dividends on the Shares and the Merger Agreement permits us to continue to pay our regular quarterly dividend on the Shares consistent with past practice without the prior written consent of Parent.
The closing price of the Shares on November 6, 2020, the last trading day before the first public reports of a potential sale of the Company, was $19.60 per Share.
On March 31, 2021, the most recent practicable date before this proxy statement was distributed to our stockholders, the closing price for the Shares on the NYSE was $29.05 per Share. You are encouraged to obtain current market quotations for the Shares in connection with voting your Shares.
If the Merger is completed, there will be no further market for the Shares and the Shares will be delisted from the NYSE and deregistered under the Exchange Act.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of the Shares as of March 18, 2021 by:
•	each person known by us to be the beneficial owner of more than five percent of the total outstanding Shares;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.
The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or investment power over such security. In computing the number of the Shares beneficially owned by a person and the percentage ownership of that person, the Shares subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after March 18,

2021 are deemed outstanding, while such Shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
The percentages reflect beneficial ownership as of March 18, 2021 as determined in accordance with Rule 13d-3 under the Exchange Act. The address for all beneficial owners in the table below is 14295 Park Meadow Drive, Chantilly, VA 20151, except as otherwise noted.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
5% or Greater Stockholders:
Veritas Capital Fund Management L.L.C.(1)	23,273,341	14.44%
BlackRock, Inc.(2)	16,188,246	10.10%
The Vanguard Group, Inc.(3)	13,834,879	8.59%
JANA Partners LLC(4)	8,736,867	5.40%
Directors and Named Executive Officers:
John M. Curtis	57,066	*
John P. Kavanaugh	65,827	*
James L. Gallagher(5)	21,040	*
Tammy M. Heller	3,232	*
William G. Luebke	6,785	*
Sondra L. Barbour	13,400	*
Sanju K. Bansal	13,400	*
Lisa S. Disbrow	13,400	*
Glenn A. Eisenberg.	7,600	*
Pamela O. Kimmet	13,400	*
Ramzi M. Musallam(6)	23,273,341	*
Philip O. Nolan	59,067	*
Betty J. Sapp	1,600	*
Michael E. Ventling	19,400	*
All directors and executive officers as a group (14 individuals)(7)	23,568,558	14.62%
*	Represents less than 1%
(1)
Based on information included in Schedule 13D/A filed the SEC on January 27, 2021 by The SI Organization Holdings LLC, The Veritas Capital Fund IV, L.P., Veritas Capital Partners IV, L.L.C., Ramzi M. Musallam and Veritas Capital Partners III, L.L.C. These entities reported (i) shared voting power with respect to 23,273,341 Shares and (ii) shared dispositive power with respect to 23,273,341 Shares. The address for The SI Organization Holdings LLC, The Veritas Capital Fund IV, L.P., Veritas Capital Partners IV, L.L.C., Ramzi M. Musallam and Veritas Capital Partners III, L.L.C. is c/o Veritas Capital Fund Management, L.L.C., 9 West 57th Street, 29th Floor, New York, NY 10019.

(2)
Based on information included in Schedule 13G/A filed with the SEC on March 9, 2021 by BlackRock, Inc. BlackRock, Inc. reported (i) sole voting power with respect to 15,990,810 Shares and (ii) sole dispositive power with respect to 16,188,246 Shares. The address of BlackRock, Inc. is 55 E. 52nd Street, New York, NY 10055.

(3)
Based on information included in Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. The Vanguard Group, Inc. reported (i) sole voting power with respect to 0 Shares, (ii) shared voting power with respect to 297,320 Shares, (iii) sole dispositive power with respect to 13,425,169 Shares and (iv) shared dispositive power with respect to 409,710 Shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on information included in Schedule 13D/A filed with the SEC on March 15, 2021 by JANA Partners LLC. JANA Partners LLC reported (i) sole voting power with respect to 8,736,867 Shares and (ii) sole dispositive power with respect to 8,736,867 Shares. The address for JANA Partners LLC is 1330 Avenue of the Americas, 32nd Floor, New York, NY 10019.

(5)	The total number of shares listed as beneficially owned by Mr. Gallagher includes an option to purchase 12,742 shares of common stock.
(6)
Mr. Musallam is a member of the Board and is also the CEO and Managing Partner of Veritas Capital. Mr. Musallam may be deemed a beneficial owner of the shares of common stock beneficially owned by Veritas Capital and its affiliated investment funds and certain co-investors. See footnote 1 above.

(7)
The executive officers and directors, as a group, have sole voting and investment power with respect to 23,568,558 shares. This includes 12,742 shares of common stock that may be acquired pursuant to the exercise of employee stock options within 60 days of March 18, 2021. These shares have been deemed to be outstanding in computing the percentage of class.

Prior Public Offerings
None of the Company, Parent, Merger Sub, the Sponsor Entities or any of their respective affiliates have made an underwritten public offering of the Shares for cash during the past three years that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A promulgated thereunder.
Certain Transactions in the Shares
Other than the Merger Agreement and agreements entered into in connection therewith, discussed in “The Merger Agreement”, the Company, Parent, Merger Sub, Peraton, Veritas, and their respective affiliates have not executed any transactions with respect to the Shares during the past 60 days. In addition, none of the Sponsor Entities, Parent or Merger Sub have purchased any Shares during the past two years.
The following table shows purchases of Shares during the past two years effected by the Company, showing the number of Shares purchased, the range of prices paid for those Shares and the average price paid per each applicable fiscal quarter for the past two years.
Fiscal Quarter 2019	Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
First Quarter	—	—	—
Second Quarter	923,188	$23.02 - $25.76	$24.38
Third Quarter	967,240	$16.05 - $26.18	$21.96
Fourth Quarter	805,450	$17.39 - $21.53	$20.07
2020
First Quarter	665,294	$20.82 - $23.86	$22.55
Second Quarter	692,565	$21.64 - $26.32	$24.80
Third Quarter	491,926	$25.28 - $28.20	$26.52
Fourth Quarter	950,365	$15.09 - $28.99	$21.27
2021
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter (through March 31, 2021)	—	—	—

OTHER IMPORTANT INFORMATION REGARDING
THE SPONSOR ENTITIES
Identity and Background of Parent, Merger Sub and the Sponsor Entities and Their Controlling Affiliates
Parent and Merger Sub
Merger Sub. Merger Sub, a Nevada corporation. Merger Sub was formed on January 22, 2021, solely for the purpose of completing the proposed Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. Merger Sub is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.
Parent. Parent, a Delaware corporation. Parent was formed on January 22, 2021, solely for the purpose of completing the proposed Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing therefor. Parent is a direct, wholly-owned subsidiary of Peraton Intermediate Holding Corp. and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.
The Sponsor Entities and Their Controlling Affiliates
We collectively refer to all of the entities referred to in this subsection as the Sponsor Entities and Their Controlling Affiliates.
Peraton Intermediate Holding Corp. Peraton Intermediate Holding Corp., a Delaware corporation (“Intermediate Holding”), was formed on December 16, 2020, for the purpose of managing Peraton Holding Corp. and its subsidiaries (collectively, “Peraton”). Peraton provides innovative, reliable solutions to the nation's most sensitive and mission-critical programs and systems. As a trusted provider of highly differentiated space, intelligence, cyber, defense, homeland security, and communications capabilities, Peraton is a critical partner to the Intelligence Community, Department of Defense, and select federal agencies and commercial entities. Headquartered in Herndon, Virginia, the company employs 3,500 people across the U.S. and Canada. The principal office address of each of Intermediate Holding and Peraton is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.
Peraton Topco Holdings L.P. Peraton Topco Holdings L.P., a Delaware limited partnership (“Topco Holdings”), was formed on December 16, 2020, for the purpose of managing Intermediate Holding. The principal office address of Topco Holding is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.
Peraton GP LLC. Peraton GP LLC, a Delaware limited liability company (“Peraton GP”), was formed on December 16, 2020, for the purpose of serving as the general partner of Topco Holdings. The principal office address of Peraton GP is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.
Veritas Capital. Veritas Capital, a Delaware limited liability company, was formed on June 14, 2005. Veritas Capital is a registered investment advisor that is a manager of certain funds and portfolio companies. Veritas Capital is the managing member of Peraton GP. The name, position, business address, citizenship, present principal occupation or employment and material occupation, position, office or employment for the past five years of the controlling person of Veritas Capital is set forth below. The principal office Veritas Capital is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. Ramzi Musallam (listed below) is the controlling person.
Veritas Fund V. Veritas Capital Partners V, LLC is the general partner of Veritas Fund V. The name, position, business address, citizenship, present principal occupation or employment and material occupation, position, office or employment for the past five years of the controlling person of Veritas Fund V is set forth below. The principal office address of the general partner and the controlling person is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. Ramzi Musallam (listed below) is the controlling person.

Veritas Fund VII. Veritas Capital Partners VII, LLC is the general partner of Veritas Fund VII. The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the controlling person of Veritas Fund VII is set forth below. The principal office address of the general partners and the controlling person is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700. Ramzi Musallam (listed below) is the controlling person.
Directors and Executive Officers
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Parent are set forth below. All directors and executive officers listed below are citizens of the United States.
Ramzi Musallam. Mr. Musallam is the Chief Executive Officer and Managing Partner of Veritas as well as a Founding Member of Veritas’s first institutional fund raised in 1998. Previously he worked at Pritzker & Pritzker, the private equity group then led by Jay Pritzker and prior to that at Berkshire Partners, a Boston-based private equity firm. Mr. Musallam began his career at J.P. Morgan in the Structured Finance Division. Mr. Musallam holds a B.A., cum laude, in Mathematical Economics from Colgate University and an M.B.A., with High Honors, from the University of Chicago Booth School of Business. Mr. Musallam is a director of Parent, Merger Sub and Intermediate Holding, the President of Parent and Merger Sub and the controlling person of Veritas Capital, Veritas Fund V and Veritas Fund VII. The principal office address of Mr. Musallam is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.
Benjamin Polk. Mr. Polk is a Partner at Veritas and a member of the firm’s executive leadership. Prior to Veritas, Mr. Polk was a Senior Partner with the law firm of Schulte Roth & Zabel LLP where his practice focused on the areas of mergers & acquisitions, leveraged buyouts, corporate finance, corporate governance and securities regulation, with special focus on private equity. During his legal career, Mr. Polk worked with Veritas on virtually every major transaction Veritas had been involved in since its founding. Mr. Polk holds a B.A., with High Honors, from Hobart College and a J.D. from Cornell Law School. Mr. Polk is a director as well as the Secretary of Parent and Merger Sub. The principal office address of Mr. Polk is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.
Aneal Krishnan. Mr. Krishnan is a Partner at Veritas. Prior to joining Veritas, Mr. Krishnan worked at Ripplewood Holdings, a New York-based private equity investment firm and prior to that at Goldman Sachs & Co. LLC as an investment banker in their Financial Institutions Group. Prior to Goldman, Mr. Krishnan was deployed to Iraq with his U.S. Army reserve unit for a year-long combat tour where he served as an Infantry Officer. Mr. Krishnan holds two B.S. degrees in Electrical Engineering and Management from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Krishnan is a director of Parent, Merger Sub and Intermediate Holding as well as the Treasurer of Parent and Merger Sub. The principal office address of Mr. Krishnan is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.
Daniel Sugar. Mr. Sugar is a Partner at Veritas. Prior to Veritas, Mr. Sugar worked for the restructuring investment bank Miller Buckfire & Co. There, he advised corporations across a wide variety of industries including healthcare, industrials, telecom and retail on restructuring, bankruptcy, financing and M&A transactions. Mr. Sugar holds a B.S.E. in Operations Research and Financial Engineering from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Sugar is a director of Intermediate Holding. The principal office address of Mr. Sugar is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.
Joseph Longosz. Mr. Longosz is a Principal at Veritas. Prior to Veritas, Mr. Longosz worked at OMERS Private Equity, where he focused on investment in healthcare and business services, and prior to that at the investment bank Harris Williams in their Diversified Industrials Group. Mr. Longosz holds a B.A. cum laude, in Politics from Washington and Lee University and an M.B.A. from Columbia Business School. Mr. Longosz is a director of Intermediate Holding. The principal office address of Mr. Longosz is 9 West 57th Street, 32nd Floor, New York, New York 10019. The telephone number at the principal office is (212) 415-6700.

Stu Shea. Mr. Shea is the Chairman, President and Chief Executive Officer of Peraton Intermediate Holding Corp. Prior to Peraton Intermediate Holding Corp., Mr. Shea was the President and Chief Operating Officer of Leidos Holdings, Inc. and was the principal architect in the creation of Leidos when he served as the Chief Operating Officer of Science Applications International Corporation. Prior to being named COO, Mr. Shea led SAIC’s support to the National Security Community as President of the Intelligence, Surveillance and Reconnaissance Group. Mr. Shea holds a B.S. in Geological Sciences from the State University of New York at Albany and a M.S. in Geography from the University of Kansas. Mr. Shea is a director as well as the President and Chief Executive Officer of Intermediate Holding. The principal office address of Mr. Shea is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.
Alan Stewart. Mr. Stewart is the Chief Financial Officer of Peraton Intermediate Holding Corp. Prior to Peraton Intermediate Holding Corp., Mr. Stewart worked for Systems Planning and Analysis, Inc. where he served as Senior Vice President, Chief Financial Officer and Treasurer and prior to that at Vistronix Intelligence & Technology Solutions, where he was the Chief Financial Officer. Mr. Stewart holds a B.S., with Honors, in Accounting from Virginia Commonwealth University and is a Certified Public Accountant. Mr. Stewart is the Chief Financial Officer of Intermediate Holding. The principal office address of Mr. Stewart is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.
Jeremy Wensinger. Mr. Wensinger is the Chief Operating Officer of Peraton Intermediate Holding Corp. Prior to Peraton Intermediate Holding Corp., Mr. Wensinger worked as a Principal at Augusta Management Strategies and prior to that he served as the President of National Security Solutions at PAE. Prior to PAE, Mr. Wensinger served as the Chief Operating Officer of GTSI Corp. and prior to that as the Chairman and President of Cobham Defense Electronic Systems. Mr. Wensinger holds a B.S. in Finance from Bowling Green State University and an M.B.A. from the University of South Florida. Mr. Wensinger is a director as well as the Chief Operating Officer of Intermediate Holding. The principal office address of Wensigner is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.
James Winner. Mr. Winner is the Chief Legal Officer and General Counsel of Peraton Intermediate Holding Corp. Prior to Peraton Intermediate Holding Corp., Mr. Winner served as the Chief Legal Officer, General Counsel and Secretary of GardaWorld Federal Services and prior to that as a Corporate Director and Assistant General Counsel at Northrop Grumman Corporation. Prior joining the private sector, Mr. Winner honorably served as an Air Force Advocate and Systems Acquisition Officer. Mr. Winner holds a B.S. in Legal Studies from the United States Air Force Academy and a J.D. from Loyola Law School, Loyola Marymount University. Mr. Winner is the Chief Legal Officer, General Counsel and Secretary of Intermediate Holding. The principal office address of Winner is 12975 Worldgate Drive, Herndon, Virginia 20170-6008. The telephone number at the principal office is (703) 668-6000.
Significant Past Transactions and Contracts
The Perspecta Transactions
In connection with the spin-off of the DXC U.S. public sector business and the mergers with Vencore Holding Corp. and KGS Holding Corp., Perspecta, Veritas Capital and the other parties thereto entered into a letter agreement granting Veritas Capital and its affiliates certain registration rights, establishing a lock-up arrangement, and establishing a standstill obligation of Veritas Capital, its controlled affiliates and its and their respective representatives (as amended, the “Letter Agreement”). Pursuant to the Letter Agreement, Veritas Capital maintains the right to designate for nomination one individual, subject to review and approval of such individual’s nomination by Perspecta’s Nominating/Corporate Governance Committee and subject to such individual meeting Perspecta’s director qualification standards included in the Corporate Governance Guidelines, to serve on the Board. These provisions continue in effect until Veritas Capital, together with its affiliates, ceases to hold a number of shares equal to at least 10% of the outstanding common stock of Perspecta as of May 31, 2018.
In addition, pursuant to an advisory agreement between Veritas Capital and Vencore, Inc., a subsidiary of Vencore Holding Corp., Vencore, Inc. paid certain annual advisory fees to Veritas Capital. During fiscal year 2019, Vencore, Inc. paid $1,416,065 to Veritas Capital for outstanding fees owed to Veritas Capital for its 2016 annual management fee.

DELISTING AND DEREGISTRATION OF COMMON STOCK
If the Merger is completed, the Shares will be delisted from the NYSE and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of the Shares.
STOCKHOLDER PROPOSALS AND NOMINATIONS
The 2020 annual meeting of stockholders was held on August 5, 2020. If the Merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed, or if we are otherwise required to do so under applicable law, we will hold a 2021 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.
If the Company holds a 2021 annual meeting, stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2021 may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary at 14295 Park Meadow Drive, Chantilly, VA 20151 no later than February 15, 2021. With respect to director nominations, any shareholder who wishes to nominate a candidate for election to the Board for inclusion in the Company’s proxy statement relating to the 2021 annual meeting must provide written notice to our Corporate Secretary at 14295 Park Meadow Drive, Chantilly, VA 20151 which must be received no later than February 15, 2021, and no earlier than January 16, 2021. Shareholders seeking to nominate a candidate for election to the Board or to propose any business for presentation at the 2021 annual meeting must provide written notice which must be delivered to or mailed and received at 14295 Park Meadow Drive, Chantilly, VA 20151 no earlier than the close of business on April 7, 2021 and no later than the close of business on May 7, 2021. If the 2021 annual meeting is held more than 30 days before or more than 60 days after August 5, 2021, a shareholder’s written notice seeking to nominate a candidate for election to the Board or propose any business at the 2021 annual meeting must be received no earlier than the close of business on the 120th day prior to the 2021 annual meeting and no later than the close of business on the later of (x) the 90th day prior to the 2021 annual meeting and (y) the 10th day following the date on which public announcement of the date of the 2021 annual meeting is first made. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at www.perspecta.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:
Perspecta Inc.
14295 Park Meadow Drive
Chantilly, Virginia 20151
Attention: Investor Relations
Telephone: (571) 612-7065
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Perspecta Inc., Attn: Investor Relations, 14295 Park Meadow Drive, Chantilly, Virginia 20151, Telephone (571) 612-7065; or from our proxy solicitor, Innisfree toll-free at (877) 687-1871; or from the SEC through the SEC website at the address provided above.
We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference the documents listed below (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	Our annual report on Form 10-K for the fiscal year ended March 31, 2020;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended July 3, 2020, October 2, 2020 and January 1, 2021;
•	Our current reports on Form 8-K as filed with the SEC on June 10, 2020, August 7, 2020, January 27, 2021, January 27, 2021 and February 2, 2021; and
•	Our definitive proxy statement under Regulation 14A in connection with our Annual Meeting of Stockholders, filed with the SEC on June 15, 2020.
Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes the statement.
Because the Merger is a “going private” transaction, the Company, Parent, Merger Sub and the Sponsor Entities have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 2, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PERSPECTA INC.

JAGUAR PARENTCO INC.

AND

JAGUAR MERGER SUB INC.

Dated as of January 27, 2021

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2021 (this “Agreement”), is entered into by and among PERSPECTA INC., a Nevada corporation (the “Company”), JAGUAR PARENTCO INC., a corporation organized under the laws of Delaware (“Parent”) and JAGUAR MERGER SUB INC., a Nevada corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”). Certain defined terms used but not otherwise defined herein shall have the meanings set forth in Section 1.1.
RECITALS
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the NRS, with the Company surviving the Merger as the Surviving Corporation and a direct, wholly owned subsidiary of Parent;
WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (a) determined that this Agreement and the Merger and other transactions contemplated hereby (the “Transactions”) are fair to, and in the best interests of, the Company’s stockholders, (b) adopted, approved and declared advisable this Agreement and the Transactions, (c) directed that this Agreement be submitted to the holders of Company Common Stock for approval and (d) resolved to recommend that the holders of Company Common Stock approve this Agreement and the Transactions;
WHEREAS, concurrently with the execution of this Agreement, and as consideration for and inducement to the Company’s willingness to enter into this Agreement, the Equity Fund is entering into the Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement;
WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (a) determined that this Agreement and the Transactions, are fair to, and in the best interest of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions; and
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has, by unanimous vote, (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub’s sole stockholder, (b) adopted, approved and declared advisable this Agreement and the Transactions and (c) submitted this Agreement to Parent, as sole stockholder of Merger Sub, for approval thereby and recommended that Parent approve this Agreement and the Transactions (and Parent, as sole stockholder, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and approving the Transactions in accordance with the NRS, such approval to be effective immediately following the execution and delivery of this Agreement).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“A/R Facility” means, collectively, (a) that certain Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of October 30, 2020, by and among Perspecta Enterprise Solutions LLC, as seller and seller representative, the various entities listed on Schedule B thereto, as sellers, the Purchasers party thereto, and MUFG Bank, Ltd. (“MUFG”), as the administrative agent, as amended, supplemented from time to time; and (b) that certain Guaranty, dated as of May 31, 2018, made by the Company in favor of MUFG, as the administrative agent, for the benefit of the Purchasers identified therein, as amended, supplemented from time to time.
“Accumulated Dividend Equivalents” means all dividend equivalent payments with respect to Company RSUs, Company PSUs and Director RSUs that have been accumulated or retained by the Company until the vesting or settlement of such awards.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, whether through the ownership of voting securities, by Contract or agency or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Commitment Letter” has the meaning set forth in Section 6.15(a).
“Alternative Financing” has the meaning set forth in Section 6.15(a).
“Alternative Financing Agreements” has the meaning set forth in Section 6.15(a).
“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, all Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions, and all other applicable Laws relating to bribery, corruption or kickbacks.
“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Articles of Merger” has the meaning set forth in Section 2.2(b).
“Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement, whether or not written, including (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and (b) any equity or equity-based, bonus, incentive, deferred compensation, retirement, pension, medical, dental, vision, accident, vacation, disability, life insurance, welfare, employment, change in control, retention, severance or fringe benefit plan, program or policy.
“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(iii).
“Business Day” means any day that is a trading day on the NYSE, other than any day on which banks in New York, New York are authorized or required by applicable Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Certificates” has the meaning set forth in Section 3.3(b)(i).
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company Acceptable Confidentiality Agreement” means a confidentiality agreement the terms of which that relate to confidentiality are no less restrictive, in the aggregate, to the person making such Company Acquisition Proposal than those contained in the Confidentiality Agreement, and for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of or amendment or modification to any Company Acquisition Proposal.
“Company Acquisition Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent), relating to a Company Acquisition Transaction.
“Company Acquisition Transaction” means, other than the Transactions, any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in the Exchange Act) relating to (a) the issuance to such Person or “group” or acquisition by such Person or “group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing at least 20% of the Company Common Stock or voting power of the Company, (b) the acquisition by such Person or “group” of any business or assets of the Company and the Company Subsidiaries representing at least 20% of (i) the consolidated assets of the Company (including indirectly through ownership of equity in Company Subsidiaries) and the Company Subsidiaries, taken as a whole, or (ii) the combined voting power of the Company, in either of cases (a) or (b), pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction or (c) any combination of the foregoing that results in such Person or “group” acquiring at least 20% of the Company Common Stock or voting power of the Company.
“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(c).
“Company Balance Sheet” has the meaning set forth in Section 4.6(c).
“Company Benefit Plan” means any Benefit Plan maintained, sponsored or contributed to, by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary contributes or has any obligation, current or contingent, to contribute in which any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof participates or is eligible to participate.
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 4.4(b).
“Company Business” means the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement.
“Company Change in Recommendation” has the meaning set forth in Section 6.4(c).
“Company Common Stock” has the meaning set forth in Section 3.1(a)(ii).
“Company Disclosure Letter” has the meaning set forth in Article IV.
“Company ESPP” means the Perspecta Inc. Employee Stock Purchase Plan, effective August 5, 2020.
“Company Government Bid” shall mean any offer, quotation, bid or proposal to sell products or services to any Governmental Entity or any prime contractor, in each case, made prior to the Closing Date which, if accepted, would reasonably be expected to result in a Company Government Contract.
“Company Government Contract” shall mean any Contract for the sale of goods or services that is by or between the Company or any Company Subsidiary, on the one hand, and any (a) Governmental Entity, (b) prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) higher-tier subcontractor with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase, delivery or work order under a Company Government Contract shall not constitute a separate Company Government Contract, for purposes of this definition, but will be considered part of the Company Government Contract to which it relates.
“Company Intellectual Property” has the meaning set forth in Section 4.19.
“Company Intervening Event” means an Effect (other than a Company Acquisition Proposal) that, individually or in the aggregate, is material to the Company and the Company Subsidiaries, taken as a whole, that was not known to the Company Board as of the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable to by the Company Board as of the date of this Agreement), which Effect (or any consequence thereof) becomes known by the Company Board prior to the time of the Company Stockholder Approval.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or delay beyond the Outside Date the closing of the Merger; provided, however, that no Effect, to the extent resulting or arising from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate, including changes in Governmental Entity funding level or program changes; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any epidemic, plague, pandemic or other outbreak of illness or public health event (including COVID-19), hurricane, flood, tornado, earthquake or other natural disaster or act of God (or any worsening of any of the foregoing), including, in each case, the response of governmental and non-governmental entities (including COVID-19 Measures); (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of Company Common Stock or any change in the Company’s credit rating (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.4, Section 4.5 or Section 4.11(i)); (H) changes in, including any actions taken to comply with any change in, applicable Laws or the interpretation thereof; (I) changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required or specifically permitted to be taken by the Company pursuant to the terms of this Agreement or taken at the prior written direction of Parent or Merger Sub; (K) any breach of this Agreement by Parent or Merger Sub; or (L) any litigation or other Proceeding brought by any stockholder of the Company (or a derivative or similar claim) in connection with this Agreement or any of the Transactions to the extent asserting breach of fiduciary duty, inadequate disclosure or violations of applicable securities Law claims; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries as compared to any other participants that operate in the industries in which the Company and the Company Subsidiaries operate.
“Company Permits” has the meaning set forth in Section 4.17(b).
“Company Preferred Stock” has the meaning set forth in Section 4.2(a).
“Company PSU” means all restricted share units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plan, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.
“Company Related Parties” has the meaning set forth in Section 8.4(i).
“Company RSU” means all restricted share units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plan, other than Company PSUs.
“Company Specified Contract” has the meaning set forth in Section 4.15(a).
“Company Stock Option” means all stock options to acquire shares of Company Common Stock from the Company granted pursuant to the Company Stock Plan.
“Company Stock Plan” means the Perspecta Inc. 2018 Omnibus Incentive Plan and any other plan, arrangement or agreement, other than the Company ESPP and Director Stock Plan, whether written or unwritten, that has granted, or obligates the Company to grant, to an individual an equity-based compensatory award or right to purchase Company Common Stock.
“Company Stockholder Approval” has the meaning set forth in Section 4.4(c).
“Company Stockholders Meeting” means the meeting of the stockholders of the Company to consider the approval of this Agreement (including any postponement, adjournment or recess thereof).
“Company Subsidiary” means each Subsidiary of the Company.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “20%” in the definition of Company Acquisition Transaction shall be deemed to be references to “50%”) made by a third party, that did not result from a material breach of Section 6.4, that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside counsel), taking into account all of the terms and conditions of such Company Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement, termination or break-up fee, expense reimbursement provisions and conditions to consummation) and taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions.
“Company Superior Proposal Notice” has the meaning set forth in Section 6.4(f)(i).
“Company Termination Fee” has the meaning set forth in Section 8.4(j).
“Confidentiality Agreement” has the meaning set forth in Section 6.7(a).
“Consent” means any consent, approval, license, permit, order, waiver or authorization of, or registration, declaration or filing with, or permit from any third party, including any Governmental Entity.
“Continuation Period” has the meaning set forth in Section 6.13(a).
“Continuing Employee” has the meaning set forth in Section 6.13(a).
“Contract” has the meaning set forth in Section 4.5(a).
“COVID-19” means SARS-CoV-2 or COVID-19.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemic, plague, pandemic or outbreak of illness or public health event.
“Credit Facility” means that certain Credit Agreement, dated as of May 31, 2018 (as amended on December 12, 2018 and August 13, 2019 and as may be further amended, restated, supplemented or otherwise modified from time to time), by and among the Company, the guarantors party thereto, the lenders party thereto, and MUFG, as administrative agent and collateral agent.
“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense (formerly, the Defense Security Service), or any successor thereto.
“DDTC” has the meaning set forth in Section 6.3(a).
“Debt Commitment Letter” has the meaning set forth in Section 5.5(a).
“Debt Financing” has the meaning set forth in Section 5.5(a).
“Director RSU” means all restricted share units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Director Stock Plan.
“Director Stock Plan” means the Perspecta Inc. 2018 Non-Employee Director Incentive Plan.
“Distribution Date” has the meaning set forth in Section 4.9(a).
“EDS Notes” means the 7.450% Notes due 2029 issued under the EDS Indenture.
“EDS Indenture” means that certain Indenture dated as of August 12, 1996, by and among PES LLC (f/k/a Electronic Data Systems Corporation), as issuer, and the Bank of New York Mellon Trust Company N.A. (successor to Chase Bank of Texas, National Association (f/k/a Texas Commerce Bank National Association)), as trustee, as amended, supplemented or otherwise modified from time to time, including as amended and supplemented by the Frist Supplemental Indenture, dated as of October 12, 1999, by and between PES LLC (f/k/a Electronic Data Systems Corporation), as issuer, and The Bank of New York Mellon Trust Company N.A. (successor to Chase Bank of Texas, National Association (f/k/a Texas Commerce Bank National Association)), as trustee, and the Ninth Supplemental Indenture, dated as of January 22, 2018, by and between PES LLC (f/k/a Enterprise Services LLC), as company, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect.
“Effective Time” has the meaning set forth in Section 2.2(c).
“Environmental Law” means any Law that (a) relates to pollution or protection of the environment, natural resources or occupational health and safety (as it relates to exposure to Hazardous Materials); or (b) imposes liability for, or standards of conduct concerning, the generation, treatment, storage, Release, cleanup, remediation, transport or handling of Hazardous Materials.
“Environmental Permit” means any permit, license, consent, certification, variance, exemption, approval or other authorization issued by a Governmental Entity pursuant to any Environmental Law.
“Equity Commitment Letter” has the meaning set forth in Section 5.5(a).
“Equity Financing” has the meaning set forth in Section 5.5(a).
“Equity Fund” has the meaning set forth in Section 5.5(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.
“ERISA Affiliate” means all Persons (whether or not incorporated) that would be treated together with a Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., and the rules and regulations promulgated thereunder.
“Exchange Fund” shall have the meaning set forth in Section 3.3(a).
“FAR” shall have the meaning set forth in Section 4.5(b).
“Filed Company SEC Documents” has the meaning set forth in Article IV.
“Financing” has the meaning set forth in Section 5.5(a).
“Financing Action” has the meaning set forth in Section 9.12.
“Financing Agreements” has the meaning set forth in Section 6.15(a).
“Financing Commitment Letter” has the meaning set forth in Section 5.5(a).
“FOCI” has the meaning set forth in Section 4.13(e).
“FY 2021 STIP” has the meaning set forth in Section 6.13(b).
“FY 2022 STIP” has the meaning set forth in Section 6.13(c).
“FY 2022 STIP Stub Payment” has the meaning set forth in Section 6.13(c).
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Entity” has the meaning set forth in Section 4.5(b).
“Guarantee” has the meaning set forth in Section 5.10.
“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous”, “toxic”, a “pollutant” or “contaminant” or words of similar meaning and regulatory effect pursuant to any Environmental Laws, including petroleum and petroleum byproducts, asbestos, asbestos-containing materials, polychlorinated biphenyls, polyfluoroalkyl substances and radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in any applicable payoff letter, without duplication: (a) indebtedness of such Person for borrowed money (including, with respect to the Company and the Company Subsidiaries, the indebtedness under the Credit Facility); (b) obligations of such Person evidence by bonds, notes, debentures or similar instruments (including, with respect to the Company and the Company Subsidiaries, the EDS Notes); (c) obligations of such Person to pay the deferred purchase or acquisition price or earn out for any property of such Person; (d) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a financing lease on a balance sheet of such Person under GAAP; (f) indebtedness secured by a Lien (other than a Permitted Lien) on property or assets owned or acquired by such Person, whether or not such indebtedness secured thereby has been assumed; (g) obligations in respect of currency or interest rate swaps, collars, caps, hedges or similar arrangements; or (h) indebtedness of others as described in clauses (a) through (g) above guaranteed by such Person; but “Indebtedness” does not include (i) accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable or are being disputed in good faith and, in each case, for which adequate reserves have been established in accordance with GAAP, and (ii) the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.
“Indemnification Expenses” has the meaning set forth in Section 6.11(a).
“Indemnified Parties” has the meaning set forth in Section 6.11(a).
“Insurance Policies” has the meaning set forth in Section 4.21.
“Intellectual Property” means all intellectual property and similar proprietary rights, including intellectual property rights in the following: (a) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and all goodwill related thereto, all applications and registrations for the foregoing, including all renewals of the same, (b) inventions (regardless of whether patentable), utility models, supplementary protection certifications, patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, trade secrets and know-how, (d) copyrightable works of authorship (including databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) all rights in computer software, including all object code, source code, specifications, algorithms, architectures, structures, displays, screens, layouts and development tools, and all documentation and media related thereto and (f) domain names, Internet addresses, other computer identifiers and social media identifiers and related accounts.
“International Trade Laws” means all applicable import, export, economic and trade sanctions, and antiboycott Laws of the United States and any other jurisdictions in which the Company and the Company Subsidiaries have or have had operations (except to the extent inconsistent with U.S. Law), including without limitation the Arms Export Control Act (22 U.S.C. § 1778); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706); the Export Control Reform Act (50 U.S.C. §§ 4801-4852); Section 999 of the Internal Revenue Code; Title 19 of the U.S. Code; the ITAR (22 C.F.R. Parts 120-130); the Export Administration Regulations (“EAR,” 15 C.F.R. Parts 730-774); the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Parts 500-599); the U.S. customs regulations (19 C.F.R. Chapter 1); and the Foreign Trade Regulations (15 C.F.R. Part 30).
“IT Assets” means any computers, computer software, firmware, middleware, servers, and other operational and information technology, network and communications equipment owned, licensed or leased by the Company or the Company Subsidiaries.
“ITAR” shall have the meaning set forth in Section 4.5(b).

“Judgment” means any judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated, entered or issued by, a Governmental Entity, in each case, whether preliminary, temporary or final.
“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company and the Company Subsidiaries, the individuals listed in Section 1.1(a) of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, statute, Judgment, order, decree, ruling, treaty, convention, governmental directive, injunction or other binding directive, U.S. or non-U.S., of any Governmental Entity, including common law.
“Lease” has the meaning set forth in Section 4.12(b).
“Leased Real Property” means any real property leased, subleased, licensed or otherwise used by the Company and the Company Subsidiaries.
“Lender Related Parties” means the Lenders and their respective Affiliates, and the respective current and former directors, officers, employees, managers, managing members, general partners, limited partners, agents, advisors (including financial, tax and legal advisors), representatives and successors and permitted assigns of each of the foregoing.
“Lenders” has the meaning set forth in Section 5.5(a).
“Letter of Transmittal” has the meaning set forth in Section 3.3(b)(i).
“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.
“Measurement Date” has the meaning set forth in Section 4.2(a).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Board” has the meaning set forth in the Recitals.
“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).
“MUFG” has the meaning set forth in the definition of “A/R Facility.”
“NISPOM” means the National Industrial Security Operating Manual, DOD 5220.22-M.
“NRS” means the Nevada Revised Statutes.
“NYSE” means the New York Stock Exchange.
“Opco Debt Financing” means the debt financing contemplated by that certain debt commitment, dated as of the date hereof, by and among Peraton Holding Corp., a Delaware corporation, Peraton Corp., a Delaware corporation, Peraton Inc., a Maryland corporation, and JPMorgan Chase Bank, N.A., substantially in the form provided to the Company on the date hereof.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the articles of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person, and in the case of each clauses (a) through (d) above, any amendments, supplements or other modifications thereto.
“Other Party” means (a) with respect to Parent and the Parent Subsidiaries, the Company and (b) with respect to the Company, Parent and Merger Sub.

“Outside Date” has the meaning set forth in Section 8.1(e).
“Owned Real Property” has the meaning set forth in Section 4.12(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Disclosure Letter” has the meaning set forth in Article V.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions.
“Parent Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate Parent’s and the Parent Subsidiaries’ assets and properties and to lawfully carry on Parent’s and the Parent Subsidiaries’ as they are being conducted as of the date of this Agreement.
“Parent Proposed Changed Terms” has the meaning set forth in Section 6.4(f)(iii).
“Parent Related Parties” means, collectively (a) Parent, (b) Merger Sub, (c) Equity Fund, (d) the Lender Related Parties, (e) any former, current or future general or limited partners, stockholders, financing sources, managers, members or Representatives of any Person named in the foregoing clauses (a) through (d), and (f) any Affiliates of any Person named in the foregoing clauses (a) through (e).
“Parent Subsidiaries” means each Subsidiary of Parent.
“Parent Termination Fee” has the meaning set forth in Section 8.4(j).
“Parties” has the meaning set forth in the Preamble.
“Paying Agent” has the meaning set forth in Section 3.3(a).
“PES LLC” means Perspecta Enterprise Solutions LLC (f/k/a Enterprise Services LLC, f/k/a HP Enterprise Services LLC, f/k/a Electronic Data Systems, LLC, f/k/a Electronic Data Systems Corporation), a Delaware limited liability company.
“Permitted Liens” means (i) Liens for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with, and to the extent required by, GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with, and to the extent required by, GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, or Parent or any of the Parent Subsidiaries, as applicable, and that would not be reasonably expected to interfere with the current use of the related real property, (v) in the case of the Leased Real Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject or Liens in favor of the lessors under the Lease for such real property, none of which, individually or in the aggregate, materially interfere with, or would reasonably be expected to interfere with, the current use of the related real property, (vi) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens, which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the current use or utility of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (vii) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business consistent with past practice, or (viii) Liens arising from transfer restrictions under applicable Laws of the U.S. federal securities Laws or similar applicable Laws of any jurisdiction.
“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two or more of the foregoing.
“Personal Information” means (a) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual; (b) Social Security numbers; or (c) any information that is regulated or protected by one or more Privacy and Security Laws, applicable to the Company.
“Privacy and Security Laws” means all applicable Laws relating to the Processing of Personal Information, including (a) each Law relating to the protection or processing of Personal Information that is applicable to the Company and the Company Subsidiaries, including, as applicable, the FTC Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); (b) Laws requiring notification to any person or Governmental Entity in the event of a data breach; and (c) all implementing regulations and requirements.
“Proceeding” has the meaning set forth in Section 4.16.
“Proxy Statement” has the meaning set forth in Section 4.5(b).
“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application.
“Release” means any emission, spilling, seepage, leaking, escape, leaching, injection, pumping, pouring, emitting, emptying, discharging, injecting, dumping or disposing of Hazardous Materials from any source into or upon the environment.
“Replacement Facility Commitment Letter” has the meaning set forth in Section 5.5(a).
“Replacement Plans” has the meaning set forth in Section 6.13(b).
“Representatives” means with respect to a Person, its Affiliates and its and their respective directors, officers, employees, managers, general partners, controlling shareholders, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
“SEC” means the Securities and Exchange Commission.
“Schedule 13e-3” has the meaning set forth in Section 4.5(b).
“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., and the rules and regulations promulgated thereunder.

“Security Incident” means an occurrence that (a) impacts the confidentiality, integrity, or availability of IT Assets; (b) impacts the information the IT Assets process, store, or transmit; or (c) constitutes a violation or imminent threat of violation of applicable Law relating to the safeguarding of information and IT Assets (including all information and transactions stored, processed, or transmitted therein or transmitted thereby).
“Software” means (a) all computer software, programs, applications (including for mobile devices), and software implementations of algorithms, models and methodologies; (b) databases in any form, database management code, data and compilations; (c) tool sets, development tools, compilers, library functions, higher level or “proprietary” languages, macros, member or user lists and information associated therewith, links, firmware, specifications, utilities, user and programming interfaces, menus, icons, templates, forms, methods of processing, software engines, and platforms; (d) all versions, updates, corrections, enhancements, replacements and modifications of the foregoing; and (e) all related documentation (including user manuals, developer notes, comments and annotations), diagrams, descriptions, computer print-outs, underlying tapes and materials, in each case, whether in Source Code, object code or any other form.
“Solvent” means, with respect to a Person, that such Person (a) has property with fair value greater than the total amount of its debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) has assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and they become due in the usual course of its affairs and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which it has unreasonably small capital.
“Source Code” means any human-readable Software source code (including any portion or aspect thereof), or any proprietary information or algorithm contained, embedded or implemented, in any manner, in any Software source code, in each case, in any product or service of the Company or a Company Subsidiary.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).
“Takeover Law” means any “interested stockholder,” “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law.
“Tax Matters Agreement” has the meaning set forth in Section 4.9(k).
“Tax Return” means any return, report or any other document (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing.
“Transactions” has the meaning set forth in the Recitals.
“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Voting Company Debt” has the meaning set forth in Section 4.2(d).
“Willful Breach” means an intentional and willful breach or an intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by the Company with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a breach of this Agreement.
Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:
(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
(d) the word “or” shall be disjunctive but not exclusive;
(e) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(f) a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;
(g) all references to prices, values or monetary amounts refer to United States dollars;
(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;
(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;
(l) the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;
(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;
(n) any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section;
(o) all references to days mean calendar days unless otherwise provided; and
(p) all references to time mean New York City time.

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER
Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the NRS, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Nevada as the surviving entity (the Company, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent.
Section 2.2 Closing.
(a) The closing of the Merger (the “Closing”), shall take place at 10:00 a.m., New York City time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (the “Closing Date”) (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP in New York, New York, or such other time, date or place as Parent and the Company may agree in writing.
(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause articles of merger with respect to the Merger prepared and executed in accordance with the relevant provisions of the NRS (the “Articles of Merger”) to be executed and filed with the Office of the Secretary of State of the State of Nevada.
(c) The Merger shall become effective upon the filing of the Articles of Merger with the Office of the Secretary of State of the State of Nevada, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Articles of Merger in accordance with the NRS (such date and time being hereinafter referred to as the “Effective Time”).
Section 2.3 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities obligations, restrictions, disabilities and duties of each of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the NRS.
Section 2.4 Organizational Documents.
(a) At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth in a form to be mutually agreed between Parent and the Company and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law.
(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in a form to be mutually agreed between Parent and the Company and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms of the articles of incorporation of the Surviving Corporation, such bylaws, the terms of this Agreement and applicable law.
Section 2.5 Directors and Officers of the Surviving Corporation. At the Effective Time, (a) the officers of the Company shall become and constitute the only officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and (b) the directors of Merger Sub shall become and constitute the only directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation. The Parties shall take all necessary action to give effect to this Section 2.5.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 3.1 Effect of the Merger on Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder of any securities of Parent, Merger Sub or the Company or any other Person:
(i) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(ii) Conversion of Capital Stock of the Company. Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 3.1(a)(iii)), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 3.2, shall be converted automatically at the Effective Time into the right to receive from Parent $29.35 in cash (the “Merger Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 3.3(h). All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and extinguished and cease to exist. Each holder of any such share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable.
(iii) Company, Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is issued and held by the Company or any of the Company Subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any of their respective wholly owned Subsidiaries, in each case immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.
(b) Impact of Stock Splits, Etc. In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including options to purchase Company Common Stock) issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, subject to further adjustment in accordance with this Section 3.1(b). Nothing in this Section 3.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.2 Treatment of Equity Compensation Awards.
(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan or the Director Stock Plan) shall adopt such resolutions as may be required to effect the following:
(i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be fully vested, canceled and converted into the right to receive a lump-sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger

Consideration over the applicable exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option; provided, however, that, notwithstanding the foregoing, the portion of each Company Stock Option with respect to which the applicable exercise price per share of Company Common Stock subject to such Company Stock Option is equal to or greater than the Merger Consideration shall be canceled at the Effective Time in exchange for no consideration;
(ii) adjust the terms of all outstanding Company RSUs as necessary to provide that, at the Effective Time, each such Company RSU outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such Company RSU, a lump-sum cash payment equal to the Merger Consideration;
(iii) adjust the terms of all outstanding Company PSUs as necessary to provide that, at the Effective Time, each such Company PSU outstanding immediately prior to the Effective Time shall vest at the greater of the target level and actual performance based on the results through the Effective Time as determined by the Compensation Committee of the Company Board and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such then-vested Company PSU, a lump-sum cash payment equal to the Merger Consideration;
(iv) adjust the terms of all outstanding Director RSUs as necessary to provide that, at the Effective Time, each such Director RSU outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such Director RSU, a lump-sum cash payment equal to the Merger Consideration;
(v) distribute all Accumulated Dividend Equivalents to the applicable holders of Company RSUs, Company PSUs and Director RSUs; and
(vi) make such other changes to the Company Stock Plan or the Director Stock Plan as the Company and Parent may agree are appropriate to give effect to the Merger.
(b) With respect to any amount payable under Section 3.2(a) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty.
(c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Offering Period (as such term is defined in the Company ESPP) in progress as of the date of this Agreement under the Company ESPP, such Offering Period shall terminate and any option to purchase shares of Company Common Stock under the Company ESPP shall be deemed to have been exercised upon the earlier to occur of (A) immediately prior to the Effective Time or (B) the date on which such Offering Period would otherwise end, and no additional Offering Period(s) shall commence under such Company ESPP after the date of this Agreement, (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time. Notwithstanding the foregoing, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company ESPP) shall use its best efforts to provide written notice to the participants in the Company ESPP at least ten (10) days prior to the Closing Date, and the participants in the Company ESPP shall, following the receipt of such notice, have the right to terminate their contributions to the Company ESPP and receive a cash distribution of their accounts prior to the Closing Date.

(d) All payments described in Section 3.2(a) (other than with respect to Director RSUs) shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable Affiliate as soon as practicable following the Effective Time (no later than the second regularly scheduled payroll run of the Surviving Corporation or its applicable Affiliate following the Closing Date). Notwithstanding the foregoing, if any such payment cannot be made through such payroll system or payroll provider (including any payment with respect to Director RSUs), then the Surviving Corporation or its applicable Affiliate will issue a check for such payment promptly following the Closing Date (and in any event no later than 10 Business Days thereafter). Parent shall deposit, or cause to be deposited, with the Surviving Corporation or its applicable Affiliate, by wire transfer of immediately available funds at or promptly following the Effective Time, the amount of any such payments to the extent that the Surviving Corporation’s or its applicable Affiliate’s cash as of the Effective Time is insufficient to fund such payments.
Section 3.3 Payment for Securities.
(a) Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration. On the Closing Date and prior to or immediately following the filing of the Articles of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Any interest or other income resulting from investment of the Exchange Fund shall become part of the Exchange Fund.
(b) Payment Procedures.
(i) As soon as reasonably practicable after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to deliver to each record holder of, as of immediately prior to the Effective Time, an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) a letter of transmittal in the Paying Agent’s customary form (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration.
(ii) Upon surrender to the Paying Agent of a Certificate, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Merger Consideration payable in respect of the number of shares formerly evidenced by such Certificate. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any applicable transfer and other Taxes and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company (subject to this Agreement) and which remain unpaid at the Effective Time.

(iii) As soon as reasonably practicable after the Effective Time, but in no event more than three Business Days after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to exchange any shares of Company Common Stock outstanding as of immediately prior to the Effective Time represented by book-entry (“Book-Entry Shares”) in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry; provided that the payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates. Until exchanged as contemplated by this Section 3.3(b)(iii), each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the Merger Consideration payable in respect of such shares of Company Common Stock, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company (subject to this Agreement) and which remain unpaid at the Effective Time.
(c) Termination Rights. All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates (other than Certificates evidencing shares of Company Common Stock described in Section 3.1(b)), without any interest thereon.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the date that is 12 months after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, without interest thereon, shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.
(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost, Stolen or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(a)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, without any interest thereon.
(g) Dissenter’s Rights. No holder of any shares of Company Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement and the Transactions.
(h) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any holder of Company Common Stock or holder of equity or equity-based awards under the Company Stock Plan pursuant to this Agreement such amounts as Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, determines are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that amounts are so properly deducted or withheld and timely paid over to the appropriate Governmental Entity by Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or holder of the equity or equity-based awards in respect of which such deduction or withholding was made. If Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent determines that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall use commercially reasonable efforts to, prior to deducting or withholding such amounts, notify the holder in respect of which such deduction and withholding is to be made and shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with or furnished by the Company to the SEC on or after December 31, 2018 and prior to the date hereof (excluding any disclosures set forth in any such Filed Company SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein and solely where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure) and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (provided, however, that nothing disclosed the Filed Company SEC Documents shall be deemed to modify or qualify any representation or warranty set forth in Section 4.1 (Organization, General Authority and Standing), Section 4.2 (Capital Structure), Section 4.3 (Company Subsidiaries; Equity Interests), Section 4.4 (Authority; Execution and Delivery; Enforceability) or Section 4.22 (Brokers or Other Advisors)) or (y) as set forth in the disclosure letter delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.1 Organization, General Authority and Standing. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except solely in the case of any Company Subsidiary where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Company’s Organizational Documents as in effect on the date of this Agreement are included in the Filed Company SEC Documents. There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company’s capital stock.
Section 4.2 Capital Structure.
(a) The authorized capital stock of the Company consists of 750,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on January 25, 2021 (the “Measurement Date”), (i) 161,069,970 shares of Company Common Stock were issued and outstanding, (ii) 71,657 shares of Company Common Stock were subject to Company Stock Options, (iii) 1,960,951 shares of Company Common Stock were subject to Company RSUs, (iv) 2,105,351 shares of Company Common Stock were subject to Company PSUs based on target-level performance, (v) 54,400 shares of Company Common Stock were subject to Director RSUs,

(vi) 5,752,767 shares of Company Common Stock were held by the Company in its treasury, (vii) 4,346,029 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, (viii) 147,400 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Director Stock Plan, (ix) 8,496 shares of Company Common Stock were subject to outstanding purchase rights with respect to any Offering Period (as such term is defined in the Company ESPP) in progress as of the Measurement Date under the Company ESPP, assuming all outstanding purchase rights are exercised pursuant to payroll deductions through January 15, 2021 and based on a purchase price per share of Company Common Stock equal to 95% of the Merger Consideration and (x) 0 shares of Company Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the rights under the Company Stock Plan, Company ESPP and the Director Stock Plan and any related award agreements.
(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the Measurement Date, of all outstanding Company Stock Options, Company RSUs, Company PSUs and Director RSUs, the number of shares of Company Common Stock subject to each such Company Stock Option, Company RSU, Company PSU and Director RSU, the grant date and exercise price, if any, of each such Company Stock Option, Company RSU, Company PSU and Director RSU and the names of the holders of each Company Stock Option, Company RSU, Company PSU and Director RSU.
(c) All outstanding shares of Company Common Stock, and all such shares that may be issued prior to the Effective Time when issued, (i) are or will be, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (ii) issued in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable Contracts.
(d) As of the date of this Agreement, there are no bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).
(e) Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other equity-based compensation or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) that give any person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other equity-based compensation or other rights to acquire shares of capital stock of the Company, except for (A) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan and Company Common Stock purchased under the Company ESPP and (B) in connection with Company Stock Options, Company RSUs, Company PSUs and Director RSUs upon settlement or forfeiture of awards or payment of the exercise price of Company Stock Options. Neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.
(f) All Company Stock Options, Company RSUs, Company PSUs and Director RSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to

Parent, except that such agreements may differ from such forms with respect to the number of Company Stock Options, Company RSUs, Company PSUs and Director RSUs or shares of Company Common Stock covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.
Section 4.3 Company Subsidiaries; Equity Interests.
(a) Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the (i) name, (ii) jurisdiction of incorporation or organization and (iii) record holder of the issued and outstanding equity interests of each (A) Company Subsidiary and (B) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any interest. All of the outstanding interests in each Company Subsidiary have been validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.
(b) Except as set forth in Section 4.3(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, nor does the Company or any Company Subsidiary have any obligation, contingent or otherwise, to consummate any material additional investment in any Person other than a Company Subsidiary.
Section 4.4 Authority; Execution and Delivery; Enforceability.
(a) The adoption, execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).
(b) The Company Board, at a meeting duly called and held, (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) adopted, approved and declared advisable this Agreement and the Transactions, (iii) assuming the representations and warranties set forth in Section 5.9 are true and correct, took all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of the Company Common Stock as set forth in the Company’s Organizational Documents or in any state takeover statute (including, without limitation, Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS) to be inapplicable to the Transactions, (iv) directed that this Agreement be submitted to the holders of Company Common Stock for its approval and (v) recommended that the holders of Company Common Stock approve this Agreement and the Transactions (such recommendation described in clause (v), the “Company Board Recommendation”).
(c) Assuming the representations and warranties set forth in Section 5.10 are true and correct, the only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and to consummate the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”).
Section 4.5 No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiaries under, any provision of (i) the Organizational Documents of the Company or any Company Subsidiary, (ii) any Company Permit or any contract, lease, license, indenture, note, bond, other evidence of indebtedness, arrangement, understanding, undertaking, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b) and Section 6.3(a), any Law applicable to the Company or the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b) No Consent of any national, Federal, state, provincial, local or other government, domestic, foreign or supranational, or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or other Person, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders (the “Proxy Statement”), (B) a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (the “Schedule 13E-3”) and (C) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of the NYSE, (v) compliance with the applicable requirements under the NISPOM, (vi) compliance with the applicable requirements under Title 22, Section 122.4 of the International Traffic in Arms Regulations (the “ITAR”), (vii) compliance with the applicable requirements of the U.S. Federal Acquisition Regulation (“FAR”) 52.215-19, and (viii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
Section 4.6 SEC Documents; Undisclosed Liabilities.
(a) Since December 31, 2018, the Company has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document, in which case as of the date of such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Filed Company SEC Documents. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Filed Company SEC Documents and, to the Knowledge of the Company, none of the Filed Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company Subsidiaries is, or has at any time since December 31, 2018 been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Filed Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to year-end adjustments, that are not, individually or in the aggregate, material in amount or nature).
(c) Except as reflected or reserved against in the consolidated balance sheet of the Company, as of October 2, 2020, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto; (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Since December 31, 2018, neither the Company nor any of the Company Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.
(d) The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and Rule 15d-15(e), and Rules 13a-15(f) and 15d-15(f) under the Exchange Act Rules, respectively) as required by the Exchange Act. From December 31, 2018 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.
Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.
Section 4.8 Absence of Certain Changes or Events.
(a) Since March 31, 2020, there has not been any Company Material Adverse Effect.
(b) From March 31, 2020 through the date of this Agreement, the Company and the Company Subsidiaries have conducted each of their respective businesses in the ordinary course in substantially the same manner as previously conducted (except (x) in connection with modifications, suspensions or alterations of operations resulting from, or determined by the Company and the Company Subsidiaries to be advisable and reasonably necessary in response to, COVID-19 and COVID-19 Measures and (y) with respect to this Agreement and discussions, negotiations and transactions related thereto), and during such period there has not been:
(i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company;

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;
(iii) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law; or
(iv) any other action taken that if taken after the date of this Agreement without the prior written consent of Parent would constitute a violation of Section 6.1 (other than clauses (c)(i), (e), (g) and (j) of Section 6.1).
Section 4.9 Taxes. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:
(a) Since May 31, 2018 (the “Distribution Date”), each of the Company and the Company Subsidiaries has (i) timely filed, or caused to be timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete, and (ii) paid, or caused to be paid, all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b) The most recent financial statements contained in the Filed Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods through the date of such financial statements.
(c) There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to any litigation or administrative Proceeding relating to Taxes. Since the Distribution Date, no deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings.
(d) There are no Liens for Taxes other than Permitted Liens upon any property or assets of the Company or any Company Subsidiary.
(e) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any Company Subsidiary.
(f) The Company and each Company Subsidiary have properly collected all sales Taxes required to be collected in the time and manner required by any applicable Law and remitted all such sales Taxes and applicable use Taxes to the applicable Governmental Entity in the time and in the manner required by any applicable Law.
(g) The Company and the Company Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date hereof, (B) installment sale or open transaction disposition made on or prior to the Closing Date or (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(h) The Company and each Company Subsidiary is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.
(i) Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j) Since the Distribution Date, neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in a jurisdiction where it does not file income or franchise Tax Returns that it is or may be subject to income or franchise taxation by that jurisdiction.
(k) Other than the Tax Matters Agreement, dated as of May 31, 2018, by and between DXC Technology Company and the Company (the “Tax Matters Agreement”), neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such agreements or arrangements exclusively between the Company and any Company Subsidiary or (ii) customary tax provisions in commercial agreements the primary subject matter of which is not Tax). Since the Distribution Date, neither the Company nor any Company Subsidiary has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or a Company Subsidiary) or (ii) any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) or as a transferee or successor, or otherwise.
(l) Neither the Company nor any Company Subsidiary has (i) constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; (ii) Knowledge of any facts that are reasonably likely to cause any prior transactions from and since the Distribution Date in which the Company or any Company Subsidiary was treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 (including by reason of Section 355(e)) or 361 of the Code, including in connection with the transactions contemplated by this Agreement, or (iii) Knowledge of any breach by the Company or any Company Subsidiary of the Tax Matters Agreement, including in connection with the transactions contemplated by this Agreement.
(m) Since the Distribution Date, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations.
(n) Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(o) All related party transactions between any of the Company and the Company Subsidiaries have been on an arms’ length basis in accordance with Section 482 of the Code, or any state or foreign law equivalent, and is supported by contemporaneous transfer pricing documentation.
(p) Neither the Company nor any Company Subsidiary has deferred any Taxes under Section 2302 of the CARES Act (or any provision of applicable Law with similar effect or import) that otherwise would have been required to be deposited and paid in connection with amounts paid by the Company or any Company Subsidiary to any employee or independent contractor. Neither the Company nor any Company Subsidiary has claimed any employee retention credit pursuant to Section 2301 of the CARES Act nor has any obligations under any loans issued pursuant to the Paycheck Protection Program under the CARES Act.
Section 4.10 Labor Relations.
(a) There are no collective bargaining, works council or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or any Company Subsidiary. Since June 1, 2018, neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary. There is no unfair labor practice charge or complaint or other Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a

Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance, with all applicable Laws relating to employment, labor and employment practices and the terms and conditions of employment, including Laws relating to hiring, employment, discrimination, classification of service providers as non-employees, hours of work and the payment of wages or overtime wages. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each individual who has rendered services to the Company or any Company Subsidiary who is or was classified by the Company or any Company Subsidiary as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) was properly so characterized.
(b) To the Knowledge of the Company, since December 31, 2018, no allegations of sexual harassment have been made to the Company against any individual holding the position of Senior Vice President or more senior position.
Section 4.11 Employee Benefits.
(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan.
(b) With respect to each material Company Benefit Plan, Company has made available to Parent true and complete copies of (i) each writing constituting a part of such Company Benefit Plan, including all plan documents, amendments (or, in either case, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy, (ii) each current trust, material insurance, annuity or other funding Contract related thereto, (iii) the current summary plan description and any material supplements and modifications thereto, if any, (iv) the most recent annual financial report, if any, (v) the most recent determination letter from the IRS and (vi) the most recent annual report on Form 5500 required to be filed with the Department of Labor with respect thereto (if any).
(c) Each Company Benefit Plan has been maintained, funded and administered in accordance with its terms and was established, has been administered and maintained, and is in compliance with ERISA, the Code and all other applicable Laws applicable to such Company Benefit Plans, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The amount by which the actuarial present value of all accrued benefits under any Company Benefit Plan (whether or not vested) exceeds the fair market value of the assets of such Plan is properly accrued and reflected on the Company Balance Sheet.
(d) To the Knowledge of the Company, none of the Company, any Company Subsidiary, nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any Company Subsidiary or any person that the Company or any Company Subsidiary has an obligation to indemnify, to any material tax, penalty or other liability.
(e) There are no pending and, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party.
(f) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service that has not been revoked, and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification.

(g) None of the Company, any Company Subsidiary, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to maintain or contribute to, or has any actual or contingent liability under, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, nor, in each case, have they sponsored, maintained or has had any obligation (current or contingent) to contribute to any such plan within the preceding six years.
(h) Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries other than for continuation coverage required under Section 4980B of the Code or any state Laws.
(i) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee, contractor or consultant of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan, (iii) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, (iv) result in any breach or violation of or default under any Company Benefit Plan or (v) to the Knowledge of the Company, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
Section 4.12 Title to Properties.
(a) Section 4.12(a) of the Company Disclosure Letter sets forth a complete list of all real property owned by the Company and the Company Subsidiaries (the “Owned Real Property”).
(b) Section 4.12(b) of the Company Disclosure Letter sets forth a complete list of all material Leased Real Property. With respect to each lease, sublease, license, occupancy and other similar agreement, including all amendments and modifications thereto with respect to the Leased Real Property (each, a “Lease”), (i) such Lease is a valid and binding agreement of the Company or the applicable Company Subsidiary and is in full force and effect, except as would not have a Company Material Adverse Effect and (ii) as of the date hereof, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under such Lease on the part of the Company or applicable Company Subsidiary, or, to the Knowledge of the Company, any other party to such Lease.
(c) Excepting Government-furnished Property as that term is defined in FAR 45.101 and excepting as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good, valid and indefeasible title (or, to the extent not owned, a valid leasehold interest) to all Owned Real Property, Leased Real Property and personal properties that are material to the business of the Company or any Company Subsidiary, together with all improvements, fixtures and appurtenances thereto, in each case free and clear of all Liens and defects and imperfections of title except for Permitted Liens. As of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Owned Real Property or Leased Real Property of the Company and the Company Subsidiaries.
(d) Other than pursuant to the Leases, neither of the Company nor any of the Company Subsidiaries has granted or entered into any pending option, right of first refusal or other contractual right or similar agreement to purchase, assign or dispose of the Owned Real Property or Leased Real Property or to allow or grant to any third party the right to use or occupy the Owned Real Property or Leased Real Property.
(e) The Leased Real Property and Owned Real Property constitutes all of the material real property used, and necessary, in the conduct of the business of the Company and the Company Subsidiaries as currently being conducted.

Section 4.13 Company Government Contracts. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:
(a) With respect to each Company Government Contract and each Company Government Bid:
(i) each of the Company and Company Subsidiaries is, and since June 1, 2018 has been, in compliance with all terms and conditions of each of its Company Government Contracts and Company Government Bids;
(ii) the Company and each of the Company Subsidiaries has, since June 1, 2018, fully complied with all requirements of the Truthful Cost or Pricing Data Statute, the Procurement Integrity Act, the False Claims Act and all other Laws applicable to any of its Company Government Contracts and Company Government Bids and there is no pending (A) claim for fraud (as such concept is defined under the Laws of the United States) in connection with any Company Government Contract or under the False Claims Act, the Truthful Cost or Pricing Data Statute or the Procurement Integrity Act or (B) claim under the Truthful Cost or Pricing Data Statute;
(iii) all representations and certifications, since June 1, 2018, including claims for payment, made by the Company or any of the Company Subsidiaries with respect to each Company Government Contract or Company Government Bid were complete and accurate as of their effective date and the Company and each Company Subsidiary has complied with all such representations and certifications and neither any Governmental Entity nor any prime contractor, subcontractor or other Person or entity has notified the Company or any Company Subsidiaries, orally or in writing, that the Company or any Company Subsidiaries has, or may have, breached or violated in any respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Bid; and
(iv) no reports have been issued since June 1, 2018 resulting from any audits, reviews, or other investigations conducted by the Defense Contract Audit Agency or other Governmental Entity of any of the Company Government Contracts that conclude that the Company or the Company Subsidiaries are engaged in overcharging, mischarging or defective pricing practices, and there are no audits, reviews, or investigations by any Governmental Entity which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which the Company or any Company Subsidiary expects will recommend cost disallowances, fines, penalties or other sanctions.
(b) Neither the Company nor any Company Subsidiaries nor any of their respective directors, officers, employees, nor, to the Knowledge of the Company, any of their respective consultants or agents, is, or, since June 1, 2018, has been (i) under any administrative, civil or criminal investigation, audit, indictment or information by any Governmental Entity; (ii) or debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of any Contract with a Governmental Entity.
(c) Neither the Company nor any Company Subsidiary has, since June 1, 2018, received notice of any outstanding claims or requests for equitable adjustment arising under or relating to any contract with a Governmental Entity.
(d) With respect to any Company Government Contract, neither the Company nor any Company Subsidiary has, since June 1, 2018, received any notice of termination for default, cure notice, letter of concern or show cause notice that related to a material non-performance that was not properly resolved and withdrawn pertaining to such Company Government Contract.
(e) The Company and the Company Subsidiaries are, and since June 1, 2018 have been, in compliance with all applicable national security obligations, including those specified in the NISPOM with respect to such facility security clearances, national industrial security authorizations and accreditations, and requirements relating to mitigation of Foreign Ownership, Control or Influence (“FOCI”). The Company and Company Subsidiaries and have all of the facility and personnel security clearances necessary to conduct the business of the Company and the Company Subsidiaries as currently being conducted. For each facility security clearance and national industrial security authorization and accreditation held by the Company and the Company Subsidiaries, the Company and the Company Subsidiaries hold and, at all relevant times since January 1, 2020, have held, at least a “Satisfactory” rating from DCSA or other cognizant security authority with respect to the NISPOM and any other U.S. national industrial security requirements that may apply to each facility security clearance or national industrial security authorization or accreditation. The Company and the Company Subsidiaries are not aware of any FOCI factors as identified in Standard Form 328 that are not capable of being mitigated in connection with Company’s and the Company Subsidiaries’ ability to enter into and perform this Agreement. To the Knowledge of the Company and the Company Subsidiaries, there are no facts or circumstances that would reasonably be expected to result in the suspension, invalidation, or revocation of any facility security clearance or national industrial security authorization or accreditation held by the Company or any Company Subsidiary.
Section 4.14 Export Controls and Anti-Bribery Compliance.
(a) Section 4.14(a) of the Company Disclosure Letter sets forth the registrations and material valid and pending licenses, licensing agreements, and permits of the Company and the Company Subsidiaries issued or approved under the International Trade Laws by the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR, Bureau of Industrial Security, U.S. Department of Commerce under the EAR, and any other U.S. or non-U.S. Governmental Entity under any other International Trade Law.
(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:
(i) The Company and the Company Subsidiaries are, and have been, since June 1, 2018, in compliance with all applicable International Trade Laws.
(ii) Since June 1, 2018, no Governmental Entity has notified the Company or the Company Subsidiaries in writing (or, to the Knowledge of the Company, orally of any investigation or enforcement action by any Governmental Entity or other Proceedings with respect to any actual or alleged violation or breach of any of the International Trade Laws, or of any such pending or threatened actions arising under or relating to the International Trade Laws.
(iii) None of the Company, the Company Subsidiaries, or any of their respective owners, directors, officers, employees, or, to the Knowledge of the Company, agents or anyone acting for or on their behalf, is subject to sanctions or other restrictions under the International Trade Laws; owned or controlled by any such Persons; or located in, ordinarily resident in, a blocked national of, or organized under the laws of any country or territory subject to comprehensive sanctions under the International Trade Laws.
(iv) The Company, the Company Subsidiaries, their respective officers and directors, and to the Knowledge of the Company, their employees and agents are, and have been, since June 1, 2018, in compliance with all applicable Anti-Bribery Laws. Since June 1, 2018, to the Knowledge of the Company, no Governmental Entity has notified the Company or the Company Subsidiaries in writing or orally of any actual or alleged violation or breach of any of the Anti-Bribery Laws.
(v) Since June 1, 2018, none of Company, the Company Subsidiaries, their respective officers or directors, or to the Knowledge of the Company, their employees or agents have offered, paid, authorized or promised to pay anything of value to any Person for the purpose of (A) improperly influencing any decision of any officer, employee, representative or body of any Governmental Entity (including any entity owned or controlled by any Governmental Entity) or of any other Person, or (B) improperly obtaining or retaining business or a business advantage.
Section 4.15 Material Contracts.
(a) Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents, Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, each Contract to which the Company or any of the Company Subsidiaries is a party or by which the respective assets or properties of the Company or the Company Subsidiaries are bound (each Contract set forth on, or required to be set forth on Section 4.15(a) of the Company Disclosure Letter, is referred to herein as a “Company Specified Contract”):
(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) that (A) restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party (C) provides for “exclusivity” or any similar requirement in favor of any third party or (D) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of each of clauses (A), (B), (C) and (D) for such restrictions, requirements and provisions that are not material;
(iii) under which the Company or any Company Subsidiary licenses or sublicenses Intellectual Property from or to any third party (other than generally commercially available, off-the-shelf software programs, non-exclusive licenses to customers in the ordinary course of business consistent with past practice or agreements with annual fees in an amount of $250,000 or less in the fiscal year ending March 31, 2021), except for such licenses and sublicenses that are not material to the Company and the Company Subsidiaries, taken as a whole;
(iv) constituting any Company Government Contract that is reasonably likely, based solely on revenue as of January 1, 2021, to result in revenue to the Company or a Company Subsidiary in an amount in excess of $45,000,000 in the fiscal year ending March 31, 2021 and cannot be cancelled by the Company or the Company Subsidiary without penalty or further payment without more than 90 days’ notice (other than payments for services rendered to the date);
(v) constituting any commitment relating to Indebtedness (solely under clauses (a), (b), (c) or (g) (or clause (h), solely with respect to clauses (a), (b), (c) or (g)) of the definition of “Indebtedness”) in excess of $20,000,000, other than Contracts solely between or among the Company or any Company Subsidiary;
(vi) that constitutes a Lease in respect of the Leased Real Property set forth on Section 4.12(b) of the Company Disclosure Letter;
(vii) other than with respect to a partnership or entity that is wholly owned by the Company or any of the Company Subsidiaries, constituting each partnership, joint venture, operating or limited liability company agreement or material joint development agreement;
(viii) that relates to an acquisition, divestiture, merger or similar transaction (A) that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on Company or any of the Company Subsidiaries pursuant to which the Company or any of the Company Subsidiaries reasonably expects that it is required to pay total consideration in excess of $5,000,000 or (B) pursuant to which any other Person has the right to acquire any assets of the Company or any of the Company Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $5,000,000;
(ix) between or among the Company or any of the Company Subsidiaries, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of 5% or more of any class of capital stock of the Company or any Affiliate of the foregoing, on the other hand, other than (A) any such Contract solely between or among the Company or any wholly owned Company Subsidiaries and (B) any such Contract to which Parent, Merger Sub or any of their respective Affiliates are a party;
(x) constituting any collective bargaining agreement or other Contract with any labor union or other employee representative or group;
(xi) constituting any settlement agreement pursuant to which Company or any of the Company Subsidiaries has outstanding payment obligations in excess of $1,000,000, or that otherwise imposes continuing material obligations upon the operation of the Company or any of the Company Subsidiaries;
(xii) any Contract that obligates the Company or any of the Company Subsidiaries to make a loan or capital contribution to, or investment in any Person (other than (A) accounts receivable from customers to the extent consistent with payment provisions under the applicable Contract with such customer or (B) loans to the Company or any the wholly owned Company Subsidiaries), in any such case which is in excess of $20,000,000 over any 12-month period; and

(xiii) that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions or that, upon the consummation of the Merger, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing.
(b) As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (i) except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and (ii) except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. As of the date of this Agreement, there is no default under any Company Specified Contract by the Company or the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that (with or without notice or lapse of time, or both) would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
Section 4.16 Litigation. As of the date of this Agreement, there is no claim, suit, action, demand, investigation, inquiry or proceeding of any nature, civil, criminal or regulatory, in law or equity, by or before any Governmental Entity or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any Company Subsidiary is a defendant in any material Proceeding in connection with his or her status as such.
Section 4.17 Compliance with Laws.
(a) Each of the Company and the Company Subsidiaries is, and since December 31, 2018 has been, in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication since December 31, 2018 and prior to the date of this Agreement from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and the Company Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the

Knowledge of the Company, threatened and the Company and the Company Subsidiaries are in compliance with all such Company Permits, except where such suspension, cancellation or noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
Section 4.18 Environmental Matters.
(a) Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:
(i) the Company and the Company Subsidiaries are, and since June 1, 2018 have been, in compliance with all Environmental Laws, which compliance has included obtaining and complying with all Environmental Permits required for the operation of the business;
(ii) since June 1, 2018, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity or other Person alleging the actual or potential violation of or liability under any Environmental Law or any Environmental Permit;
(iii) there are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened by a Governmental Entity or other Person against the Company or any Company Subsidiary that allege a violation of or liability under any Environmental Law or any Environmental Permit;
(iv) since June 1, 2018, there has been no Release of Hazardous Materials at, on, under or from any real property owned or formerly owned by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, or Released any Hazardous Material so as to give rise to any liabilities (contingent or otherwise) pursuant to Environmental Laws;
(v) neither the Company nor any Company Subsidiary has provided an indemnity with respect to, or otherwise assumed by Contract, any liability of any other Person relating to Environmental Laws or Hazardous Materials; and
(vi) there are no underground tanks on or under any real property owned or leased by the Company or any Company Subsidiary.
(b) The Company has made available to Parent and Merger Sub all non-privileged material environmental reports, audits and assessments and all other material documents bearing on material environmental, health or safety liabilities, in each case in the possession or reasonable control of the Company or any Company Subsidiary.
Section 4.19 Intellectual Property.
(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each item of Registered Intellectual Property that is owned by the Company or any Company Subsidiary, for each item identifying the name of applicant/registrant, the filing jurisdiction and serial number or registration number, current status and, with respect to domain names, registrar and expiry date, as applicable. Each item of material Registered Intellectual Property listed in Section 4.19(a) of the Company Disclosure Letter is subsisting and, to the Company’s Knowledge, is valid and enforceable. The Company and the Company Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and Company Subsidiaries have taken commercially reasonable actions to protect, and to enforce their respective rights in, the material Company Intellectual Property owned by the Company or any Company Subsidiary. To the Company’s Knowledge, there has been no unauthorized disclosure of any material trade secrets owned by the Company or the Company Subsidiaries since June 1, 2018. Neither the Company nor any Company Subsidiary is bound by, and no Company Intellectual Property is subject to, any Judgment that limits or restricts the ability of the Company or any Company Subsidiary to use (including to exploit, assert or enforce) its Company Intellectual Property, or that affects the validity or enforceability of any Company Intellectual Property, in each case, in any material respect.

(b) The operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon, violate or misappropriate any Intellectual Property of any other Person, except where such infringement, violation or misappropriation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of the Company, threatened challenging or seeking to deny, invalidate or restrict the rights of the Company and Company Subsidiaries in the material Company Intellectual Property owned by the Company or any Company Subsidiary or alleging that the operation of the business of the Company and the Company Subsidiaries as currently conducted infringes upon, violates or misappropriates any Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing upon, violating or misappropriating any Company Intellectual Property owned by the Company or any Company Subsidiary, in each case, except for such matters that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.
(c) The computers, Software, systems and IT assets of the Company and the Company Subsidiaries operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted in all material respects. The Company and the Company Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of their computers, systems and IT assets (and the information stored thereon) against unauthorized use, access, interruption, modification or corruption, and to the Knowledge of the Company, no such unauthorized use, access, interruption, modification or corruption has occurred.
(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement or any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of or default under, or the termination of, any Contract relating to Company Intellectual Property; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.
(e) With respect to all Company Intellectual Property developed or created by a present or former employee or other Representative of the Company or a Company Subsidiary and owned or purported to be owned by the Company or a Company Subsidiary, (i) the employee or other Representative has entered into a written agreement assigning all rights in such Company Intellectual Property to the Company or a Company Subsidiary, as applicable, or (ii) all rights in such Company Intellectual Property have otherwise vested in the Company or a Company Subsidiary, as applicable, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
Section 4.20 Privacy and Data Security.
(a) Since June 1, 2018, the Company and the Company Subsidiaries have implemented and maintained reasonable and industry appropriate organizational, physical, administrative, and technical safeguards related to the IT Assets and the information the IT Assets process, store, or transmit. The Company and the Company Subsidiaries have reasonable and industry appropriate information security policies that govern an information security program that (i) identifies internal and external risks to the confidentiality, integrity, and availability of the information and IT Assets (including all information and transactions stored, processed, or transmitted therein or transmitted thereby) of the Company; and (ii) implements, monitors, and improves adequate and effective safeguards to control such risks.
(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since June 1, 2018, the Company and the Company Subsidiaries have complied with (i) all applicable contractual requirements governing cyber and data security (including the DFARS 252.204-7012) and (ii) all applicable Law relating to the safeguarding of information and IT Assets.
(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since June 1, 2018, (i) none of the Company or the Company Subsidiaries have experienced a Security Incident that triggered reporting requirements defined by contract, including DFARS 252.204-7012, or required by applicable Law, (ii) the Company has not received any written notice from any Governmental Entity that it is under investigation by any governmental authority for a violation of any Privacy and Security Law; and (iii) the Company’s collection, use, retention, and dissemination of Personal Information complies with applicable Privacy and Security Laws.
Section 4.21 Insurance. The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks substantially as is customary for the industries in which the Company and the Company Subsidiaries operate. Section 4.21 of the Company Disclosure Letter sets forth a true and complete list of all of the material insurance policies, surety and fidelity bonds that provide coverage for or are maintained by, at the expense of, or for the benefit of the Company or the Company Subsidiaries (collectively, the “Insurance Policies”), including, for each Insurance Policy, the type of policy, policy number, name of insurer, policy period, deductible or retention. The Company has made available to the Parent and Merger Sub true and complete copies of the Insurance Policies. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Insurance Policies are in full force and effect and all premiums due on such policies have been paid, (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all Insurance Policies, (c) neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any of the Insurance Policies and (d) neither the Company nor any Company Subsidiary has received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage, under any of the Insurance Policies. As of the date of this Agreement, none of the limits for any Insurance Policies have been exhausted or materially reduced. There are no material pending claims submitted by the Company or any Company Subsidiary as to which coverage has been denied, rejected or disputed by the applicable insurer.
Section 4.22 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC and Stone Key Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.
Section 4.23 Opinions of Financial Advisors.
(a) The Company has received the opinion of Goldman Sachs & Co. LLC, dated January 27, 2021, to the effect that, as of such date and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent, Veritas Capital Fund Management, L.L.C. and their respective affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. The Company will make a true and complete copy of such opinion available to Parent solely for informational purposes promptly following the date of this Agreement and it is agreed and understood that such opinions may not be relied on by Parent or Merger Sub or any director, officer or employee or Parent or Merger Sub.
(b) The Company has received the opinion of Stone Key Partners LLC, dated January 26, 2021, to the effect that, as of such date and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent, Merger Sub and their respective affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. The Company will make a true and complete copy of such opinion available to Parent solely for informational purposes promptly following the date of this Agreement and it is agreed and understood that such opinions may not be relied on by Parent or Merger Sub or any director, officer or employee or Parent or Merger Sub.
Section 4.24 Related Party Transactions. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.25 Accounts Receivable; Accounts Payable. All accounts receivable of the Company and the Company Subsidiaries as of the date hereof were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid claims, and are enforceable in accordance with their terms, except to the extent of any specific reserves against such accounts receivable are reflected in the Filed Company SEC Documents. All accounts payable of the Company and the Company Subsidiaries as of the date hereof arose in bona fide, arm’s-length transactions in the ordinary course of business.
Section 4.26 No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this Article IV, none of the Company, the Company Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or the Parent Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article V.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:
Section 5.1 Organization, General Authority and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). Each of Parent and Merger Sub (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 5.2 Capitalization and Business Conduct of Merger Sub.
(a) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens, except for Liens arising as a result of the Debt Financing. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub.
(b) Merger Sub was incorporated on January 22, 2021. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions and the matters incidental thereto. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
Section 5.3 Authority; Execution and Delivery; Enforceability.
(a) The adoption, execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).
(b) The Parent Board has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) adopted, approved and declared advisable this Agreement.

(c) No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions.
(d) The Merger Sub Board (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent, Merger Sub’s sole stockholder, (ii) adopted this Agreement and approved and declared advisable this Agreement and the Transactions and (iii) recommended that Parent, as the sole stockholder of Merger Sub, approve this Agreement and the Transactions. Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, such approval to be effective immediately following the execution and delivery of this Agreement.
Section 5.4 No Conflicts; Consents.
(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation, amendment, or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Liens arising as a result of the Debt Financing) upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) the Organizational Documents of Parent or any Parent Subsidiary, (ii) any material Parent Permit or any material Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.4(b) and Section 6.3(a), any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Schedule 13e-3 and (C) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, (iv) compliance with the applicable requirements under the NISPOM, (v) compliance with the applicable requirements under the ITAR, (vi) compliance with the applicable requirements of FAR 52.215-19 and (vii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 5.5 Financing.
(a) As of the date hereof, Parent has delivered to the Company true, complete and fully executed copies of (i) a debt commitment letter (including (A) all exhibits, schedules, annexes and, so long as in accordance with Section 6.15, amendments thereto; (B) any associated fee letter (which fee letter may be redacted to omit fee amounts, pricing terms, pricing caps and certain other economic terms that do not impact the amount or availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date); and (C) any other associated engagement letter or other agreement or arrangement containing conditions to the funding of the full amount of the Financing, the “Debt Commitment Letter”) from JPMorgan Chase Bank, N.A. (together with the other lenders who become a party thereto following the date hereof in accordance with Section 6.15, collectively, the “Lenders”), pursuant to which, among other things, the Lenders have committed to provide Parent and Merger Sub with debt financing for the purpose of consummating the Transactions (the debt financing contemplated by the Debt Commitment Letter, being referred to as the “Debt Financing”) and (ii) an equity commitment letter (including all exhibits, schedules, annexes and, so long as in accordance with Section 6.15, amendments thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitment Letter”) from The Veritas Capital Fund VII, L.P. (the “Equity Fund”) pursuant to which the Equity Fund has committed to provide Parent and Merger Sub with equity financing for the purpose of consummating the Transactions (the equity financing contemplated by the Equity Commitment Letter, being referred to as the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date hereof, the Financing Commitment Letters have not been amended, waived or modified by or with the consent of Parent or Merger Sub, and the respective commitments contained in the Financing Commitment Letters have not been withdrawn, modified or rescinded in any respect, and no such amendment, waiver, modification, withdrawal or rescission is contemplated. Except for the Debt Commitment Letter, neither Parent nor Merger Sub has entered into any side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the Debt Financing, other than (i) as expressly set forth in the Debt Commitment Letter and delivered to the Company prior to the date of this Agreement and (ii) customary engagement letters or nondisclosure or non-reliance agreements that do not impact the conditionality or aggregate amount of the Financing. With respect to any commitment letter (including all exhibits, schedules and annexes thereto and any associated fee letter) governing any Replacement Commitment Facility (as defined in the Debt Commitment Letter, dated as of the date hereof) (the “Replacement Facility Commitment Letter”), the Parties agree that upon delivery to the Company of a fully executed version thereof that is permitted under Section 6.15, the Replacement Facility Commitment Letter shall be deemed a “Debt Commitment Letter” hereunder and Parent shall be deemed to, as of such date of delivery, make the same representations and agree to the same covenants contained herein with respect to the Debt Commitment Letter regarding such Replacement Facility Commitment Letter.
(b) The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and the other parties thereto. The Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent and Merger Sub, the other parties thereto. As of the date of this Agreement, no event has occurred and on the Closing Date, no event shall have occurred and be continuing, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto under any term or condition of the Financing Commitment Letter. Parent and Merger Sub have fully paid (or caused to be fully paid) any and all commitment fees, any other fees or any other amounts required by the Financing Commitment Letter to be paid on or before the date of this Agreement and Parent and Merger Sub represent that it shall fully pay or cause to be paid any other fees or other amounts that are due under the Financing Commitment Letter or any related fee letter. Other than as set forth in the Financing Commitment Letter and assuming the satisfaction or waiver of each of the conditions set forth in Article VII at the Closing, there are no conditions precedent to the funding of the full amount of the Financing and there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the Transactions to which Parent or Merger Sub of any of their respective Affiliates is a party that would permit the Lenders to reduce the total amount of the Financing or impose any additional conditions precedent to the availability of the Financing or that could affect the timing or termination of the Financing. Assuming the satisfaction or waiver of each of the conditions set forth in Article VII at the Closing, neither Parent nor Merger Sub has reason to believe that any of the conditions to the Financing to be satisfied by it will not be satisfied on a timely basis or that the Financing will not be available to Parent and Merger Sub immediately prior to the Closing.
(c) Assuming (i) the Financing is funded in accordance with the conditions set forth in the Financing Commitment Letters and (ii) the satisfaction or waiver of each of the conditions set forth in Article VII at the Closing, (A) the aggregate proceeds of the Financing, when funded in accordance with the Financing Commitment Letter, will provide financing sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options, Company RSUs, Company PSUs and Director RSUs under this Agreement) and to pay all related fees and expenses required to be paid on such date and (B) assuming the accuracy of the representations and warranties of the Company set forth in Article IV, upon the consummation of the Transactions, the Surviving Corporation, together with its Subsidiaries on a consolidated basis, will be Solvent.
(d) Without limiting Section 9.9, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to Parent’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.
Section 5.7 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 5.8 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or any of the Company Subsidiaries in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.
Section 5.9 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or the “affiliates” or “associates” of any such Person is, and at no time during the last two years has been, an “interested stockholder” of the Company (in each case, as such terms are defined in the NRS). Neither Parent nor Merger Sub “owns” (as such term is defined in the NRS) any shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company other than as a result of this Agreement.
Section 5.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of the Equity Fund, dated as of the date of this Agreement, in favor of the Company pursuant to which the Equity Fund has, on the terms and subject to the conditions set forth therein, guaranteed certain of Parent’s and Merger Sub’s obligations arising pursuant to this Agreement (the “Guarantee”). The Guarantee is (a) a legal, valid and binding obligation of the Equity Fund, (b) enforceable against the Equity Fund in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity) and (c) in full force and effect and has not been (and will not be) amended or modified, except as permitted thereby. There is no default or breach under the Guarantee by the Equity Fund, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Equity Fund under such Guarantee.
Section 5.11 Taxes. Parent has no Knowledge of any (a) facts that are reasonably likely to cause any prior transactions from and since the Distribution Date in which the Company or any Company Subsidiary was treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 (including by reason of Section 355(e)) or 361 of the Code, including in connection with the transactions contemplated by this Agreement, or (b) breach by the Company or any Company Subsidiary of the Tax Matters Agreement, including in connection with the transactions contemplated by this Agreement.
Section 5.12 Certain Arrangements. There are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub, the Equity Fund or any of their Affiliates, on the one hand, and any stockholder, director, officer, employee or other Affiliate of the Company or any of Company Subsidiary, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or the operations of the Surviving Corporation (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company, the management or control of the Company or any employment, consulting or other arrangements) after the Effective Time.
Section 5.13 No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this Article V, none of Parent, the Parent Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Company in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or the Company Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article IV. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.
ARTICLE VI
COVENANTS
The Company hereby covenants to and agrees with Parent and Merger Sub, and Parent and Merger Sub hereby covenant to and agree with the Company, that:
Section 6.1 Conduct of Business by the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law or pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, (iii) for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures (provided that, in the case of this clause (iii), the Company shall use reasonable best efforts to consult with Parent prior to or promptly following the taking (or omitting) of any action that would be prohibited or otherwise restricted or required, as applicable, by this Section 6.1 but for this clause (iii) and consider in good faith any reasonable requests by Parent in respect of such actions or omissions), (iv) as set forth in Section 6.1 of the Company Disclosure Letter or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each Company Subsidiary not to:
(a) (i) conduct its business and the business of the Company Subsidiaries other than in the ordinary course, in any material respect, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, officers, employees and business associates, or (iii) take any action that adversely affects in a material respect the ability of any Party to obtain any regulatory approvals for the Transactions;
(b) issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than the issuance of Company Common Stock in respect of the vesting, settlement or exercise of Director RSUs, Company RSUs, Company PSUs and Company Stock Options outstanding as of the date hereof;
(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or Rights, except as required by the terms of the Company Stock Plan and the Director Stock Plan and any related award agreements or to satisfy any Tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) by any Company Benefit Plan;
(d) (i) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any Lien all or any material portion of its assets, businesses or properties other than (A) any sales, leases, or dispositions in the ordinary course of business consistent with past practice, including the factoring of receivables in the ordinary course of business consistent with past practice or (B) any distributions expressly permitted under Section 6.1(e)); (ii) acquire (by merger or otherwise) or lease any assets or all or any portion of (or interests in) the business or property of any other entity other than in the ordinary course of business consistent with past practice; (iii) merge, consolidate or enter into any other business combination transaction with any Person (other than as permitted by the foregoing clause (ii)); or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;
(e) make or declare dividends or distributions to (i) the holders of Company Common Stock or any Company Subsidiary or (ii) any other equityholders of the Company or any Company Subsidiary (other than any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);
(f) amend the Company’s or any Company Subsidiary’s Organizational Documents as in effect on the date of this Agreement;
(g) enter into any material Contract or Contract that would constitute a Company Specified Contract if in effect as of the date hereof, in each case, that is outside the ordinary course of business;
(h) modify, amend, terminate or assign, or waive or assign any rights under, any Company Specified Contract, in each case, outside the ordinary course of business;
(i) waive, release, assign, settle or compromise any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by the Company or any Company Subsidiary or (iii) has in any material respect a restrictive impact on the business of the Company or any Company Subsidiary;
(j) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;
(k) terminate, cancel or make any material changes to the structure, limits or terms and conditions of any Insurance Policies, including allowing the Insurance Policies to expire without renewing such Insurance Policies or obtaining comparable replacement coverage;
(l) (i) make, change or rescind any elections relating to Taxes, (ii) settle or compromise any Proceeding, audit or controversy relating to Taxes, (iii) amend any Tax Return, (iv) enter into any closing agreement with respect to any Tax, (v) surrender any right to claim a refund or (vi) change any of its methods of reporting income or deductions for federal income Tax purposes, except, in each case, in the ordinary course of business consistent with past practice;
(m) (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Company Benefit Plan, except for (A) amendments to Company Benefit Plans made to comply with applicable Law and (B) establishing annual incentive targets and performance goals, in the ordinary course of business consistent with past practice, in respect of the fiscal year ending April 1, 2022 for purposes of the Company Benefit Plans set forth in Section 6.1(m)(i) of the Company Disclosure Letter, (ii) grant to any current or former director, officer, employee, contractor or consultant any material increase in compensation, bonus or fringe or other benefits, other than with respect to employees holding a position below vice president in the ordinary course of business consistent with past practice or in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process or discretionary bonus practices, (iii) grant to any current or former director, officer, employee, contractor or consultant any material increase in change in control, retention, severance or termination pay, except for grants to employees holding a position below vice president in the ordinary course of business consistent with past practice, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant, except for agreements with employees holding a position below vice president entered into in the ordinary course of business consistent with past practice, (v) hire any Person to be an employee of the Company or any Company Subsidiary with a position equivalent to, or more senior than, vice president, (vi) terminate the employment of any current employee with a position equivalent to, or more senior than, vice president if such termination would result in the right to receive payment of material change in control, severance or termination benefits; provided, however, that the Company or a Company Subsidiary may provide unsubsidized continuation coverage required under Section 4980B of the Code or (vii) allow any current, former or new director, officer, employee, contractor or consultant to begin participating in any

Company Benefit Plan that provides change in control, severance or termination benefits, regardless of whether the terms of such Company Benefit Plan would otherwise allow such current or former director, officer, employee, contractor or consultant to begin participating in such Company Benefit Plan; provided, however, that the foregoing clauses (ii), (iii), (iv) and (vii) shall not restrict the Company or any Company Subsidiary from granting to any newly hired or promoted employee holding a position below vice president any increase in base compensation, bonus, change in control, retention, severance or termination pay, or fringe or other benefits, or from entering into any employment, retention or severance agreement with any newly hired or promoted Person holding a position below vice president, in each case, in the ordinary course of business consistent with past practice;
(n) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material Lien that is not a Permitted Lien on its property or the property of any Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease or (iv) make or commit to make any capital expenditures (including payments on financing leases), other than (A) capital expenditures for property, plant and equipment in an amount not to exceed $10,000,000 in the aggregate and (B) commitments and payments on financing leases in the ordinary course of business consistent with past practice;
(o) enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;
(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
(q) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Company Subsidiary) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;
(r) except as permitted by Section 6.1(d), (i) form any Subsidiary or acquire any equity interest in any other Person (other than in accordance with Contracts in effect on the date hereof), (ii) enter into any new material line of business, or (iii) open a new office of the Company or any of the Company Subsidiaries in any country where neither the Company nor any of the Company Subsidiaries has an office as of the date hereof;
(s) except as permitted by Section 6.1(d), other than the Merger, merge, consolidate, liquidate, dissolve, restructure, recapitalize, statutorily convert or otherwise reorganize the Company or any Company Subsidiary with any Person (including any other Company Subsidiary) or adopt a plan or resolution providing for any such transaction; provided, that for the avoidance of doubt, this Section 6.1(s) shall not restrict the Company or any Company Subsidiary from undertaking any employee restructuring or reorganization; or
(t) agree or commit to do anything prohibited by clauses (a) through (s) of this Section 6.1.
Section 6.2 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (a) as expressly permitted or required by this Agreement, (b) as may be required by applicable Law, (c) as set forth in Section 6.2 of the Parent Disclosure Letter or (d) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall, and shall not permit any of its Affiliates to, (i) take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions or (ii) authorize any of, or commit or agree, in writing or otherwise, to take any such action.
Section 6.3 Consummation of the Merger.
(a) Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will cooperate with the Other Party and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including (A) filing any Notification and Report Form required pursuant to the HSR Act within 10 Business Days following the execution of this Agreement and to request early termination of the applicable waiting period, (B) submitting the documentation required to be submitted to DCSA or any other United States cognizant security agency in respect of the transactions contemplated by this Agreement in accordance with Paragraph 1-302(g) of the NISPOM, (C) submitting any required notices related to the Company’s Statement of Registration on file with United States Department of State’s Directorate of Defense Trade Controls (“DDTC”) in respect of the transactions contemplated by this Agreement in accordance with the ITAR, (D) preparing and submitting any requests to amend or novate licenses or other authorizations issued by DDTC or the U.S. Department of Commerce’s Bureau of Industry and Security that may be necessary as a consequence of the transactions contemplated by this Agreement, and (E) developing, submitting, and implementing any mitigation plans reasonably required to address an Organizational Conflict of Interest (as that term is defined in Part 9 of the FAR), including by taking the actions identified in Section 6.3(a)(i)(E) of the Company Disclosure Letter), (ii) obtain promptly all Consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Merger and (iii) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Parent will be responsible for the payment of any filing fees under the HSR Act in connection with the Transactions.
(b) Each of the Parties hereto will use reasonable best efforts to (in each case, to the extent not prohibited by applicable Law or Governmental Entity) (i) cooperate with each other in connection with any filing to or submission with any Governmental Entity in connection with the Transactions and in connection with any Proceeding by or before any Governmental Entity relating to the Merger, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any investigations or reviews under any Law in connection with the Transactions and (iv) to the extent practicable, consult with the Other Party in advance of any material meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person and give the Other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 6.7, the Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege. Any Party may share information with any Other Party on an “outside counsel only” basis. Nothing in this Agreement shall obligate the Parties to share any information covered by the attorney client privilege, work product doctrine or other similar privilege.
(c) Each Party agrees to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve any objections that a Governmental Entity may assert under any Antitrust Law with respect to the Transactions and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Merger, in each case, so as to enable the Closing to occur as promptly as practicable. For the avoidance of doubt, the Parties’ reasonable best efforts to consummate the Transactions include doing or agreeing to do, and causing their Affiliates to do or agree to do, any and all of the following: (i) selling, divesting or otherwise disposing of or holding separate any of their or their Affiliates’ assets, properties, products, rights, services, businesses, or voting securities; and (ii) terminating, modifying or extending any existing relationships and contractual rights and obligations of the Parties or their

Affiliates. Notwithstanding anything in this Agreement to the contrary, the Parties shall not be required to take any action with respect to any order or any applicable Law or in order to obtain any approval or resolve any objection or impediment under any Antitrust Law that is not conditioned upon the consummation of the Merger.
(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any Proceeding, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of Parent and the Company will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.
(e) Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any delay beyond five Business Days prior to the Outside Date in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby beyond five Business Days prior to the Outside Date.
Section 6.4 No Solicitation by the Company and Company Change in Recommendation.
(a) Except as permitted by this Section 6.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms,
(i) the Company will and will cause the Company Subsidiaries and its and their respective directors, officers and employees holding the position of vice president or more senior position, and will use reasonable best efforts to cause its and their respective other employees and their other Representatives to (A) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third party (other than Parent and its Affiliates) with respect to a Company Acquisition Proposal, (B) promptly inform any third party (other than Parent and its Affiliates) with whom discussions and negotiations are then occurring or who make a Company Acquisition Proposal as of and after the date hereof of the obligations set forth in this Section 6.4, (C) promptly (and, in any event, within 24 hours) terminate all access granted to any third party (other than Parent and its Affiliates) and its Representatives to any physical or electronic dataroom, and (D) promptly (and, in any event, within 48 hours), request that all third parties (other than Parent and its Affiliates) and their respective Representatives promptly return to the Company or destroy any non-public information concerning the Company and the Company Subsidiaries that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company in connection with (1) a Company Acquisition Proposal or (2) the process resulting in the signing of this Agreement; and
(ii) the Company will not and will cause the Company Subsidiaries and its and their respective directors, officers and employees holding the position of vice president or more senior position not to, and will use reasonable best efforts to cause its and their respective other employees and their other Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Company Acquisition Proposal or (B) other than informing third parties of the existence of the provisions contained in this Section 6.4, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company or any of the Company Subsidiaries to, any third party in connection with a Company

Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a Company Acquisition Proposal.
(b) Notwithstanding anything to the contrary contained in this Agreement, if, prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.4), and the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then the Company and its Representatives may, subject to compliance with this Section 6.4, do any or all of the following: (i) furnish any information (including non-public information) or access thereto to any third party making such Company Acquisition Proposal; provided that (A) prior to furnishing any such information or access, the Company has received from such third party an executed Company Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or made available to Parent or is provided or made available to Parent promptly (and in any event no later than 24 hours) after it is so furnished to such third party or (ii) participate or engage in negotiations or discussions with the Person or group making such Company Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal.
(c) Except as set forth in this Section 6.4, neither the Company Board nor any committee thereof shall (i)(A) withdraw (or modify, amend or qualify in a manner adverse to Parent), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) if (1) the Company has received a Company Acquisition Proposal that remains outstanding (and is not a tender offer or exchange offer addressed by clause (E) of this clause (i)), and (2) such Company Acquisition Proposal has not been rejected by the Company, fail to reaffirm the Company Board Recommendation within five Business Days after receipt of a written request from the Parent to do so (provided that Parent may only request one such reaffirmation with respect to any Company Acquisition Proposal) or (E) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within 10 Business Days after the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement (a “Company Alternative Acquisition Agreement”).
(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may make a Company Change in Recommendation in response to a Company Intervening Event and the Company may subsequently terminate this Agreement pursuant to Section 8.1(h) if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (ii)(A) the Company shall have provided Parent three Business Days’ written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such three-Business Day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of this Agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii), if any, after consultation with financial advisors and outside counsel, the Company Board shall have determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, the provisions of this Section 6.4(d) shall also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event and require a new notice from the Company pursuant to clause (ii) above, except that the references to three Business Days in this Section 6.4(d) shall be deemed to be two Business Days.
(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval if, in response to a bona fide written Company Acquisition Proposal made after the date of this Agreement and not withdrawn that did not result from a material breach in any respect of this Section 6.4, the Company Board determines in good faith (after consultation with its financial advisors and outside counsel) that (i) such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, (A) subject to compliance with Section 6.4(f), the Company Board may make a Company Change in Recommendation and the Company may subsequently terminate this Agreement pursuant to Section 8.1(h) or (B) the Company may terminate this Agreement pursuant to Section 8.1(i) in order to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(i) unless the Company (1) has complied with its obligations under Section 6.4(f), (2) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.4(c) prior to or concurrently with to such termination and (3) concurrently with such termination, enters into a definitive Company Alternative Acquisition Agreement that documents the terms and conditions of such Company Superior Proposal.
(f) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make a Company Change in Recommendation pursuant to Section 6.4(e) or terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i) unless:
(i) the Company shall have provided to Parent three Business Days’ prior written notice (the “Company Superior Proposal Notice”), which notice (A) shall not constitute a Company Change in Recommendation, advising Parent that the Company intends to take such action, and (B) shall include (1) the material terms and conditions of any such Company Superior Proposal, (2) an unredacted copy of the Company Alternative Acquisition Agreement in respect of such Company Acquisition Proposal, and (3) an unredacted copy of any other Contracts to be entered into in connection with such Company Acquisition Proposal that the Company Board determined were material to its decision that such Company Acquisition Proposal constitutes a Company Superior Proposal;
(ii) during such three-Business Day period, if requested in writing by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and
(iii) the Company Board shall have considered any adjustments to this Agreement that may be proposed in writing by Parent (the “Parent Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the third Business Day of such three-Business Day period and shall have determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such Parent Proposed Changed Terms were to be given effect, and that the failure to make the Company Change in Recommendation or terminate this Agreement pursuant to Section 8.1(i) would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board under applicable Law; provided, however, that any (1) material revisions to the terms of a Company Superior Proposal or (2) material revisions to a Company Acquisition Proposal that the Company Board had determined no longer constitutes a Company Superior Proposal, shall constitute a new Company Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Company Superior Proposal Notice, except that the references to three Business Days in this Section 6.4(f) shall be deemed to be two Business Days.
(g) The Company shall promptly (and in any event within 24 hours after receipt) advise Parent orally or in writing in the event that the Company receives any Company Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to a Company Acquisition

Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the third party making any such Company Acquisition Proposal) of any such Company Acquisition Proposal. The Company shall (i) keep Parent reasonably informed on a current basis of the status and material terms of any such Company Acquisition Proposal (including, prior to furnishing any information or to participating in any discussions or negotiations pursuant to Section 6.4(b), advising Parent of any determination by the Company Board pursuant to Section 6.4(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event no later than within 24 hours after receipt) any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Company Alternative Acquisition Agreements.
(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by Law or with respect to which the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided that this Section 6.4(h) shall not be deemed to permit the Company Board to make a Company Change in Recommendation except to the extent permitted by Section 6.4(d) through (f).
Section 6.5 Preparation of Proxy Statement and Schedule 13e-3.
(a) Parent will promptly furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain Company Stockholder Approval, and Parent and Merger Sub shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company and Parent and Merger Sub shall jointly assist and cooperate in the preparation of the Schedule 13e-3 and the resolution of any comments thereto received from the SEC.
(b) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare in preliminary form and cause to be filed with the SEC the Proxy Statement and (ii) the Company and Parent shall jointly prepare and file with the SEC the Schedule 13e-3. The Company and Parent, as applicable, will advise the Other Party promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement, the Schedule 13e-3 or comments thereon and responses thereto or requests by the SEC for additional information. Prior to the filing of the Proxy Statement or the Schedule 13e-3 (or, in each case, any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company or Parent, as applicable, shall provide the Other Party with a reasonable opportunity to review and to propose comments on such document or response, which the Company or Parent, as applicable, shall consider in good faith.
(c) If at any time prior to the Effective Time, any information relating to Parent, the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13e-3 (as applicable), so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(d) Parent and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder.

Section 6.6 Company Stockholders Meeting.
(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement and the Schedule 13e-3 by the SEC. Except as otherwise expressly permitted by Section 6.4, the Company shall (i) through the Company Board, recommend, including through a recommendation in the Proxy Statement, that the stockholders of the Company vote in favor of the approval of this Agreement, and (ii) solicit from stockholders of the Company proxies in favor of the approval of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), the Company (A) shall be required to adjourn or postpone the Company Stockholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (2) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (B) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (A) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (B) exist); provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled; provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.4(d). Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Acquisition Proposal. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.
(b) Immediately after the execution of this Agreement, the written consent of Parent, as sole stockholder of Merger Sub, duly approving this Agreement and the Transactions, in accordance with applicable Law and the Organizational Documents of Merger Sub shall have become effective, and Parent shall deliver to the Company evidence of such action by written consent so approving this Agreement and the Transactions.
Section 6.7 Access to Information; Confidentiality.
(a) From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, and subject to applicable Law, upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ officers, properties, Contracts, books and records and, as approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), other employees, in each case, as Parent may reasonably request in connection with the Merger and this Agreement. The Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning the Company’s and the Company Subsidiaries’ business, properties and personnel, in each case, as Parent may reasonably request in connection with the Merger and this Agreement. Notwithstanding the foregoing provisions of this Section 6.7(a), the Company shall not be required to, or to cause any of the Company Subsidiaries to, grant such access if the Company reasonably determines that it would (A) disrupt or impair in any material respect the business or operations of the Company or any of the Company Subsidiaries, (B) constitute a violation of any Contract with respect to confidentiality or non-disclosure obligations owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (C) constitute a violation of any applicable Law, (D) result in the disclosure of any trade secrets or other confidential business information, (E) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (F) compromise the health or safety of any employee of the Company or any Company Subsidiary in light of COVID-19 (taking into account any COVID-19 Measures). The Company will use commercially reasonably efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 6.7 shall be subject to the confidentiality agreement dated as of November 2, 2020, between Veritas Capital Fund Management, L.L.C. and the Company (the “Confidentiality Agreement”).
(b) The Confidentiality Agreement shall survive the execution and delivery of this Agreement until the Effective Time and thereafter terminate and be of no further force and effect and shall apply to all information furnished thereunder or hereunder; provided, however, that, notwithstanding Section 12 of the Confidentiality Agreement, the Company may provide Confidential Information (as defined in the Confidentiality Agreement) furnished by the Company to Parent pursuant to the Confidentiality Agreement to the Lenders or the Equity Fund (each, a “Financing Source”) in connection with the Financing, subject solely to receiving customary confidentiality undertakings by such Financing Sources, and that each such Financing Source shall be considered a “Representative” of Parent under the Confidentiality Agreement.
Section 6.8 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company will not, and each of the foregoing will use reasonable best efforts to cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded; provided that such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same, and such Party shall consider in good faith any comments so provided, (b) a Party or its Representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with the second sentence of this Section 6.8 without the prior written consent of the Other Party and (c) the second sentence of this Section 6.8 shall not apply with respect to a public announcement in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Change in Recommendation made in accordance with Section 6.4. Notwithstanding the foregoing, nothing in this Section 6.8 shall, but subject to the Confidentiality Agreement, prevent any Affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities in the ordinary course of business, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the Transactions, in each case, subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms
Section 6.9 Takeover Laws. None of the Company, Parent or Merger Sub will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.
Section 6.10 Third-Party Approvals. Subject to the terms and conditions of this Agreement, Parent and the Company and their respective Subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Entities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of such permits (including Environmental Permits), consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Parent and the Company has the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entities in connection with the Transactions. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party hereto agrees that it will consult with the Other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each Party will keep the Other Party apprised of the status of material matters relating to completion of the Transactions. This Section 6.10 shall not apply to (a) approval under Antitrust Laws or (b) approval of the SEC of the Proxy Statement.
Section 6.11 Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, the Company Subsidiaries’ Organizational Documents, from and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation) to (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by, and subject to the conditions and procedures set forth in, applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, however, that the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.11 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.11(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.11(a), except to the extent such failure materially prejudices such party’s position with respect to such claims). As used in this Section 6.11, the (A) term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is required to be provided pursuant to this Section 6.11(a), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party and (B) the phrase “to the fullest extent authorized or permitted by applicable Law” includes (1) to the fullest extent authorized or permitted by any provision of the NRS that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the NRS, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the NRS adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves; provided that any amendment, alteration or repeal of the NRS that adversely affects any right of any Indemnified Party will, to the extent not prohibited by applicable Law, be prospective only and does not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.
(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Organizational Documents or the Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.
(c) Except to the extent required by applicable Law, the Surviving Corporation’s Organizational Documents and each Company Subsidiary’s Organizational Documents will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s Organizational Documents and such Company Subsidiary’s Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law, and then only to the minimum extent required by Law; provided, however, that, unless required by Law, any such modification shall, to the extent not prohibited by applicable Law, be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.
(d) For a period of six years from the Effective Time, Parent will (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies containing terms, conditions and limits no less favorable to the Indemnified Parties than the current policies so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 350% of the last annual premiums paid therefor prior to the date of this Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.11(d) would cost in excess of that amount. The Company may, and, if requested by Parent, shall use reasonable best efforts to, on or prior to the Effective Time, purchase a six-year prepaid tail directors’ and officers’ liability and fiduciary liability insurance policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such, providing coverage on terms and conditions and with limits not less favorable to the Indemnified Parties than the policies currently in place for directors’ and officers’ liability and fiduciary liability.
(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.11.
(f) Parent will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.11.
(g) This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.
Section 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 6.12, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.
Section 6.13 Employee Matters.
(a) For a period of one year after the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide to each employee of the Company and the Company Subsidiaries who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (including, without limitation, any such employees who are on disability or other approved leave), other than an employee whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation (the “Continuing Employee”), for so long as the Continuing Employee is employed by the Surviving Corporation during the Continuation Period, (i) base salary or wages that is no less favorable than as in effect immediately prior to the Effective Time, (ii) bonus and incentive opportunities (other than equity or equity-based compensation opportunities) that are each no less favorable than those in effect immediately prior to the Effective Time, (iii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under Company Benefit Plans as in effect immediately prior to the Effective Time, and (iv) employee benefits and arrangements (other than base salary or wages, bonus and incentive opportunities, equity or equity-based compensation opportunities, defined benefit pension plan benefits, retiree welfare benefits, early retirement benefits and severance benefits) to Continuing Employees that are no less favorable in the aggregate to those provided to similarly situated employees of Parent or any of its Affiliates.
(b) The pool for the Company’s short-term incentive plan for the fiscal year ending April 2, 2021 (the “FY 2021 STIP”) shall be funded based on the greater of target or actual performance for such fiscal year, and FY 2021 STIP payments for such fiscal year shall be determined in the Company’s ordinary course of business consistent with past practice for each participant in the FY 2021 STIP as of the last day of such fiscal year and paid by the Company (or, following the Effective Time, by Parent or the Surviving Corporation) on or before June 1, 2021.
(c) If the Effective Time occurs after April 2, 2021, Parent shall pay, or cause the Surviving Corporation to pay, as soon as reasonably practicable following the Effective Time (but in no event later than ten days following the Effective Time), to each Continuing Employee that is a participant in the Company’s short-term incentive plan for the fiscal year commencing April 3, 2021 (the “FY 2022 STIP”) an amount in cash equal to the Continuing Employee’s target incentive payment under the FY 2022 STIP, prorated for the number of days that have elapsed in such fiscal year through and including the date on which the Effective Time occurs (the “FY 2022 STIP Stub Payment”). In connection with the subsequent determination of the incentive payments payable under the FY 2022 STIP for the full fiscal year commencing April 3, 2021, any such incentive payment otherwise payable to a Continuing Employee may be offset and reduced by the amount of the FY 2022 STIP Stub Payment previously paid to such Continuing Employee.

(d) To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for the plan year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such plan year under the comparable Company Benefit Plan to the extent such credit was provided under the corresponding Company Benefit Plan. Parent, the Surviving Corporation, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee’s years of service and level of seniority with the Company and the Company Subsidiaries (including service and seniority with any other employer that was recognized by the Company or the Company Subsidiaries) for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit pension plan) under the Replacement Plans, except where such recognition of service would result in a duplication of benefits. Parent shall cause each Replacement Plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company Benefit Plan.
(e) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor their respective obligations under all employment, severance, change in control, bonus and other agreements and plans, and to assume any such agreements and plans that require or contemplate assumption by their terms by an acquirer or successor, as such agreements and plans may be amended or terminated in accordance with their terms.
(f) Parent or its applicable Affiliate will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by each Continuing Employee as of the Closing Date.
(g) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.13 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any Company Subsidiary), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.
Section 6.14 Transaction Litigation. In the event that any litigation or other Proceeding of any stockholder related to this Agreement or the Transactions is initiated or, to the Knowledge of the Company, threatened against any of the Company or any Company Subsidiary or the members of the Company Board (or of any equivalent governing body of any Company Subsidiary) prior to the Effective Time, the Company shall promptly notify Parent of any such litigation or other Proceeding and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall consult with Parent on a regular basis with respect to, and shall give Parent the opportunity to participate in the defense or settlement of, any security holder litigation or other Proceeding against the Company or its respective directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing provisions of this Section 6.14, nothing herein shall require the Company to disclose any information if the Company reasonably determines that such disclosure would (a) constitute a violation of any Contract with respect to confidentiality or non-disclosure owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (b) constitute a violation of any applicable Law or (c) result in a waiver of attorney-client privilege, work product doctrine or similar privilege; provided that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent that the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws.

Section 6.15 Financing.
(a) Parent and Merger Sub shall use reasonable best efforts (which such “reasonable best efforts” shall not be deemed to require Parent or Merger Sub to incur any fees or out-of-pocket expenses to the Lenders in connection therewith that are in excess of those specified in the Debt Commitment Letter) to take (or cause to be taken) all actions necessary to arrange as promptly as reasonably practicable prior to the Closing (i) the Financing on the terms and conditions (including any “market flex” provisions included in any related fee letter) set forth in the Financing Commitment Letter or on such other terms that would not be prohibited by Section 6.15(b) or (ii) in the event all or any portion of the Financing pursuant to the Financing Commitment Letter becomes unavailable, the Alternative Financing on the terms and conditions set forth in the Alternative Commitment Letter (including any “market flex” provisions included in any fee letter relating thereto) or on such other terms as would not be prohibited by Section 6.15(b). Parent and Merger Sub shall use reasonable best efforts to (A) maintain the Financing Commitment Letter (or any permitted replacement, amended, modified or alternative financing, including any Replacement Commitment Facility) in effect until the earlier of the initial funding of the Financing, the termination thereof in accordance with their respective terms or the effectiveness of the Financing Agreements, (B) negotiate definitive agreements with respect to the Debt Financing, on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions included in any related fee letter) or on such other terms that would not be prohibited by Section 6.15(b) (the “Financing Agreements”) and shall deliver to the Company a copy thereof as promptly as practicable, and upon the effectiveness thereof, maintain the Financing Agreements in effect until the initial funding of the Financing or the termination thereof in accordance with their respective terms, (C) comply with the obligations that are set forth in the Financing Commitment Letter that are applicable to Parent and Merger Sub and satisfy on a timely basis all conditions precedent to the availability of the Financing set forth in the Financing Commitment Letter and the Financing Agreements that are within its control, (D) fully enforce the rights of Parent and Merger Sub under the Financing Commitment Letter and the Financing Agreements, and (E) arrange for the Financing to be available for Parent and Merger Sub to draw upon and consummate at or prior to the Closing. In the event the Debt Financing in the amounts set forth in the Debt Commitment Letter or the Financing Agreements, or any portion thereof, becomes unavailable, or it becomes reasonably likely that it may become unavailable, on the terms and conditions contemplated in the Debt Commitment Letter (including any “market flex” provisions included in any related fee letter) or the Financing Agreements, Parent shall use reasonable best efforts (which such “reasonable best efforts” shall not be deemed to require Parent or Merger Sub to incur any fees or out-of-pocket expenses to the Lenders in connection therewith that are in excess of those specified in the Debt Commitment Letter) to obtain promptly alternative financing, from the same or alternative financing sources, in an amount sufficient to consummate the Transactions (“Alternative Financing”), and not containing conditions or other terms that would reasonably be expected to affect the availability thereof that (1) are more onerous or materially less favorable than those conditions and terms contained in the Debt Commitment Letter as of the date hereof or (2) would reasonably be expected to delay the Closing and is otherwise on terms that are not materially less favorable, in the aggregate, to Parent than the terms contained in the Debt Commitment Letter, and to obtain, and, when obtained, to provide promptly to the Company a copy of, a new financing commitment that provides for such Alternative Financing (the “Alternative Commitment Letter”) and to negotiate definitive agreements with respect thereto on the terms and conditions contained therein (the “Alternative Financing Agreements”). In the event any Alternative Financing is obtained, any reference in this Agreement to “Financing” shall include such Alternative Financing, any reference to “Financing Commitment Letter” shall include the Alternative Commitment Letter with respect to such Alternative Financing, any reference to “Lenders” shall include the financial institutions providing such Alternative Financing, and any reference to “Financing Agreements” shall include any definitive agreements with respect to such Alternative Commitment Letter, and all obligations of each Party pursuant to this Section 6.15 shall be applicable thereto to the same extent as such Party’s obligations, as the case may be, with respect to the Financing. Any Replacement Commitment Facility and, to the extent replacing the Debt Financing, the Opco Debt Financing must satisfy the same requirements as would apply to Alternative Financing pursuant to this Section 6.15. Parent shall promptly pay or cause to be paid all commitment, engagement or arrangement fees, ticking fees, structuring fees, upfront fees or similar fees and expenses associated with the Financing (including as a result of the exercise of any “market flex” provisions in any fee letter by the Lenders) (the “Commitment Fee Expenses”).

(b) Parent shall use reasonable best efforts to keep the Company informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the Financing Agreements. Without limitation of the obligations of Parent under this Agreement, Parent shall use reasonable best efforts to give the Company prompt written notice if Parent becomes aware of (i) any actual or threatened in writing breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letter or the Financing Agreements; (ii) any actual or threatened in writing withdrawal, repudiation or termination of the Financing by any of the Lenders; (iii) any material dispute or disagreement between or among any of the parties to the Financing Commitment Letter or the Financing Agreements relating to, or otherwise potentially affecting, the amount or the availability of the Financing on the Closing Date or satisfaction of the conditions thereunder; and (iv) any amendment or modification of, or waiver under, the Financing Commitment Letter or the Financing Agreements that would reasonably be expected to delay or prevent the Closing or make the funding of the Financing less likely or adversely impact Company’s ability to enforce its rights under the Financing Commitment Letter or to consummate the transactions contemplated hereby; provided that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, co-managers, syndication agents or other financing sources who had not executed the Debt Commitment Letter as of the date hereof in connection therewith and amend the economic and other arrangements with respect to the appointment of such exiting and additional entities; provided, further, that any such amendments shall not reduce the aggregate proceeds of the Financing below such amount as is required to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions. Parent shall give the Company prompt written notice if Parent believes in good faith that Parent will not be able to timely obtain all or any portion of the Financing on the terms and in the manner or from the sources contemplated by the Financing Commitment Letter or the Financing Agreements. Parent shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing, including by providing copies of then-current drafts of the Financing Agreements and providing copies of all definitive Financing Agreements, in each case, upon written request by the Company. Parent shall not, without the prior written consent of the Company, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Financing Commitment Letter (including replacing the Debt Financing with the Opco Debt Financing) in a manner that (A) adds new or expands upon the conditions precedent to the funding of the Financing as set forth in the Financing Commitment Letter, (B) would reduce the aggregate amount of the Financing provided for under the Financing Commitment Letter, (C) would limit the rights and remedies of Parent as against the Lenders or (D) would otherwise prevent or delay or impair the consummation of the transactions contemplated by this Agreement; provided that notwithstanding the foregoing, (1) Parent may implement any of the “market flex” provisions exercised by the Lenders in accordance with any related fee letter as of the date hereof (or, in respect of any Alternative Financing, in accordance with the “market flex” provisions exercised by the Lenders in accordance with any fee letter relating thereto), (2) additional lenders and financing sources, and Affiliates thereof, may be added (including in replacement of a Lender) to the Debt Commitment Letter (or all or a portion of the commitments may be assigned to new or existing lenders and financing sources) after the date hereof or thereof and Parent may reallocate commitments or assign or re-assign titles and roles to or among parties to the Debt Commitment Letter and (3) Parent may amend the Equity Commitment Letter to increase the amount of Equity Financing available thereunder. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of Company, take or fail to take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of the Financing contemplated by the Financing Commitment Letter.
(c) Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining the Financing.
Section 6.16 Financing Cooperation.
(a) Prior to the Closing, the Company shall (and shall cause its Subsidiaries to) use its reasonable best efforts to provide, at the sole expense of Parent, and shall use its reasonable best efforts to cause its Representatives to provide, the following cooperation as reasonably requested by Parent that is necessary, proper or customary in connection with the arrangement and consummation of the Debt Financing (or (x) any permitted replacement, amended, modified or alternative financing, including any Replacement Commitment Facility, and (y) the Opco Debt Financing), including reasonable best efforts to do the following:
(i) furnish to Parent, the Lender Related Parties or any other debt financing sources, as promptly as practicable following Parent’s request, with such pertinent and customary reasonably available information necessary to syndicate or complete the underwriting or private placement of the Debt Financing as may be reasonably requested by Parent, the Lender Related Parties or any other debt financing sources regarding the business, operations, financial projections and prospects of the Company and the Company Subsidiaries as is customary for investment grade public companies in connection with the arrangement or marketing of financings such as the Debt Financing;
(ii) furnish to Parent the most recent financial statements contained in the Filed Company SEC Documents;
(iii) upon reasonable advance notice, participate in a reasonable number of meetings (including one-on-one meetings with the parties acting as lead arrangers, bookrunners, underwriters or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company and the Company Subsidiaries), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing at times and dates reasonably acceptable to the Company and the Company Subsidiaries;
(iv) reasonably assist with the preparation of customary offering documents, customary marketing materials (including assistance in creating usual and customary “public versions” of the foregoing), including confidential information memoranda, offering memoranda and materials for rating agency presentations, lender and investor presentations, bank syndication materials, roadshow presentations and similar documents required in connection with the Debt Financing by providing information about the Company Business reasonably available to the Company and the Company Subsidiaries and, in each case, executing customary authorization and management representation letters in connection therewith; provided that such letters and confirmations provide that (A) Company, and each of its respective Representatives and Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in any marketing material and (B) the recipient of such letters of authorizations agrees that it shall be entitled to rely only on the representations and warranties contained in the definitive documentation with respect to the Debt Financing;
(v) (A) provide assistance with the preparation of the definitive financing documentation, including any credit or loan agreements, purchase agreements, indentures, and other related definitive financing documents, certificates or documents (including, in each case, any schedules and exhibits thereto), contemplated by the Debt Financing, or any other agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case, as of the Closing, of Liens securing such Debt Financing as may be requested (B) facilitate in the provision of guarantees and collateral of the Company and the Company’s Subsidiaries, in each case, related to the Debt Financing and to be effective no earlier than the borrowing under the Debt Financing on the Closing Date, and (C) obtain such consents, acknowledgements, authorizations, approvals and instruments reasonably requested by the Parent to permit the consummation of the Debt Financing, including releases, terminations, waivers, consents, estoppels and approvals as may be reasonably required in connection therewith (including releases and terminations with respect to any applicable guarantees or applicable Liens (other than Permitted Liens));
(vi) cooperate with, and taking all actions reasonably requested by, Parent in order to facilitate the termination and payoff of the Credit Facility and the release of Liens thereunder, to be effective no earlier than the borrowing under the Debt Financing on the Closing Date;
(vii) provide, no later than three Business Days prior to the anticipated closing of the Debt Financing, after any request therefor from Parent, all documentation and other information about the

Company and the Company Subsidiaries required by applicable beneficial ownership, “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least 10 Business Days prior to the anticipated closing of the Debt Financing; and
(viii) to the extent applicable, (A) provide customary financial information as reasonably requested by Buyer to enable Buyer to prepare pro forma financial statements; (B) assist in the preparation of offering documents and memoranda and “road show” presentations, including by providing records, data or other information reasonably necessary to support any statistical information or claims relating to the Company and the Company Subsidiaries appearing in the aforementioned materials, and assisting Parent in the preparation of pro forma financial statements (it being understood and agreed that such assistance shall not require the Company or the Company Subsidiaries to provide any information regarding any post-closing or pro forma cost savings, synergies, capitalization (including quantum and pricing of any indebtedness incurred in connection with the contemplated transactions), ownership or other post-closing pro forma adjustments); and (C) cause the independent accountants of the Company to provide assistance to Buyer including providing comfort letters (including customary negative assurance comfort), participating in accounting due diligence sessions and assistance in connection with providing customary review of interim financial statements.
(b) Notwithstanding anything to the contrary in Section 6.16(a), no action contemplated in Section 6.16(a) shall be required if any such action shall (i) unreasonably disrupt or interfere with the business or ongoing operations of the Company or the Company Subsidiaries; (ii)(A) cause any representation or warranty or covenant contained in this Agreement to be breached or (B) cause the Company or any of its Subsidiaries to jeopardize any attorney-client privilege or beach any Contract, applicable Law or Organizational Document; (iii) involve the entry into any Financing Agreement or any other binding commitment by the Company or any of its Subsidiaries that is not contingent upon the Closing Date occurring or that would be effective prior to the Closing Date; (iv) other than in connection with customary authorization and management representation letters described above, require the Company or any of its Subsidiaries or any of their Representatives to provide (or to have provided on its behalf) any certificates that would be effective prior to the Closing Date or any legal opinions; (v) require the Company or any of its Subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not promptly reimbursed by Parent as set forth in Section 6.16(e); (vi) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability; (vii) require the Company or any of its Subsidiaries to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision of guarantees and collateral in connection with the Financing that is not contingent upon the Closing Date occurring or that would be effective prior to the Closing Date; (viii) except as necessary to give effect to the items expressly contemplated in this Section 6.16(b) and without limiting clauses (iii) and (vii) above, require the Company or any of its Subsidiaries to execute and deliver any documentation (including corporate resolutions) related to the Financing; or (ix) cause any condition to the Closing set forth in Article VII to fail to be satisfied. The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos solely to the extent necessary in connection with the Financing and solely in a manner that is accurate and not intended or likely to harm or disparage the reputation or goodwill of the relevant party, or any of their respective Intellectual Property rights and will comply with the Company’s usage requirements and guidelines to the extent made available to Parent prior to such use.
(c) Parent acknowledges and agrees that (i) the Company and the Company Subsidiaries and their respective Representatives shall not be required to (A) pay any Commitment Fee Expenses or incur any other liability in connection with the Financing, or, if applicable, the Alternative Financing or (B) prepare or provide (1) any pro forma financial statements or pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial statements or pro forma financial information, (2) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, (4) financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (5) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, (ii) the effectiveness of any documentation executed by the Company and the Company Subsidiaries shall be subject to the consummation of the Closing and (iii) nothing shall obligate any individual other than an employee continuing to serve as a director of the Company or the Company Subsidiaries after the Closing to adopt or approve any corporate resolution or execute or deliver any other document in connection with the Financing, any Alternative Financing or the Financing Agreements. Notwithstanding anything to the contrary contained herein, the Company and the Company Subsidiaries shall not be required to deliver any financial statements or other financial information except as contemplated by clause (ii) of Section 6.16(a). In no event shall the Company or the Company Subsidiaries or any of their respective Affiliates be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available or is not otherwise prepared in the ordinary course of business of the Company and the Company Subsidiaries at the time requested by Parent. Notwithstanding anything to the contrary herein, (I) any breach (other than a willful and material breach) by the Company or the Company Subsidiaries of their obligations under Section 6.16 shall not constitute a breach of this Agreement for purposes of Section 8.1 or Section 8.3 or the condition precedent set forth in Section 7.3, and (II) no breach by the Company or the Company Subsidiaries of their obligations of Section 6.16 with respect to the Opco Debt Financing or Section 6.16(a)(viii) shall constitute a breach of this Agreement for purposes of Section 8.1 or Section 8.3 or the condition precedent set forth in Section 7.3.
(d) All confidential, proprietary or non-public information regarding the Company Business obtained by Parent or its Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Any Lender Related Parties who receive confidential, proprietary or non-public information as provided in Section 6.7(b) or this Section 6.16 will be deemed to be Representatives of Parent for purpose of the obligations in such sentence and under the terms of the Confidentiality Agreement.
(e) Parent shall (i) promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation provided for in this Section 6.16, and (ii) promptly indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ fees) actually suffered or incurred by them in connection with the arrangement or consummation of the Financing, except to the extent any such liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments or penalties arise out of or result from fraud, willful misconduct or gross negligence by any of the Company, its Subsidiaries or their respective Representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
Section 6.17 A/R Facility. Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, effective as of, and conditioned upon, Closing, (a) terminate, with no further force or effect or obligations of any party thereto, monetary or otherwise, the A/R Facility, and (b) provide for the release of any and all Liens arising under the A/R Facility.
Section 6.18 Stock Exchange Delisting. The Company (and the Surviving Corporation, as applicable) shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with applicable Law, and prior to the Effective Time the Company and Parent shall reasonably cooperate and use reasonable best efforts to take all necessary steps with respect thereto.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.1 Mutual Closing Conditions. The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Company and Parent, to the extent permitted by applicable Law) of each of the following:
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.
(b) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any Judgment or taken any other action, in each case, preventing, making illegal, restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited, restrained or prevented.
(c) Regulatory Approval. The waiting period applicable to the Transactions under the HSR Act has expired or been terminated.
Section 7.2 Additional Company Conditions to Closing. The obligation of the Company to consummate the Merger is further conditioned upon satisfaction (or waiver by the Company) at or prior to the Closing of each of the following:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
(b) Covenants. Each and all of the agreements and covenants of Parent and the Parent Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.
(c) Parent Closing Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3 Additional Parent Conditions to Closing. The obligation of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:
(a) Representations and Warranties. The representations and warranties of the Company contained in (i) this Agreement (other than those set forth in Section 4.1 (solely with respect to the Company), Section 4.2(a), Section 4.4, Section 4.8(a) and Section 4.22) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.1 (solely with respect to the Company) and Section 4.4 are true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) Section 4.2(a) and Section 4.22 are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies and (iv) Section 4.8(a) are true and correct as of the date of this Agreement, as if made as of such time.
(b) Covenants. Each and all of the agreements and covenants of the Company and the Company Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(d) Company Closing Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.
Section 7.4 Frustration of Closing Conditions. None of the Parties may rely, as a basis for not consummating the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was proximately caused by such Party’s breach of any provision of this Agreement.

ARTICLE VIII
TERMINATION
Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing (notwithstanding receipt of the Company Stockholder Approval, except as expressly noted) as follows:
(a) by the mutual written consent of the Company and Parent in a written instrument;
(b) by the Company or Parent if any Governmental Entity having jurisdiction over any Party shall have issued a final nonappealable Judgment or taken any other action, in each case, permanently preventing, making illegal, restraining, enjoining or otherwise prohibiting the consummation of the Transactions or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited, restrained or prevented shall be in effect; provided that the right to terminate this Agreement under this Section 8.1(b) is not available to the Company, on the one hand, or Parent, on the other hand, if such Judgment or Law was proximately caused by the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to comply with any of its obligations under this Agreement;
(c) by Parent if the Company has breached or failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (i) two Business Days prior to the Outside Date and (ii) 30 days following receipt by the Company of notice of such breach, failure or inaccuracy from Parent; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if Parent is itself in breach of any provision of this Agreement or has failed to perform or comply with, or there is any accuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);
(d) by the Company if Parent has breached or failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (i) two Business Days prior to the Outside Date and (ii) 30 days following receipt by Parent of notice of such breach, failure or inaccuracy from the Company; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the Company is itself in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);
(e) by the Company or Parent if the Closing does not occur on or before July 27, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(e) is not available to the Company, on the one hand, or Parent, on the other hand, if such failure of the Closing to occur proximately caused by to the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to comply with any of its obligations under this Agreement;
(f) by the Company or Parent if, after the final adjournment of the Company Stockholders Meeting at which a vote of the Company stockholders has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;
(g) by Parent prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change in Recommendation;
(h) by the Company prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change in Recommendation;
(i) by the Company prior to the time the Company Stockholder Approval is obtained, if this Agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with Section 6.4; provided that, concurrently with such termination, the Company enters into such definitive agreement; provided, further, that the Company shall have prior to or concurrently with such termination tendered payment to Parent of the Company Termination Fee; or
(j) by the Company, if (i) the closing conditions set forth in Section 7.1 and Section 7.3 (other than those closing conditions that by their nature are to be satisfied at the Closing, but subject to such closing conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable Laws) at the Closing, (ii) Parent shall have failed to consummate the Closing within three Business Days following the date on which the Closing should have occurred pursuant to Section 2.2(a) and (iii) the Company has notified Parent by written notice that it stands ready, willing and able to consummate the Closing at all times during such three-Business Day period; provided, that notwithstanding anything in Section 8.1(e) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(e) during any such three Business Day period.
Section 8.2 Procedure Upon Termination. In the event of valid termination of this Agreement by Parent, the Company, or both pursuant to Section 8.1, written notice thereof shall be given to the Other Party, and this Agreement will terminate, effective immediately upon delivery of such written notice to the Other Party, without further action by Parent or the Company.
Section 8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Company; provided that (a) the agreements and obligations of the Parties set forth in Section 6.7(b), Section 6.8, Section 6.16(e), this Section 8.3, Section 8.4 and Article IX will survive any such termination and are enforceable hereunder; (b) Parent and the Company may have liability as provided in Section 8.4; (c) nothing in this Section 8.3 will relieve the Company of any liability for any Willful Breach of any covenant or agreement contained herein occurring prior to termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity; and (d) the Confidentiality Agreement and the Guarantee will survive any such termination in accordance with their respective terms.
Section 8.4 Fees and Expense Reimbursement.
(a) In the event that (A) prior to the termination of this Agreement, a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise publicly communicated to the Company Board or otherwise generally made known to the stockholders of the Company prior to, and not withdrawn prior to, the date of termination of this Agreement, (B) this Agreement is terminated (1) by the Company or Parent pursuant to Section 8.1(e) (Outside Date) or Section 8.1(f) (Failure to Obtain Company Stockholder Approval) or (2) by Parent pursuant to Section 8.1(c) (Company Breach) and (C) the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal within 12 months after the date this Agreement is terminated, then the Company will pay (or cause to be paid) to Parent the Company Termination Fee upon the earliest date of when such definitive agreement is executed or such Company Acquisition Proposal is consummated. For purposes of this Section 8.4(a), any reference in the definition of Company Acquisition Transaction to “20%” shall be deemed to be to be a reference to “50%”.
(b) In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Company Change in Recommendation), the Company will pay (or cause to be paid) to Parent the Company Termination Fee within two Business Days of termination of this Agreement.
(c) In the event this Agreement is terminated by the Company pursuant to Section 8.1(h) (Company Change in Recommendation) or Section 8.1(i) (Company Superior Proposal), the Company will pay (or cause to be paid) to Parent the Company Termination Fee prior to or concurrently with the termination of this Agreement.
(d) In the event this Agreement is terminated by the Company pursuant to Section 8.1(d) (Parent Breach) or Section 8.1(j) (Parent’s Failure to Close), Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within two Business Days of termination of this Agreement.

(e) In the event this Agreement is terminated by Parent pursuant to Section 8.1(e) (Outside Date) and the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d) (Parent Breach) or Section 8.1(j) (Failure to Close) but for such termination pursuant to Section 8.1(e), Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within two Business Days of termination of this Agreement.
(f) Any payment of the Company Termination Fee or the Parent Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.
(g) Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. Each of the Parties further acknowledges that the payment of the Company Termination Fee by the Company or the Parent Termination Fee by Parent, as applicable, is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. If the Company or Parent, as the case may be, fails to promptly pay the amount due by it pursuant to this Section 8.4, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the Company or Parent, as the case may be, commences a Proceeding that results in judgment for the Party that commenced such Proceeding for such amount, the Other Party shall pay such commencing Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding.
(h) Subject in all respects to the Company’s rights set forth in Section 9.9 and the reimbursement and indemnification obligations of Parent under Section 6.16(e), (i) the Company’s right to (A) terminate this Agreement and (B) receive the Parent Termination Fee (if and only if such fee is payable pursuant to Section 8.4(d) or Section 8.4(e)), together with any amounts payable pursuant to Section 8.4(g), shall be the sole and exclusive remedy (other than as provided in Section 9.9, the Equity Commitment Letter and the Guarantee) of the Company and the Company Subsidiaries against the Parent Related Parties for any breach, loss or damages suffered as a result or arising out of this Agreement, the Guarantee, the Equity Commitment Letter, the Debt Commitment Letter, any other documents and instruments executed by any Parent Related Party pursuant hereto, the Transaction and the other transactions contemplated by the foregoing (in each case other than the Confidentiality Agreement), including the failure of the Transactions to be consummated, and (ii) upon payment of such amount (if and only if such fee is payable pursuant to Section 8.4(d) or Section 8.4(e)), the Parent Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement, the Guarantee, the Equity Commitment Letter, the Debt Commitment Letter, any other documents and instruments executed by any Parent Related Party pursuant hereto, the Transaction or any of the other transactions contemplated by the foregoing (in each case other than the Confidentiality Agreement). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to seek both a grant of specific performance in accordance with Section 9.9 and the payment of the Parent Termination Fee under this Section 8.4.
(i) Subject in all respects to Parent’s rights set forth in Section 9.9, if and only if the Company Termination Fee is payable pursuant to Section 8.4(a), 8.4(b) or 8.4(c), (i) Parent’s right to (A) terminate this Agreement and (B) receive the Company Termination Fee (if and only if such fee is payable pursuant to Section 8.4(a), 8.4(b) or 8.4(c)), together with any amounts payable pursuant to Section 8.4(g), shall be the sole and exclusive remedy (other than as provided in Section 9.9) of the Parent Related Parties against the Company and the Company Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, Representatives or Affiliates (collectively, “Company Related Parties”) for any breach, loss or damages suffered as a result of or arising out of this Agreement any other documents and instruments executed by any Company Related Party pursuant hereto, the Transaction and the other transactions contemplated by the foregoing (in each case other than the Confidentiality Agreement), including the failure of the Transactions to be consummated, and

(ii) upon payment of such amount (if and only if such fee is payable pursuant to Section 8.4(a), 8.4(b) or 8.4(c)), the Company Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement, any other documents and instruments executed by any Company Related Party pursuant hereto, the Transaction or any of the other transactions contemplated by the foregoing (in each case other than the Confidentiality Agreement). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Parent shall be permitted to seek both a grant of specific performance in accordance with Section 9.9 and the payment of the Company Termination Fee under this Section 8.4.
(j) As used herein, (i) “Company Termination Fee” means a cash amount equal to $97,013,974 and (ii) “Parent Termination Fee” means a cash amount equal to $242,534,936.
(k) In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or the Company be entitled to receive more than one payment of the Parent Termination Fee, in each case, in connection with this Agreement.
(l) While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 9.9 and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under this Section 8.4, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.
(m) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendments and Waivers. Subject to Section 9.12, at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval by the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 8.4(h) and Section 8.4(i), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.
Section 9.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a Party as shall be specified by like notice):
(a) If to Parent or Merger Sub, to:
c/o Veritas Capital Fund Management, L.L.C.
9 West 57th Street, 32nd Floor
New York, New York 10019
Attention:	Aneal Krishnan
Email:	akrishnan@veritascapital.com

with a copy (which does not constitute notice) to:

Schulte, Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:	Richard A. Presutti
Email:	richard.presutti@srz.com
(b) If to the Company, to:
14295 Park Meadow Drive
Chantilly, VA 20151
Attention:	James L. Gallagher
Email:	jgallagher@perspecta.com

with a copy (which does not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Scott A. Barshay
Rachael G. Coffey
Cullen L. Sinclair
Email:	sbarshay@paulweiss.com
rcoffey@paulweiss.com
csinclair@paulweiss.com
All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except as provided in Section 9.12 and except that (a) Merger Sub may assign, in each entity’s sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but, in each case, no such assignment shall relieve Merger Sub of any of its obligations hereunder, (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more Affiliates of Parent but, in each case, no such assignment shall relieve Parent of any of its obligations hereunder, and (c) the Company may assign any of its rights (but not delegate any of its obligations) under Section 8.4 to one or more wholly owned Subsidiaries, but no such assignment shall relieve the Company of any of its obligations hereunder. Any purported assignment not permitted under this Section 9.4 shall be null and void.
Section 9.5 Entire Understanding: No Third-Party Beneficiaries. This Agreement, together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and, subject to Section 9.4, their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors except (a) following the Effective Time, (i) as provided in Section 6.11 (which will be to the benefit of the Persons referred to in such

Section), (ii) the rights of holders of Company Common Stock to receive the Merger Consideration and (iii) the rights of holders of Company Stock Options, Company RSUs, Company PSUs and Director RSUs to receive such amounts as provided for in Section 3.2 and (b) as provided in Section 9.12.
Section 9.6 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 9.7 Governing Law; Venue; Waiver of Jury Trial.
(a) Subject to Section 9.12, this Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided, however, that issues involving the consummation and effects of the Merger will be governed by the laws of the State of Nevada to the extent the application of Nevada law is mandatory.
(b) Subject to Section 9.12, the Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
Section 9.8 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Lender Related Party, Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions.
Section 9.9 Specific Performance.
(a) The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(b) Notwithstanding anything to the contrary in Section 9.9(a), the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to cause the Effective Time to occur and to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) the closing conditions set forth in Section 7.1 and Section 7.3 (other than those closing conditions that by their nature are to be satisfied at the Closing, but subject to such closing conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable Laws) at the Closing, (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed that (A) it stands ready, willing and able to consummate the Closing and (B) if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur and (iv) Parent and Merger Sub have failed to consummate the Closing on or prior to the third Business Day following such confirmation from the Company.
Section 9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by the Company in connection with the Merger shall be paid by the Company or the Surviving Corporation, as applicable, when due.
Section 9.11 Survival. The representations, warranties, covenants and agreements contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time, other than the covenants and agreements of the Parties (including the Surviving Corporation) that, by their terms, contemplate performance after the Effective Time, which shall survive the Effective Time in accordance with their respective terms.
Section 9.12 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties hereby:
(a) agree that any suit, action or Proceeding, whether in contract or in tort or otherwise, involving any Lender Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (a “Financing Action”) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and any appellate courts thereof) and irrevocably submit themselves and their respective property with respect to any such Financing Action to the exclusive jurisdiction of such courts, and such Financing Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Law of the State of Delaware)) shall be governed by, and construed in accordance with, the Law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction);
(b) agree not to bring or support any Financing Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party, as the case may be, in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and any appellate courts thereof);
(c) irrevocably waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Action in any such court with respect to any Financing Action against any Lender Related Party;
(d) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY FINANCING ACTION BROUGHT AGAINST THE LENDER RELATED PARTIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;
(e) agree that none of the Lender Related Parties will have any liability to the parties to this Agreement (in each case, other than Parent and its Subsidiaries from and after the Closing under the Debt Commitment Letter to the extent a party thereto) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent, Merger Sub or its Affiliates that is a party to the Debt Commitment Letter (or definitive financing documentation) against the Lender Related Parties under the Debt Commitment Letter or such definitive financing documentation with respect to the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder);
(f) agree that the Lender Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the agreements in Section 8.4(h) and this Section 9.12, and such provisions and the definition of “Lenders” and “Lender Related Party” shall not be amended in any way adverse to the Lender Related Parties without the prior written consent of the Lenders; and
(g) agree that each of Parent and Merger Sub may assign this Agreement (and all rights, interests and obligations hereunder) for collateral security purposes to any Person providing financing thereto pursuant to the terms of such financing (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing) but, in each case, no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.
PERSPECTA INC.

By:	/s/ John M. Curtis
	Name:	John M. Curtis
	Title:	Chairman and CEO

JAGUAR PARENTCO INC.

By:	/s/ Ramzi Musallam
	Name:	Ramzi Musallam
	Title:	President

JAGUAR MERGER SUB INC.

By:	/s/ Ramzi Musallam
	Name:	Ramzi Musallam
	Title:	President
[Signature Page to Agreement and Plan of Merger]

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
January 27, 2021
Board of Directors
Perspecta Inc.
14295 Park Meadow Drive
Chantilly, Virginia 20151
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Jaguar Parentco Inc. (“Parent”), Veritas Capital Fund Management LLC, an affiliate of a significant shareholder of Perspecta Inc. (the “Company”) and an affiliate of Parent (“Veritas”), and their respective affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company of the $29.35 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 27, 2021 (the “Agreement”), by and among the Company, Parent and Jaguar Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Veritas, and any of its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We also have provided certain financial advisory and/or underwriting services to Veritas and its affiliates and/or portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to StandardAero Business Aviation Services LLC, a former portfolio company of Veritas, in connection with its sale in April 2019; as financial advisor to Veritas in connection with the sale of a stake in Veritas in April 2020; and as financial advisor to Gainwell Technologies LLC, a portfolio company of Veritas, in connection with its pending acquisition of HMS Holdings Corporation announced in December 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Veritas and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Veritas and its affiliates from time to time and may have invested in limited partnership units of affiliates of Veritas from time to time and may do so in the future.
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors
Perspecta Inc.
January 27, 2021

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended March 31, 2020; the Company’s Registration Statement on Form 10 dated April 30, 2018; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company as prepared by its management as approved for our use by the Company (the “Forecasts”); and certain analyses prepared by the management of the Company related to the expected utilization by the Company of certain net operating loss carryforwards and other tax attributes of the Company, as approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the government IT services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent, Veritas and their respective affiliates) of Shares, as of the date hereof, of the $29.35 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $29.35 in cash per Share to be paid to the holders (other than Parent, Veritas and their respective affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent, or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors
Perspecta Inc.
January 27, 2021

of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $29.35 in cash per Share to be paid to the holders (other than Parent, Veritas and their respective affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex C
411 West Putnam Avenue Greenwich, CT 06830 (203) 930-3700 MAIN (203) 930-3799 FAX
January 26, 2021
The Board of Directors
Perspecta Inc.
14295 Park Meadow Drive
Chantilly, VA 20151
Ladies and Gentlemen:
We understand that Perspecta Inc. (“Perspecta”), Jaguar Parentco Inc., an affiliate of Veritas Capital Fund Management L.L.C. (“Jaguar”), and a direct wholly owned subsidiary of Jaguar (“Merger Sub”) intend to enter into an Agreement and Plan of Merger to be dated as of January 27, 2021 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Perspecta and Perspecta will become a wholly owned direct subsidiary of Jaguar (the “Merger”). Upon the terms and subject to the conditions and limitations set forth in the Merger Agreement, each share of common stock, par value $0.01 per share, of Perspecta (“Perspecta Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than each share that is issued and held by Perspecta or its subsidiaries and each share that is owned by Jaguar, Merger Sub or any of their respective wholly owned subsidiaries, shall be converted automatically at the Effective Time into the right to receive $29.35 in cash (the “Merger Consideration”), without any interest thereon and subject to any withholding taxes required by applicable law in accordance with the Merger Agreement. Concurrently with the execution of the Merger Agreement, and as consideration for and inducement to Perspecta’s willingness to enter into the Merger Agreement, The Veritas Capital Fund VII, L.P. is entering into a Limited Guarantee (the “Guarantee”) with respect to certain obligations of Jaguar and Merger Sub under the Merger Agreement (the Guarantee, collectively with the Merger Agreement, is referred to herein as the “Transaction Documentation”). You have provided us with a copy of the Transaction Documentation in substantially final form.
You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of the outstanding shares of Perspecta Common Stock, excluding Jaguar, Merger Sub and their respective affiliates.
In the course of performing our reviews and analyses for rendering this opinion, we have:
•	reviewed drafts of the Transaction Documentation in substantially final form;
•
reviewed Perspecta’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 2018, 2019 and 2020, its Quarterly Reports on Form 10-Q for the periods ended July 3, 2020 and October 2, 2020, its preliminary results for the quarter ended January 1, 2021 and its Current Reports on Form 8-K filed since March 31, 2020;

•
reviewed certain operating and financial information relating to Perspecta’s business and prospects, including projections for the six years ending April 3, 2026, all as prepared and provided to us by Perspecta’s management;

•	met with certain members of Perspecta’s management to discuss Perspecta’s business, operations, historical and projected financial results and future prospects;
•	reviewed the historical prices, trading multiples and trading volume of the shares of Perspecta Common Stock;
•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Perspecta;

The Board of Directors
Perspecta Inc.
January 26, 2021

•	reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to Perspecta;
•
performed discounted cash flow analyses based on the projections for Perspecta furnished to us by Perspecta; Perspecta’s cash flows for the period between the January 25, 2021 valuation date and March 31, 2021 were calculated in proportion to Perspecta’s projections for the entire fiscal year; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, including, without limitation, the projections referred to above. With respect to the projections, we have assumed, with the consent of the Board of Directors of Perspecta (the “Board of Directors”), that they were, at the time of their preparation, reasonably prepared and reflect appropriate estimates and judgments of the management of Perspecta based on then available facts and circumstances as to the expected future performance of Perspecta. In performing our discounted cash flow analyses, Perspecta’s management directed us to use the projections described above. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections; we express no view or opinion as to such projections and the assumptions upon which they are based; and we have further relied upon the assurances of the management of Perspecta that they are unaware of any facts that would make the information and projections incomplete or misleading. We have assumed that the near-term and long-term impact of the pending COVID-19 pandemic has been accurately forecasted in such (i) information, including projections (and the assumptions upon which they are based); and (ii) estimates, judgments and assurances of management of Perspecta. Stone Key expresses no opinion as to the impact on this opinion if the actual near-term and/or long-term impact of the pandemic varies from the forecasted amounts. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Perspecta and its advisors with respect to such issues.
In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Perspecta, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Perspecta, and we have considered the results of such solicitation in rendering our opinion. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to our analysis. In addition, we have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any amendments or modifications, the effect of which would be in any way meaningful to our analysis.
We do not express any opinion as to the price or range of prices at which the shares of Perspecta Common Stock may trade subsequent to the announcement of the Merger.
We have acted as a financial advisor to Perspecta in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on consummation of the Merger. A portion of our compensation is payable upon execution and delivery of the Merger Agreement and upon delivery of this letter and will be credited against the fee payable upon consummation of the Merger. In addition, Perspecta has agreed to reimburse us for certain expenses, including fees and disbursements of legal counsel, and to indemnify us against certain liabilities arising out of our engagement.
Stone Key has previously been engaged by Perspecta to provide certain investment banking and other services on matters unrelated to the Merger, for which we have received customary fees. Stone Key may seek to provide Jaguar and its affiliates with certain investment banking and other services unrelated to the Merger in the future.

The Board of Directors
Perspecta Inc.
January 26, 2021

It is understood that this letter is intended for the benefit and use of the senior management and the Board of Directors in connection with their consideration of the Merger. Except as required by applicable law, rule or regulation, this letter and our opinion are not to be reproduced, disseminated, quoted from or referred to by Perspecta at any time, in whole or in part, without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). This letter and our opinion do not constitute a recommendation to the Board of Directors in connection with the Merger, nor do this letter and our opinion constitute a recommendation to any holders of Perspecta Common Stock as to how to vote in connection with the Merger or any other matter. Our opinion does not address Perspecta’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Perspecta, the financing of the Merger or the effects of any other transaction in which Perspecta might engage. Our opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to the holders of the outstanding shares of Perspecta Common Stock, excluding Jaguar, Merger Sub and their respective affiliates. We do not express any view or opinion with respect to (i) the fairness of the compensation to be received in connection with the Merger by holders of any other class of securities, creditors or other constituencies of Perspecta; (ii) the allocation of the aggregate consideration to be paid in connection with the Merger among holders of various classes of securities or other constituencies of Perspecta; (iii) the merits of the Merger to any holder of Perspecta equity relative to any other holder of Perspecta equity; or (iv) the fairness of the Merger, from a financial point of view, to Jaguar, Merger Sub and their respective affiliates. Furthermore, our opinion does not address any other term or aspect of the Transaction Documentation or any term or aspect of any other agreement or instrument contemplated by the Transaction Documentation or entered into or amended in connection with the Merger, or the impact thereof on Perspecta. In addition, we do not express any opinion as to the impact of the Merger or any transaction entered into in connection therewith on the solvency or viability of Perspecta or Jaguar (or its affiliates) or the ability of Perspecta or Jaguar (or its affiliates) to pay their respective obligations, when they become due. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Perspecta’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration. This letter may not be relied upon by Veritas Capital Fund Management L.L.C., Jaguar or Merger Sub or any director, officer or employee of, or investor in, Veritas Capital Fund Management L.L.C. (or its affiliated fund entities), Jaguar or Merger Sub.
Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the outstanding shares of Perspecta Common Stock, excluding Jaguar, Merger Sub and their respective affiliates.
Very truly yours,
STONE KEY PARTNERS LLC
By:	/s/ Michael J. Urfirer
Chairman & Chief Executive
Officer

PERSPECTA INC.
14295 PARK MEADOW DRIVE
CHANTILLY, VIRGINIA 20151

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PRSP2021SM**

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D48726-TBD

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PERSPECTA INC.

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D48727-TBD

PERSPECTA INC.
Special Meeting of Stockholders
May 5, 2021, 10:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) John M. Curtis and James L. Gallagher, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PERSPECTA INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually via the Internet, as described in the accompanying proxy statement, at 10:00 a.m. Eastern Time, on May 5, 2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If a properly executed proxy is returned and no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The holders of the proxies are authorized to vote in accordance with their judgment upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

Continued and to be marked and signed on reverse side